Exhibit 2.1
Execution Version

STOCK PURCHASE AGREEMENT

dated as of

May 21, 2021

by and among

HOUSE & GARDEN HOLDINGS, LLC,

HOUSE & GARDEN, INC.,

HUMBOLDT WHOLESALE, INC.,

ALLIED IMPORTS & LOGISTICS, INC.,

SOUTH COAST HORTICULTURAL SUPPLY, INC.,

THE SELLERS

and

STEVEN MULLER, as Sellers’ Representative

(continued)

(continued)

(continued)

(continued)

(continued)

Table of Exhibits
Exhibit A – Capitalization and Percentage Interests
Exhibit B – Form of Escrow Agreement
Exhibit C – Form of Spousal/Domestic Partner Consent and Acknowledgement

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (as this Agreement may be amended from time to time in accordance with its terms, this “Agreement”), dated as of May 21, 2021 (the “Effective Date”), is entered into by and among House & Garden Holdings, LLC, a Delaware limited liability company (“Buyer”), House & Garden, Inc., a Nevada corporation (“H&G”), Humboldt Wholesale, Inc., a California corporation (“HW”), Allied Imports & Logistics, Inc., a California corporation (“Allied”), South Coast Horticultural Supply, Inc., a California corporation (“SC” and together with H&G, HW and Allied, each a “Company” and collectively, the “Companies”), the stockholders of H&G each of which is set forth on the signature pages attached hereto (each an “H&G Seller” and collectively, the “H&G Sellers”), the shareholders of HW each of which is set forth on the signature pages attached hereto (each an “HW Seller” and collectively, the “HW Sellers”), the shareholders of Allied each of which is set forth on the signature pages attached hereto (each an “Allied Seller” and collectively, the “Allied Sellers”), the shareholders of SC each of which is set forth on the signature pages attached hereto (each an “SC Seller” and collectively, the “SC Sellers”) and Steven Muller, an individual resident of the State of Nevada, as Sellers’ representative (the “Sellers’ Representative”), relating to the purchase and sale of 100% of the issued and outstanding shares of capital stock of each of the Companies. The H&G Sellers, HW Sellers, Allied Sellers and SC Sellers are sometimes individually referred to herein as a “Seller” and collectively as the “Sellers.” Buyer, the Companies, the Sellers and Sellers’ Representative are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
A. (i) The H&G Sellers together are the record and beneficial owners of 100% of the issued and outstanding Equity Securities of H&G (the “H&G Shares”); (ii) the HW Sellers together are the record and beneficial owners of 100% of the issued and outstanding Equity Securities of HW (the “HW Shares”); (iii) the Allied Sellers together are the record and beneficial owners of 100% of the issued and outstanding Equity Securities of Allied (the “Allied Shares”); and (iv) the SC Sellers together are the record and beneficial owners of 100% of the issued and outstanding Equity Securities of SC (the “SC Shares” and, together with the H&G Shares, the HW Shares and the Allied Shares, the “Purchased Shares”).
B.Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, the Purchased Shares, upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENTS
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
Article 1.
DEFINITIONS

Section a.Definitions. In this Agreement, the following words and expressions shall have the following meanings:
“AAPFCO” has the meaning set forth in Section 4.18(c).
“Accounting Expert” has the meaning set forth in Section 2.06(c).
“Accounting Principles” means: (i) with respect to H&G, HW and Allied, determined using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the Audited Financial Statements as of December 31, 2020, as illustrated in the calculation set forth on Section 1.01(a) of the Disclosure Letter, and (ii) with respect to SC, determined in accordance with the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the SC Unaudited Financial Statements as of December 31, 2020, as illustrated in the calculation set forth on Section 1.01(a) of the Disclosure Letter. In the event of a conflict between GAAP and the illustrative calculation set forth on Section 1.01(a) of the Disclosure Letter, the illustrative calculation shall control.
“Adjustment Amount” means, the Allied Adjustment Amount, the H&G Adjustment Amount, the HW Adjustment Amount or the SC Adjustment Amount, as applicable.
“Adjustment Escrow Account” has the meaning set forth in Section 2.05(c)(vii).
“Adjustment Escrow Amount” means: (i) $1,250,000, in the case of H&G; (ii) $1,000,000, in the case of HW; (iii) $200,000, in the case of Allied; and (iv) $190,000, in the case of SC and “Adjustment Escrow Amounts” means the sum of the Adjustment Escrow Amounts for all of the Companies.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings under this Agreement. For the avoidance of doubt, (a) Affiliates of the Sellers will include H&G, HW, Allied and SC prior to Closing, and (b) Affiliates of Buyer will include H&G, HW, Allied and SC after Closing.
“Agreement” has the meaning set forth in the Preamble.
“Allied 2019 Financial Statements” has the meaning set forth in Section 8.06(a).
“Allied Adjustment Amount” means the Allied Closing Purchase Price (as finally determined in accordance with Section 2.06) minus the Allied Estimated Closing Purchase Price, which may be positive or negative.
“Allied Audit Expenses” means Allied’s Pro Rata Company Portion of the Company Audit Expenses.

“Allied Business” means the importing, exporting, and/or selling of plant nutrients and additives for the recreational or commercial gardening industries anywhere in the United States.
“Allied Business Employee” means each employee of Allied (including any employees who are absent from work on leave of absence or otherwise).
“Allied Closing Cash” means the aggregate amount of Cash of Allied as of the Effective Time.
“Allied Closing Indebtedness” means the aggregate amount of Indebtedness of Allied immediately prior to the Closing; provided that, for the avoidance of doubt, Allied Closing Indebtedness shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 12.06.
“Allied Closing Net Working Capital” means Net Working Capital of Allied as of the Effective Time; provided that, for the avoidance of doubt and notwithstanding the Effective Time, Allied Closing Net Working Capital shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 12.06.
“Allied Closing Net Working Capital Adjustment Amount” means an amount, which may be positive (if Allied Closing Net Working Capital exceeds Allied Target Net Working Capital), negative (if Allied Closing Net Working Capital is less than Allied Target Net Working Capital) or zero (if Allied Closing Net Working Capital equals Allied Target Net Working Capital), equal to Allied Closing Net Working Capital minus Allied Target Net Working Capital.
“Allied Closing Purchase Price” means the Allied Purchase Price, plus (a) the Allied Closing Net Working Capital Adjustment Amount, minus (b) Allied Closing Indebtedness, plus (c) Allied Closing Cash, minus (d) Allied Transaction Expenses, plus (e) Allied Audit Expenses, each as finally determined pursuant to Section 2.06.
“Allied Employee Benefit Plan” means any Employee Benefit Plan that Allied maintains, sponsors, contributes to or has any Liability under or with respect to, or which any Controlled Group member of Allied maintains, sponsors, contributes to or has any Liability under or with respect to and under which Allied could have any Liability (including as a member of a Controlled Group).
“Allied Employee List” has the meaning set forth in Section 8.16(d).
“Allied Estimated Audit Expenses” has the meaning set forth in Section 2.04(c)(v).
“Allied Estimated Closing Cash” has the meaning set forth in Section 2.04(c)(iii).
“Allied Estimated Closing Indebtedness” has the meaning set forth in Section 2.04(c)(ii).
“Allied Estimated Closing Net Working Capital” has the meaning set forth in Section 2.04(c)(i).

“Allied Estimated Closing Purchase Price” means, without duplication, the Allied Purchase Price, plus (a) the Allied Estimated Net Working Capital Adjustment Amount, minus (b) the Allied Estimated Closing Indebtedness, plus (c) the Allied Estimated Closing Cash, minus (d) the Allied Estimated Transaction Expenses, plus (e) the Allied Estimated Audit Expenses.
“Allied Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive (if Allied Estimated Closing Net Working Capital exceeds Allied Target Net Working Capital), negative (if Allied Estimated Closing Net Working Capital is less than Allied Target Net Working Capital) or zero (if Allied Estimated Closing Net Working Capital equals Allied Target Net Working Capital), equal to Allied Estimated Closing Net Working Capital minus Allied Target Net Working Capital.
“Allied Estimated Transaction Expenses” has the meaning set forth in Section 2.04(c)(iv).
“Allied Final Closing Statement” has the meaning set forth in Section 2.06(a)(iii).
“Allied Financial Statements” has the meaning set forth in Section 8.06(a).
“Allied Governmental Consents” has the meaning set forth in Section 8.03.
“Allied Insurance Policies” has the meaning set forth in Section 8.23(a).
“Allied Intellectual Property Rights” means all Intellectual Property Rights owned by Allied.
“Allied Internal Controls” has the meaning set forth in Section 8.06(b).
“Allied Leased Real Property” has the meaning set forth in Section 8.14(a).
“Allied Material Contracts” has the meaning set forth in Section 8.09(a).
“Allied Material Customer” means any of the five (5) largest customers of Allied measured by the dollar amount of revenue generated by Allied in respect of such customer (a) for the twelve-month period ended on December 31, 2020, and (b) for the four-month period ended April 30, 2021.
“Allied Material Supplier” means any of the three (3) largest suppliers of Allied measured by the dollar amount of expenditures by Allied in respect of such supplier (a) for the twelve-month period ended on December 31, 2020, and (b) for the four-month period ended April 30, 2021.
“Allied Permits” has the meaning set forth in Section 8.11(b).
“Allied Preliminary Closing Statement” has the meaning set forth in Section 2.04(c).
“Allied Privacy Commitments” has the meaning set forth in Section 8.22(a).

“Allied Products” means those products manufactured by or sold by or on behalf of Allied.
“Allied Purchase Price” has the meaning set forth in Section 2.02(c).
“Allied Security Breach” has the meaning set forth in Section 8.22(b).
“Allied Seller” has the meaning set forth in the Preamble.
“Allied Seller Governmental Consents” has the meaning set forth in Section 7.02.
“Allied Target Net Working Capital” means the amount set forth on Section 1.01(b) of the Disclosure Letter.
“Allied Transaction Expenses” means (a) all unpaid fees and expenses incurred by any Allied Seller or Allied relating to or in connection with the Transactions, including legal, accounting, consulting, investment banking, brokers’ and finders’ and other similar fees, costs and expenses (but excluding Audit Expenses), (b) all amounts payable by Allied to the extent resulting from the consummation of the Transactions, regardless of whether such amounts are due upon or after Closing, including any “change of control,” retention payment, transaction bonus, termination payment, compensation, severance or other similar arrangements or any other accelerations of or increases in rights or benefits, and all Taxes that are payable by Allied as a result of the payment of any such obligations, (c) Allied’s Pro Rata Company Portion of fifty percent (50%) of the aggregate costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Buyer’s insurance broker, Taxes related to such policy and other fees and expenses of such policy, (d) ten percent (10%) of the aggregate costs and expenses related to the Tax Indemnity Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Buyer’s insurance broker, Taxes related to such policy and other fees and expenses of such policy, (e) all unpaid amounts incurred by Allied prior to the Closing to obtain any third party consents, waivers or approvals, and (f) Allied’s Pro Rata Company Portion of fifty percent (50%) of the fees of the Escrow Agent.
“Alternative Transaction” has the meaning set forth in Section 12.15.
“AML Laws” has the meaning set forth in Section 4.11(d).
“Anti-Corruption Laws” has the meaning set forth in Section 4.11(c).
“Audit Expenses” means the auditing and accounting expenses (including those related to any financial consolidation work) required to complete the Audited Financial Statements, which are incurred by any of Allied, H&G or HW.
“Business” and “Businesses” means, collectively, the H&G Business, the HW Business, the Allied Business and SC Business.

“Business Day” means any day, other than a Saturday or Sunday or other day on which commercial banks in San Francisco, California are authorized or required by Law to close.
“Business Employee” and “Business Employees” means the employees of any Company (including any employees who are absent from work on leave of absence or otherwise).
“Business Intellectual Property Rights” means, collectively, the H&G Intellectual Property Rights, the HW Intellectual Property Rights, the Allied Intellectual Property Rights and the SC Intellectual Property Rights, and all other Intellectual Property Rights used or held for use in the Business.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Cap” has the meaning set forth in Section 15.03(a).
“Buyer Closing Certificate” has the meaning set forth in Section 14.01(c)(iii).
“Buyer Cure Period” has the meaning set forth in Section 16.01(a)(v).
“Buyer Fundamental Warranties” has the meaning set forth in Section 15.01.
“Buyer Indemnified Parties” has the meaning set forth in Section 15.02(a).
“Buyer Plans” has the meaning set forth in Section 12.09.
“Buyer Released Parties” has the meaning set forth in Section 15.08.
“Cap” has the meaning set forth in Section 15.03(a).
“CARES Act” has the meaning set forth in Section 4.19(ee).
“Cash” means, with respect to any Person as of any time, (a) the cash or cash equivalents (including marketable securities and short-term investments) of such Person at such time, and shall include checks, ACH transactions and other wire transfers and drafts deposited for the account of such Person at such time so long as such item results in receipt of cash by such Person, plus (b) received but undeposited and deposited but uncleared checks and drafts, in each case, for the account of such Person as of such time so long as such item is deposited and clears and is not included as a receivable in Net Working Capital, less (c) issued but uncleared checks and drafts and overdrafts written or issued by such Person as of such time, less (d) Cash restricted from use or used as collateral for, or otherwise to provide credit support for, any Liabilities of such Person under any letter of credit or other Contract.
“Closing” has the meaning set forth in Section 2.03.
“Closing Certificate” or “Closing Certificates” has the meaning set forth in Section 14.01(b)(iv).

“Closing Date” means the date of the Closing.
“Closing Net Working Capital” means the Allied Closing Net Working Capital, the H&G Closing Net Working Capital, the HW Closing Net Working Capital or the SC Closing Net Working Capital, as applicable.
“Code” means the Internal Revenue Code of 1986.
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable efforts to accomplish such objective as such Party would normally use to accomplish a similar objective. “Commercially Reasonable Efforts” will not require a Party to (a) expend any funds or assume Liabilities other than expenditures and Liabilities that are reasonable in nature and amount in the context of the Transactions, (b) violate any Law, or (c) initiate any Legal Proceeding.
“Company” and “Companies” has the meaning set forth in the Preamble
“Company Audit Expenses” means the aggregate amount of Audit Expenses that have been paid by any of Allied, H&G or HW before the Closing, provided that such Companies shall not be obligated to pay an aggregate amount of Audit Expenses in excess of $162,500.
“Competing Business” means the H&G Business, the HW Business, the Allied Business, the SC Business or any other business which is competitive with any portion of any of the Businesses.
“Confidential Information” has the meaning set forth in Section 12.11(a).
“Contract” means any contract, subcontract, agreement, agreement in principle, license, sublicense, lease, sublease, instrument, indenture, deed of trust, mortgage, bond, promissory note, arrangement, plan, understanding or other legally binding commitment or undertaking, whether written or oral.
“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with a Company or (b) which together with a Company is treated as a single employer under Section 414(t) of the Code.
“Damages” means any and all damages, losses, deficiencies, settlements, royalties, penalties, interest, fines, fees, Taxes, awards, judgments, Liabilities, costs and expenses (including reasonable attorneys’ fees, costs and other expenses incurred in investigating, preparing, defending or settling the foregoing).
“DDJP” has the meaning set forth in Section 17.15.
“Deductible” has the meaning set forth in Section 15.03(a).
“Deficit Amount” has the meaning set forth in Section 2.06(d).

“Determination Date” has the meaning set forth in Section 2.06(c).
“Disclosure Letter” means the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.
“Dispute Notice” has the meaning set forth in Section 2.06(c).
“Disputed Items” has the meaning set forth in Section 2.06(c).
“Effective Date” has the meaning set forth in the Preamble.
“Effective Time” means 12:01 a.m. San Francisco, California time on the Closing Date.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, any “nonqualified deferred compensation plan” as defined in Section 409A of the Code, or any severance arrangement, bonus, commission, incentive, stock option, retirement, pension, profit sharing, deferred compensation, retention agreement, retention plan, benefits continuation, salary continuation, tuition reimbursement, dependent care assistance, legal assistance, fringe benefit (cash or non-cash), vacation, holiday, sick leave, death benefit, unemployment, cafeteria, health, medical, dental, vision, hearing, disability, or other compensatory or health or welfare benefit Contract which: (a) any Company maintains, sponsors, contributes to or has any Liability under or with respect to, or (b) which any Controlled Group member maintains, sponsors, contributes to or has any Liability under or with respect to and under which any Company could have any Liability (including as a member of a Controlled Group).
“End Date” has the meaning set forth in Section 16.01(a)(ii).
“Enforceability Exception” has the meaning set forth in Section 3.01(b).
“Environmental Laws” means any and all Laws relating to pollution or protection of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), human health and safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, reporting, risk management, community right to know, distribution, labeling, warning, testing, processing, discharge, release, control, or cleanup of any Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (32 U.S.C. §§ 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Federal Insecticide, Fungicide & Rodenticide Act (7 U.S.C. §§ 136 et seq.), the California Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), and all comparable state and local Laws.

“Environmental Permits” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or approval issued by Governmental Authority or other action required under or issued, granted, given, authorized by or made pursuant to any Environmental Laws.
“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation rights, any other interest or participation that confers the right to receive a share of the profits and/or losses of, or distribution of assets and all other ownership or profit interests of such Person (including partnership or membership interests therein), (b) subscriptions, calls, warrants, options or commitments of any kind or character entitling any Person to acquire, any interest referred to in item (a), and (c) securities convertible into or exercisable or exchangeable for any interest referred to in item (a) or item (b), in each case whether voting or nonvoting.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Agent” means JP Morgan Chase Escrow Services.
“Escrow Agreement” has the meaning set forth in Section 2.05(b)(i).
“Final Closing Statements” means, collectively, the H&G Final Closing Statement, the HW Final Closing Statement, the Allied Final Closing Statement and the SC Final Closing Statement.
“Fraud” means actual fraud with respect to the making of the representations and warranties set forth in Article 3, Article 4, Article 5, Article 6, Article 7, Article 8, Article 9, Article 10 or Article 11 committed by a Party making such representation and warranty.
“Fundamental Warranties” has the meaning set forth in Section 15.01.
“GAAP” means generally accepted accounting principles in the United States applied consistently.
“Governmental Authority” means any transnational, national or foreign federal, state, municipal or local government (including any subdivision, court, administrative agency, regulatory body or commission or other authority thereof), or any quasi-governmental or private body exercising any regulatory, enforcement or other governmental or quasi-governmental authority, including any Taxing Authority.
“Hazardous Substances” means any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, including petroleum or natural gas hydrocarbons or any liquid or fraction thereof, volatile organic compounds and semi-volatile organic compounds, ammonia nitrate, anhydrous ammonia, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, as such terms are defined in, or identified pursuant to, any Environmental Laws.
“H&G 2019 Financial Statements” has the meaning set forth in Section 4.06(a).

“H&G Adjustment Amount” means the H&G Closing Purchase Price (as finally determined in accordance with Section 2.06) minus the H&G Estimated Closing Purchase Price, which may be positive or negative.
“H&G Audit Expenses” means H&G’s Pro Rata Company Portion of the Company Audit Expenses.
“H&G Business” means the production of plant nutrients and additives for the recreational or commercial gardening industries anywhere in the world.
“H&G Business Employee” means each employee of H&G (including any employees who are absent from work on leave of absence or otherwise).
“H&G Closing Cash” means the aggregate amount of Cash of H&G as of the Effective Time.
“H&G Closing Indebtedness” means the aggregate amount of Indebtedness of H&G immediately prior to the Closing; provided that, for the avoidance of doubt, H&G Closing Indebtedness shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 12.06.
“H&G Closing Net Working Capital” means Net Working Capital of H&G as of the Effective Time; provided that, for the avoidance of doubt and notwithstanding the Effective Time, H&G Closing Net Working Capital shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 12.06.
“H&G Closing Net Working Capital Adjustment Amount” means an amount, which may be positive (if H&G Closing Net Working Capital exceeds H&G Target Net Working Capital), negative (if H&G Closing Net Working Capital is less than H&G Target Net Working Capital) or zero (if H&G Closing Net Working Capital equals H&G Target Net Working Capital), equal to H&G Closing Net Working Capital minus H&G Target Net Working Capital.
“H&G Closing Purchase Price” means the H&G Purchase Price, plus (a) the H&G Closing Net Working Capital Adjustment Amount, minus (b) H&G Closing Indebtedness, plus (c) H&G Closing Cash, minus (d) H&G Transaction Expenses, plus (e) H&G Audit Expenses, plus (f) the H&G Reimbursable Expenses, each as finally determined pursuant to Section 2.06.
“H&G Employee Benefit Plan” means any Employee Benefit Plan that H&G maintains, sponsors, contributes to or has any Liability under or with respect to, or which any Controlled Group member of H&G maintains, sponsors, contributes to or has any Liability under or with respect to and under which H&G could have any Liability (including as a member of a Controlled Group).
“H&G Employee List” has the meaning set forth in Section 4.16(d).
“H&G Estimated Audit Expenses” has the meaning set forth in Section 2.04(a)(v).

“H&G Estimated Closing Cash” has the meaning set forth in Section 2.04(a)(iii).
“H&G Estimated Closing Indebtedness” has the meaning set forth in Section 2.04(a)(ii).
“H&G Estimated Closing Net Working Capital” has the meaning set forth in Section 2.04(a)(i).
“H&G Estimated Closing Purchase Price” means, without duplication, the H&G Purchase Price, plus (a) the H&G Estimated Net Working Capital Adjustment Amount, minus (b) the H&G Estimated Closing Indebtedness, plus (c) the H&G Estimated Closing Cash, minus (d) the H&G Estimated Transaction Expenses, plus (e) the H&G Estimated Audit Expenses, plus (f) the H&G Reimbursable Expenses.
“H&G Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive (if H&G Estimated Closing Net Working Capital exceeds H&G Target Net Working Capital), negative (if H&G Estimated Closing Net Working Capital is less than H&G Target Net Working Capital) or zero (if H&G Estimated Closing Net Working Capital equals H&G Target Net Working Capital), equal to H&G Estimated Closing Net Working Capital minus H&G Target Net Working Capital.
“H&G Estimated Transaction Expenses” has the meaning set forth in Section 2.04(a)(iv).
“H&G Final Closing Statement” has the meaning set forth in Section 2.06(a)(i).
“H&G Financial Statements” has the meaning set forth in Section 4.06(a).
“H&G Governmental Consents” has the meaning set forth in Section 4.03.
“H&G Insurance Policies” has the meaning set forth in Section 4.23(a).
“H&G Intellectual Property Rights” means all Intellectual Property Rights owned by H&G.
“H&G Internal Controls” has the meaning set forth in Section 4.06(b).
“H&G Leased Real Property” has the meaning set forth in Section 4.14(a).
“H&G Material Contracts” has the meaning set forth in Section 4.09(a).
“H&G Material Customer” means any of the ten (10) largest customers of H&G measured by the dollar amount of revenue generated by H&G in respect of such customer (a) for the twelve-month period ended on December 31, 2020, and (b) for the four-month period ended April 30, 2021.

“H&G Material Supplier” means any of the five (5) largest suppliers of H&G measured by the dollar amount of expenditures by H&G in respect of such supplier (a) for the twelve-month period ended on December 31, 2020, and (b) for the four-month period ended April 30, 2021.
“H&G Permits” has the meaning set forth in Section 4.11(b).
“H&G Preliminary Closing Statement” has the meaning set forth in Section 2.04(a).
“H&G Privacy Commitments” has the meaning set forth in Section 4.22(a).
“H&G Products” means those products manufactured by or sold by or on behalf of H&G.
“H&G Purchase Price” has the meaning set forth in Section 2.02(a).
“H&G Reimbursable Expenses” means an amount equal to $5,000 for expenses that have been paid by H&G before the Closing for a Quality of Earnings report prepared by Crowe LLP.
“H&G Security Breach” has the meaning set forth in Section 4.22(b).
“H&G Seller” has the meaning set forth in the Preamble.
“H&G Seller Governmental Consents” has the meaning set forth in Section 3.02.
“H&G Target Net Working Capital” means the amount set forth on Section 1.01(b) of the Disclosure Letter.
“H&G Transaction Expenses” means (a) all unpaid fees and expenses incurred by any H&G Seller or H&G relating to or in connection with the Transactions, including legal, accounting, consulting, investment banking, brokers’ and finders’ and other similar fees, costs and expenses (but excluding Audit Expenses), (b) all amounts payable by H&G to the extent resulting from the consummation of the Transactions, regardless of whether such amounts are due upon or after Closing, including any “change of control,” retention payment, transaction bonus, termination payment, compensation, severance or other similar arrangements or any other accelerations of or increases in rights or benefits, and all Taxes that are payable by H&G as a result of the payment of any such obligation, (c) H&G’s Pro Rata Company Portion of fifty percent (50%) of the aggregate costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Buyer’s insurance broker, Taxes related to such policy and other fees and expenses of such policy, (d) thirty percent (30%) of the aggregate costs and expenses related to the Tax Indemnity Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Buyer’s insurance broker, Taxes related to such policy and other fees and expenses of such policy, (e) all unpaid amounts incurred by H&G prior to the Closing to obtain any third party consents, waivers or approvals, and (f) H&G’s Pro Rata Company Portion of fifty percent (50%) of the fees of the Escrow Agent.

“Historical Allied Insurance Policies” has the meaning set forth in Section 8.23(a).
“Historical H&G Insurance Policies” has the meaning set forth in Section 4.23(a).
“Historical HW Insurance Policies” has the meaning set forth in Section 6.23(a).
“Historical SC Insurance Policies” has the meaning set forth in Section 10.23(a).
“HW 2019 Financial Statements” has the meaning set forth in Section 6.06(a).
“HW Adjustment Amount” means the HW Closing Purchase Price (as finally determined in accordance with Section 2.06) minus the HW Estimated Closing Purchase Price, which may be positive or negative.
“HW Audit Expenses” means HW’s Pro Rata Company Portion of the Company Audit Expenses.
“HW Business” means the distribution of plant nutrients and gardening products for the recreational or commercial gardening industries anywhere in the United States.
“HW Business Employee” means each employee of HW (including any employees who are absent from work on leave of absence or otherwise).
“HW Closing Cash” means the aggregate amount of Cash of HW as of the Effective Time.
“HW Closing Indebtedness” means the aggregate amount of Indebtedness of HW immediately prior to the Closing; provided that, for the avoidance of doubt, HW Closing Indebtedness shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 12.06.
“HW Closing Net Working Capital” means Net Working Capital of HW as of the Effective Time; provided that, for the avoidance of doubt and notwithstanding the Effective Time, HW Closing Net Working Capital shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 12.06.
“HW Closing Net Working Capital Adjustment Amount” means an amount, which may be positive (if HW Closing Net Working Capital exceeds HW Target Net Working Capital), negative (if HW Closing Net Working Capital is less than HW Target Net Working Capital) or zero (if HW Closing Net Working Capital equals HW Target Net Working Capital), equal to HW Closing Net Working Capital minus HW Target Net Working Capital.
“HW Closing Purchase Price” means the HW Purchase Price, plus (a) the HW Closing Net Working Capital Adjustment Amount, minus (b) HW Closing Indebtedness, plus (c) HW Closing Cash, minus (d) HW Transaction Expenses, plus (e) HW Audit Expenses, each as finally determined pursuant to Section 2.06.

“HW Employee Benefit Plan” means any Employee Benefit Plan that HW maintains, sponsors, contributes to or has any Liability under or with respect to, or which any Controlled Group member of HW maintains, sponsors, contributes to or has any Liability under or with respect to and under which HW could have any Liability (including as a member of a Controlled Group).
“HW Employee List” has the meaning set forth in Section 6.16(d).
“HW Estimated Audit Expenses” has the meaning set forth in Section 2.04(b)(v).
“HW Estimated Closing Cash” has the meaning set forth in Section 2.04(b)(iii).
“HW Estimated Closing Indebtedness” has the meaning set forth in Section 2.04(b)(ii).
“HW Estimated Closing Net Working Capital” has the meaning set forth in Section 2.04(b)(i).
“HW Estimated Closing Purchase Price” means, without duplication, the HW Purchase Price, plus (a) the HW Estimated Net Working Capital Adjustment Amount, minus (b) the HW Estimated Closing Indebtedness, plus (c) the HW Estimated Closing Cash, minus (d) the HW Estimated Transaction Expenses, plus (e) the HW Estimated Audit Expenses.
“HW Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive (if HW Estimated Closing Net Working Capital exceeds HW Target Net Working Capital), negative (if HW Estimated Closing Net Working Capital is less than HW Target Net Working Capital) or zero (if HW Estimated Closing Net Working Capital equals HW Target Net Working Capital), equal to HW Estimated Closing Net Working Capital minus HW Target Net Working Capital.
“HW Estimated Transaction Expenses” has the meaning set forth in Section 2.04(b)(iv).
“HW Final Closing Statement” has the meaning set forth in Section 2.06(a)(ii).
“HW Financial Statements” has the meaning set forth in Section 6.06(a).
“HW Governmental Consents” has the meaning set forth in Section 6.03.
“HW Insurance Policies” has the meaning set forth in Section 6.23(a).
“HW Intellectual Property Rights” means all Intellectual Property Rights owned by HW.
“HW Internal Controls” has the meaning set forth in Section 6.06(b).
“HW Leased Real Property” has the meaning set forth in Section 6.14(a).

“HW Material Contracts” has the meaning set forth in Section 6.09(a).
“HW Material Customer” means any of the ten (10) largest customers of HW measured by the dollar amount of revenue generated by HW in respect of such customer (a) for the twelve-month period ended on December 31, 2020, and (b) for the four-month period ended April 30, 2021.
“HW Material Supplier” means any of the five (5) largest suppliers of HW measured by the dollar amount of expenditures by HW in respect of such supplier (a) for the twelve-month period ended on December 31, 2020, and (b) for the four-month period ended April 30, 2021.
“HW Permits” has the meaning set forth in Section 6.11(b).
“HW Preliminary Closing Statement” has the meaning set forth in Section 2.04(b).
“HW Privacy Commitments” has the meaning set forth in Section 6.22(a).
“HW Products” means those products manufactured by or sold by or on behalf of HW.
“HW Purchase Price” has the meaning set forth in Section 2.02(b).
“HW Security Breach” has the meaning set forth in Section 6.22(b).
“HW Seller” has the meaning set forth in the Preamble.
“HW Seller Governmental Consents” has the meaning set forth in Section 5.02.
“HW Target Net Working Capital” means the amount set forth on Section 1.01(b) of the Disclosure Letter.
“HW Transaction Expenses” means (a) all unpaid fees and expenses incurred by any HW Seller or HW relating to or in connection with the Transactions, including legal, accounting, consulting, investment banking, brokers’ and finders’ and other similar fees, costs and expenses (but excluding Audit Expenses), (b) all amounts payable by HW to the extent resulting from the consummation of the Transactions, regardless of whether such amounts are due upon or after Closing, including any “change of control,” retention payment, transaction bonus, termination payment, compensation, severance or other similar arrangements or any other accelerations of or increases in rights or benefits, and all Taxes that are payable by HW as a result of the payment of any such obligation, (c) HW’s Pro Rata Company Portion of fifty percent (50%) of the aggregate costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Buyer’s insurance broker, Taxes related to such policy and other fees and expenses of such policy, (d) ten percent (10%) of the aggregate costs and expenses related to the Tax Indemnity Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Buyer’s insurance broker, Taxes related to such policy and other fees and expenses of such policy, (e) all unpaid amounts incurred by HW prior to the Closing to obtain any third party consents, waivers or approvals, and (f) HW’s Pro Rata Company Portion of fifty percent (50%) of the fees of the Escrow Agent.

“Income Tax Return” means a Tax Return with respect to a Tax imposed on net income, or any state or local Tax Return with respect to a Tax imposed in lieu of Tax on net income that is based on net or gross income.
“Increase Amount” has the meaning set forth in Section 2.06(d).
“Indebtedness” means all payment obligations (including in respect of principal, interest, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed and payments or premiums attributable to, or which arise as a result of, the Transactions or the payment of such obligation) of a Company, without duplication, in respect of (a) borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) deferred purchase price of property, goods or services, including earn-outs, contingent payments, payments under non-compete agreements and seller notes, with respect to which such Company is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business consistent with past practice), (d) reimbursement obligations of such Person relating to drawn letters of credit, bankers’ acceptances, surety or other bonds or similar instruments, (e) obligations created or arising under any capital lease or conditional sale, contingent or otherwise, each of which is set forth on Section 1.01(c) of the Disclosure Letter, (f) obligations with respect to interest rate, currency or exchange obligations, swaps, hedges or similar arrangements, (g) obligations secured by a lien on the assets of such Company, and (h) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (a) through (g) to the extent guaranteed by such Company.
“Indemnified Party” has the meaning set forth in Section 15.03.
“Indemnifying Party” has the meaning set forth in Section 15.03.
“Indemnity Escrow Account” has the meaning set forth in Section 2.05(c)(viii).
“Indemnity Escrow Amount” means $625,000.
“Intellectual Property Rights” means all worldwide right, title and interest in and to all proprietary rights of every kind and nature pertaining to or deriving from any of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (a) foreign and domestic patents and patent applications (including reissuances, divisions, renewals, provisional applications, continuations, continuations in part, revisions, extensions, substitutions and reexaminations), and all inventions (whether patentable or not), invention disclosures, and improvements thereof (collectively, “Patents”); (b) trademarks, service marks, trade names, trade dress, logos, slogans and all other devices used to identify any product, service, business or company, whether registered or unregistered or at common law, including all foreign and domestic applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, “Marks”); (c) Internet domain names, and other Internet addresses, and user names, accounts, including social networking and social media accounts, pages, and online identities (and all goodwill associated with any of the foregoing, if any) (collectively, “Domain Names”); (d) copyrights, original works, and all databases and data collections, whether registered or unregistered, and including all applications, registrations and renewals of any such thing, and all moral rights and neighboring rights associated therewith (“Copyrights”); (e) know-how, trade secrets, source code, object code, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, manufacturing processes, customer and market lists, technical data, specifications, research and development information, technology and product roadmaps, proprietary data, databases and database rights (including sui generis rights), including Personal Information, technical data and other proprietary data and other proprietary or confidential information; (f) all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or other readable code (collectively, “Software”); (g) rights of publicity and rights of privacy; (h) trade dress including the look and feel, decor, physical appearance or layout of any product or labeling, and all goodwill associated with the foregoing; and (i) all income, royalties, damages and payments due or payable as of the Closing Date or thereafter with respect to the foregoing (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for future infringements or misappropriations thereof and any and all corresponding rights that now or hereafter may be secured throughout the world, and all copies and tangible embodiments thereof.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means the actual knowledge of a particular individual and the knowledge of such individual that would have been obtained after making a reasonable investigation. “Knowledge of H&G” means the Knowledge of Steven Muller, Malorie McCurdy or Eric Weems. “Knowledge of HW” means the Knowledge of Steven Muller, Malorie McCurdy or Eric Weems. “Knowledge of Allied” means the Knowledge of Steven Muller or Jeff Cambra. “Knowledge of SC” means the Knowledge of Steven Muller or Marc Havran. “Knowledge of Buyer” means the Knowledge of John Lindeman or Eric Ceresnie.
“Latest Allied Balance Sheet” has the meaning set forth in Section 8.06(a).
“Latest H&G Balance Sheet” has the meaning set forth in Section 4.06(a).
“Latest HW Balance Sheet” has the meaning set forth in Section 6.06(a).
“Latest SC Balance Sheet” has the meaning set forth in Section 10.06(a).
“Law” or “Laws” means any law, statute, code, ordinance, rule, regulation, treaty, constitution, judgment, decree, legal requirement, directive, convention, common law or Order of any Governmental Authority or any similar provision having the force or effect of law.
“Leased Real Property” means, collectively, the H&G Leased Real Property, the HW Leased Real Property, the Allied Leased Real Property and the SC Leased Real Property.

“Legal Proceeding” means any judicial, administrative, arbitral or Tax action, suit, claim, demand, hearing, audit, examination, contest, investigation or proceeding (public or private) by or before a Governmental Authority or arbitrator.
“Liability” means any debt, liability, commitment, loss, cost, damage, deficiency, royalty, penalty, Tax, expense, interest, fine, settlement, award or judgment, or obligation of any kind, character or nature whatsoever, whether known or unknown, asserted or unasserted, choate or inchoate, secured or unsecured, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, charge, pledge, lien, assignment, hypothecation, security interest, encumbrance, easement, encroachment, title retention, right of first refusal, right of first offer or any other security agreement or arrangement of any kind or nature whatsoever in respect of such property or asset.
“Litigation Conditions” has the meaning set forth in Section 15.04(b).
“Lookback Date” means January 1, 2017.
“Material Adverse Effect” means any event, condition, fact, circumstance, effect, occurrence or change which, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the financial condition, business, assets, Liabilities, results of operations or prospects of the applicable Company, (b) the Purchased Shares, or (c) the ability of any Seller to perform any of its obligations under this Agreement or any other Transaction Agreement; provided, however, that none of the following will be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur with respect to item (a): (i) changes in GAAP or changes in accounting requirements applicable to any industry in which the Company operates, (ii) changes in the financial, securities or credit markets or in general economic or political conditions in any jurisdiction in which the Companies operate, (iii) acts of war (including any escalation thereof), sabotage or terrorism or natural disasters (including hurricanes, tornadoes, floods, earthquakes, fires and weather-related events), (iv) any Law issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other similar restrictions that result from COVID-19, (v) the public announcement or pendency of the Transactions, (vi) any failure to meet any internal or external projections, forecasts or predictions in respect of financial performance (provided that the underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vii) any action taken at the written request of Buyer, or (viii) any action taken by a Seller or a Company that is required pursuant to this Agreement; provided, however, if a matter described in clauses (i) through (iv) has had a disproportionate effect on the business, financial condition or results of operations of a Company compared to other Persons engaged in the same industry, then the impact of such matter on such Company shall be taken into account for purposes of determining whether any event, condition, fact, circumstance, effect, occurrence or change is or could reasonably be expected to be materially adverse.

“Most Recent Allied Financial Statements” has the meaning set forth in Section 8.06(a).
“Most Recent H&G Financial Statements” has the meaning set forth in Section 4.06(a).
“Most Recent HW Financial Statements” has the meaning set forth in Section 6.06(a).
“Most Recent SC Financial Statements” has the meaning set forth in Section 10.06(a).
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.
“NDA” means the Second Amended and Restated Private and Confidential Confidentiality and Non-Disclosure Agreement between H&G, HW, Allied, SC and Hydrofarm, LLC, a California limited liability company, dated as of April 23, 2021.
“Net Working Capital” means, as of any date, with respect to a particular Company (a) the aggregate amount of the current assets of such Company (other than Cash) as of such date minus (b) the aggregate amount of the current Liabilities of such Company (other than Indebtedness and Transaction Expenses) as of such date, in each case, to the extent specifically listed, and strictly limited to the line items on the applicable illustrative calculations of Net Working Capital for each Company set forth in Section 1.01(a) of the Disclosure Letter and calculated in accordance with the Accounting Principles.
“Order” means any order, injunction, judgment, decree, ruling, stipulation, determination, mandate, directive, award, writ, assessment or arbitration award of a Governmental Authority, an arbitrator or a mediator, whether civil, criminal or administrative and whether formal or informal.
“Organizational Documents” means with respect to a corporation, the certificate or articles of incorporation and bylaws, with respect to a limited liability company, the certificate of formation or organization and the limited liability company or operating agreement, or with respect to any other Person, any charter or similar document adopted or filed in connection with the creation, formation or organization of such Person, each as amended and in effect as of the date of this Agreement.
“Party” and “Parties” have the meanings set forth in the Preamble.
“Percentage Interest” means, with respect to each Company, the percentage interest of each Seller with respect to such Company set forth opposite such Seller’s name on Exhibit A attached hereto.
“Permit” or “Permits” means, collectively, the H&G Permits, the HW Permits, the Allied Permits and the SC Permits.

“Permitted Liens” means (a) mechanics’, materialmen’s and similar Liens arising or incurred in the ordinary course of business consistent with past practice with respect to any amounts not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside for the payment thereof, (b) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside for the payment thereof, (c) Liens securing rental payments under capital lease agreements, and (d) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar Laws.
“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a Governmental Authority.
“Personal Information” means any information identified or identifiable of a natural person (which such information is similarly protected as Personal Information under Law); an identifiable person may be one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier, or to one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.
“Pre-Closing Period” means the period commencing on the Effective Date and ending at the Closing or such earlier date as this Agreement may be terminated in accordance with Article 16.
“Pre-Closing Tax Return” has the meaning set forth in Section 13.01(b).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.
“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information.
“Product Authorities” has the meaning set forth in Section 4.12(a).
“Product Laws” has the meaning set forth in Section 4.12(a).
“Pro Rata Company Portion” means (i) in the case of H&G, 52.8%, (ii) in the case of HW, 17.6%, (iii) in the case of Allied, 17.6%, and (iv) in the case of SC, 12.0%.
“Purchase Price” means, in the aggregate, the H&G Purchase Price, the HW Purchase Price, the Allied Purchase Price and the SC Purchase Price.

“Purchased Shares” has the meaning set forth in the Recitals.
“R&W Insurance Policy” means the buyer-side representation and warranty insurance binder issued by the R&W Insurer to Buyer with respect to this Agreement substantially in the form delivered to Sellers’ Representative.
“R&W Insurer” means Pacific Insurance Company, Limited.
“RCA Seller” means any Seller with a 4.6% or greater Percentage Interest of any Related Company, as set forth on Exhibit A (and who has an asterisk next to his or her name).
“Registered Intellectual Property” means registrations, issuances, and pending applications for registrations or issuances of any Intellectual Property Rights, as well as any Domain Names registered in the name of a Company.
“Related Company” and “Related Companies” means: (i) H&G, in the case of the H&G Sellers; (ii) HW, in the case of the HW Sellers; (iii) Allied, in the case of the Allied Sellers; and (iv) SC, in the case of the SC Sellers.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.
“Representatives” means, with respect to any Person, any officer, director, partner, manager, attorney, accountant, agent, employee, consultant, financial or other advisor or other authorized representative of such Person.
“Review Period” has the meaning set forth in Section 2.06(b).
“SC 2019 Financial Statements” has the meaning set forth in Section 10.06(a).
“SC 2020 Financial Statements” has the meaning set forth in Section 10.06(a).
“SC Adjustment Amount” means the SC Closing Purchase Price (as finally determined in accordance with Section 2.06) minus the SC Estimated Closing Purchase Price, which may be positive or negative.
“SC Business” means the production of plant nutrients and additives for the recreational or commercial gardening industries anywhere in the United States.
“SC Business Employee” means each employee of SC (including any employees who are absent from work on leave of absence or otherwise).
“SC Closing Cash” means the aggregate amount of Cash of SC as of the Effective Time.

“SC Closing Indebtedness” means the aggregate amount of Indebtedness of SC immediately prior to the Closing; provided that, for the avoidance of doubt, SC Closing Indebtedness shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 12.06.
“SC Closing Net Working Capital” means Net Working Capital of SC as of the Effective Time; provided that, for the avoidance of doubt and notwithstanding the Effective Time, SC Closing Net Working Capital shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 12.06.
“SC Closing Net Working Capital Adjustment Amount” means an amount, which may be positive (if SC Closing Net Working Capital exceeds SC Target Net Working Capital), negative (if SC Closing Net Working Capital is less than SC Target Net Working Capital) or zero (if SC Closing Net Working Capital equals SC Target Net Working Capital), equal to SC Closing Net Working Capital minus SC Target Net Working Capital.
“SC Closing Purchase Price” means the SC Purchase Price, plus (a) the SC Closing Net Working Capital Adjustment Amount, minus (b) SC Closing Indebtedness, plus (c) SC Closing Cash, minus (d) SC Transaction Expenses, each as finally determined pursuant to Section 2.06.
“SC Employee Benefit Plan” means any Employee Benefit Plan that SC maintains, sponsors, contributes to or has any Liability under or with respect to, or which any Controlled Group member of SC maintains, sponsors, contributes to or has any Liability under or with respect to and under which SC could have any Liability (including as a member of a Controlled Group).
“SC Employee List” has the meaning set forth in Section 10.16(d).
“SC Estimated Closing Cash” has the meaning set forth in Section 2.02(d)(iii).
“SC Estimated Closing Indebtedness” has the meaning set forth in Section 2.02(d)(ii).
“SC Estimated Closing Net Working Capital” has the meaning set forth in Section 2.02(d)(i).
“SC Estimated Closing Purchase Price” means, without duplication, the SC Purchase Price, plus (a) the SC Estimated Net Working Capital Adjustment Amount, minus (b) the SC Estimated Closing Indebtedness, plus (c) the SC Estimated Closing Cash, minus (d) the SC Estimated Transaction Expenses.
“SC Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive (if SC Estimated Closing Net Working Capital exceeds SC Target Net Working Capital), negative (if SC Estimated Closing Net Working Capital is less than SC Target Net Working Capital) or zero (if SC Estimated Closing Net Working Capital equals SC Target Net Working Capital), equal to SC Estimated Closing Net Working Capital minus SC Target Net Working Capital.

“SC Estimated Transaction Expenses” has the meaning set forth in Section 2.02(d)(iv).
“SC Final Closing Statement” has the meaning set forth in Section 2.06(a)(ii).
“SC Governmental Consents” has the meaning set forth in Section 10.03.
“SC Insurance Policies” has the meaning set forth in Section 10.23(a).
“SC Intellectual Property Rights” means all Intellectual Property Rights owned by SC.
“SC Internal Controls” has the meaning set forth in Section 10.06(b).
“SC Leased Real Property” has the meaning set forth in Section 10.14(a).
“SC Material Contracts” has the meaning set forth in Section 10.09(a).
“SC Material Customer” means any of the ten (10) largest customers of SC measured by the dollar amount of revenue generated by SC in respect of such customer (a) for the twelve-month period ended on December 31, 2020, and (b) for the four-month period ended April 30, 2021.
“SC Material Supplier” means any of the five (5) largest suppliers of SC measured by the dollar amount of expenditures by SC in respect of such supplier (a) for the twelve-month period ended on December 31, 2020, and (b) for the four-month period ended April 30, 2021.
“SC Permits” has the meaning set forth in Section 10.11(b).
“SC Preliminary Closing Statement” has the meaning set forth in Section 2.04(b).
“SC Privacy Commitments” has the meaning set forth in Section 10.22(a).
“SC Products” means those products manufactured by or sold by or on behalf of SC.
“SC Purchase Price” has the meaning set forth in Section 2.02(d).
“SC Security Breach” has the meaning set forth in Section 10.22(b).
“SC Seller” has the meaning set forth in the Preamble.
“SC Seller Governmental Consents” has the meaning set forth in Section 9.02.
“SC Target Net Working Capital” means the amount set forth on Section 1.01(b) of the Disclosure Letter.
“SC Transaction Expenses” means (a) all unpaid fees and expenses incurred by any SC Seller or SC relating to or in connection with the Transactions, including legal, accounting, consulting, investment banking, brokers’ and finders’ and other similar fees, costs and expenses, (b) all amounts payable by SC to the extent resulting from the consummation of the

Transactions, regardless of whether such amounts are due upon or after Closing, including any “change of control,” retention payment, transaction bonus, termination payment, compensation, severance or other similar arrangements or any other accelerations of or increases in rights or benefits, and all Taxes that are payable by SC as a result of the payment of any such obligation, (c) SC’s Pro Rata Company Portion of fifty percent (50%) of the aggregate costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Buyer’s insurance broker, Taxes related to such policy and other fees and expenses of such policy, (d) all unpaid amounts incurred by SC prior to the Closing to obtain any third party consents, waivers or approvals, and (e) SC’s Pro Rata Company Portion of fifty percent (50%) of the fees of the Escrow Agent.
“SC Unaudited Financial Statements” has the meaning set forth in Section 10.06(a).
“Section 1542” has the meaning set forth in Section 15.10.
“Securities Act” means the Securities Act of 1933.
“Seller” and “Sellers” has the meaning set forth in the Preamble.
“Seller Cure Period” has the meaning set forth in Section 16.01(a)(iv).
“Seller Fundamental Warranties” has the meaning set forth in Section 15.01.
“Seller Indemnified Parties” has the meaning set forth in Section 15.02(a)(i).
“Seller Releasing Parties” has the meaning set forth in Section 15.10.
“Sellers’ Representative” has the meaning set forth in the Preamble.
“Sellers’ Representative Bank Account” means the bank account whose wire instructions have been designated in writing by the Sellers’ Representative to Buyer, at least two (2) Business Days prior to the Closing Date or such other wire instructions that are designated in writing after the Closing Date by Sellers’ Representative to Buyer at least two (2) Business Days prior to the date of the proposed payment.
“Straddle Period” means a Tax period that begins on or before and ends after the Closing Date.
“Straddle Period Tax Return” has the meaning set forth in Section 13.01(c).
“Subsidiary” means, with respect to a Person, any entity of which (a) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership, (b) at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries, or (c) that is required to be consolidated in such Person’s financial statements under GAAP.

“Tax” all (a) U.S. federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, personal property, other property, unclaimed property or escheat (whether or not treated as a tax under Law), severance, production, excise, stamp, stamp duty revenue tax, stamp duty land tax, documentary, real property, real property transfer or gain, gross receipts, goods and services, registration, capital, capital stock, transfer, withholding, estimated, alternative, minimum, add-on minimum, value added, natural resources, entertainment, amusement, occupation, premium, windfall profit, environmental, customs, duties, special assessment, social security, national insurance contributions, unemployment, disability, payroll, license, employee, healthcare (whether or not treated as a tax under Law) or other payment to a Governmental Authority of any kind whatsoever (whether payable directly or by withholding), including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing, (b) Liability for the payment of any amounts of the type described in clause (a) above arising as a result of being (or ceasing to be) a member of any affiliated, consolidated combined, unitary or aggregate group (or being included (or required to be included) in any Tax Return relating thereto); and (c) Liability for the payment of any amounts of the type described in clause (a) of another Person as a result of any transferee or secondary Liability or any Liability assumed by Contract, Law or otherwise.
“Tax Claim” has the meaning set forth in Section 13.07(a).
“Tax Indemnity Insurance Policy” means an insurance policy issued by the Tax Indemnity Insurer to Buyer providing coverage that the S corporation status of each of Allied, H&G and HW was valid for all open tax years (or portions thereof) ending on or prior to the day of Closing.
“Tax Indemnity Insurer” means QBE Specialty Insurance Company.
“Tax Return” means any return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.
“Terminating Buyer Breach” has the meaning set forth in Section 16.01(a)(v).
“Terminating Seller Breach” has the meaning set forth in Section 16.01(a)(iv).
“Third Party Claim” has the meaning set forth in Section 15.04(a).
“Transaction Agreements” means this Agreement and the Escrow Agreement.
“Transaction” and “Transactions” means the purchase and sale of the Purchased Shares and the other transactions contemplated by the Transaction Agreements.
“Transaction Expenses” means, collectively, the H&G Transaction Expenses, the HW Transaction Expenses, the Allied Transactions Expenses and the SC Transaction Expenses.

“Transfer Taxes” has the meaning set forth in Section 13.05.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“USDA” has the meaning set forth in Section 4.18(c).
“USA PATRIOT Act” has the meaning set forth in Section 4.11(d).
Section b.Other Definitional and Interpretative Provisions.
(i)The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(ii)The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
(iii)References to Articles, Sections, Exhibits, the Preamble and the Recitals are to Articles, Sections, Exhibits, the Preamble and the Recitals of this Agreement unless otherwise specified.
(iv)All Schedules (including the Disclosure Letter) and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
(v)Any capitalized terms used in any Schedule (including the Disclosure Letter) or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.
(vi)The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”.
(vii)The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(viii)Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.
(ix)References to one gender shall include all genders.
(x)Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “, without limitation,” whether or not they are in fact followed by those words or words of like import.
(xi)“Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(xii)References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder.
(xiii)References to any Contract are to that Contract as amended, modified or supplemented from time to time.
(xiv)References to any Person include the successors and permitted assigns of that Person.
(xv)References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
(xvi)References to “$” are to United States dollars.
(xvii)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(xviii)The word “or” is not exclusive, unless the context otherwise requires.
(xix)For the purposes of this Agreement, any document that is described as being “delivered,” “furnished” or “made available” shall be treated as such if a copy of such document has been posted to the electronic data site maintained by Datasite Diligence in the data room entitled “Project Weirwood” (the “Data Room”) in a manner that enables viewing of such materials by Buyer and its Representatives no later than 12:00 noon San Francisco, California time on the second (2nd) Business Day immediately prior to the Effective Date.
Article 2.
PURCHASE AND SALE
Section a.Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing:
(i)Buyer shall purchase from the H&G Sellers, and the H&G Sellers shall sell to Buyer, free and clear of all Liens, all right and title to, and interest in, the H&G Shares;
(ii)Buyer shall purchase from the HW Sellers, and the HW Sellers shall sell to Buyer, free and clear of all Liens, all right and title to, and interest in, the HW Shares;
(iii)Buyer shall purchase from the Allied Sellers, and the Allied Sellers shall sell to Buyer, free and clear of all Liens, all right and title to, and interest in, the Allied Shares; and
(iv)Buyer shall purchase from the SC Sellers, and the SC Sellers shall sell to Buyer, free and clear of all Liens, all right and title to, and interest in, the SC Shares.
Section b.Purchase Price.

(i)The purchase price for the H&G Shares shall be Sixty-Six Million Dollars $66,000,000 (the “H&G Purchase Price”), subject to adjustment pursuant to Section 2.06. The H&G Purchase Price shall be paid in accordance with Section 2.05 and Section 2.06(d).
(ii)The purchase price for the HW Shares shall be Twenty-Two Million Dollars ($22,000,000) (the “HW Purchase Price”), subject to adjustment pursuant to Section 2.06. The HW Purchase Price shall be paid in accordance with Section 2.05 and Section 2.06(d).
(iii)The purchase price for the Allied Shares shall be Twenty-Two Million Dollars ($22,000,000) (the “Allied Purchase Price”), subject to adjustment pursuant to Section 2.06. The Allied Purchase Price shall be paid in accordance with Section 2.05 and Section 2.06(d).
(iv)The purchase price for the SC Shares shall be Fifteen Million Dollars ($15,000,000) (the “SC Purchase Price”), subject to adjustment pursuant to Section 2.06. The SC Purchase Price shall be paid in accordance with Section 2.05 and Section 2.06(d).
Section c.Closing. Subject to the satisfaction or waiver (to the extent permitted) of the conditions set forth in Article 14 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the closing (the “Closing”) of the Transactions shall take place, remotely by the exchange of signature pages for executed documents, on June 1, 2021, or at such other place or at such other time and date as Buyer and the Sellers’ Representative may mutually agree in writing.
Section d.Estimated Closing Calculations. By not later than the third (3rd) Business Day prior to the Closing Date, Sellers’ Representative shall deliver to Buyer:
(i) a written statement (which has been approved by Buyer) setting forth (x) H&G Sellers’ good faith estimates of (i) H&G Closing Net Working Capital as of the Effective Time (“H&G Estimated Closing Net Working Capital”), (ii) H&G Closing Indebtedness immediately prior to the Closing (“H&G Estimated Closing Indebtedness”), (iii) H&G Closing Cash as of the Effective Time (“H&G Estimated Closing Cash”), (iv) H&G Transaction Expenses immediately prior to the Closing (“H&G Estimated Transaction Expenses”), (v) H&G Audit Expenses immediately prior to the Closing (“H&G Estimated Audit Expenses”), and (vi) H&G Reimbursable Expenses, (y) H&G Sellers’ calculation of the H&G Estimated Net Working Capital Adjustment Amount, and (z) on the basis of the foregoing, a calculation of the H&G Estimated Closing Purchase Price (together with the calculations referred to in clauses (x) and (y) above, the “H&G Preliminary Closing Statement”). H&G Sellers shall provide Buyer and its Representatives reasonable access to all relevant records, documentation, data and (subject to the execution of customary work paper access letters if requested) auditors of H&G relating to Buyer’s review of the H&G Preliminary Closing Statement.
(ii)a written statement (which has been approved by Buyer) setting forth (x) HW Sellers’ good faith estimates of (i) HW Closing Net Working Capital as of the Effective Time (“HW Estimated Closing Net Working Capital”), (ii) HW Closing Indebtedness immediately prior to the Closing (“HW Estimated Closing Indebtedness”), (iii) HW Closing Cash as of the Effective Time (“HW Estimated Closing Cash”), (iv) HW Transaction Expenses immediately prior to the Closing (“HW Estimated Transaction Expenses”), and (v) HW Audit Expenses immediately prior to the Closing (“HW Estimated Audit Expenses”), (y) HW Sellers’ calculation of the HW Estimated Net Working Capital Adjustment Amount, and (z) on the basis of the foregoing, a calculation of the HW Estimated Closing Purchase Price (together with the calculations referred to in clauses (x) and (y) above, the “HW Preliminary Closing Statement”). HW Sellers shall provide Buyer and its Representatives reasonable access to all relevant records, documentation, data and (subject to the execution of customary work paper access letters if requested) auditors of HW relating to Buyer’s review of the HW Preliminary Closing Statement.
(iii)a written statement (which has been approved by Buyer) setting forth (x) Allied Sellers’ good faith estimates of (i) Allied Closing Net Working Capital as of the Effective Time (“Allied Estimated Closing Net Working Capital”), (ii) Allied Closing Indebtedness immediately prior to the Closing (“Allied Estimated Closing Indebtedness”), (iii) Allied Closing Cash as of the Effective Time (“Allied Estimated Closing Cash”), (iv) Allied Transaction Expenses immediately prior to the Closing (“Allied Estimated Transaction Expenses”), and (v) Allied Audit Expenses immediately prior to the Closing (“Allied Estimated Audit Expenses”), (y) Allied Sellers’ calculation of the Allied Estimated Net Working Capital Adjustment Amount, and (z) on the basis of the foregoing, a calculation of the Allied Estimated Closing Purchase Price (together with the calculations referred to in clauses (x) and (y) above, the “Allied Preliminary Closing Statement”). Allied Sellers shall provide Buyer and its Representatives reasonable access to all relevant records, documentation, data and (subject to the execution of customary work paper access letters if requested) auditors of Allied relating to Buyer’s review of the Allied Preliminary Closing Statement.
(iv)a written statement (which has been approved by Buyer) setting forth (x) SC Sellers’ good faith estimates of (i) SC Closing Net Working Capital as of the Effective Time (“SC Estimated Closing Net Working Capital”), (ii) SC Closing Indebtedness immediately prior to the Closing (“SC Estimated Closing Indebtedness”), (iii) SC Closing Cash as of the Effective Time (“SC Estimated Closing Cash”), and (iv) SC Transaction Expenses immediately prior to the Closing (“SC Estimated Transaction Expenses”), (y) SC Sellers’ calculation of the SC Estimated Net Working Capital Adjustment Amount, and (z) on the basis of the foregoing, a calculation of the SC Estimated Closing Purchase Price (together with the calculations referred to in clauses (x) and (y) above, the “SC Preliminary Closing Statement”). SC Sellers shall provide Buyer and its Representatives reasonable access to all relevant records, documentation, data and (subject to the execution of customary work paper access letters if requested) auditors of SC relating to Buyer’s review of the SC Preliminary Closing Statement.
Section e.Closing Deliverables.
(i)At the Closing, each Seller shall deliver or cause to be delivered to Buyer:
(1)one or more stock certificates evidencing such Seller’s portion of the Purchased Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, sufficient to transfer ownership of such Seller’s portion of the Purchased Shares to Buyer; and

(2)a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, duly executed by such Seller and in form and substance reasonably satisfactory to Buyer.
(ii)At the Closing, the Companies and Sellers’ Representative shall deliver or cause to be delivered to Buyer:
(1)a Closing Certificate for each Company, duly executed by an executive officer of such Company;
(2)the escrow agreement, in the form attached hereto as Exhibit C (the “Escrow Agreement”), dated as of the Closing Date and duly executed by Sellers’ Representative and the Escrow Agent;
(3)certificates of the Secretary or an Assistant Secretary (or equivalent officer) of each Company certifying (A) that attached thereto are correct and complete copies of the resolutions adopted by the board of directors and Sellers of such Company, authorizing the execution, delivery and performance of this Agreement, the other Transaction Agreements to which such Company is a party and the consummation of the Transactions, and that all such resolutions are in full force and effect, (B) that attached thereto are correct and complete copies of the Organizational Documents of such Company and that such Organizational Documents are in full force and effect, and (C) the names and signatures of the officers of such Company, as applicable, authorized to sign this Agreement and the other Transaction Agreements to which such Company is a party;
(4)good standing (or its equivalent) certificates with respect to each Company from each such Company’s state of formation and each other jurisdiction in which such Company is qualified to do business as a foreign business entity, in each case dated not more than 15 days prior to the Closing Date;
(5)the books and records of each Company, provided, that the obligation to deliver such books and records shall be deemed satisfied to the extent such books and records are located at any Leased Real Property of such Company at Closing;
(6)duly executed resignations of each director and officer, and of each applicable employee, of each Company, in accordance with Section 12.12;
(7)executed payoff letters for outstanding Indebtedness of each Company (each, a “Payoff Letter” and collectively, the “Payoff Letters”) as of the Closing Date, with each Payoff Letter indicating that upon payment of the specified amount, (A) such Indebtedness shall be paid in full and, if applicable, any Liens associated therewith shall terminate automatically, subject only to the receipt of such payment amount, and (B) the applicable lender will, or such Company shall have all authorizations and power to, file any necessary Uniform Commercial Code termination statements and the applicable lender will execute all such documents or endorsements necessary to release of record any such Liens, including those filed with the Patent and Trademark Office;
(8)estoppel certificates, duly executed by each Company and the landlords set forth on Section 2.05(b)(viii) of the Disclosure Letter; and
(9)an agreement among H&G, HW, Allied and Adam Muskowvitz terminating the agreement among them, in a form satisfactory to Buyer, duly executed by H&G, HW, Allied and Adam Muskowvitz.
(iii)At the Closing, Buyer shall deliver or cause to be delivered:
(1)to Sellers’ Representative, the Buyer Closing Certificate, duly executed by an executive officer of the Buyer;
(2)to Sellers’ Representative, by wire transfer of immediately available funds to the account(s) designated in writing by Sellers’ Representative, an amount equal to: (A) the H&G Estimated Closing Purchase Price, minus (B) H&G’s Adjustment Escrow Amount, minus (C) H&G’s Pro Rata Company Portion of the Indemnity Escrow Amount;
(3)to Sellers’ Representative, by wire transfer of immediately available funds to the account(s) designated in writing by Sellers’ Representative, an amount equal to: (A) the HW Estimated Closing Purchase Price, minus (B) HW’s Adjustment Escrow Amount, minus (C) HW’s Pro Rata Company Portion of the Indemnity Escrow Amount;
(4)to Sellers’ Representative, by wire transfer of immediately available funds to the account(s) designated in writing by Sellers’ Representative, an amount equal to: (A) the Allied Estimated Closing Purchase Price, minus (B) Allied’s Adjustment Escrow Amount, minus (C) Allied’s Pro Rata Company Portion of the Indemnity Escrow Amount;
(5)to Sellers’ Representative, by wire transfer of immediately available funds to the account(s) designated in writing by Sellers’ Representative, an amount equal to: (A) the SC Estimated Closing Purchase Price, minus (B) SC’s Adjustment Escrow Amount, minus (C) SC’s Pro Rata Company Portion of the Indemnity Escrow Amount;
(6)to the intended beneficiaries thereof: (A) the H&G Estimated Closing Indebtedness, the HW Estimated Closing Indebtedness, the Allied Estimated Closing Indebtedness and the SC Estimated Closing Indebtedness (each as identified in the applicable Payoff Letter for which Payoff Letters have been delivered pursuant to Section 2.05(b)(vii)); (B) the H&G Estimated Transaction Expenses, the HW Estimated Transaction Expenses, the Allied Estimated Transaction Expenses and the SC Estimated Transaction Expenses (each as identified by invoices in respect thereof); and (C) the

H&G Estimated Audit Expenses, the HW Estimated Audit Expenses and the Allied Estimated Audit Expenses (each as identified by invoices in respect thereof), in each case of (A) – (C) in immediately available funds by wire transfer to the account designated in such Payoff Letters and invoices;
(7)to the Escrow Agent, the Adjustment Escrow Amounts, in immediately available funds by wire transfer to the account designated by the Escrow Agent (the “Adjustment Escrow Account”), to be held to secure any payment owed by the Sellers pursuant to Section 2.06(d);
(8)to the Escrow Agent, the Indemnity Escrow Amount, in immediately available funds by wire transfer to the account designated by the Escrow Agent (the “Indemnity Escrow Account”), to be held as a nonexclusive means to fulfill the obligations of the Sellers pursuant to Article 15;
(9)to Sellers’ Representative, the Escrow Agreement, duly executed by Buyer; and
(10)to Moss Adams, the amount of any Audit Expenses that are not Company Audit Expenses or which have not previously been paid by or on behalf of Buyer.
Section f.Adjustment Amounts.
(i)Within ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative, Buyer’s good faith calculation of:
(1)(A) H&G Closing Net Working Capital, (B) H&G Closing Indebtedness, (C) H&G Closing Cash, (D) the H&G Closing Net Working Capital Adjustment Amount, (E) H&G Transaction Expenses, (F) H&G Audit Expenses, (G) H&G Reimbursable Expenses and (H) on the basis of the foregoing, a calculation of the H&G Closing Purchase Price (together with the calculations referred to in clauses (A) through (G) above, the “H&G Final Closing Statement”). The H&G Closing Net Working Capital, H&G Closing Indebtedness and H&G Closing Cash shall be prepared in accordance with the Accounting Principles and the defined terms used in this Section 2.06(a).
(2)(A) HW Closing Net Working Capital, (B) HW Closing Indebtedness, (C) HW Closing Cash, (D) the HW Closing Net Working Capital Adjustment Amount, (E) HW Transaction Expenses, (F) HW Audit Expenses, and (G) on the basis of the foregoing, a calculation of the HW Closing Purchase Price (together with the calculations referred to in clauses (A) through (F) above, the “HW Final Closing Statement”). The HW Closing Net Working Capital, HW Closing Indebtedness and HW Closing Cash shall be prepared in accordance with the Accounting Principles and the defined terms used in this Section 2.06(a).

(3)(A) Allied Closing Net Working Capital, (B) Allied Closing Indebtedness, (C) Allied Closing Cash, (D) the Allied Closing Net Working Capital Adjustment Amount, (E) Allied Transaction Expenses, (F) Allied Audit Expenses, and (G) on the basis of the foregoing, a calculation of the Allied Closing Purchase Price (together with the calculations referred to in clauses (A) through (F) above, the “Allied Final Closing Statement”). The Allied Closing Net Working Capital, Allied Closing Indebtedness and Allied Closing Cash shall be prepared in accordance with the Accounting Principles and the defined terms used in this Section 2.06(a).
(4)(A) SC Closing Net Working Capital, (B) SC Closing Indebtedness, (C) SC Closing Cash, (D) the SC Closing Net Working Capital Adjustment Amount, (E) SC Transaction Expenses, and (F) on the basis of the foregoing, a calculation of the SC Closing Purchase Price (together with the calculations referred to in clauses (A) through (E) above, the “SC Final Closing Statement”). The SC Closing Net Working Capital, SC Closing Indebtedness and SC Closing Cash shall be prepared in accordance with the Accounting Principles and the defined terms used in this Section 2.06(a).
(ii)Sellers’ Representative shall have 30 days after its receipt of the Final Closing Statements (the “Review Period”) to review the Final Closing Statements. During the Review Period, Buyer shall provide Sellers’ Representative and its Representatives reasonable access to all relevant records, documentation, data and (subject to the execution of customary work paper access letters if requested) auditors of each Company relating to Sellers’ Representative’s review of the Final Closing Statements.
(iii)If Sellers’ Representative disagrees with any of Buyer’s calculations contained in any of the Final Closing Statements, Sellers’ Representative shall notify Buyer of such disagreement in writing by no later than the end of the Review Period (a “Dispute Notice”), setting forth in reasonable detail for each applicable Final Closing Statement the particulars of such disagreement (including for each component of the calculations, the amount of Sellers’ Representative’s calculation of such component and reasons for the difference). Any items not disagreed with in the Dispute Notice with respect to a specific Final Closing Statement will be deemed to have been accepted as to such specific Final Closing Statement by the applicable Sellers. In the event that Sellers’ Representative does not provide a Dispute Notice with respect to a specific Final Closing Statement by the end of the Review Period, Sellers’ Representative shall be deemed to have agreed to such Final Closing Statement (including the determinations included therein), which shall be final, binding and conclusive on the applicable Sellers as to such specific Final Closing Statement for all purposes hereunder. In the event a Dispute Notice with respect to a specific Final Closing Statement is timely provided in accordance with this Section 2.06(c), Buyer and Sellers’ Representative shall work in good faith for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements set forth in the Dispute Notice with respect to such Final Closing Statement. If, at the end of such period, they are unable to resolve all disagreements set forth in the Dispute Notice with respect to the applicable Final Closing Statement, then any such remaining disagreements with respect to each such Final Closing Statement (such remaining disagreements, the “Disputed Items”) shall be resolved by MGO CPA, or if MGO CPA is unavailable for such engagement or at the time of such proposed engagement is no longer independent, such other independent accounting firm of nationally recognized standing as may be mutually selected by Buyer and Sellers’ Representative (such firm, the “Accounting Expert”). Buyer and Sellers’ Representative shall promptly provide their assertions regarding the Disputed Items in the applicable Final Closing Statements in writing to the Accounting Expert and to each other. The Accounting Expert shall be instructed to render its determination with respect to the Disputed Items in the applicable Final Closing Statements as soon as reasonably possible (which the Parties agree should not be later than 45 days following the date on which the disagreement is referred to the Accounting Expert), and to send copies of such written determination to Buyer and Sellers’ Representative. The Accounting Expert shall base its determination solely on the written submissions of the Parties and shall not conduct an independent investigation. The Accounting Expert shall not assign a value to any Disputed Item submitted to the Accounting Expert greater than the greatest value for such item claimed by a Party (in the applicable Final Closing Statement, in the case of claims by Buyer, or in the applicable Dispute Notice, in the case of claims by Sellers’ Representative) or less than the smallest value for such item claimed by a Party (in the applicable Final Closing Statement, in the case of claims by Buyer, or in the applicable Dispute Notice, in the case of claims by Sellers’ Representative). The Accounting Expert may not award the Parties in the aggregate more than the amount in dispute. The determination of the Accounting Expert shall be final, conclusive and binding on the Parties. The date on which (W) H&G Closing Net Working Capital, H&G Closing Indebtedness, H&G Closing Cash, the H&G Closing Net Working Capital Adjustment Amount, H&G Transaction Expenses, H&G Audit Expenses, H&G Reimbursable Expenses and the H&G Closing Purchase Price, (X) HW Closing Net Working Capital, HW Closing Indebtedness, HW Closing Cash, the HW Closing Net Working Capital Adjustment Amount, HW Transaction Expenses, HW Audit Expenses and the HW Closing Purchase Price, (Y) Allied Closing Net Working Capital, Allied Closing Indebtedness, Allied Closing Cash, the Allied Closing Net Working Capital Adjustment Amount, Allied Transaction Expenses, Allied Audit Expenses and the Allied Closing Purchase Price, (Z) SC Closing Net Working Capital, SC Closing Indebtedness, SC Closing Cash, the SC Closing Net Working Capital Adjustment Amount, SC Transaction Expenses and the SC Closing Purchase Price are finally determined in accordance with this Section 2.06(c) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Accounting Expert relating to the work, if any, to be performed by the Accounting Expert hereunder relating to the Disputed Items in the applicable Final Closing Statement shall be borne between Buyer and Sellers’ Representative, based upon a fraction, the numerator of which is the portion of the aggregate amount of the Disputed Items with respect to the applicable Final Closing Statement not awarded to the applicable Party and the denominator of which is the aggregate amount of the Disputed Items with respect to the applicable Final Closing Statement. (For example, if Sellers’ Representative challenges items underlying the calculations of H&G Closing Net Working Capital, H&G Closing Indebtedness, H&G Closing Cash, H&G Transaction Expenses and/or H&G Audit Expenses in the net amount of $1,000,000, and the Accounting Expert determines that Sellers’ Representative has a valid claim for $400,000 of the $1,000,000, Sellers’ Representative shall bear 60% of the fees and expenses of the Accounting Expert and Buyer shall bear 40% of the fees and expenses of the Accounting Expert.)

(iv)The Adjustment Amount as to each Company shall be paid as follows:
(1)If the Adjustment Amount as to such Company is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyer shall pay to the Sellers’ Representative an amount, in immediately available funds by wire transfer to the Sellers’ Representative Bank Account equal to the Increase Amount, and Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to release the entirety of such Company’s Adjustment Escrow Amount to Sellers’ Representative, by wire transfer of immediately available funds to the Sellers’ Representative Bank Account for further distribution by the Sellers’ Representative to the Sellers of the applicable Company, pro rata in accordance with their Percentage Interests of such Company set forth on Exhibit A.
(2)If the Adjustment Amount as to such Company is a negative number (the absolute value of such amount, the “Deficit Amount”), and such Deficit Amount is less than or equal to such Company’s Adjustment Escrow Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to pay (A) to Buyer, from such Company’s Adjustment Escrow Amount, the lesser of (x) such Deficit Amount and (y) such Company’s Adjustment Escrow Amount, and (B) the balance of such Company’s Adjustment Escrow Amount, if any, to Sellers’ Representative, in each case by wire transfer of immediately available funds to the account designated by Buyer or the Sellers’ Representative Bank Account, as applicable for further distribution by the Sellers’ Representative to the Sellers of the applicable Company, pro rata in accordance with their Percentage Interests of such Company set forth on Exhibit A.
(3)If the Adjustment Amount as to such Company is a Deficit Amount and such Deficit Amount is greater than such Company’s Adjustment Escrow Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (i) Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to pay to Buyer the entirety of such Company’s Adjustment Escrow Amount, and (ii) the Sellers of the Company as to which such Deficit Amount is payable shall, jointly and severally, pay to Buyer the amount by which such Deficit Amount exceeds such Company’s Adjustment Escrow Amount, in each case by wire transfer of immediately available funds to the account designated by Buyer.
Section g.Withholding. Buyer and its Affiliates, successors and assigns, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person pursuant to this Agreement such amounts as Buyer or any of its Affiliates, successors or assigns, as applicable, are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. In the event that any Person determines that withholding from any payment contemplated hereunder is required under applicable Tax Law and permitted under this Agreement, such Person will use reasonable efforts to notify the applicable recipient of such payment at least three (3) Business Days prior to the date that such payment is required that the applicable payment is to be made subject to withholding so as to provide such recipient with an opportunity to provide any form or documentation or take such other steps in order to avoid such withholding. To the extent that amounts are so withheld by Buyer or any of its Affiliates, successors or assigns, as applicable, and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
Article 3.
REPRESENTATIONS AND WARRANTIES REGARDING H&G SELLERS
Each of the H&G Sellers, severally as to himself, herself or itself, represents and warrants to Buyer as follows:
Section a.Existence and Power; Authorization; Enforceability.
(i)Such H&G Seller (if such H&G Seller is an entity) is duly formed, validly existing and in good standing (or its equivalent) under the Laws of its jurisdiction of formation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Such H&G Seller has all requisite corporate, trust or individual, as applicable, power, authority and capacity to enter into this Agreement and the other Transaction Agreements to which such H&G Seller is a party, to perform his, her or its obligations hereunder and thereunder (including transferring and delivering to Buyer valid title to the H&G Shares) and to consummate the Transactions. The execution, delivery and performance by such H&G Seller of this Agreement and the other Transaction Agreements to which such H&G Seller is a party, and the consummation by such H&G Seller of the Transactions, have been duly and validly authorized by all necessary actions (including any action by the board of directors and stockholders of such H&G Seller (if not a natural Person)), and no other action on the part of such H&G Seller is necessary to authorize the execution, delivery and performance by such H&G Seller of this Agreement and the other Transaction Agreements to which such H&G Seller is a party, and the consummation by such H&G Seller of the Transactions.
(ii)This Agreement and the other Transaction Agreements to which such H&G Seller is a party have been duly executed and delivered by such H&G Seller, and assuming the due authorization, execution and delivery by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, this Agreement and the other Transaction Agreements to which such H&G Seller is a party constitute the valid, binding and enforceable agreement of such H&G Seller, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exception”).

Section b.Governmental Consents. No consents, waivers, notices, Permits or exemptions of, or other actions by, or registrations, declarations or filings with, any Governmental Authority are required by such H&G Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements, nor the consummation by such H&G Seller of the Transactions, other than those set forth on Section 3.02 of the Disclosure Letter (the “H&G Seller Governmental Consents”).
Section c.Non-Contravention. Neither the execution, delivery and performance by such H&G Seller of this Agreement or any other Transaction Agreement to which such H&G Seller is a party nor the consummation by such H&G Seller of the Transactions, nor compliance by such H&G Seller with any of the terms or provisions of this Agreement or any other Transaction Agreement to which such H&G Seller is a party (a) conflict with or violate the Organizational Documents of such H&G Seller (if not a natural Person), (b) assuming receipt of the H&G Seller Governmental Consents, (i) violate any Law or Order applicable to such H&G Seller, or (ii) except as set forth on Section 3.03(b)(ii) of the Disclosure Letter, require any consent, waiver, notice, filing or other action by or with any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract to which such H&G Seller is a party or by which its assets are bound, or (c) result in the creation or imposition of any Lien on any asset of such H&G Seller or H&G, except for any Permitted Liens.
Section d.Title. Such H&G Seller is the sole record and beneficial owner, and has good and marketable title to, the number of H&G Shares set forth opposite his, her or its name on Exhibit A, free and clear of all Liens except those imposed by applicable securities Laws. The instrument(s) of transfer delivered by such H&G Seller to Buyer at the Closing will be sufficient to transfer the entire legal and beneficial ownership of the H&G Shares owned by such H&G Seller to Buyer and, immediately following the Closing, Buyer will be the record and beneficial owner of such H&G Shares, and have good and marketable title to such H&G Shares, free and clear of all Liens except those imposed by applicable securities Laws. Such H&G Seller (and including for purposes of this sentence the holdings of such H&G Seller’s spouse and minor children) does not own fifty percent (50%) or more of the voting Equity Securities of H&G and does not have the contractual power to designate fifty percent (50%) or more of the directors of H&G. Section 3.04 of the Disclosure Letter sets forth the marital and domestic partnership status of such H&G Seller, indicating whether such H&G Seller is “Married (as defined in such H&G Seller’s state of residence),” a “Domestic Partner (as defined in such H&G Seller’s state of residence)” or “Unmarried and not a Domestic Partner”.
Section e.Finders’ Fees. Except as set forth on Section 3.05 of the Disclosure Letter, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of such H&G Seller, who might be entitled to any fee or commission from H&G or any other Company in connection with the Transactions.
Section f.Litigation. Such H&G Seller is not a claimant or defendant in, or otherwise a party to, any Legal Proceeding or, to the Knowledge of such H&G Seller, threatened Legal Proceeding against such H&G Seller or otherwise affecting such H&G Seller that would have or would reasonably be expected to have a Material Adverse Effect or prevent or materially impair such H&G Seller’s ability to consummate the Transactions.
Section g.No Additional Representations or Warranties. Except as set forth in this Article 3 and Article 4 (including the related portions of the Disclosure Letter) or in any certificate delivered by such H&G Seller or H&G pursuant to this Agreement, neither such H&G Seller nor H&G is making any representation or warranty to Buyer, whether express or implied, with respect to such H&G Seller or H&G.
Article 4.
REPRESENTATIONS AND WARRANTIES REGARDING H&G
Each of the H&G Sellers, jointly and severally, represent and warrant to Buyer as follows:
Section a.Existence and Power; No Subsidiaries.
(i)H&G is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. H&G has all requisite corporate power required to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted, and is duly qualified to transact business as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 4.01(a)(i) of the Disclosure Letter contains a complete and accurate list of each jurisdiction in which H&G is qualified to do business as a foreign business entity. Section 4.01(a)(ii) of the Disclosure Letter contains a complete and accurate list of all assumed or fictitious names of H&G used within the last five (5) years and the corresponding jurisdiction(s) in which H&G has registered such assumed or fictitious names.
(ii)H&G has made available to Buyer correct and complete copies of the Organizational Documents of H&G. Such Organizational Documents are in full force and effect and H&G is not in violation of any provisions of such Organizational Documents.
(iii)H&G (i) has no Subsidiaries, and (ii) does not own, directly or indirectly, any Equity Securities of any Person.
Section b.Authorization; Enforceability.
(i)The execution, delivery and performance by H&G of the Transaction Agreements to which H&G is a party, and the consummation of the Transactions, are within the corporate power of H&G. The execution, delivery and performance by H&G of the Transaction Agreements to which H&G is a party, and the consummation by H&G of the Transactions, have been duly and validly authorized by all necessary actions (including any action by directors or stockholders of H&G), and no other action on the part of H&G is necessary to authorize the execution, delivery and performance by H&G of the Transaction Agreements to which H&G is a party, and the consummation by H&G of the Transactions.

(ii)The Transaction Agreements to which H&G is a party have been duly executed and delivered by H&G, and assuming the due authorization, execution and delivery by Buyer of the Transaction Agreements to which Buyer is a party, the Transaction Agreements to which H&G is a party constitute the valid, binding and enforceable agreement of H&G, subject to the Enforceability Exceptions.
Section c.Governmental Consents. No consents, waivers, notices, Permits or exemptions of, or other actions by, or registrations, declarations or filings with, any Governmental Authority are required by H&G in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements, nor the consummation by H&G of the Transactions, other than those set forth on Section 4.03 of the Disclosure Letter (the “H&G Governmental Consents”).
Section d.Non-Contravention. Neither the execution, delivery and performance by H&G of the Transaction Agreements to which H&G is a party nor the consummation by H&G of the Transactions, nor compliance by H&G with any of the terms or provisions of this Agreement or the other Transaction Agreements to which H&G is a party (a) conflict with or violate the Organizational Documents of H&G, (b) assuming receipt of the H&G Governmental Consents, (i) violate any Law or Order applicable to H&G, or (ii) except as set forth on Section 4.04(b)(ii) of the Disclosure Letter, require any consent, waiver, notice, filing or other action by or with any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract to which H&G is a party or by which its assets are bound, or (c) result in the creation or imposition of any Lien on any asset of H&G, except for any Permitted Liens.
Section e.Capitalization and Ownership of the H&G Shares. Except for the H&G Shares, there are no issued or outstanding Equity Securities of H&G. The H&G Shares have been duly authorized and are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the H&G Sellers and are free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions (other than those imposed by securities Laws or that have been fully waived or terminated) or similar rights of any Person or applicable Law. There are no Contracts to which H&G or any H&G Seller is a party or by which it is bound relating to the issuance, repurchase, exchange, conversion, transfer, disposition redemption or acquisition of any Equity Securities of H&G. Except pursuant to this Agreement, neither any H&G Seller nor H&G has granted, directly or indirectly, to any Person any right to acquire any Equity Securities of H&G or any right or privilege capable of the right to acquire any Equity Securities of H&G. Neither any H&G Seller nor H&G is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Securities of H&G or any H&G Seller and there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of any Equity Securities of H&G.
Section f.Financial Statements.
(i)Section 4.06(a) of the Disclosure Letter contains correct and complete copies of (i) the unaudited financial statements of H&G as of December 31, 2019, consisting of the unaudited balance sheet and the related unaudited statement of income, equity and cash flows for the fiscal year ended on such date (the “H&G 2019 Financial Statements”) (ii) the audited consolidated financial statements of H&G, HW and Allied as of December 31, 2020, consisting of the audited consolidated balance sheet and the related audited consolidated statement of income, equity and cash flows for the fiscal year ended on such date, together with all related notes and schedules thereto, accompanied by the reports thereon of such Companies’ independent auditors (the “Audited Financial Statements”), and (iii) the unaudited balance sheet of H&G as of April 30, 2021 (the “Latest H&G Balance Sheet”) and the related unaudited statements of income, equity and cash flows for the four-month period then ended (collectively with the Latest H&G Balance Sheet, the “Most Recent H&G Financial Statements”, and together with the H&G 2019 Financial Statements and the Audited Financial Statements, collectively, the “H&G Financial Statements”). Each of the H&G 2019 Financial Statements and the Most Recent H&G Financial Statements have been prepared consistent with past practice of the Companies and fairly present the financial position and results of operations of H&G as of the respective dates and for the periods referred to in such Financial Statements, subject to the absence of footnote disclosures in the Most Recent H&G Financial Statements. The Audited Financial Statements have been prepared in accordance with GAAP and fairly present the financial position and results of operations of H&G, HW and Allied as of the date and for the period referred to in the Audited Financial Statements.
(ii)H&G maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements of H&G in conformity with GAAP applied on a consistent basis and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences (“H&G Internal Controls”). Neither H&G nor any H&G Seller has identified or received notice from an independent auditor of (x) any significant deficiency or material weakness in the system of H&G Internal Controls, (y) any facts, that in their totality, reasonably constitute fraud that involves H&G or its management or other employees who have a role in the preparation of financial statements or the H&G Internal Controls, or (z) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the H&G Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, H&G’s ability to record, process, summarize and report financial information.
(iii)The books and records of H&G (i) are complete and correct in all material respects, and all transactions to which H&G is or has been a party are accurately reflected therein, (ii) reflect all discounts, returns and allowances granted by H&G with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices, (iv) form the basis of the H&G Financial Statements, and (v) reflect the assets, Liabilities, financial position, results of operations and cash flows of H&G.
Section g.Absence of Certain Changes. Since January 1, 2021, (a) H&G has conducted the H&G Business in the ordinary course of business consistent with past practice, (b)

there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) except as set forth on Section 4.07 of the Disclosure Letter, H&G has not:
(i)made any change in its (i) accounting methods, principles or practices, (ii) Tax reporting practices, or (iii) cash management practices (including with respect to accounts receivable);
(ii)(i) settled or compromised any Tax claim, audit, or assessment, (ii) made, changed or revoked any Tax election, (iii) adopted or changed any annual Tax accounting period, or method of Tax accounting, (iv) amended any Tax Return or claim for refund, or (v) consented to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes or surrendered any right or claim to refund of Taxes;
(iii)waived, compromised, canceled, terminated, abandoned, allowed to lapse, assigned or granted any rights in, allowed to expire or released any right under any Contract to which H&G is a party or any H&G Intellectual Property Right, or made any write-off or write-down of or made any determination to write-off or write-down any of its assets or properties, except in the ordinary course of business consistent with past practice;
(iv)terminated, modified or amended any H&G Material Contract, except such terminations, modifications or amendments entered into in the ordinary course of business consistent with past practice;
(v)made any capital expenditures or commitments in excess of an aggregate of $25,000, or suffered any damages to or destruction of any tangible assets (whether or not covered by insurance), involving amounts that exceed $25,000 in the aggregate, or experienced any material changes in the amount and scope of insurance coverage;
(vi)suffered (i) any material shortages, cessation or interruption of supplies, utilities, or other services required to conduct the H&G Business, or (ii) any loss of an H&G Material Customer or H&G Material Supplier;
(vii)incurred, assumed or paid any material Liabilities, other than in the ordinary course of business consistent with past practice, settled any dispute or Liability pending or threatened against it or any of its properties or assets, or failed to pay or discharge when due any accounts payable or other Liabilities;
(viii)commenced, settled or compromised any Legal Proceeding;
(ix)sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any material assets or properties, other than dispositions of inventory in the ordinary course of business consistent with past practice;

(x)acquired any properties or assets or entered into any other transaction, other than in the ordinary course of business consistent with past practice, or effected any merger, consolidation, recapitalization, redemption, reclassification, split or similar change in its capitalization;
(xi)amended or modified its Organizational Documents;
(xii)(A) split, combined or reclassified the H&G Shares, or (B) declared, set aside or paid any dividend or other distribution;
(xiii)issued any Equity Securities to any Person;
(xiv)(i) adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or (ii) entered into any Contract providing for acceleration of payment or performance as a result of a change of control;
(xv)made (i) any change in the rate of compensation, commission, bonus or other remuneration payable, or agreed to pay, any bonus, incentive, retention or other compensation, or any change in control payment, to or in respect of any employee, or (ii) entered into any new, or amended or terminated any existing, H&G Employee Benefit Plan;
(xvi)experienced a breach of H&G’s information technology systems, networks, and/or services, or any unauthorized use, access, or disclosure of Personal Information in H&G’s possession, custody, or control; or
(xvii)agreed to or obligated itself to do any of the foregoing.
Section h.No Undisclosed Material Liabilities. H&G has no Liabilities, other than (a) Liabilities set forth on the Latest H&G Balance Sheet, (b) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest H&G Balance Sheet, and (c) incurred in connection with this Agreement and the Transactions.
Section i.Material Contracts.
(i)Section 4.09(a) of the Disclosure Letter sets forth a correct and complete list of the following Contracts to which H&G is a party or under which H&G has continuing Liabilities that fall within the following categories (collectively, the “H&G Material Contracts”):
(1)any lease or sublease related to the H&G Leased Real Property;
(2)any Contract (excluding any Employee Benefit Plan set forth on Section 4.17(a) of the Disclosure Letter) for the purchase of services or products providing for either (A) annual payments by H&G of $50,000 or more; or (B) anticipated receipts by H&G of more than $50,000 in any calendar year;
(3)any Contract that provides for indemnification by H&G entered into outside of the ordinary course of business consistent with past practice;

(4)any Contract that relates to the sale of any of H&G’s assets, other than in the ordinary course of business consistent with past practice;
(5)any partnership, joint venture or other similar Contract;
(6)any Contract relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which H&G has continuing obligations following the Effective Date;
(7)any Contract as obligor or guarantor relating to Indebtedness;
(8)any Contract that limits, purports to limit, impedes, interferes with or restricts the ability of H&G or any of its Affiliates to (A) compete with any Person in a product line or line of business, (B) operate in any geographic location, (C) engage in any line of business, or (D) solicit for employment, hire or employ any Person;
(9)any material option, license, franchise or similar Contract;
(10)any Contract that obligates H&G to conduct business on an exclusive or preferential basis, that contains a “most favored nation” or similar covenant with any Person or that contains an exclusivity, requirements, “take or pay” or similar provision binding on H&G;
(11)any Contract with a Governmental Authority;
(12)any Contract pursuant to which H&G grants or is granted a license or right to use, or covenant not to be sued under, any Intellectual Property Rights other than (A) licenses for commercially available Software that are generally available on nondiscriminatory pricing terms which have an aggregate annual cost of $50,000 or less, and (B) non-exclusive licenses granted to, or by, H&G in the ordinary course of business consistent with past practice;
(13)any Contracts between or among H&G, on the one hand, and any Seller, any Affiliate of any Seller or any other Company, on the other hand, but not including any Contracts regarding any Employee Benefit Plan set forth on Section 4.17(a) of the Disclosure Letter;
(14)any collective bargaining agreement to which H&G is a party and any other Contract with a labor union or association representing any H&G Business Employee; or
(15)any employment, change of control, severance, consulting or restrictive covenant Contract with any current or former (A) officer, director or manager of H&G, (B) any H&G Business Employee (other than oral employment Contracts terminable at will without any further obligation of H&G), or (C) independent contractor;

(16)any Contract pursuant to which a consent or waiver of, or notice to, a counterparty thereto is required in connection with the consummation of the Transactions;
(17)any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any assets, rights or properties of H&G;
(18)any manufacturing Contract;
(19)any Contract relating to the distribution, marketing or advertising of any of the H&G Products;
(20)any Contract between H&G, on the one hand, and any distributors, manufacturers’ agents or selling agents, on the other hand, or pursuant to which H&G sells or distributes products or pays a commission to a Person with respect to the sale of the H&G Products;
(21)any Contract with an H&G Material Customer, other than purchase orders entered into in the ordinary course of business consistent with past practice;
(22)any Contract with an H&G Material Supplier; and
(23)any Contract which is not otherwise described in clauses (i)-(xxii) above that is material to H&G.
(ii)H&G has made available to Buyer a correct and complete copy of each H&G Material Contract. Each Contract to which H&G is a party is in full force and effect and is a legal, valid and binding obligation of H&G enforceable in accordance with its respective terms against H&G and, to the Knowledge of H&G, each other party to such Contract subject, in the case of enforceability, to the Enforceability Exception, and there is no existing default or breach by H&G under any such Contract (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) and, to the Knowledge of H&G, there is no such default or breach (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) with respect to any other party to any such Contract. There has not been any written notice to or, to the Knowledge of H&G, threat to terminate any Contract to which H&G is a party. To the Knowledge of H&G, no event has occurred which (with or without notice or lapse of time or both) permits any termination, modification or acceleration of payment, or requires any payment, under any Contract to which H&G is a party.
Section j.Litigation. Except as set forth on Section 4.10 of the Disclosure Letter, H&G is not (and has not been since the Lookback Date) a claimant or defendant in, or otherwise a party to, any Legal Proceeding or, to Knowledge of H&G, threatened Legal Proceeding against H&G or otherwise affecting or involving the H&G Business or the assets of H&G. To the Knowledge of H&G, there is no investigation or review pending or threatened by any Governmental Authority with respect to H&G or the H&G Business. There are no Orders of, or

before, any Governmental Authority against H&G or under which H&G is subject to ongoing obligations.
Section k.Compliance with Laws; Permits; Anti-Corruption Laws.
(i)H&G is, and since the Lookback Date has been, in compliance in all material respects with all Laws.
(ii)H&G holds all material licenses, sublicenses, permits, general permit coverage, approvals, certificates, certifications, registrations, exemptions, variances, permissive uses, consents, and other authorizations of any nature, in each case, issued or granted by or obtained from a Governmental Authority and any renewals thereof, necessary for operation of the H&G Business (collectively, the “H&G Permits”). All of the H&G Permits are in good standing and in full force and effect. H&G is in compliance in all material respects with the terms of the H&G Permits, and there are no Legal Proceedings pending or, to the Knowledge of H&G, threatened that would reasonably be expected to result in the revocation or termination of any of the H&G Permits. No condition, fact or circumstance exists that would result in, or would be likely to result in, the revocation, limitation, nonrenewal or denial of any of the H&G Permits necessary or advisable for the lawful conduct of the H&G Business.
(iii)Since the Lookback Date, none of H&G nor any of its directors, managers, officers or employees, or to the Knowledge of H&G, any agent or other person acting on behalf of H&G has, directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, the Foreign Corrupt Practices Act of 1977 or any anti-corruption Law (collectively, the “Anti-Corruption Laws”), nor (i) used any funds of H&G for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of H&G, or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services. No Legal Proceeding by or before any Governmental Authority involving H&G or any of its directors, managers, officers, employees, agents or other Persons acting on their behalf, with respect to any Anti-Corruption Law is pending or, to the Knowledge of H&G, threatened, nor have any disclosures been submitted by H&G to any Governmental Authority with respect to potential violations of any Anti-Corruption Law by any such Person.
(iv)Since the Lookback Date, neither H&G nor any of its directors, managers, officers or employees, or, to the Knowledge of H&G, any agent or other Person acting on behalf of H&G has, directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, the Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) or any other anti-money laundering Law applicable to it (“AML Laws”).  Neither H&G nor any of its directors, managers, officers or employees, or, to the Knowledge of H&G, any agent or other Person acting on behalf of H&G has, directly or indirectly, (i) used any funds of H&G to engage in illegal conduct under any applicable Laws, (ii) engaged in transactions intended to or having the effect of disguising the nature, location, source, ownership or control of funds, (iii) engaged in transactions involving funds that are the proceeds of unlawful activity, or (iv) engaged in a financial transaction designed in whole or in part to avoid a financial reporting requirement under any applicable Law.  No Legal Proceeding involving H&G or any of its directors, managers, officers, employees, agents or other Persons acting on their behalf, with respect to any AML Law is pending or, to the Knowledge of H&G, threatened, nor have any disclosures been submitted by H&G to any Governmental Authority with respect to potential violations of any AML Law by any such Person.
(v)Since the Lookback Date, H&G has conducted its import and export transactions in accordance with all applicable U.S. import, export and re-export Laws and controls and all other applicable import, export and re-export Laws and controls in other countries in which H&G conducts business.
Section l.Products; Recalls.
(i)Section 4.12(a) of the Disclosure Letter contains a list of all jurisdictions in which H&G has registered any of the H&G Products. H&G and the H&G Products are, and since the Lookback Date have been, in compliance in all material respects with (1) the applicable Laws administered by the United States Environmental Protection Agency (the “EPA”) and any applicable Laws administered by any other federal, international, state or local Governmental Authority responsible for regulating the manufacture, storage, distribution, sale, safety, packaging, labeling or advertising of the H&G Products (together with the EPA, collectively, the “Product Authorities” and such Laws, collectively, “Product Laws”), and (2) all terms and conditions imposed in any H&G Permits granted to H&G by any of the Product Authorities. The H&G Products are, and since the Lookback Date have been, (i) properly manufactured, produced, processed, handled, distributed and stored, are not adulterated and are properly packaged, labeled and advertised and fit for the use for which they are intended, (ii) of good and merchantable quality and condition, (iii) shipped in interstate commerce in accordance with the Product Laws, (iv) registered in all jurisdictions required by applicable Law, and (v) in conformity with all express and implied warranties and guaranties. To the Knowledge of H&G, the suppliers and subcontractors of H&G are compliant in all material respects with all Laws, and H&G is, and to the Knowledge of H&G, the suppliers and subcontractors of H&G are, not in breach of quality control, product safety, product integrity, facility certification or any similar obligations imposed in Contracts with third parties for the supply of the H&G Products.
(ii)H&G has made available to Buyer the standard terms and conditions of sale for all the H&G Products (containing applicable guaranty, warranty and similar indemnity provisions).  None of the H&G Products is subject to any guaranty, warranty or other indemnity beyond such standard terms and conditions of sale, except for warranties arising under applicable Laws.  None of the H&G Products is or has been found to be misbranded, packaged, labeled or advertised in a manner contrary to Law or that is, or could reasonably be construed to be, false or misleading under applicable Law.
(iii)Since the Lookback Date, H&G has not received and is not subject to, (1) any letter, notice or other written adverse communications from EPA regarding compliance with Law, or

(2) any written adverse communications from other Product Authorities regarding compliance with any Law relating to the manufacture, storage, distribution, sale, safety, packaging, labeling or advertising of H&G Products; or (3) any written adverse communication or notice of violation from any consumer or individual acting in the public interest, or any attorney acting on behalf of any consumer of individual acting in the public interest. There are no claims or demands pending, or, to the Knowledge of H&G, threatened, against H&G for indemnification from any distributors or retailers regarding voluntary or mandatory recalls or market withdrawals.  Since the Lookback Date, H&G has not received written notice of, or been subject to, any claim or finding of deficiency or non-compliance, penalty, fine or sanction, request for corrective or remedial action or other compliance or enforcement action with respect to any Product Authorities, in respect of any of (i) the H&G Products, (ii) the ingredients in the H&G Products, or (iii) the facilities at which the H&G Products are manufactured, packaged, stored, or distributed. Since the Lookback Date, H&G has not received written notice of, or been subject to, (A) any notice of claim, demand letter, notice of violation, or similar communication from or on behalf of an individual, consumer, retailer or distributor, or (B) any claim for defense and/or indemnification from or on behalf of any distributor or retailer concerning any claim or allegation of personal/bodily injury, property damage, or false or misleading labeling or advertising with respect to the H&G Products.
(iv)Since the Lookback Date, H&G has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the H&G Products. To the Knowledge of H&G, there is no reason to believe that a basis for a recall or withdrawal of any of the H&G Products may be required under any Law applicable to H&G and no recall has been threatened by any Governmental Authority and no recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the H&G Products is being considered by H&G.
Section m.Title to Assets; No Other Business; Condition.
(i)H&G has good, valid and marketable title to, or a valid leasehold or license interest in, all of the property and assets of H&G (including the H&G Leased Real Property and the H&G Intellectual Property Rights), free and clear of all Liens, except Permitted Liens. Such property and assets constitutes all of the assets, rights and properties necessary and sufficient for H&G to operate the H&G Business immediately after the Closing in the same manner as conducted by H&G in the one year period prior to the Closing Date. H&G does not engage in any business other than the H&G Business.
(ii)All of the tangible properties and assets of H&G (including the building(s) and other improvements on the H&G Leased Real Property but excluding inventory) are (i) free from defects or other deficiency (whether in design or manufacture), (ii) usable in the regular and ordinary course of business consistent with past practice, (iii) in conformity with all applicable Laws and H&G Permits relating to their manufacture, use and operation, (iv) in good operating condition and repair, ordinary wear and tear excepted, (v) to the Knowledge of H&G, structurally sound, and (vi) adequate for the purposes for which such properties and assets are being used by H&G.
Section n.Real Property.
(i)H&G does not own any real property. Section 4.14(a) of the Disclosure Letter contains a correct and complete list of all real property leased (whether as landlord or tenant) or occupied by H&G, and the lessor or lessee of such property (the “H&G Leased Real Property”). H&G has a valid leasehold interest in the H&G Leased Real Property.
(ii)Neither the whole nor any portion of the H&G Leased Real Property has been condemned, requisitioned, expropriated or otherwise taken by any Governmental Authority and, to the Knowledge of H&G, no such condemnation, requisition, expropriation or taking is threatened or contemplated. There are no pending or, to the Knowledge of H&G, threatened changes to any applicable codes or zoning requirements affecting or against all, any portion of the H&G Leased Real Property. There are no public improvements which have been ordered, commenced or completed and for which an assessment may be levied against the H&G Leased Real Property, or planned improvements which may result in any assessment against the H&G Leased Real Property, in each case that would result in a Liability of H&G. There is no Lien applicable to the H&G Leased Real Property that would impair the current use or the occupancy of such H&G Leased Real Property by H&G. All buildings, structures, fixtures, and appurtenances comprising part of the H&G Leased Real Property were constructed or installed in all material respects in accordance with applicable Law and are, to the Knowledge of H&G, structurally sound and in good condition and repair (normal wear and tear excepted), and do not encroach on any property owned by any other Person, and there are no violations of any Law affecting any portion of the H&G Leased Real Property, including violations of any Laws regulating building, zoning, fire, safety, environmental, traffic, flood control or health, and no notice of any such violation has been issued by any Governmental Authority.
(iii)All improvements to the H&G Leased Real Property (including mechanical, electrical and plumbing systems serving such improvements) are in good condition and repair (normal wear and tear excepted), and, to the Knowledge of H&G, such improvements are free from structural defects. There are no continuing maintenance, repair or capital improvement obligations with respect to the H&G Leased Real Property set forth in the lease for the H&G Leased Real Property that have not been satisfied by H&G. There are no improvements or additions that are required to be removed by H&G pursuant to the lease for the H&G Leased Real Property upon termination of any lease or sublease relating to the H&G Leased Real Property. There are no damages, conditions or repairs that the lessee would be obligated to repair, restore or remediate upon termination of such lease or sublease. The H&G Leased Real Property is supplied with utilities and other services adequate for the operation of such H&G Leased Real Property, including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities. H&G has obtained all agreements or other rights from any other Person necessary to permit the lawful use and operation by H&G of the facilities located on the H&G Leased Real Property or any driveways, roads and other means of egress and ingress to and from the H&G Leased Real Property, and each such agreement or other right is in full force and effect.

(iv)There are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the H&G Leased Real Property or any portion thereof or interest therein to which H&G is a party or is otherwise bound. The H&G Leased Real Property is not shared by H&G, on the one hand, and any other Person (including another Company), on the other hand, or used for any business other than the Business. H&G has the right to quiet enjoyment of all of the H&G Leased Real Property in accordance with applicable Law. There has been no disturbance of, or challenge to, H&G’s quiet possession of any H&G Leased Real Property for the full term of any applicable lease and any renewal option related thereto.
(v)There is no pending or, to the Knowledge of H&G, threatened Legal Proceeding against or affecting the H&G Leased Real Property.
(vi)(i) No portion of the H&G Leased Real Property is located within a flood hazard area; and (ii) no portion of the H&G Leased Real Property constitutes jurisdictional wetlands under Environmental Laws.
(vii)No impact fees have been imposed, assessed or levied against the H&G Leased Real Property for which H&G is liable. To the Knowledge of H&G, no impact fees are contemplated by any Governmental Authority to be imposed, assessed or levied against the H&G Leased Real Property, and any impact fees imposed, assessed or levied upon the H&G Leased Real Property for which H&G is liable have been paid in full.
Section o.Intellectual Property.
(i)Section 4.15(a) of the Disclosure Letter contains a list including, where applicable, the filing, registration, or issuance date, application number, registration or issuance number, owner, and jurisdiction, of all (i) registrations or issuances of any H&G Intellectual Property Rights, (ii) pending applications for registration of any H&G Intellectual Property Rights, (iii) Contracts under which H&G has granted or licensed to any third party any Intellectual Property Rights and/or H&G Intellectual Property Rights, (iv) Contracts under which a third party has granted or licensed to H&G any Intellectual Property Rights, (v) Software, (vi) trade secrets, (vii) unregistered Marks, and (viii) Domain Names, in each case owned or purported to be owned by, licensed by, licensed to or used by H&G or otherwise necessary to or used in the operation of the H&G Business (categorized by type (e.g., Patents, Marks, Domain Names, Copyrights, Contracts, trade secrets and Software)) and whether such Patents, Marks, Domain Names, Copyrights, Contracts, trade secrets and Software are owned, licensed by, licensed to or used by H&G. The H&G Intellectual Property Rights listed in Section 4.15(a) of the Disclosure Letter are valid and enforceable. All required filings and fees related to the Registered Intellectual Property owned by H&G have been timely submitted and paid to the appropriate Governmental Authority. All Registered Intellectual Property owned by H&G has been duly filed, registered or issued, as the case may be, with the appropriate Governmental Authority and has been properly maintained and renewed in accordance with all applicable Laws in all material respects. The formulas for each of the H&G Products produced by or on behalf of H&G have been recorded in written or electronic form so that H&G can produce such H&G Products after the Closing in the same manner as they were produced before the Closing and H&G has not disclosed those formulas to any Person that was not subject to an obligation of confidentiality and has otherwise taken all steps to protect the trade secret status of such formulas.
(ii)H&G owns, exclusively and beneficially, free and clear of all Liens (other than Permitted Liens), all rights, title, and interests in and to the Intellectual Property Rights owned by H&G, and has the valid right to use, free and clear of all Liens (other than Permitted Liens), all of the other Intellectual Property Rights used by H&G, and no Intellectual Property Rights owned by H&G are in the control of any Person other than H&G. No H&G Intellectual Property Right is subject to any outstanding Order or Contract restricting the use thereof by H&G or restricting the licensing thereof by H&G to any Person.
(iii)The operation of the H&G Business, as currently conducted by H&G and as conducted since the Lookback Date, and the H&G Intellectual Property Rights owned, licensed or used, by H&G, do not and since the Lookback Date have not infringed, misappropriated, diluted or otherwise violated, and have not since the Lookback Date and do not infringe, dilute, misappropriate, or otherwise violate, the Intellectual Property Rights or other rights of any Person or give rise to an obligation to render an accounting to any Person as a result of co-authorship or co-invention.
(iv)H&G has not received any written notice (including by demand letter or offer to license) alleging that the operation of the H&G Business infringes, and/or its use of any Intellectual Property Rights misappropriates or otherwise violates, the Intellectual Property Rights or any other right of any Person. To the Knowledge of H&G, no Person has infringed, misappropriated, or otherwise violated any H&G Intellectual Property Right. There is no basis for any Legal Proceeding asserting any such infringement or asserting that H&G does not have the legal right to use any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the H&G Business or that H&G unfairly competes with any Person.
(v)The execution and delivery of this Agreement and the consummation of the Transactions will not result in any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the H&G Business ceasing to be available for use in the operation of the H&G Business on terms and conditions identical to those on which such Intellectual Property Rights were used by H&G immediately prior to the Closing.
(vi)All Software used in connection with the H&G Business or otherwise residing on H&G’s computer systems is properly licensed, and H&G has not made any unlicensed copies of such Software except those permitted for archival and back-up purposes. H&G is not, nor, to the Knowledge of H&G, is any other party, in breach of or in default under any such license or other Contract, and each such license and other Contract is valid and in full force and effect. H&G owns all licenses necessary to use the Software used in the operation of its H&G Business, to the Knowledge of H&G, without claims of infringement or other violation of rights of the owner of such Software. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such license or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(vii)H&G has the right to use, sell, license, dispose of, sublicense, and freely assign, and has the right to bring actions for the infringement or misappropriation of, any of the H&G Intellectual Property Rights. H&G is not under any obligation to pay any royalty, license fee, or other similar consideration to any Person or to obtain any approval or consent for use of any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the H&G Business.
(viii)Any Software created or developed by H&G or on its behalf is free and clear of any defects, malware, viruses, or other malicious code. The use, sale, or licensing of any Software created or developed by H&G or on its behalf is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring (as a license condition or otherwise) H&G to disclose, assign, or license any source code or any other content associated with the any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the H&G Business.
(ix)Except as set forth on Section 4.15(i) of the Disclosure Letter, each current and former employee of H&G and any current or former independent contractor or other Person retained by H&G who, either alone or in concert with others, created or creates, developed or develops, invented or invents, discovered or discovers, derived or derives, programmed or programs, or designed or designs any of the H&G Intellectual Property Rights, has entered into a written agreement with H&G (i) presently assigning all rights in such Intellectual Property Rights to H&G, and (ii) providing that such employee, independent contractor, or other Person waives any moral rights thereto. Each current and former employee of H&G and any current or former independent contractor or other Person retained by H&G who has had access to or was provided with any material Confidential Information or trade secrets of H&G or any Confidential Information for which H&G is owed or owes a duty of confidentiality to a third Person, has entered into a written agreement with H&G containing reasonable confidentiality obligations to protect such Confidential Information or trade secrets and that are compliant in all material respects with any obligations of confidentiality owed by H&G to any applicable third Person. No former owner, Affiliate, employee, or independent contractor of H&G, or other Person, has any valid claim or right to any of the rights in the H&G Intellectual Property Rights. H&G has used and uses its reasonable efforts to diligently protect its rights in the material Intellectual Property Rights owned by H&G, including the confidential nature of all trade secrets (including any trade secrets of third parties to whom H&G owed or owes a duty of confidentiality), and there have been no acts or omissions by H&G, the result of which would be to compromise the rights of H&G in any material respect (or Buyer after the Closing Date) to apply for or enforce appropriate legal protection afforded by such Intellectual Property Rights owned by H&G in the manner in which H&G’s business is currently operated or that would result in the abandonment, dedication to the public domain, or loss of any rights in or to any such Intellectual Property Rights. H&G has not and has not been in violation of any confidentiality obligation owed to any other Person in any material respect.
(x)H&G owns or has exclusive control over all Domain Names comprising the Intellectual Property Rights owned by H&G (including all login or access credentials for any social media accounts and Domain Name registrations) and no single employee, contractor or other Person owns, maintains, or controls such login or access credentials.
(xi)Except as would not result in a material Liability to H&G, H&G has all consents, authorizations, permissions, and/or waivers necessary to use any names, images, likenesses, quotes, or other personal indicia of any Person as used by H&G, and such consents, authorizations, permissions shall survive the Closing.
Section p.Labor Relations.
(i)H&G is, and has been since the Lookback Date, in compliance in all material respects with all Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans. H&G is, and has been since the Lookback Date, in compliance in all material respects with all applicable employee visa and work permit requirements.
(ii)The employees of H&G are, and have been since the Lookback Date, properly classified under the Fair Labor Standards Act of 1938, and under any similar Law of any state applicable to such employees. H&G is not delinquent with respect to, nor has it failed to pay any of its employees, consultants or contractors for any wages due, including overtime wages, salaries, commissions, bonuses, or other compensation, of any nature whatsoever, for any services performed by them or amounts required to be reimbursed to such individuals.
(iii)(i) H&G is not a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Knowledge of H&G, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any H&G Business Employee since the Lookback Date, (ii) there is, and since the Lookback Date, there has been, no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of H&G, threatened against H&G, and (iii) there are no unfair labor practice complaints pending or, to the Knowledge of H&G, threatened against H&G before any Governmental Authority.
(iv)Set forth on Section 4.16(d) of the Disclosure Letter is a correct and complete list of each H&G Business Employee and each employee’s: (i) name; (ii) title or position; (iii) whether full-time or part-time; (iv) hire date; (v) current annual base compensation or rate of pay; and (vi) current commission, bonus or other incentive-based compensation (the “H&G Employee List”).
(v)Except as set forth on Section 4.16(e) of the Disclosure Letter, the employment of each H&G Business Employee is terminable at will and H&G does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any H&G Business Employee. To the Knowledge of H&G, none of the H&G Business Employees intends to terminate his or her employment with H&G. H&G is not engaged in any material dispute or litigation with any H&G Business Employee.

(vi)H&G is not a party to any settlement agreement with a current or former director, officer, manager, employee or independent contractor that involves allegations relating to sexual harassment by a director, officer, manager, employee or independent contractor of H&G. To the Knowledge of H&G, since the Lookback Date, no allegations of sexual harassment have been made against a director, officer, manager, employee or independent contractor of H&G.
Section q.Employee Benefit Plans.
(i)Set forth on Section 4.17(a) of the Disclosure Letter is a correct and complete list of each material H&G Employee Benefit Plan in which any H&G Business Employee participates. For each Employee Benefit Plan listed on Section 4.17(a) of the Disclosure Letter, H&G has made available to Buyer: (i) the current plan document (or, in the case of a material unwritten H&G Employee Benefit Plan, a written description thereof) and all amendments thereto, (ii) the current summary plan description and summaries of material modifications, (iii) to the extent applicable, a favorable determination or opinion letter from the IRS. In addition for each H&G Employee Benefit Plan, H&G has made available to Buyer: (i) all current trust agreements, custodial agreements, investment management or investment advisory agreements, insurance contracts or other funding arrangements thereto, (ii) evidence of satisfaction of nondiscrimination testing for the most recent plan year, (iii) all pending applications or filings made by or on behalf of any H&G Employee Benefit Plan for any amnesty, voluntary compliance or similar program sponsored by any Governmental Authority and (iv) copies of material notices, letters, or other correspondence from the IRS, the Pension Benefit Guaranty Corporation, and the United States Department of Labor received since the Lookback Date.
(ii)H&G does not maintain, sponsor, or contribute to and has not maintained, sponsored, or contributed to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan. Neither H&G nor any member of the Controlled Group currently has, or has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan for which, in any case H&G would reasonably be expected to have any Liability after the Closing. The Transaction is not a transaction described in Section 4069 or 4212(c) of ERISA.
(iii)Each H&G Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on an opinion letter from the IRS or has timely applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and, to the Knowledge of H&G, no event has occurred and no conditions exist that would be expected to result in the revocation of its qualified status or the revocation any such determination letter or opinion letter.
(iv)Except as set forth on Section 4.17(d) of the Disclosure Letter, each H&G Employee Benefit Plan has been established, maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all Laws, including without limitation, ERISA, the Code, the Consolidated Omnibus Budget and Reconciliation Act of 1985 and the Health Insurance Portability and Accountability Act of

1996. H&G has made full and timely payment of all contributions required to be made to any H&G Employee Benefit Plan by the terms of such plan or under Law. All contributions which are required to be made by H&G to any H&G Employee Benefit Plan for any period ending prior to the Closing Date, but which are not due by the Closing Date and all benefits accrued under any unfunded H&G Employee Benefit Plan are properly accrued in the H&G Closing Net Working Capital. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the H&G Employee Benefit Plans that could reasonably be expected to result in any material Liability or excise Tax under ERISA or the Code being imposed on H&G.
(v)There is no pending or, to the Knowledge of H&G, threatened, assessment, complaint or Legal Proceeding with respect to any H&G Employee Benefit Plan (other than routine claims for benefits). No H&G Employee Benefit Plan is currently the subject of an audit or examination of a Governmental Authority.
(vi)None of the H&G Employee Benefit Plans in which H&G Business Employees or former employees of H&G participate provide retiree health or welfare insurance benefits to any current or former employee (or their spouses or dependents) of H&G except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other Law.
(vii)Nothing has occurred with respect to any H&G Employee Benefit Plan that has subjected or could reasonably be expected to subject H&G, or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 or 4980H of the Code.
(viii)Each H&G Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code. H&G does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise Taxes, interest, or penalties incurred pursuant to Section 409A of the Code.
(ix)H&G is not under any obligation (express or implied) to modify any H&G Employee Benefit Plan, except as required by Law, or to establish any new Employee Benefit Plan. Each H&G Employee Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to Buyer, H&G or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.
(x)Neither the execution, delivery and performance by H&G of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent event), (i) entitle any H&G Business Employee or service provider of H&G to severance pay, unemployment compensation, a change of control payment, retention payment, or any other payment or benefit from H&G, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits (including funding of compensation or benefits through a trust or otherwise) due any H&G Business Employee or service provider of H&G.
Section r.Environmental Matters.

(i)H&G is, and has been since the Lookback Date, in compliance in all material respects with all applicable Environmental Laws.
(ii)H&G possesses and is in compliance in all material respects with all Environmental Permits, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Laws. With respect to any such Environmental Permits, H&G has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and H&G is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any written communication regarding any material adverse change in the status or terms and conditions of the same. H&G has obtained all necessary approvals from each applicable Governmental Authority for the importation of any fertilizer or pesticide into the United States.
(iii)All H&G Products which H&G sells, distributes or otherwise causes to be entered into commerce have been labeled accurately and in accordance with all Environmental Laws and in accordance with applicable industry standards including standards of the Association of American Plant Food Control Officials (“AAPFCO”). H&G has obtained all required certifications with respect to any H&G Product that is labeled as “organic” including from the Organic Materials Review Institute, AAPFCO, or other from each applicable third-party or Governmental Authority, and meets all requirements with respect to any H&G Product that is labeled as “organic” pursuant to National Organic Standards or any other standard. H&G has adequate processes and systems in place and has adequately educated its personnel in a manner consistent with common industry practice, to comply with all federal, state and local Laws relating to handling and labeling of organic products, including the National Organic Standards as promulgated by the U.S. Department of Agriculture (“USDA”). Any product which H&G imports for sale as organic has been approved by the National Organic Program of USDA’s Agricultural Marketing Service. All organic product certifications are listed on Section 4.18(c) of the Disclosure Letter, and are in full force and effect.
(iv)(i) Since the Lookback Date, no written notice of violation, order, request for information, indemnity obligation, claim, complaint or penalty has been received by H&G, and (ii) there are no Legal Proceedings pending or, to the Knowledge of H&G, threatened against H&G, in the case of each of (i) and (ii), that alleges a violation of or Liability under any Environmental Laws by H&G that has not been settled, dismissed, paid or otherwise resolved. Since the Lookback Date, there have been no regulatory compliance inspections at any H&G Leased Real Property by any Governmental Authority that have not been resolved to the satisfaction of the applicable Governmental Authority.
(v)H&G has not received any notice from a Governmental Authority or other Person that H&G is (i) in violation of any Environmental Laws or (ii) subject to any Liability arising under Environmental Laws or any material investigation, remediation or corrective obligation relating to H&G or any H&G Leased Real Property.
(vi)There has been no Release at any H&G Leased Real Property of Hazardous Substances in violation of Environmental Laws as a result of any operations or activities of H&G or, to the

Knowledge of H&G, its contractors or third party operators that would reasonably be expected to result in a Liability of H&G.
(vii)No Hazardous Substances are present at, on, in or under any H&G Leased Real Property or any real property formerly owned or leased by H&G in violation of or giving rise to a Liability of H&G under applicable Environmental Laws.
(viii)No real property currently or formerly owned, operated or leased by H&G is listed on, or has been proposed for listing on, the National Priorities List (or Comprehensive Environmental Response, Compensation and Liability Information System List) under CERCLA, or any similar state list.
(ix)H&G has made available to Buyer copies of all environmental reports, studies and assessments concerning the real property currently or formerly owned, operated or leased by H&G that are in the possession, custody or control of or readily obtainable by H&G or any of its Affiliates pertaining to any Release, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Substances.
Section s.Taxes.
(i)H&G is, and has been at all times since March 10, 2015, a validly electing S corporation (within the meaning of Section 1361(a) of the Code and any similar or analogous provisions of state or local Law).
(ii)All income and other material Tax Returns required to be filed on or before the Closing Date by H&G have been, or will be, timely filed. Such Tax Returns are, or will be, correct and complete in all material respects. All Taxes due and owing by H&G (whether or not shown on any Tax Return) have been timely paid. H&G currently is not the beneficiary of any extension of time within which to file any Tax Return.
(iii)H&G has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of Law. H&G has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as independent contractors for purposes of the Code and the Treasury Regulations.
(iv)H&G has not received any written claim from any Taxing Authority in any jurisdiction where H&G does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(v)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of H&G.
(vi)The amount of H&G’s Liability for unpaid Taxes (i) did not, as of December 31, 2020, exceed the amount of reserves for Taxes (excluding reserves for deferred Taxes established to reflect differences between book and Tax income) reflected on the Audited Financial Statements and (ii) do not exceed the reserves (excluding reserves for deferred Taxes established to reflect differences between book and Tax income) set forth on the face of such Audited Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of H&G in filing Tax Returns (and which reserves shall not exceed comparable amounts incurred in similar periods in prior years).
(vii)There are no ongoing examinations by Taxing Authorities of H&G.
(viii)All deficiencies asserted, or assessments made, against H&G by any Taxing Authority have been fully paid.
(ix)H&G is not a party to any Legal Proceeding, audit or examination with or by any Taxing Authority. H&G has received no written notice of any pending or threatened Legal Proceedings, audits or examinations by any Taxing Authority against H&G.
(x)H&G has made available to Buyer correct and complete copies of (i) all of the federal income Tax Returns of or relating to H&G for taxable periods ending after December 31, 2016, (ii) any state, local or foreign Tax Returns of or relating to H&G for taxable periods ending after December 31, 2016, and (iii) any audit report or statement of deficiencies assessed against, agreed to by, or with respect to H&G for all Tax periods ending after December 31, 2016.
(xi)There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of H&G.
(xii)No private letter rulings, technical advice memoranda or similar Contracts or rulings have been requested, entered into or issued by any Taxing Authority with respect to H&G.
(xiii)H&G has never been a member of an affiliated, combined, consolidated or unitary group or similar group for Tax purposes. H&G has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.
(xiv)Neither H&G, Buyer nor any of their Affiliates will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable periods or portion thereof ending after the Closing Date with respect to H&G as a result of:
(1)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(2)an installment sale or open transaction occurring on or prior to the Closing Date;
(3)a prepaid amount received on or before the Closing Date;

(4)interest held by H&G in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951 of the Code;
(5)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law;
(6)intercompany transactions occurring prior to the Closing Date or any excess loss account in existence prior to the Closing Date described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law);
(7)the completed contract method of accounting or the long-term contract method of accounting, or any comparable provision of state or local, domestic or foreign, Tax Law; or
(8)any election under Section 108(i) of the Code (or similar provision of any state, local or foreign Law); or
(9)any debt instrument held prior to the Closing that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code.
(xv)Neither H&G, Buyer nor any of their Affiliates will be required to include any item of income in its taxable income under Section 951(a) or Section 951A of the Code (or any similar provision of state, local or foreign Law) with respect to H&G attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state, local or foreign Law) that is related or attributable to H&G, or the income, assets or operations of H&G, (ii) direct or indirect holding of “United States property” within the meaning of Section 956 of the Code (or any similar provision of state, local or foreign Law) that is related or attributable to H&G, or the income, assets or operations of H&G, or (iii) “global intangible low-taxed income” as defined in Section 951A of the Code, in each case, with respect to any Pre-Closing Tax Period.
(xvi)H&G is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(xvii)Except as set forth on Section 4.19(q) of the Disclosure Letter, H&G is not and has not been a party to or bound by any tax indemnity Contract, tax sharing Contract, tax allocation Contract or similar Contract.
(xviii) H&G will not be required to make a payment after the Closing as a result of an election under Section 965 of the Code made prior to the Closing

(xix)No property owned by H&G is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(xx)Set forth on Section 4.19(t) of the Disclosure Letter contains a list of all jurisdictions in which H&G currently files (or has filed in the immediately preceding taxable year) income and other material Tax Returns.
(xxi)H&G is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(xxii)H&G is not a party to any joint venture, partnership or other Contract which could be treated as a partnership for federal income Tax purposes.
(xxiii)There are no outstanding (i) powers of attorney affirmatively granted by H&G concerning any Tax matter, or (ii) Contracts entered into with any Taxing Authority that would have a continuing effect after the Closing Date.
(xxiv)H&G is in compliance with all terms and conditions of all Tax grants, credits, abatements and other similar incentives granted or made available by any Taxing Authority for the benefit of H&G and the consummation of the Transactions do not adversely affect H&G’s ability to benefit from any such Tax grant, credit, abatement or other similar incentive in any taxable period ending after the Closing Date.
(xxv)H&G has timely and properly collected all sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authority. H&G has timely and properly requested, received and retained all necessary exemption certificates, including resale certificates, and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.
(xxvi)H&G has not deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 455 or 456 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).
(xxvii)H&G does not have a permanent establishment (within the meaning of the applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized. H&G has not entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8.
(xxviii)No Section 197 intangible (within the meaning of Section 197 of the Code) of H&G will be subject to the anti-churning rules of Section 197(f)(9) of the Code or Treasury Regulations Section 1.197-2(h) as a result of the Transactions.

(xxix)Within the past three (3) years, H&G has not been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(i)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law).
(xxx)H&G is in compliance with all state unclaimed property Laws and has remitted to the appropriate states all unclaimed property in accordance with relevant state unclaimed property Laws and the priority rules established with respect thereto.
(xxxi)H&G has not (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) pursuant to Section 2302 of the CARES Act or (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.
For purposes of this Section 4.19, H&G shall be deemed to include any predecessor of H&G, any Person which merged, converted or was liquidated with and into H&G or any Person from which H&G incurs a Liability for Taxes as a result of transferee Liability.
The representations and warranties in this Section 4.19 shall constitute the sole and exclusive representations and warranties regarding any Tax matters relating to H&G, including any representations or warranties regarding compliance with Tax Laws, the filing of Tax Returns, liability for Taxes, the payment of any Taxes and the accrual for Taxes on any financial statements or books and records. No representation or warranty in this Section 4.19 shall be made with respect to the use or availability of any net operating loss or Tax credit in any Tax period (or portion thereof) beginning after the Closing Date.
Section t.Material Customers and Material Suppliers. Set forth on Section 4.20(a) of the Disclosure Letter is a list of the H&G Material Customers and H&G Material Suppliers. Such information was produced from the books and records of H&G and is correct and complete. Since the Lookback Date, no H&G Material Customer or H&G Material Supplier has discontinued or materially reduced, or provided written notice of its intention to discontinue or materially reduce, or to the Knowledge of H&G, intends to discontinue or material reduce, its business relationship with H&G or the H&G Business. No H&G Material Customer or H&G Material Supplier has modified the material terms of its business relationship with H&G or the H&G Business. H&G is not involved in any material dispute with any customer or supplier of H&G or the H&G Business. Except as set forth on Section 4.20(b) of the Disclosure Letter, H&G does not sell any H&G Products or sell any services directly to (i) any cannabis growers, or (ii) any distributors or retailers that sell exclusively to Persons that are cannabis growers.  None of the customers set forth on Section 4.20(b) of the Disclosure Letter is a Material Customer.
Section u.Related Party Transactions. Except as set forth on Section 4.21 of the Disclosure Letter, no owner, manager, director, officer or employee of H&G or any member of such owner’s, manager’s, director’s, officer’s or employee’s immediate family, or any Affiliate of any of the foregoing or any entity in which any such Person owns more than a five percent ownership interest (a) is or has since the Lookback Date been (i) a director, officer, manager or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of H&G (other than a Person that has publicly-traded equity securities) (ii) a party to any Contract with or binding upon H&G or any of its assets, rights or properties, (iii) has any interest (real, personal, or mixed and whether tangible or intangible) in any property used in or pertaining to the H&G Business, or (iv) has engaged in any transaction or business dealings with H&G, (b) is owed any money by H&G other than for services rendered in the ordinary course of business consistent with past practice, or (c) owes any money to the Company. Except as set forth on Section 4.21 of the Disclosure Letter, there are no intercompany accounts or Contracts between H&G or any of its Affiliates, on the one hand, and any Company, on the other hand. As of the Closing, there are no Liabilities of any Company to H&G or any of its Affiliates, other than as set forth in this Agreement. Effective as of the Closing, all intercompany accounts between H&G and any of its Affiliates (other than a Company), on the one hand, and any Company, on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany account) without any Tax Liability of any Company or Buyer.
Section v.Data Security.
(i)The data, privacy and security practices of H&G have since the Lookback Date complied in all material respects with, and conformed in all material respects to, all of the (i) H&G Privacy Commitments, (ii) all (A) Laws concerning the privacy, security, or Processing of Personal Information (including all applicable data breach notification Laws, consumer protection Laws, Laws concerning requirements for website privacy policies and practices, social security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications), (B) Federal Trade Commission regulations, guidelines, and staff reports (including Section 5 of the Federal Trade Commission Act), and any interpretive rules and enforcement actions by a state attorney general, and (C) rules of all applicable self-regulatory organizations, including, as applicable, the Payment Card Industry Data Security Standard, in each case as applicable to H&G (collectively, “Privacy Laws”), and (iii) Contracts to which H&G is a party or is otherwise bound. Privacy Laws include, as applicable to H&G, the California Consumer Privacy Act of 2018; the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009; the General Data Protection Regulation (Regulation (EU) 2016/679), and all member state Laws and regulations relating to privacy or data protection; and all implementing and interpretive rules and regulations promulgated under any of the foregoing. H&G has: (i) provided adequate notice and obtained any necessary consents, waivers and approvals from individuals required for the Processing of Personal Information as conducted by or for the H&G Business and required by applicable Privacy Laws and (ii) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Information to the extent required by applicable Privacy Laws (such obligations along with those contained in the Privacy Policies of H&G, collectively, “H&G Privacy Commitments”). “H&G Privacy Policies” means, collectively, H&G’s past or present, internal, employee-facing, or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information. Section 4.22(a) of the Disclosure Letter contains a listing of each such H&G Privacy Policy, and the period of time during which each such H&G Privacy Policy was or has been in effect. None of (i) the execution, delivery and performance of this Agreement, or (ii) the use by Buyer of H&G’s databases or data or other information relating to its customers, end users or data subjects in the same manner in which they are currently used by H&G will cause, constitute, or result in a breach or violation of any Privacy Laws or H&G Privacy Commitments, or any Contracts to which H&G is a party (including the terms of service entered into by users of H&G’s websites), or require the consent of or notice to any individual concerning such individual’s Personal Information. Since the Lookback Date, no disclosure or representation contained in any H&G Privacy Policy has been inaccurate, misleading, deceptive, or in violation of any Privacy Laws. There are no unsatisfied access, right-to-know, or similar requests in respect of Personal Information held by H&G, or any outstanding applications for rectification, transfer, deletion, or erasure of Personal Information. Any vendor, processor, or other third party Processing Personal Information for or on behalf of H&G (collectively, “H&G Subprocessors”) are, and since the Lookback Date have been, in compliance in all material respects with the H&G Privacy Commitments and applicable H&G Privacy Policies. H&G has taken all necessary measures to ensure that each H&G Subprocessor has complied in all material respects with its contractual obligations to H&G concerning the privacy, security, and Processing of Personal Information.
(ii)Since the Lookback Date, no Person has gained unauthorized access to or engaged in unauthorized Processing of, nor has there been any unauthorized disclosure of, (i) any Personal Information held by H&G or any other Person on H&G’s behalf; (ii) Personal Information on any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that Processes Personal Information owned or maintained by H&G or any other Persons on the behalf of H&G ((i) and (ii) collectively, a “H&G Security Breach”). H&G has, since the Lookback Date, used all commercially reasonable, and at minimum, industry-standard, controls, technologies, processes and practices to detect, identify and remediate H&G Security Breaches and provide notification in accordance with applicable Privacy Laws in the case of an H&G Security Breach, and H&G, since the Lookback Date, has required the H&G Subprocessors to do the same. No circumstance has arisen in which applicable Privacy Laws would require H&G to notify a Governmental Authority or other Person of an H&G Security Breach, and H&G has not received from any Governmental Authority or other Person any complaint, claim, investigation, notice, subpoena or other evidence of noncompliance with such Privacy Laws and/or related to any actual, alleged, or suspected H&G Security Breach, and to the Knowledge of H&G, no facts or circumstances exist that would reasonably be expected to give rise to any of the foregoing.
(iii)H&G has comprehensive disaster recovery and security plans and procedures, including a written information security program, that contain adequate and effective administrative, technical, and physical safeguards, designed to protect the continuity, confidentiality, availability, and integrity of the H&G Business, Personal Information, and the computer systems, networks and servers of H&G from failure, unauthorized use, access or other Processing, and H&G is in compliance in all material respects with such plans and procedures. H&G has comprehensive security plans that are reasonably designed to (i) identify internal and external risks to the security of any proprietary and Confidential Information of H&G and any Personal Information held or used by H&G, and (ii) implement, monitor and improve safeguards to control those risks. There have been no actual, attempted, or, to the Knowledge of H&G, threatened breaches of the security of the computer systems, networks or servers of H&G or, to the Knowledge of H&G, any of the agents, representatives or contractors of H&G, or any loss or unauthorized disclosure of Personal Information in the possession, custody, or control of H&G or any of its employees, agents, representatives, or contractors, which required notice to any third Person or Governmental Authority and, to the Knowledge of H&G, there is no reason to expect that such a breach or any other unauthorized use, access, disclosure, or other unauthorized Processing of any Personal Information or any proprietary and Confidential Information of H&G has occurred. Since the Lookback Date, H&G has at least annually performed a security risk assessment and privacy impact assessment and obtained an independent vulnerability assessment performed by a recognized third-party audit firm, and H&G has addressed and remediated all threats or deficiencies identified in each such assessment. The computer hardware, servers, networks, and other information technology equipment or systems owned or used by H&G are reasonably sufficient for operation of the H&G Business as currently conducted. There has been no material disruption of the hardware, servers, networks, and other information technology equipment or systems owned or used by H&G.
(iv)H&G has complied in all material respects with all terms of use, terms of service, and other Contracts, guidelines, and policies relating to its use of social media platforms, sites, or services and there is no reasonable basis to believe that H&G is in violation of any such terms of use, terms of service, Contracts, guidelines, and/or policies.
(v)Since the Lookback Date, H&G has maintained cyber insurance policies that are adequate and suitable for the nature and volume of Personal Information Processed by or on behalf of H&G and its Affiliates, and that are sufficient for compliance with all applicable Privacy Laws. Section 4.22(e) of the Disclosure Letter sets forth a correct and complete list of all pending claims and claims history of H&G under such cyber insurance policies.
Section w.Insurance.
(i)Set forth on Section 4.23(a) of the Disclosure Letter is a correct and complete list of (i) all policies of insurance of H&G currently in effect (but excluding any policies of insurance related to any Employee Benefit Plan set forth on Section 4.17(a) of the Disclosure Letter) (collectively, the “H&G Insurance Policies”), including the carrier, description of coverage, limits of coverage, retention or deductible amounts, amount of annual premiums, and date of expiration with respect to each H&G Insurance Policy, and (ii) all claims in excess of $25,000 made since the Lookback Date under the H&G Insurance Policies or under any prior insurance policies that have been owned or held by H&G or under which H&G or any of its assets or properties have been covered (collectively, the “Historical H&G Insurance Policies”). None of the insurance limits under any of the H&G Insurance Policies or Historical H&G Insurance Policies have been exhausted, and there is no claim pending under any of the H&G Insurance Policies or Historical H&G Insurance Policies relating to H&G or any of its assets or properties for which coverage has been denied by the insurance company or companies providing coverage thereunder. H&G has made available to Buyer correct and complete copies of each H&G Insurance Policy.

(ii)All H&G Insurance Policies are binding, enforceable and in full force and effect and provide insurance in such amounts and against such risks as H&G reasonably has determined to be prudent, taking into account the industries in which H&G operates. H&G is not in breach or default, and H&G has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of the H&G Insurance Policies. To the Knowledge of H&G, no insurer of any H&G Insurance Policy has declared bankruptcy or been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received by H&G with respect to any H&G Insurance Policy, and no event or condition exists or has occurred that could result in cancellation of any H&G Insurance Policy prior to its scheduled expiration date.
(iii)The H&G Insurance Policies are sufficient for compliance by H&G with all requirements of Law and with the requirements of all Contracts to which H&G is a party. H&G has not been refused any insurance with respect to the H&G Business or assets of H&G. No H&G Insurance Policy provides for or is subject to any retroactive rate or premium adjustment, loss sharing arrangement or other Liability arising wholly or partially out of events arising prior to the Closing. H&G has not received any written notice from or on behalf of any insurance carrier issuing any H&G Insurance Policy that insurance rates therefor shall hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any H&G Insurance Policy.
Section x.Inventory. All inventory of H&G consists of new and unused items of a quality, quantity and condition that (a) is useable and saleable in the ordinary course of business consistent with past practice, (b) is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, stale, discontinued or defective, and (c) was manufactured or acquired by H&G in the ordinary course of business consistent with past practice. The quantities of each of the categories of inventory of H&G is at a level normal and adequate for the continuation of the H&G Business in the ordinary course consistent with past practice. H&G is not in possession of any inventory not owned by H&G, including goods already sold. None of the inventory of H&G has been consigned to any Person.
Section y.Accounts Receivable. The accounts receivable of H&G represent valid obligations that arose from bona fide transactions in the ordinary course of business consistent with past practice and are collectible in full, net of any reserves reflected in the H&G Closing Net Working Capital. None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and to the Knowledge of H&G, there are no specific facts that would be likely to give rise to any such claim. The reserves shown on the H&G Financial Statements and the accounting records of H&G are adequate and calculated consistent with past practice.
Section z.COVID-19.

(i)Except as set forth on Section 4.26(a) of the Disclosure Letter, from December 31, 2019 through the Effective Date, H&G has not, in response to COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or an industry group providing for business closures, changes to business operations, “sheltering-in-place,” curfews, quarantine, social distancing, sequester, safety or other similar restrictions that relate to or arise out of COVID-19, (i) furloughed or terminated the employment or service of any H&G Business Employee, or (ii) materially reduced the hours of any H&G Business Employee. No Legal Proceeding is pending against or, to the Knowledge of H&G, is threatened against H&G with respect to anything set forth on Section 4.26(a) of the Disclosure Letter. H&G has promptly and thoroughly investigated all occupational health and safety complaints related to COVID-19. With respect to each known occupational health and safety violation identified and related to COVID-19, H&G has taken prompt corrective action to the extent necessary to prevent further spread of COVID-19 within the workplace.
(ii)H&G is not and has never been a party to any Contract under, and has not otherwise participated in, the United States Small Business Administration’s Paycheck Protection Program created under the CARES Act or any other federal, state or local Governmental Authority’s stimulus program or economic relief plan in connection with COVID-19.
Section aa.Finders’ Fees. Except as set forth on Section 4.27 of the Disclosure Letter, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of H&G, who might be entitled to any fee or commission from H&G in connection with the Transactions.
Section ab.No Additional Representations or Warranties. Except as set forth in Article 3 and Article 4 (including the related portions of the Disclosure Letter) or in any certificate delivered by any H&G Seller or H&G pursuant to this Agreement, none of any H&G Seller, H&G or any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to any H&G Seller or H&G, including any representation or warranty as to the accuracy or completeness of any information regarding H&G furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of H&G, or, to the extent waiveable, any representation or warranty arising from statute or otherwise in Law.
Article 5.
REPRESENTATIONS AND WARRANTIES REGARDING HW SELLERS
Each of the HW Sellers, severally as to himself, herself or itself, represents and warrants to Buyer as follows:
Section a.Existence and Power; Authorization; Enforceability.

(i)Such HW Seller (if such HW Seller is an entity) is duly formed, validly existing and in good standing (or its equivalent) under the Laws of its jurisdiction of formation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Such HW Seller has all requisite corporate, trust or individual, as applicable, power, authority and capacity to enter into this Agreement and the other Transaction Agreements to which such HW Seller is a party, to perform his, her or its obligations hereunder and thereunder (including transferring and delivering to Buyer valid title to the HW Shares) and to consummate the Transactions. The execution, delivery and performance by such HW Seller of this Agreement and the other Transaction Agreements to which such HW Seller is a party, and the consummation by such HW Seller of the Transactions, have been duly and validly authorized by all necessary actions (including any action by the board of directors and stockholders of such HW Seller (if not a natural Person)), and no other action on the part of such HW Seller is necessary to authorize the execution, delivery and performance by such HW Seller of this Agreement and the other Transaction Agreements to which such HW Seller is a party, and the consummation by such HW Seller of the Transactions.
(ii)This Agreement and the other Transaction Agreements to which such HW Seller is a party have been duly executed and delivered by such HW Seller, and assuming the due authorization, execution and delivery by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, this Agreement and the other Transaction Agreements to which such HW Seller is a party constitute the valid, binding and enforceable agreement of such HW Seller, subject to the Enforceability Exception.
Section b.Governmental Consents. No consents, waivers, notices, Permits or exemptions of, or other actions by, or registrations, declarations or filings with, any Governmental Authority are required by such HW Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements, nor the consummation by such HW Seller of the Transactions, other than those set forth on Section 5.02 of the Disclosure Letter (the “HW Seller Governmental Consents”).
Section c.Non-Contravention. Neither the execution, delivery and performance by such HW Seller of this Agreement or any other Transaction Agreement to which such HW Seller is a party nor the consummation by such HW Seller of the Transactions, nor compliance by such HW Seller with any of the terms or provisions of this Agreement or any other Transaction Agreement to which such HW Seller is a party (a) conflict with or violate the Organizational Documents of such HW Seller (if not a natural Person), (b) assuming receipt of the HW Seller Governmental Consents, (i) violate any Law or Order applicable to such HW Seller, or (ii) except as set forth on Section 5.03(b)(ii) of the Disclosure Letter, require any consent, waiver, notice, filing or other action by or with any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract to which such HW Seller is a party or by which its assets are bound, or (c) result in the creation or imposition of any Lien on any asset of such HW Seller or HW, except for any Permitted Liens.

Section d.Title. Such HW Seller is the sole record and beneficial owner, and has good and marketable title to, the number of HW Shares set forth opposite his, her or its name on Exhibit A, free and clear of all Liens except those imposed by applicable securities Laws. The instrument(s) of transfer delivered by such HW Seller to Buyer at the Closing will be sufficient to transfer the entire legal and beneficial ownership of the HW Shares owned by such HW Seller to Buyer and, immediately following the Closing, Buyer will be the record and beneficial owner of such HW Shares, and have good and marketable title to such HW Shares, free and clear of all Liens except those imposed by applicable securities Laws. Such HW Seller (and including for purposes of this sentence the holdings of such HW Seller’s spouse and minor children) does not own fifty percent (50%) or more of the voting Equity Securities of HW and does not have the contractual power to designate fifty percent (50%) or more of the directors of HW. Section 5.04 of the Disclosure Letter sets forth the marital and domestic partnership status of such HW Seller, indicating whether such HW Seller is “Married (as defined in such HW Seller’s state of residence),” a “Domestic Partner (as defined in such HW Seller’s state of residence)” or “Unmarried and not a Domestic Partner”.
Section e.Finders’ Fees. Except as set forth on Section 5.05 of the Disclosure Letter, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of such HW Seller, who might be entitled to any fee or commission from HW or any other Company in connection with the Transactions.
Section f.Litigation. Such HW Seller is not a claimant or defendant in, or otherwise a party to, any Legal Proceeding or, to the Knowledge of such HW Seller, threatened Legal Proceeding against such HW Seller or otherwise affecting such HW Seller that would have or would reasonably be expected to have a Material Adverse Effect or prevent or materially impair such HW Seller’s ability to consummate the Transactions.
Section g.No Additional Representations or Warranties. Except as set forth in this Article 5 and Article 6 (including the related portions of the Disclosure Letter) or in any certificate delivered by such HW Seller or HW pursuant to this Agreement, neither such HW Seller nor HW is making any representation or warranty to Buyer, whether express or implied, with respect to such HW Seller or HW.
Article 6.
REPRESENTATIONS AND WARRANTIES REGARDING HW
Each of the HW Sellers, jointly and severally, represent and warrant to Buyer as follows:
Section a.Existence and Power; No Subsidiaries.
(i)HW is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. HW has all requisite corporate power required to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted, and is duly qualified to transact business as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 6.01(a)(i) of the Disclosure Letter contains a complete and accurate list of each jurisdiction in which HW is qualified to do business as a foreign business entity. Section 6.01(a)(ii) of the Disclosure Letter contains a complete and accurate list of all assumed or fictitious names of HW used within the last five (5) years and the corresponding jurisdiction(s) in which HW has registered such assumed or fictitious names.
(ii)HW has made available to Buyer correct and complete copies of the Organizational Documents of HW. Such Organizational Documents are in full force and effect and HW is not in violation of any provisions of such Organizational Documents.
(iii)HW (i) has no Subsidiaries, and (ii) does not own, directly or indirectly, any Equity Securities of any Person.
Section b.Authorization; Enforceability.
(i)The execution, delivery and performance by HW of the Transaction Agreements to which HW is a party, and the consummation of the Transactions, are within the corporate power of HW. The execution, delivery and performance by HW of the Transaction Agreements to which HW is a party, and the consummation by HW of the Transactions, have been duly and validly authorized by all necessary actions (including any action by directors or stockholders of HW), and no other action on the part of HW is necessary to authorize the execution, delivery and performance by HW of the Transaction Agreements to which HW is a party, and the consummation by HW of the Transactions.
(ii)The Transaction Agreements to which HW is a party have been duly executed and delivered by HW, and assuming the due authorization, execution and delivery by Buyer of the Transaction Agreements to which Buyer is a party, the Transaction Agreements to which HW is a party constitute the valid, binding and enforceable agreement of HW, subject to the Enforceability Exceptions.
Section c.Governmental Consents. No consents, waivers, notices, Permits or exemptions of, or other actions by, or registrations, declarations or filings with, any Governmental Authority are required by HW in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements, nor the consummation by HW of the Transactions, other than those set forth on Section 6.03 of the Disclosure Letter (the “HW Governmental Consents”).
Section d.Non-Contravention. Neither the execution, delivery and performance by HW of the Transaction Agreements to which HW is a party nor the consummation by HW of the Transactions, nor compliance by HW with any of the terms or provisions of this Agreement or the other Transaction Agreements to which HW is a party (a) conflict with or violate the Organizational Documents of HW, (b) assuming receipt of the HW Governmental Consents, (i) violate any Law or Order applicable to HW, or (ii) except as set forth on Section 6.04(b)(ii) of the Disclosure Letter, require any consent, waiver, notice, filing or other action by or with any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract to which HW is a party or by which its assets are bound, or (c) result in the creation or imposition of any Lien on any asset of HW, except for any Permitted Liens.
Section e.Capitalization and Ownership of the HW Shares. Except for the HW Shares, there are no issued or outstanding Equity Securities of HW. The HW Shares have been duly authorized and are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the HW Sellers and are free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions (other than those imposed by securities Laws or that have been fully waived or terminated) or similar rights of any Person or applicable Law. There are no Contracts to which HW or any HW Seller is a party or by which it is bound relating to the issuance, repurchase, exchange, conversion, transfer, disposition redemption or acquisition of any Equity Securities of HW. Except pursuant to this Agreement, neither any HW Seller nor HW has granted, directly or indirectly, to any Person any right to acquire any Equity Securities of HW or any right or privilege capable of the right to acquire any Equity Securities of HW. Neither any HW Seller nor HW is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Securities of HW or any HW Seller and there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of any Equity Securities of HW.
Section f.Financial Statements.
(i)Section 6.06(a) of the Disclosure Letter contains correct and complete copies of (i) the unaudited financial statements of HW as of December 31, 2019, consisting of the unaudited balance sheet and the related unaudited statement of income, equity and cash flows for the fiscal year ended on such date (the “HW 2019 Financial Statements”) (ii) the Audited Financial Statements, and (iii) the unaudited balance sheet of HW as of April 30, 2021 (the “Latest HW Balance Sheet”) and the related unaudited statements of income, equity and cash flows for the four-month period then ended (collectively with the Latest HW Balance Sheet, the “Most Recent HW Financial Statements”, and together with the HW 2019 Financial Statements and the Audited Financial Statements, collectively, the “HW Financial Statements”). Each of the HW 2019 Financial Statements and the Most Recent HW Financial Statements have been prepared consistent with past practice of HW and fairly present the financial position and results of operations of HW as of the respective dates and for the periods referred to in such Financial Statements, subject to the absence of footnote disclosures in the Most Recent HW Financial Statements. The Audited Financial Statements have been prepared in accordance with GAAP and fairly present the financial position and results of operations of H&G, HW and Allied as of the date and for the period referred to in the Audited Financial Statements.
(ii)HW maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements of HW in conformity with GAAP applied on a consistent basis and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences (“HW Internal Controls”). Neither HW nor any HW Seller has identified or received notice from an independent auditor of (x) any significant deficiency or material weakness in the system of HW Internal Controls, (y) any facts, that in their totality, reasonably constitute fraud that involves HW or its management or other employees who have a role in the preparation of financial statements or the HW Internal Controls, or (z) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the HW Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, HW’s ability to record, process, summarize and report financial information.
(iii)The books and records of HW (i) are complete and correct in all material respects, and all transactions to which HW is or has been a party are accurately reflected therein, (ii) reflect all discounts, returns and allowances granted by HW with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices, (iv) form the basis of the HW Financial Statements, and (v) reflect the assets, Liabilities, financial position, results of operations and cash flows of HW.
Section g.Absence of Certain Changes. Since January 1, 2021, (a) HW has conducted the HW Business in the ordinary course of business consistent with past practice, (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) except as set forth on Section 6.07 of the Disclosure Letter, HW has not:
(i)made any change in its (i) accounting methods, principles or practices, (ii) Tax reporting practices, or (iii) cash management practices (including with respect to accounts receivable);
(ii)(i) settled or compromised any Tax claim, audit, or assessment, (ii) made, changed or revoked any Tax election, (iii) adopted or changed any annual Tax accounting period, or method of Tax accounting, (iv) amended any Tax Return or claim for refund, or (v) consented to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes or surrendered any right or claim to refund of Taxes;
(iii)waived, compromised, canceled, terminated, abandoned, allowed to lapse, assigned or granted any rights in, allowed to expire or released any right under any Contract to which HW is a party or any HW Intellectual Property Right, or made any write-off or write-down of or made any determination to write-off or write-down any of its assets or properties, except in the ordinary course of business consistent with past practice;
(iv)terminated, modified or amended any HW Material Contract, except such terminations, modifications or amendments entered into in the ordinary course of business consistent with past practice;
(v)made any capital expenditures or commitments in excess of an aggregate of $25,000, or suffered any damages to or destruction of any tangible assets (whether or not covered by insurance), involving amounts that exceed $25,000 in the aggregate, or experienced any material changes in the amount and scope of insurance coverage;

(vi)suffered (i) any material shortages, cessation or interruption of supplies, utilities, or other services required to conduct the HW Business, or (ii) any loss of an HW Material Customer or HW Material Supplier;
(vii)incurred, assumed or paid any material Liabilities, other than in the ordinary course of business consistent with past practice, settled any dispute or Liability pending or threatened against it or any of its properties or assets, or failed to pay or discharge when due any accounts payable or other Liabilities;
(viii)commenced, settled or compromised any Legal Proceeding;
(ix)sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any material assets or properties, other than dispositions of inventory in the ordinary course of business consistent with past practice;
(x)acquired any properties or assets or entered into any other transaction, other than in the ordinary course of business consistent with past practice, or effected any merger, consolidation, recapitalization, redemption, reclassification, split or similar change in its capitalization;
(xi)amended or modified its Organizational Documents;
(xii)(A) split, combined or reclassified the HW Shares, or (B) declared, set aside or paid any dividend or other distribution;
(xiii)issued any Equity Securities to any Person;
(xiv)(i) adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or (ii) entered into any Contract providing for acceleration of payment or performance as a result of a change of control;
(xv)made (i) any change in the rate of compensation, commission, bonus or other remuneration payable, or agreed to pay, any bonus, incentive, retention or other compensation, or any change in control payment, to or in respect of any employee, or (ii) entered into any new, or amended or terminated any existing, HW Employee Benefit Plan;
(xvi)experienced a breach of HW’s information technology systems, networks, and/or services, or any unauthorized use, access, or disclosure of Personal Information in HW’s possession, custody, or control; or
(xvii)agreed to or obligated itself to do any of the foregoing.
Section h.No Undisclosed Material Liabilities. HW has no Liabilities, other than (a) Liabilities set forth on the Latest HW Balance Sheet, (b) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest HW Balance Sheet, and (c) incurred in connection with this Agreement and the Transactions.
Section i.Material Contracts.

(i)Section 6.09(a) of the Disclosure Letter sets forth a correct and complete list of the following Contracts to which HW is a party or under which HW has continuing Liabilities that fall within the following categories (collectively, the “HW Material Contracts”):
(1)any lease or sublease related to the HW Leased Real Property;
(2)any Contract (excluding any Employee Benefit Plan set forth on Section 6.17(a) of the Disclosure Letter) for the purchase of services or products providing for either (A) annual payments by HW of $50,000 or more; or (B) anticipated receipts by HW of more than $50,000 in any calendar year;
(3)any Contract that provides for indemnification by HW entered into outside of the ordinary course of business consistent with past practice;
(4)any Contract that relates to the sale of any of HW’s assets, other than in the ordinary course of business consistent with past practice;
(5)any partnership, joint venture or other similar Contract;
(6)any Contract relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which HW has continuing obligations following the Effective Date;
(7)any Contract as obligor or guarantor relating to Indebtedness;
(8)any Contract that limits, purports to limit, impedes, interferes with or restricts the ability of HW or any of its Affiliates to (A) compete with any Person in a product line or line of business, (B) operate in any geographic location, (C) engage in any line of business, or (D) solicit for employment, hire or employ any Person;
(9)any material option, license, franchise or similar Contract;
(10)any Contract that obligates HW to conduct business on an exclusive or preferential basis, that contains a “most favored nation” or similar covenant with any Person or that contains an exclusivity, requirements, “take or pay” or similar provision binding on HW;
(11)any Contract with a Governmental Authority;
(12)any Contract pursuant to which HW grants or is granted a license or right to use, or covenant not to be sued under, any Intellectual Property Rights other than (A) licenses for commercially available Software that are generally available on nondiscriminatory pricing terms which have an aggregate annual cost of $50,000 or less, and (B) non-exclusive licenses granted to, or by, HW in the ordinary course of business consistent with past practice;

(13)any Contracts between or among HW, on the one hand, and any Seller, any Affiliate of any Seller or any other Company, on the other hand, but not including any Contracts regarding any Employee Benefit Plan set forth on Section 6.17(a) of the Disclosure Letter;
(14)any collective bargaining agreement to which HW is a party and any other Contract with a labor union or association representing any HW Business Employee; or
(15)any employment, change of control, severance, consulting or restrictive covenant Contract with any current or former (A) officer, director or manager of HW, (B) any HW Business Employee (other than oral employment Contracts terminable at will without any further obligation of HW), or (C) independent contractor;
(16)any Contract pursuant to which a consent or waiver of, or notice to, a counterparty thereto is required in connection with the consummation of the Transactions;
(17)any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any assets, rights or properties of HW;
(18)any manufacturing Contract;
(19)any Contract relating to the distribution, marketing or advertising of any of the HW Products;
(20)any Contract between HW, on the one hand, and any distributors, manufacturers’ agents or selling agents, on the other hand, or pursuant to which HW sells or distributes products or pays a commission to a Person with respect to the sale of the HW Products;
(21)any Contract with an HW Material Customer, other than purchase orders entered into in the ordinary course of business consistent with past practice;
(22)any Contract with an HW Material Supplier; and
(23)any Contract which is not otherwise described in clauses (i)-(xxii) above that is material to HW.
(ii)HW has made available to Buyer a correct and complete copy of each HW Material Contract. Each Contract to which HW is a party is in full force and effect and is a legal, valid and binding obligation of HW enforceable in accordance with its respective terms against HW and, to the Knowledge of HW, each other party to such Contract subject, in the case of enforceability, to the Enforceability Exception, and there is no existing default or breach by HW under any such Contract (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) and, to the Knowledge of HW, there is no such default or breach (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) with respect to any other party to any such Contract. There has not been any written notice to or, to the Knowledge of HW, threat to terminate any Contract to which HW is a party. To the Knowledge of HW, no event has occurred which (with or without notice or lapse of time or both) permits any termination, modification or acceleration of payment, or requires any payment, under any Contract to which HW is a party.
Section j.Litigation. Except as set forth on Section 6.10 of the Disclosure Letter, HW is not (and has not been since the Lookback Date) a claimant or defendant in, or otherwise a party to, any Legal Proceeding or, to Knowledge of HW, threatened Legal Proceeding against HW or otherwise affecting or involving the HW Business or the assets of HW. To the Knowledge of HW, there is no investigation or review pending or threatened by any Governmental Authority with respect to HW or the HW Business. There are no Orders of, or before, any Governmental Authority against HW or under which HW is subject to ongoing obligations.
Section k.Compliance with Laws; Permits; Anti-Corruption Laws.
(i)HW is, and since the Lookback Date has been, in compliance in all material respects with all Laws.
(ii)HW holds all material licenses, sublicenses, permits, general permit coverage, approvals, certificates, certifications, registrations, exemptions, variances, permissive uses, consents, and other authorizations of any nature, in each case, issued or granted by or obtained from a Governmental Authority and any renewals thereof, necessary for operation of the HW Business (collectively, the “HW Permits”). All of the HW Permits are in good standing and in full force and effect. HW is in compliance in all material respects with the terms of the HW Permits, and there are no Legal Proceedings pending or, to the Knowledge of HW, threatened that would reasonably be expected to result in the revocation or termination of any of the HW Permits. No condition, fact or circumstance exists that would result in, or would be likely to result in, the revocation, limitation, nonrenewal or denial of any of the HW Permits necessary or advisable for the lawful conduct of the HW Business.
(iii)Since the Lookback Date, none of HW nor any of its directors, managers, officers or employees, or to the Knowledge of HW, any agent or other person acting on behalf of HW has, directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, the Anti-Corruption Laws, nor (i) used any funds of HW for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of HW, or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services. No Legal Proceeding by or before any Governmental Authority involving HW or any of its directors, managers, officers, employees, agents or other Persons acting on their behalf, with respect to any Anti-Corruption Law is pending or, to the Knowledge of HW, threatened, nor have any disclosures been submitted by

HW to any Governmental Authority with respect to potential violations of any Anti-Corruption Law by any such Person.
(iv)Since the Lookback Date, neither HW nor any of its directors, managers, officers or employees, or, to the Knowledge of HW, any agent or other Person acting on behalf of HW has, directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, the USA PATRIOT Act or any AML Laws applicable to it.  Neither HW nor any of its directors, managers, officers or employees, or, to the Knowledge of HW, any agent or other Person acting on behalf of HW has, directly or indirectly, (i) used any funds of HW to engage in illegal conduct under any applicable Laws, (ii) engaged in transactions intended to or having the effect of disguising the nature, location, source, ownership or control of funds, (iii) engaged in transactions involving funds that are the proceeds of unlawful activity, or (iv) engaged in a financial transaction designed in whole or in part to avoid a financial reporting requirement under any applicable Law.  No Legal Proceeding involving HW or any of its directors, managers, officers, employees, agents or other Persons acting on their behalf, with respect to any AML Law is pending or, to the Knowledge of HW, threatened, nor have any disclosures been submitted by HW to any Governmental Authority with respect to potential violations of any AML Law by any such Person.
(v)Since the Lookback Date, HW has conducted its import and export transactions in accordance with all applicable U.S. import, export and re-export Laws and controls and all other applicable import, export and re-export Laws and controls in other countries in which HW conducts business.
Section l.Products; Recalls.
(i)Section 6.12(a) of the Disclosure Letter contains a list of all jurisdictions in which HW has registered any of the HW Products. HW and the HW Products are, and since the Lookback Date have been, in compliance in all material respects with (1) the applicable Laws administered by the EPA and any Product Laws administered by Product Authorities applicable to the HW Products, and (2) all terms and conditions imposed in any HW Permits granted to HW by any of the Product Authorities. The HW Products are, and since the Lookback Date have been, (i) properly handled, distributed and stored by HW, and are properly advertised by HW and fit for the use for which they are intended, (ii) of good and merchantable quality and condition, (iii) shipped in interstate commerce in accordance with the Product Laws, (iv) registered in all jurisdictions required by applicable Law, and (v) in conformity with all express and implied warranties and guaranties. To the Knowledge of HW, the suppliers and subcontractors of HW are compliant in all material respects with all Laws, and HW is, and to the Knowledge of HW, the suppliers and subcontractors of HW are, not in breach of quality control, product safety, product integrity, facility certification or any similar obligations imposed in Contracts with third parties for the supply of the HW Products.
(ii)HW has made available to Buyer the standard terms and conditions of sale for all the HW Products (containing applicable guaranty, warranty and similar indemnity provisions).  None of the HW Products is subject to any guaranty, warranty or other indemnity beyond such standard terms and conditions of sale, except for warranties arising under applicable Laws.  None of the

HW Products is or has been found to be misbranded, packaged, labeled or advertised in a manner contrary to Law or that is, or could reasonably be construed to be, false or misleading under applicable Law.
(iii)Since the Lookback Date, HW has not received and is not subject to, (1) any letter, notice or other written adverse communications from EPA regarding compliance with Law, or (2) any written adverse communications from other Product Authorities regarding compliance with any Law relating to the manufacture, storage, distribution, sale, safety, packaging, labeling or advertising of HW Products; or (3) any written adverse communication or notice of violation from any consumer or individual acting in the public interest, or any attorney acting on behalf of any consumer of individual acting in the public interest. There are no claims or demands pending, or, to the Knowledge of HW, threatened, against HW for indemnification from any distributors or retailers regarding voluntary or mandatory recalls or market withdrawals.  Since the Lookback Date, HW has not received written notice of, or been subject to, any claim or finding of deficiency or non-compliance, penalty, fine or sanction, request for corrective or remedial action or other compliance or enforcement action with respect to any Product Authorities, in respect of any of (i) the HW Products, (ii) the ingredients in the HW Products, or (iii) the facilities at which the HW Products are manufactured, packaged, stored, or distributed. Since the Lookback Date, HW has not received written notice of, or been subject to, (A) any notice of claim, demand letter, notice of violation, or similar communication from or on behalf of an individual, consumer, retailer or distributor, or (B) any claim for defense and/or indemnification from or on behalf of any distributor or retailer concerning any claim or allegation of personal/bodily injury, property damage, or false or misleading labeling or advertising with respect to the HW Products.
(iv)Since the Lookback Date, HW has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the HW Products. To the Knowledge of HW, there is no reason to believe that a basis for a recall or withdrawal of any of the HW Products may be required under any Law applicable to HW and no recall has been threatened by any Governmental Authority and no recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the HW Products is being considered by HW.
Section m.Title to Assets; No Other Business; Condition.
(i)HW has good, valid and marketable title to, or a valid leasehold or license interest in, all of the property and assets of HW (including the HW Leased Real Property and the HW Intellectual Property Rights), free and clear of all Liens, except Permitted Liens. Such property and assets constitutes all of the assets, rights and properties necessary and sufficient for HW to operate the HW Business immediately after the Closing in the same manner as conducted by HW in the one year period prior to the Closing Date. HW does not engage in any business other than the HW Business.

(ii)All of the tangible properties and assets of HW (including the building(s) and other improvements on the HW Leased Real Property but excluding inventory) are (i) free from defects or other deficiency (whether in design or manufacture), (ii) usable in the regular and ordinary course of business consistent with past practice, (iii) in conformity with all applicable Laws and HW Permits relating to their manufacture, use and operation, (iv) in good operating condition and repair, ordinary wear and tear excepted, (v) to the Knowledge of HW, structurally sound, and (vi) adequate for the purposes for which such properties and assets are being used by HW.
Section n.Real Property.
(i)HW does not own any real property. Section 6.14(a) of the Disclosure Letter contains a correct and complete list of all real property leased (whether as landlord or tenant) or occupied by HW, and the lessor or lessee of such property (the “HW Leased Real Property”). HW has a valid leasehold interest in the HW Leased Real Property.
(ii)Neither the whole nor any portion of the HW Leased Real Property has been condemned, requisitioned, expropriated or otherwise taken by any Governmental Authority and, to the Knowledge of HW, no such condemnation, requisition, expropriation or taking is threatened or contemplated. There are no pending or, to the Knowledge of HW, threatened changes to any applicable codes or zoning requirements affecting or against all, any portion of the HW Leased Real Property. There are no (i) public improvements which have been ordered, commenced or completed and for which an assessment may be levied against the HW Leased Real Property, or (ii) planned improvements which may result in any assessment against the HW Leased Real Property, in each case that would result in a Liability of HW. There is no Lien applicable to the HW Leased Real Property that would impair the current use or the occupancy of such HW Leased Real Property by HW. All buildings, structures, fixtures, and appurtenances comprising part of the HW Leased Real Property were constructed or installed in all material respects in accordance with applicable Law and are, to the Knowledge of HW, structurally sound and in good condition and repair (normal wear and tear excepted), and do not encroach on any property owned by any other Person, and there are no violations of any Law affecting any portion of the HW Leased Real Property, including violations of any Laws regulating building, zoning, fire, safety, environmental, traffic, flood control or health, and no notice of any such violation has been issued by any Governmental Authority.
(iii)All improvements to the HW Leased Real Property (including mechanical, electrical and plumbing systems serving such improvements) are in good condition and repair (normal wear and tear excepted), and, to the Knowledge of HW, such improvements are free from structural defects. There are no continuing maintenance, repair or capital improvement obligations with respect to the HW Leased Real Property set forth in the lease for the HW Leased Real Property that have not been satisfied by HW. There are no improvements or additions that are required to be removed by HW pursuant to the lease for the HW Leased Real Property upon termination of any lease or sublease relating to the HW Leased Real Property. There are no damages, conditions or repairs that the lessee would be obligated to repair, restore or remediate upon termination of such lease or sublease. The HW Leased Real Property is supplied with utilities and other services adequate for the operation of such HW Leased Real Property, including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities. HW has obtained all agreements or other rights from any other Person necessary to permit the lawful use and operation by HW of the facilities located on the HW Leased Real Property or any driveways, roads and other means of egress and ingress to and from the HW Leased Real Property, and each such agreement or other right is in full force and effect.
(iv)There are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the HW Leased Real Property or any portion thereof or interest therein to which HW is a party or is otherwise bound. The HW Leased Real Property is not shared by HW, on the one hand, and any other Person (including another Company), on the other hand, or used for any business other than the Business. HW has the right to quiet enjoyment of all of the HW Leased Real Property in accordance with applicable Law. There has been no disturbance of, or challenge to, HW’s quiet possession of any HW Leased Real Property for the full term of any applicable lease and any renewal option related thereto.
(v)There is no pending or, to the Knowledge of HW, threatened Legal Proceeding against or affecting the HW Leased Real Property.
(vi)(i) No portion of the HW Leased Real Property is located within a flood hazard area; and (ii) no portion of the HW Leased Real Property constitutes jurisdictional wetlands under Environmental Laws.
(vii)No impact fees have been imposed, assessed or levied against the HW Leased Real Property for which HW is liable. To the Knowledge of HW, no impact fees are contemplated by any Governmental Authority to be imposed, assessed or levied against the HW Leased Real Property, and any impact fees imposed, assessed or levied upon the HW Leased Real Property for which HW is liable have been paid in full.
Section o.Intellectual Property.
(i)Section 6.15(a) of the Disclosure Letter contains a list including, where applicable, the filing, registration, or issuance date, application number, registration or issuance number, owner, and jurisdiction, of all (i) registrations or issuances of any HW Intellectual Property Rights, (ii) pending applications for registration of any HW Intellectual Property Rights, (iii) Contracts under which HW has granted or licensed to any third party any Intellectual Property Rights and/or HW Intellectual Property Rights, (iv) Contracts under which a third party has granted or licensed to HW any Intellectual Property Rights, (v) Software, (vi) trade secrets, (vii) unregistered Marks, and (viii) Domain Names, in each case owned or purported to be owned by, licensed by, licensed to or used by HW or otherwise necessary to or used in the operation of the HW Business (categorized by type (e.g., Patents, Marks, Domain Names, Copyrights, Contracts, trade secrets and Software)) and whether such Patents, Marks, Domain Names, Copyrights, Contracts, trade secrets and Software are owned, licensed by, licensed to or used by HW. The HW Intellectual Property Rights listed in Section 6.15(a) of the Disclosure Letter are valid and enforceable. All required filings and fees related to the Registered Intellectual Property owned by HW have been timely submitted and paid to the appropriate Governmental Authority. All

Registered Intellectual Property owned by HW has been duly filed, registered or issued, as the case may be, with the appropriate Governmental Authority and has been properly maintained and renewed in accordance with all applicable Laws in all material respects. The formulas for each of the HW Products produced by or on behalf of HW have been recorded in written or electronic form so that HW can produce such HW Products after the Closing in the same manner as they were produced before the Closing and HW has not disclosed those formulas to any Person that was not subject to an obligation of confidentiality and has otherwise taken all steps to protect the trade secret status of such formulas.
(ii)HW owns, exclusively and beneficially, free and clear of all Liens (other than Permitted Liens), all rights, title, and interests in and to the Intellectual Property Rights owned by HW, and has the valid right to use, free and clear of all Liens (other than Permitted Liens), all of the other Intellectual Property Rights used by HW, and no Intellectual Property Rights owned by HW are in the control of any Person other than HW. No HW Intellectual Property Right is subject to any outstanding Order or Contract restricting the use thereof by HW or restricting the licensing thereof by HW to any Person.
(iii)The operation of the HW Business, as currently conducted by HW and as conducted since the Lookback Date, and the HW Intellectual Property Rights owned, licensed or used, by HW, do not and since the Lookback Date have not infringed, misappropriated, diluted or otherwise violated, and have not since the Lookback Date and do not infringe, dilute, misappropriate, or otherwise violate, the Intellectual Property Rights or other rights of any Person or give rise to an obligation to render an accounting to any Person as a result of co-authorship or co-invention.
(iv)HW has not received any written notice (including by demand letter or offer to license) alleging that the operation of the HW Business infringes, and/or its use of any Intellectual Property Rights misappropriates or otherwise violates, the Intellectual Property Rights or any other right of any Person. To the Knowledge of HW, no Person has infringed, misappropriated, or otherwise violated any HW Intellectual Property Right. There is no basis for any Legal Proceeding asserting any such infringement or asserting that HW does not have the legal right to use any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the HW Business or that HW unfairly competes with any Person.
(v)The execution and delivery of this Agreement and the consummation of the Transactions will not result in any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the HW Business ceasing to be available for use in the operation of the HW Business on terms and conditions identical to those on which such Intellectual Property Rights were used by HW immediately prior to the Closing.
(vi)All Software used in connection with the HW Business or otherwise residing on HW’s computer systems is properly licensed, and HW has not made any unlicensed copies of such Software except those permitted for archival and back-up purposes. HW is not, nor, to the Knowledge of HW, is any other party, in breach of or in default under any such license or other Contract, and each such license and other Contract is valid and in full force and effect. HW owns all licenses necessary to use the Software used in the operation of its HW Business, to the Knowledge of HW, without claims of infringement or other violation of rights of the owner of such Software. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such license or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
(vii)HW has the right to use, sell, license, dispose of, sublicense, and freely assign, and has the right to bring actions for the infringement or misappropriation of, any of the HW Intellectual Property Rights. HW is not under any obligation to pay any royalty, license fee, or other similar consideration to any Person or to obtain any approval or consent for use of any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the HW Business.
(viii)Any Software created or developed by HW or on its behalf is free and clear of any defects, malware, viruses, or other malicious code. The use, sale, or licensing of any Software created or developed by HW or on its behalf is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring (as a license condition or otherwise) HW to disclose, assign, or license any source code or any other content associated with the any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the HW Business.
(ix)Except as set forth on Section 6.15(i) of the Disclosure Letter, each current and former employee of HW and any current or former independent contractor or other Person retained by HW who, either alone or in concert with others, created or creates, developed or develops, invented or invents, discovered or discovers, derived or derives, programmed or programs, or designed or designs any of the HW Intellectual Property Rights, has entered into a written agreement with HW (i) presently assigning all rights in such Intellectual Property Rights to HW, and (ii) providing that such employee, independent contractor, or other Person waives any moral rights thereto. Each current and former employee of HW and any current or former independent contractor or other Person retained by HW who has had access to or was provided with any material Confidential Information or trade secrets of HW or any Confidential Information for which HW is owed or owes a duty of confidentiality to a third Person, has entered into a written agreement with HW containing reasonable confidentiality obligations to protect such Confidential Information or trade secrets and that are compliant in all material respects with any obligations of confidentiality owed by HW to any applicable third Person. No former owner, Affiliate, employee, or independent contractor of HW, or other Person, has any valid claim or right to any of the rights in the HW Intellectual Property Rights. HW has used and uses its reasonable efforts to diligently protect its rights in the material Intellectual Property Rights owned by HW, including the confidential nature of all trade secrets (including any trade secrets of third parties to whom HW owed or owes a duty of confidentiality), and there have been no acts or omissions by HW, the result of which would be to compromise the rights of HW in any material respect (or Buyer after the Closing Date) to apply for or enforce appropriate legal protection afforded by such Intellectual Property Rights owned by HW in the manner in which HW’s business is currently operated or that would result in the abandonment, dedication to the public domain, or loss of any rights in or to any such Intellectual Property Rights. HW has not and has not been in violation of any confidentiality obligation owed to any other Person in any material respect.

(x)HW owns or has exclusive control over all Domain Names comprising the Intellectual Property Rights owned by HW (including all login or access credentials for any social media accounts and Domain Name registrations) and no single employee, contractor or other Person owns, maintains, or controls such login or access credentials.
(xi)Except as would not result in a material Liability to HW, HW has all consents, authorizations, permissions, and/or waivers necessary to use any names, images, likenesses, quotes, or other personal indicia of any Person as used by HW, and such consents, authorizations, permissions shall survive the Closing.
Section p.Labor Relations.
(i)HW is, and has been since the Lookback Date, in compliance in all material respects with all Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans. HW is, and has been since the Lookback Date, in compliance in all material respects with all applicable employee visa and work permit requirements.
(ii)The employees of HW are, and have been since the Lookback Date, properly classified under the Fair Labor Standards Act of 1938, and under any similar Law of any state applicable to such employees. HW is not delinquent with respect to, nor has it failed to pay any of its employees, consultants or contractors for any wages due, including overtime wages, salaries, commissions, bonuses, or other compensation, of any nature whatsoever, for any services performed by them or amounts required to be reimbursed to such individuals.
(iii)(i) HW is not a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Knowledge of HW, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any HW Business Employee since the Lookback Date, (ii) there is, and since the Lookback Date, there has been, no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of HW, threatened against HW, and (iii) there are no unfair labor practice complaints pending or, to the Knowledge of HW, threatened against HW before any Governmental Authority.
(iv)Set forth on Section 6.16(d) of the Disclosure Letter is a correct and complete list of each HW Business Employee and each employee’s: (i) name; (ii) title or position; (iii) whether full-time or part-time; (iv) hire date; (v) current annual base compensation or rate of pay; and (vi) current commission, bonus or other incentive-based compensation (the “HW Employee List”).
(v)Except as set forth on Section 6.16(e) of the Disclosure Letter, the employment of each HW Business Employee is terminable at will and HW does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any HW Business Employee. To the Knowledge of HW, none of the HW Business Employees intends to terminate his or her employment with HW. HW is not engaged in any material dispute or litigation with any HW Business Employee.
(vi)HW is not a party to any settlement agreement with a current or former director, officer, manager, employee or independent contractor that involves allegations relating to sexual harassment by a director, officer, manager, employee or independent contractor of HW. To the Knowledge of HW, since the Lookback Date, no allegations of sexual harassment have been made against a director, officer, manager, employee or independent contractor of HW.
Section q.Employee Benefit Plans.
(i)Set forth on Section 6.17(a) of the Disclosure Letter is a correct and complete list of each material HW Employee Benefit Plan in which any HW Business Employee participates. For each Employee Benefit Plan listed on Section 6.17(a) of the Disclosure Letter, HW has made available to Buyer: (i) the current plan document (or, in the case of a material unwritten HW Employee Benefit Plan, a written description thereof) and all amendments thereto, (ii) the current summary plan description and summaries of material modifications, (iii) to the extent applicable, a favorable determination or opinion letter from the IRS. In addition for each HW Employee Benefit Plan, HW has made available to Buyer: (i) all current trust agreements, custodial agreements, investment management or investment advisory agreements, insurance contracts or other funding arrangements thereto, (ii) evidence of satisfaction of nondiscrimination testing for the most recent plan year, (iii) all pending applications or filings made by or on behalf of any HW Employee Benefit Plan for any amnesty, voluntary compliance or similar program sponsored by any Governmental Authority and (iv) copies of material notices, letters, or other correspondence from the IRS, the Pension Benefit Guaranty Corporation, and the United States Department of Labor received since the Lookback Date.
(ii)HW does not maintain, sponsor, or contribute to and has not maintained, sponsored, or contributed to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan. Neither HW nor any member of the Controlled Group currently has, or has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan for which, in any case HW would reasonably be expected to have any Liability after the Closing. The Transaction is not a transaction described in Section 4069 or 4212(c) of ERISA.
(iii)Each HW Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on an opinion letter from the IRS or has timely applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and, to the Knowledge of HW, no event has occurred and no conditions exist that would be expected to result in the revocation of its qualified status or the revocation any such determination letter or opinion letter.
(iv)Except as set forth on Section 6.17(d) of the Disclosure Letter, each HW Employee Benefit Plan has been established, maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all Laws, including without limitation, ERISA, the Code, the Consolidated Omnibus Budget and Reconciliation Act of 1985 and the Health Insurance Portability and Accountability Act of 1996. HW has made full and timely payment of all contributions required to be made to any HW Employee Benefit Plan by the terms of such plan or under Law. All contributions which are required to be made by HW to any HW Employee Benefit Plan for any period ending prior to the Closing Date, but which are not due by the Closing Date and all benefits accrued under any unfunded HW Employee Benefit Plan are properly accrued in the HW Closing Net Working Capital. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the HW Employee Benefit Plans that could reasonably be expected to result in any material Liability or excise Tax under ERISA or the Code being imposed on HW.
(v)There is no pending or, to the Knowledge of HW, threatened, assessment, complaint or Legal Proceeding with respect to any HW Employee Benefit Plan (other than routine claims for benefits). No HW Employee Benefit Plan is currently the subject of an audit or examination of a Governmental Authority.
(vi)None of the HW Employee Benefit Plans in which HW Business Employees or former employees of HW participate provide retiree health or welfare insurance benefits to any current or former employee (or their spouses or dependents) of HW except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other Law.
(vii)Nothing has occurred with respect to any HW Employee Benefit Plan that has subjected or could reasonably be expected to subject HW, or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 or 4980H of the Code.
(viii)Each HW Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code. HW does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise Taxes, interest, or penalties incurred pursuant to Section 409A of the Code.
(ix)HW is not under any obligation (express or implied) to modify any HW Employee Benefit Plan, except as required by Law, or to establish any new Employee Benefit Plan. Each HW Employee Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to Buyer, HW or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.
(x)Neither the execution, delivery and performance by HW of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent event), (i) entitle any HW Business Employee or service provider of HW to severance pay, unemployment compensation, a change of control payment, retention payment, or any other payment or benefit from HW, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits (including funding of compensation or benefits through a trust or otherwise) due any HW Business Employee or service provider of HW.
Section r.Environmental Matters.
(i)HW is, and has been since the Lookback Date, in compliance in all material respects with all applicable Environmental Laws.
(ii)HW possesses and is in compliance in all material respects with all Environmental Permits, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Laws. With respect to any such Environmental Permits, HW has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and HW is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any written communication regarding any material adverse change in the status or terms and conditions of the same. HW has obtained all necessary approvals from each applicable Governmental Authority for the importation of any fertilizer or pesticide into the United States.
(iii)All HW Products which HW sells, distributes or otherwise causes to be entered into commerce have been labeled accurately and in accordance with all Environmental Laws and in accordance with applicable industry standards including standards of AAPFCO. HW has obtained all required certifications with respect to any HW Product that is labeled as “organic” including from the Organic Materials Review Institute, AAPFCO, or other from each applicable third-party or Governmental Authority, and meets all requirements with respect to any HW Product that is labeled as “organic” pursuant to National Organic Standards or any other standard. HW has adequate processes and systems in place and has adequately educated its personnel in a manner consistent with common industry practice, to comply with all federal, state and local Laws relating to handling and labeling of organic products, including the National Organic Standards as promulgated by the USDA. Any product which HW imports for sale as organic has been approved by the National Organic Program of USDA’s Agricultural Marketing Service. All organic product certifications are listed on Section 6.18(c) of the Disclosure Letter, and are in full force and effect.
(iv)(i) Since the Lookback Date, no written notice of violation, order, request for information, indemnity obligation, claim, complaint or penalty has been received by HW, and (ii) there are no Legal Proceedings pending or, to the Knowledge of HW, threatened against HW, in the case of each of (i) and (ii), that alleges a violation of or Liability under any Environmental Laws by HW that has not been settled, dismissed, paid or otherwise resolved. Since the Lookback Date, there have been no regulatory compliance inspections at any HW Leased Real Property by any Governmental Authority that have not been resolved to the satisfaction of the applicable Governmental Authority.
(v)HW has not received any notice from a Governmental Authority or other Person that HW is (i) in violation of any Environmental Laws or (ii) subject to any Liability arising under

Environmental Laws or any material investigation, remediation or corrective obligation relating to HW or any HW Leased Real Property.
(vi)There has been no Release at any HW Leased Real Property of Hazardous Substances in violation of Environmental Laws as a result of any operations or activities of HW or, to the Knowledge of HW, its contractors or third party operators that would reasonably be expected to result in a Liability of HW.
(vii)No Hazardous Substances are present at, on, in or under any HW Leased Real Property or any real property formerly owned or leased by HW in violation of or giving rise to a Liability of HW under applicable Environmental Laws.
(viii)No real property currently or formerly owned, operated or leased by HW is listed on, or has been proposed for listing on, the National Priorities List (or Comprehensive Environmental Response, Compensation and Liability Information System List) under CERCLA, or any similar state list.
(ix)HW has made available to Buyer copies of all environmental reports, studies and assessments concerning the real property currently or formerly owned, operated or leased by HW that are in the possession, custody or control of or readily obtainable by HW or any of its Affiliates pertaining to any Release, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Substances.
Section s.Taxes.
(i)HW is, and has been at all times since January 1, 2016, a validly electing S corporation (within the meaning of Section 1361(a) of the Code and any similar or analogous provisions of state or local Law).
(ii)All income and other material Tax Returns required to be filed on or before the Closing Date by HW have been, or will be, timely filed. Such Tax Returns are, or will be, correct and complete in all material respects. All Taxes due and owing by HW (whether or not shown on any Tax Return) have been timely paid. HW currently is not the beneficiary of any extension of time within which to file any Tax Return.
(iii)HW has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of Law. HW has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as independent contractors for purposes of the Code and the Treasury Regulations.
(iv)HW has not received any written claim from any Taxing Authority in any jurisdiction where HW does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(v)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of HW.
(vi)The amount of HW’s Liability for unpaid Taxes (i) did not, as of December 31, 2020, exceed the amount of reserves for Taxes (excluding reserves for deferred Taxes established to reflect differences between book and Tax income) reflected on the Audited Financial Statements and (ii) do not exceed the reserves (excluding reserves for deferred Taxes established to reflect differences between book and Tax income) set forth on the face of such Audited Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of HW in filing Tax Returns (and which reserves shall not exceed comparable amounts incurred in similar periods in prior years).
(vii)There are no ongoing examinations by Taxing Authorities of HW.
(viii)All deficiencies asserted, or assessments made, against HW by any Taxing Authority have been fully paid.
(ix)HW is not a party to any Legal Proceeding, audit or examination with or by any Taxing Authority. HW has received no written notice of any pending or threatened Legal Proceedings, audits or examinations by any Taxing Authority against HW.
(x)HW has made available to Buyer correct and complete copies of (i) all of the federal income Tax Returns of or relating to HW for taxable periods ending after December 31, 2016, (ii) any state, local or foreign Tax Returns of or relating to HW for taxable periods ending after December 31, 2016, and (iii) any audit report or statement of deficiencies assessed against, agreed to by, or with respect to HW for all Tax periods ending after December 31, 2016.
(xi)There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of HW.
(xii)No private letter rulings, technical advice memoranda or similar Contracts or rulings have been requested, entered into or issued by any Taxing Authority with respect to HW.
(xiii)HW has never been a member of an affiliated, combined, consolidated or unitary group or similar group for Tax purposes. HW has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.
(xiv)Neither HW, Buyer nor any of their Affiliates will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable periods or portion thereof ending after the Closing Date with respect to HW as a result of:
(1)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(2)an installment sale or open transaction occurring on or prior to the Closing Date;
(3)a prepaid amount received on or before the Closing Date;
(4)interest held by HW in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951 of the Code;
(5)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law;
(6)intercompany transactions occurring prior to the Closing Date or any excess loss account in existence prior to the Closing Date described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law);
(7)the completed contract method of accounting or the long-term contract method of accounting, or any comparable provision of state or local, domestic or foreign, Tax Law; or
(8)any election under Section 108(i) of the Code (or similar provision of any state, local or foreign Law); or
(9)any debt instrument held prior to the Closing that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code.
(xv)Neither HW, Buyer nor any of their Affiliates will be required to include any item of income in its taxable income under Section 951(a) or Section 951A of the Code (or any similar provision of state, local or foreign Law) with respect to HW attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state, local or foreign Law) that is related or attributable to HW, or the income, assets or operations of HW, (ii) direct or indirect holding of “United States property” within the meaning of Section 956 of the Code (or any similar provision of state, local or foreign Law) that is related or attributable to HW, or the income, assets or operations of HW, or (iii) “global intangible low-taxed income” as defined in Section 951A of the Code, in each case, with respect to any Pre-Closing Tax Period.
(xvi)HW is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(xvii)Except as set forth on Section 6.19(q) of the Disclosure Letter, HW is not and has not been a party to or bound by any tax indemnity Contract, tax sharing Contract, tax allocation Contract or similar Contract.

(xviii) HW will not be required to make a payment after the Closing as a result of an election under Section 965 of the Code made prior to the Closing
(xix)No property owned by HW is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(xx)Set forth on Section 6.19(t) of the Disclosure Letter contains a list of all jurisdictions in which HW currently files (or has filed in the immediately preceding taxable year) income and other material Tax Returns.
(xxi)HW is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(xxii)HW is not a party to any joint venture, partnership or other Contract which could be treated as a partnership for federal income Tax purposes.
(xxiii)There are no outstanding (i) powers of attorney affirmatively granted by HW concerning any Tax matter, or (ii) Contracts entered into with any Taxing Authority that would have a continuing effect after the Closing Date.
(xxiv)HW is in compliance with all terms and conditions of all Tax grants, credits, abatements and other similar incentives granted or made available by any Taxing Authority for the benefit of HW and the consummation of the Transactions do not adversely affect HW’s ability to benefit from any such Tax grant, credit, abatement or other similar incentive in any taxable period ending after the Closing Date.
(xxv)HW has timely and properly collected all sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authority. HW has timely and properly requested, received and retained all necessary exemption certificates, including resale certificates, and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.
(xxvi)HW has not deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 455 or 456 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).
(xxvii)HW does not have a permanent establishment (within the meaning of the applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized. HW has not entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8.

(xxviii)No Section 197 intangible (within the meaning of Section 197 of the Code) of HW will be subject to the anti-churning rules of Section 197(f)(9) of the Code or Treasury Regulations Section 1.197-2(h) as a result of the Transactions.
(xxix)Within the past three (3) years, HW has not been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(i)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law).
(xxx)HW is in compliance with all state unclaimed property Laws and has remitted to the appropriate states all unclaimed property in accordance with relevant state unclaimed property Laws and the priority rules established with respect thereto.
(xxxi)HW has not (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.
For purposes of this Section 6.19, HW shall be deemed to include any predecessor of HW, any Person which merged, converted or was liquidated with and into HW or any Person from which HW incurs a Liability for Taxes as a result of transferee Liability.
The representations and warranties in this Section 6.19 shall constitute the sole and exclusive representations and warranties regarding any Tax matters relating to HW, including any representations or warranties regarding compliance with Tax Laws, the filing of Tax Returns, liability for Taxes, the payment of any Taxes and the accrual for Taxes on any financial statements or books and records. No representation or warranty in this Section 6.19 shall be made with respect to the use or availability of any net operating loss or Tax credit in any Tax period (or portion thereof) beginning after the Closing Date.
Section t.Material Customers and Material Suppliers. Set forth on Section 6.20(a) of the Disclosure Letter is a list of the HW Material Customers and HW Material Suppliers. Such information was produced from the books and records of HW and is correct and complete. Since the Lookback Date, no HW Material Customer or HW Material Supplier has discontinued or materially reduced, or provided written notice of its intention to discontinue or materially reduce, or to the Knowledge of HW, intends to discontinue or material reduce, its business relationship with HW or the HW Business. No HW Material Customer or HW Material Supplier has modified the material terms of its business relationship with HW or the HW Business. HW is not involved in any material dispute with any customer or supplier of HW or the HW Business. Except as set forth on Section 6.20(b) of the Disclosure Letter, HW does not sell any HW Products or sell any services directly to (i) any cannabis growers, or (ii) any distributors or retailers that sell exclusively to Persons that are cannabis growers.  None of the customers set forth on Section 6.20(b) of the Disclosure Letter is a Material Customer.
Section u.Related Party Transactions. Except as set forth on Section 6.21 of the Disclosure Letter, no owner, manager, director, officer or employee of HW or any member of such owner’s, manager’s, director’s, officer’s or employee’s immediate family, or any Affiliate of any of the foregoing or any entity in which any such Person owns more than a five percent ownership interest (a) is or has since the Lookback Date been (i) a director, officer, manager or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of HW (other than a Person that has publicly-traded equity securities) (ii) a party to any Contract with or binding upon HW or any of its assets, rights or properties, (iii) has any interest (real, personal, or mixed and whether tangible or intangible) in any property used in or pertaining to the HW Business, or (iv) has engaged in any transaction or business dealings with HW, (b) is owed any money by HW other than for services rendered in the ordinary course of business consistent with past practice, or (c) owes any money to the Company. Except as set forth on Section 6.21 of the Disclosure Letter, there are no intercompany accounts or Contracts between HW or any of its Affiliates, on the one hand, and any Company, on the other hand. As of the Closing, there are no Liabilities of any Company to HW or any of its Affiliates, other than as set forth in this Agreement. Effective as of the Closing, all intercompany accounts between HW and any of its Affiliates (other than a Company), on the one hand, and any Company, on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany account) without any Tax Liability of any Company or Buyer.
Section v.Data Security.
(i)The data, privacy and security practices of HW have since the Lookback Date complied in all material respects with, and conformed in all material respects to, all of the (i) HW Privacy Commitments, (ii) all Privacy Laws applicable to HW, and (iii) Contracts to which HW is a party or is otherwise bound. Privacy Laws include, as applicable to HW, the California Consumer Privacy Act of 2018; the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009; the General Data Protection Regulation (Regulation (EU) 2016/679), and all member state Laws and regulations relating to privacy or data protection; and all implementing and interpretive rules and regulations promulgated under any of the foregoing. HW has: (i) provided adequate notice and obtained any necessary consents, waivers and approvals from individuals required for the Processing of Personal Information as conducted by or for the HW Business and required by applicable Privacy Laws and (ii) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Information to the extent required by applicable Privacy Laws (such obligations along with those contained in the Privacy Policies of HW, collectively, “HW Privacy Commitments”). “HW Privacy Policies” means, collectively, HW’s past or present, internal, employee-facing, or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information. Section 6.22(a) of the Disclosure Letter contains a listing of each such HW Privacy Policy, and the period of time during which each such HW Privacy Policy was or has been in effect. None of (i) the execution, delivery and performance of this Agreement, or (ii) the use by Buyer of HW’s databases or data or other information relating to its customers, end users or data subjects in the same manner in which they are currently used by HW will cause, constitute, or result in a breach or violation of any Privacy Laws or HW Privacy Commitments, or any Contracts to which HW is a party (including the terms of service entered into by users of HW’s websites), or require the consent of or notice to any individual concerning such individual’s Personal Information. Since the Lookback Date, no

disclosure or representation contained in any HW Privacy Policy has been inaccurate, misleading, deceptive, or in violation of any Privacy Laws. There are no unsatisfied access, right-to-know, or similar requests in respect of Personal Information held by HW, or any outstanding applications for rectification, transfer, deletion, or erasure of Personal Information. Any vendor, processor, or other third party Processing Personal Information for or on behalf of HW (collectively, “HW Subprocessors”) are, and since the Lookback Date have been, in compliance in all material respects with the HW Privacy Commitments and applicable HW Privacy Policies. HW has taken all necessary measures to ensure that each HW Subprocessor has complied in all material respects with its contractual obligations to HW concerning the privacy, security, and Processing of Personal Information.
(ii)Since the Lookback Date, no Person has gained unauthorized access to or engaged in unauthorized Processing of, nor has there been any unauthorized disclosure of, (i) any Personal Information held by HW or any other Person on HW’s behalf; (ii) Personal Information on any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that Processes Personal Information owned or maintained by HW or any other Persons on the behalf of HW ((i) and (ii) collectively, a “HW Security Breach”). HW has, since the Lookback Date, used all commercially reasonable, and at minimum, industry-standard, controls, technologies, processes and practices to detect, identify and remediate HW Security Breaches and provide notification in accordance with applicable Privacy Laws in the case of an HW Security Breach, and HW, since the Lookback Date, has required the HW Subprocessors to do the same. No circumstance has arisen in which applicable Privacy Laws would require HW to notify a Governmental Authority or other Person of an HW Security Breach, and HW has not received from any Governmental Authority or other Person any complaint, claim, investigation, notice, subpoena or other evidence of noncompliance with such Privacy Laws and/or related to any actual, alleged, or suspected HW Security Breach, and to the Knowledge of HW, no facts or circumstances exist that would reasonably be expected to give rise to any of the foregoing.
(iii)HW has comprehensive disaster recovery and security plans and procedures, including a written information security program, that contain adequate and effective administrative, technical, and physical safeguards, designed to protect the continuity, confidentiality, availability, and integrity of the HW Business, Personal Information, and the computer systems, networks and servers of HW from failure, unauthorized use, access or other Processing, and HW is in compliance in all material respects with such plans and procedures. HW has comprehensive security plans that are reasonably designed to (i) identify internal and external risks to the security of any proprietary and Confidential Information of HW and any Personal Information held or used by HW, and (ii) implement, monitor and improve safeguards to control those risks. There have been no actual, attempted, or, to the Knowledge of HW, threatened breaches of the security of the computer systems, networks or servers of HW or, to the Knowledge of HW, any of the agents, representatives or contractors of HW, or any loss or unauthorized disclosure of Personal Information in the possession, custody, or control of HW or any of its employees, agents, representatives, or contractors, which required notice to any third Person or Governmental Authority and, to the Knowledge of HW, there is no reason to expect that such a breach or any other unauthorized use, access, disclosure, or other unauthorized Processing of any

Personal Information or any proprietary and Confidential Information of HW has occurred. Since the Lookback Date, HW has at least annually performed a security risk assessment and privacy impact assessment and obtained an independent vulnerability assessment performed by a recognized third-party audit firm, and HW has addressed and remediated all threats or deficiencies identified in each such assessment. The computer hardware, servers, networks, and other information technology equipment or systems owned or used by HW are reasonably sufficient for operation of the HW Business as currently conducted. There has been no material disruption of the hardware, servers, networks, and other information technology equipment or systems owned or used by HW.
(iv)HW has complied in all material respects with all terms of use, terms of service, and other Contracts, guidelines, and policies relating to its use of social media platforms, sites, or services and there is no reasonable basis to believe that HW is in violation of any such terms of use, terms of service, Contracts, guidelines, and/or policies.
(v)Since the Lookback Date, HW has maintained cyber insurance policies that are adequate and suitable for the nature and volume of Personal Information Processed by or on behalf of HW and its Affiliates, and that are sufficient for compliance with all applicable Privacy Laws. Section 6.22(e) of the Disclosure Letter sets forth a correct and complete list of all pending claims and claims history of HW under such cyber insurance policies.
Section w.Insurance.
(i)Set forth on Section 6.23(a) of the Disclosure Letter is a correct and complete list of (i) all policies of insurance of HW currently in effect (but excluding any policies of insurance related to any Employee Benefit Plan set forth on Section 6.17(a) of the Disclosure Letter) (collectively, the “HW Insurance Policies”), including the carrier, description of coverage, limits of coverage, retention or deductible amounts, amount of annual premiums, and date of expiration with respect to each HW Insurance Policy, and (ii) all claims in excess of $25,000 made since the Lookback Date under the HW Insurance Policies or under any prior insurance policies that have been owned or held by HW or under which HW or any of its assets or properties have been covered (collectively, the “Historical HW Insurance Policies”). None of the insurance limits under any of the HW Insurance Policies or Historical HW Insurance Policies have been exhausted, and there is no claim pending under any of the HW Insurance Policies or Historical HW Insurance Policies relating to HW or any of its assets or properties for which coverage has been denied by the insurance company or companies providing coverage thereunder. HW has made available to Buyer correct and complete copies of each HW Insurance Policy.
(ii)All HW Insurance Policies are binding, enforceable and in full force and effect and provide insurance in such amounts and against such risks as HW reasonably has determined to be prudent, taking into account the industries in which HW operates. HW is not in breach or default, and HW has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of the HW Insurance Policies. To the Knowledge of HW, no insurer of any HW Insurance Policy has declared bankruptcy or been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received by HW with respect to any HW Insurance Policy, and no event or condition exists or has occurred that could result in cancellation of any HW Insurance Policy prior to its scheduled expiration date.
(iii)The HW Insurance Policies are sufficient for compliance by HW with all requirements of Law and with the requirements of all Contracts to which HW is a party. HW has not been refused any insurance with respect to the HW Business or assets of HW. No HW Insurance Policy provides for or is subject to any retroactive rate or premium adjustment, loss sharing arrangement or other Liability arising wholly or partially out of events arising prior to the Closing. HW has not received any written notice from or on behalf of any insurance carrier issuing any HW Insurance Policy that insurance rates therefor shall hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any HW Insurance Policy.
Section x.Inventory. All inventory of HW consists of new and unused items of a quality, quantity and condition that (a) is useable and saleable in the ordinary course of business consistent with past practice, (b) is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, stale, discontinued or defective, and (c) was manufactured or acquired by HW in the ordinary course of business consistent with past practice. The quantities of each of the categories of inventory of HW is at a level normal and adequate for the continuation of the HW Business in the ordinary course consistent with past practice. HW is not in possession of any inventory not owned by HW, including goods already sold. None of the inventory of HW has been consigned to any Person.
Section y.Accounts Receivable. The accounts receivable of HW represent valid obligations that arose from bona fide transactions in the ordinary course of business consistent with past practice and are collectible in full, net of any reserves reflected in the HW Closing Net Working Capital. None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and to the Knowledge of HW, there are no specific facts that would be likely to give rise to any such claim. The reserves shown on the HW Financial Statements and the accounting records of HW are adequate and calculated consistent with past practice.
Section z.COVID-19.
(i)Except as set forth on Section 6.26(a) of the Disclosure Letter, from December 31, 2019 through the Effective Date, HW has not, in response to COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or an industry group providing for business closures, changes to business operations, “sheltering-in-place,” curfews, quarantine, social distancing, sequester, safety or other similar restrictions that relate to or arise out of COVID-19, (i) furloughed or terminated the employment or service of any HW Business Employee, or (ii) materially reduced the hours of any HW Business Employee. No Legal Proceeding is pending against or, to the Knowledge of HW, is threatened against HW with respect to anything set forth on Section 6.26(a) of the Disclosure Letter. HW has promptly and thoroughly investigated all occupational health and safety complaints related to COVID-19. With respect to each known occupational health and safety violation identified and related to COVID-19, HW has taken prompt corrective action to the extent necessary to prevent further spread of COVID-19 within the workplace.
(ii)HW is not and has never been a party to any Contract under, and has not otherwise participated in, the United States Small Business Administration’s Paycheck Protection Program created under the CARES Act or any other federal, state or local Governmental Authority’s stimulus program or economic relief plan in connection with COVID-19.
Section aa.Finders’ Fees. Except as set forth on Section 6.27 of the Disclosure Letter, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of HW, who might be entitled to any fee or commission from HW in connection with the Transactions.
Section ab.No Additional Representations or Warranties. Except as set forth in Article 5 and Article 6 (including the related portions of the Disclosure Letter) or in any certificate delivered by any HW Seller or HW pursuant to this Agreement, none of any HW Seller, HW or any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to any HW Seller or HW, including any representation or warranty as to the accuracy or completeness of any information regarding HW furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of HW, or, to the extent waiveable, any representation or warranty arising from statute or otherwise in Law.
Article 7.
REPRESENTATIONS AND WARRANTIES REGARDING ALLIED SELLERS
Each of the Allied Sellers, severally as to himself, herself or itself, represents and warrants to Buyer as follows:
Section a.Existence and Power; Authorization; Enforceability.
(i)Such Allied Seller (if such Allied Seller is an entity) is duly formed, validly existing and in good standing (or its equivalent) under the Laws of its jurisdiction of formation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Such Allied Seller has all requisite corporate, trust or individual, as applicable, power, authority and capacity to enter into this Agreement and the other Transaction Agreements to which such Allied Seller is a party, to perform his, her or its obligations hereunder and thereunder (including transferring and delivering to Buyer valid title to the Allied Shares) and to consummate the Transactions. The execution, delivery and performance by such Allied Seller of this Agreement and the other Transaction Agreements to which such Allied Seller is a party, and the consummation by such

Allied Seller of the Transactions, have been duly and validly authorized by all necessary actions (including any action by the board of directors and stockholders of such Allied Seller (if not a natural Person)), and no other action on the part of such Allied Seller is necessary to authorize the execution, delivery and performance by such Allied Seller of this Agreement and the other Transaction Agreements to which such Allied Seller is a party, and the consummation by such Allied Seller of the Transactions.
(ii)This Agreement and the other Transaction Agreements to which such Allied Seller is a party have been duly executed and delivered by such Allied Seller, and assuming the due authorization, execution and delivery by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, this Agreement and the other Transaction Agreements to which such Allied Seller is a party constitute the valid, binding and enforceable agreement of such Allied Seller, subject to the Enforceability Exception.
Section b.Governmental Consents. No consents, waivers, notices, Permits or exemptions of, or other actions by, or registrations, declarations or filings with, any Governmental Authority are required by such Allied Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements, nor the consummation by such Allied Seller of the Transactions, other than those set forth on Section 7.02 of the Disclosure Letter (the “Allied Seller Governmental Consents”).
Section c.Non-Contravention. Neither the execution, delivery and performance by such Allied Seller of this Agreement or any other Transaction Agreement to which such Allied Seller is a party nor the consummation by such Allied Seller of the Transactions, nor compliance by such Allied Seller with any of the terms or provisions of this Agreement or any other Transaction Agreement to which such Allied Seller is a party (a) conflict with or violate the Organizational Documents of such Allied Seller (if not a natural Person), (b) assuming receipt of the Allied Seller Governmental Consents, (i) violate any Law or Order applicable to such Allied Seller, or (ii) except as set forth on Section 7.03(b)(ii) of the Disclosure Letter, require any consent, waiver, notice, filing or other action by or with any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract to which such Allied Seller is a party or by which its assets are bound, or (c) result in the creation or imposition of any Lien on any asset of such Allied Seller or Allied, except for any Permitted Liens.
Section d.Title. Such Allied Seller is the sole record and beneficial owner, and has good and marketable title to, the number of Allied Shares set forth opposite his, her or its name on Exhibit A, free and clear of all Liens except those imposed by applicable securities Laws. The instrument(s) of transfer delivered by such Allied Seller to Buyer at the Closing will be sufficient to transfer the entire legal and beneficial ownership of the Allied Shares owned by such Allied Seller to Buyer and, immediately following the Closing, Buyer will be the record and beneficial owner of such Allied Shares, and have good and marketable title to such Allied Shares, free and clear of all Liens except those imposed by applicable securities Laws. Such Allied Seller (and including for purposes of this sentence the holdings of such Allied Seller’s spouse and minor children) does not own fifty percent (50%) or more of the voting Equity Securities of Allied and does not have the contractual power to designate fifty percent (50%) or more of the directors of Allied. Section 7.04 of the Disclosure Letter sets forth the marital and domestic partnership status of such Allied Seller, indicating whether such Allied Seller is “Married (as defined in such Allied Seller’s state of residence),” a “Domestic Partner (as defined in such Allied Seller’s state of residence)” or “Unmarried and not a Domestic Partner”.
Section e.Finders’ Fees. Except as set forth on Section 7.05 of the Disclosure Letter, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of such Allied Seller, who might be entitled to any fee or commission from Allied or any other Company in connection with the Transactions.
Section f.Litigation. Such Allied Seller is not a claimant or defendant in, or otherwise a party to, any Legal Proceeding or, to the Knowledge of such Allied Seller, threatened Legal Proceeding against such Allied Seller or otherwise affecting such Allied Seller that would have or would reasonably be expected to have a Material Adverse Effect or prevent or materially impair such Allied Seller’s ability to consummate the Transactions.
Section g.No Additional Representations or Warranties. Except as set forth in this Article 7 and Article 8 (including the related portions of the Disclosure Letter) or in any certificate delivered by such Allied Seller or Allied pursuant to this Agreement, neither such Allied Seller nor Allied is making any representation or warranty to Buyer, whether express or implied, with respect to such Allied Seller or Allied.
Article 8.
REPRESENTATIONS AND WARRANTIES REGARDING ALLIED
Each of the Allied Sellers, jointly and severally, represent and warrant to Buyer as follows:
Section a.Existence and Power; No Subsidiaries.
(i)Allied is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. Allied has all requisite corporate power required to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted, and is duly qualified to transact business as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 8.01(a)(i) of the Disclosure Letter contains a complete and accurate list of each jurisdiction in which Allied is qualified to do business as a foreign business entity. Section 8.01(a)(ii) of the Disclosure Letter contains a complete and accurate list of all assumed or fictitious names of Allied used within the last five (5) years and the corresponding jurisdiction(s) in which Allied has registered such assumed or fictitious names.

(ii)Allied has made available to Buyer correct and complete copies of the Organizational Documents of Allied. Such Organizational Documents are in full force and effect and Allied is not in violation of any provisions of such Organizational Documents.
(iii)Allied (i) has no Subsidiaries, and (ii) does not own, directly or indirectly, any Equity Securities of any Person.
Section b.Authorization; Enforceability.
(i)The execution, delivery and performance by Allied of the Transaction Agreements to which Allied is a party, and the consummation of the Transactions, are within the corporate power of Allied. The execution, delivery and performance by Allied of the Transaction Agreements to which Allied is a party, and the consummation by Allied of the Transactions, have been duly and validly authorized by all necessary actions (including any action by directors or stockholders of Allied), and no other action on the part of Allied is necessary to authorize the execution, delivery and performance by Allied of the Transaction Agreements to which Allied is a party, and the consummation by Allied of the Transactions.
(ii)The Transaction Agreements to which Allied is a party have been duly executed and delivered by Allied, and assuming the due authorization, execution and delivery by Buyer of the Transaction Agreements to which Buyer is a party, the Transaction Agreements to which Allied is a party constitute the valid, binding and enforceable agreement of Allied, subject to the Enforceability Exceptions.
Section c.Governmental Consents. No consents, waivers, notices, Permits or exemptions of, or other actions by, or registrations, declarations or filings with, any Governmental Authority are required by Allied in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements, nor the consummation by Allied of the Transactions, other than those set forth on Section 8.03 of the Disclosure Letter (the “Allied Governmental Consents”).
Section d.Non-Contravention. Neither the execution, delivery and performance by Allied of the Transaction Agreements to which Allied is a party nor the consummation by Allied of the Transactions, nor compliance by Allied with any of the terms or provisions of this Agreement or the other Transaction Agreements to which Allied is a party (a) conflict with or violate the Organizational Documents of Allied, (b) assuming receipt of the Allied Governmental Consents, (i) violate any Law or Order applicable to Allied, or (ii) except as set forth on Section 8.04(b)(ii) of the Disclosure Letter, require any consent, waiver, notice, filing or other action by or with any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract to which Allied is a party or by which its assets are bound, or (c) result in the creation or imposition of any Lien on any asset of Allied, except for any Permitted Liens.
Section e.Capitalization and Ownership of the Allied Shares. Except for the Allied Shares, there are no issued or outstanding Equity Securities of Allied. The Allied Shares have been duly authorized and are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Allied Sellers and are free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions (other than those imposed by securities Laws or that have been fully waived or terminated) or similar rights of any Person or applicable Law. There are no Contracts to which Allied or any Allied Seller is a party or by which it is bound relating to the issuance, repurchase, exchange, conversion, transfer, disposition redemption or acquisition of any Equity Securities of Allied. Except pursuant to this Agreement, neither any Allied Seller nor Allied has granted, directly or indirectly, to any Person any right to acquire any Equity Securities of Allied or any right or privilege capable of the right to acquire any Equity Securities of Allied. Neither any Allied Seller nor Allied is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Securities of Allied or any Allied Seller and there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of any Equity Securities of Allied.
Section f.Financial Statements.
(i)Section 8.06(a) of the Disclosure Letter contains correct and complete copies of (i) the unaudited financial statements of Allied as of December 31, 2019, consisting of the unaudited balance sheet and the related unaudited statement of income, equity and cash flows for the fiscal year ended on such date (the “Allied 2019 Financial Statements”) (ii) the Audited Financial Statements, and (iii) the unaudited balance sheet of Allied as of April 30, 2021 (the “Latest Allied Balance Sheet”) and the related unaudited statements of income, equity and cash flows for the four-month period then ended (collectively with the Latest Allied Balance Sheet, the “Most Recent Allied Financial Statements”, and together with the Allied 2019 Financial Statements and the Audited Financial Statements, collectively, the “Allied Financial Statements”). Each of the Allied 2019 Financial Statements and the Most Recent Allied Financial Statements have been prepared consistent with past practice of Allied and fairly present the financial position and results of operations of Allied as of the respective dates and for the periods referred to in such Financial Statements, subject to the absence of footnote disclosures in the Most Recent Allied Financial Statements. The Audited Financial Statements have been prepared in accordance with GAAP and fairly present the financial position and results of operations of H&G, HW and Allied as of the date and for the period referred to in the Audited Financial Statements.
(ii)Allied maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements of Allied in conformity with GAAP applied on a consistent basis and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences (“Allied Internal Controls”). Neither Allied nor any Allied Seller has identified or received notice from an independent auditor of (x) any significant deficiency or material weakness in the system of Allied Internal Controls, (y) any facts, that in their totality, reasonably constitute fraud that involves Allied or its management or other employees who have a role in the preparation of financial statements or the

Allied Internal Controls, or (z) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Allied Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, Allied’s ability to record, process, summarize and report financial information.
(iii)The books and records of Allied (i) are complete and correct in all material respects, and all transactions to which Allied is or has been a party are accurately reflected therein, (ii) reflect all discounts, returns and allowances granted by Allied with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices, (iv) form the basis of the Allied Financial Statements, and (v) reflect the assets, Liabilities, financial position, results of operations and cash flows of Allied.
Section g.Absence of Certain Changes. Since January 1, 2021, (a) Allied has conducted the Allied Business in the ordinary course of business consistent with past practice, (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) except as set forth on Section 8.07 of the Disclosure Letter, Allied has not:
(i)made any change in its (i) accounting methods, principles or practices, (ii) Tax reporting practices, or (iii) cash management practices (including with respect to accounts receivable);
(ii)(i) settled or compromised any Tax claim, audit, or assessment, (ii) made, changed or revoked any Tax election, (iii) adopted or changed any annual Tax accounting period, or method of Tax accounting, (iv) amended any Tax Return or claim for refund, or (v) consented to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes or surrendered any right or claim to refund of Taxes;
(iii)waived, compromised, canceled, terminated, abandoned, allowed to lapse, assigned or granted any rights in, allowed to expire or released any right under any Contract to which Allied is a party or any Allied Intellectual Property Right, or made any write-off or write-down of or made any determination to write-off or write-down any of its assets or properties, except in the ordinary course of business consistent with past practice;
(iv)terminated, modified or amended any Allied Material Contract, except such terminations, modifications or amendments entered into in the ordinary course of business consistent with past practice;
(v)made any capital expenditures or commitments in excess of an aggregate of $25,000, or suffered any damages to or destruction of any tangible assets (whether or not covered by insurance), involving amounts that exceed $25,000 in the aggregate, or experienced any material changes in the amount and scope of insurance coverage;

(vi)suffered (i) any material shortages, cessation or interruption of supplies, utilities, or other services required to conduct the Allied Business, or (ii) any loss of an Allied Material Customer or Allied Material Supplier;
(vii)incurred, assumed or paid any material Liabilities, other than in the ordinary course of business consistent with past practice, settled any dispute or Liability pending or threatened against it or any of its properties or assets, or failed to pay or discharge when due any accounts payable or other Liabilities;
(viii)commenced, settled or compromised any Legal Proceeding;
(ix)sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any material assets or properties, other than dispositions of inventory in the ordinary course of business consistent with past practice;
(x)acquired any properties or assets or entered into any other transaction, other than in the ordinary course of business consistent with past practice, or effected any merger, consolidation, recapitalization, redemption, reclassification, split or similar change in its capitalization;
(xi)amended or modified its Organizational Documents;
(xii)(A) split, combined or reclassified the Allied Shares, or (B) declared, set aside or paid any dividend or other distribution;
(xiii)issued any Equity Securities to any Person;
(xiv)(i) adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or (ii) entered into any Contract providing for acceleration of payment or performance as a result of a change of control;
(xv)made (i) any change in the rate of compensation, commission, bonus or other remuneration payable, or agreed to pay, any bonus, incentive, retention or other compensation, or any change in control payment, to or in respect of any employee, or (ii) entered into any new, or amended or terminated any existing, Allied Employee Benefit Plan;
(xvi)experienced a breach of Allied’s information technology systems, networks, and/or services, or any unauthorized use, access, or disclosure of Personal Information in Allied’s possession, custody, or control; or
(xvii)agreed to or obligated itself to do any of the foregoing.
Section h.No Undisclosed Material Liabilities. Allied has no Liabilities, other than (a) Liabilities set forth on the Latest Allied Balance Sheet, (b) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Allied Balance Sheet, and (c) incurred in connection with this Agreement and the Transactions.
Section i.Material Contracts.

(i)Section 8.09(a) of the Disclosure Letter sets forth a correct and complete list of the following Contracts to which Allied is a party or under which Allied has continuing Liabilities that fall within the following categories (collectively, the “Allied Material Contracts”):
(1)any lease or sublease related to the Allied Leased Real Property;
(2)any Contract (excluding any Employee Benefit Plan set forth on Section 8.17(a) of the Disclosure Letter) for the purchase of services or products providing for either (A) annual payments by Allied of $50,000 or more; or (B) anticipated receipts by Allied of more than $50,000 in any calendar year;
(3)any Contract that provides for indemnification by Allied entered into outside of the ordinary course of business consistent with past practice;
(4)any Contract that relates to the sale of any of Allied’s assets, other than in the ordinary course of business consistent with past practice;
(5)any partnership, joint venture or other similar Contract;
(6)any Contract relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which Allied has continuing obligations following the Effective Date;
(7)any Contract as obligor or guarantor relating to Indebtedness;
(8)any Contract that limits, purports to limit, impedes, interferes with or restricts the ability of Allied or any of its Affiliates to (A) compete with any Person in a product line or line of business, (B) operate in any geographic location, (C) engage in any line of business, or (D) solicit for employment, hire or employ any Person;
(9)any material option, license, franchise or similar Contract;
(10)any Contract that obligates Allied to conduct business on an exclusive or preferential basis, that contains a “most favored nation” or similar covenant with any Person or that contains an exclusivity, requirements, “take or pay” or similar provision binding on Allied;
(11)any Contract with a Governmental Authority;
(12)any Contract pursuant to which Allied grants or is granted a license or right to use, or covenant not to be sued under, any Intellectual Property Rights other than (A) licenses for commercially available Software that are generally available on nondiscriminatory pricing terms which have an aggregate annual cost of $50,000 or less, and (B) non-exclusive licenses granted to, or by, Allied in the ordinary course of business consistent with past practice;

(13)any Contracts between or among Allied, on the one hand, and any Seller, any Affiliate of any Seller or any other Company, on the other hand, but not including any Contracts regarding any Employee Benefit Plan set forth on Section 8.17(a) of the Disclosure Letter;
(14)any collective bargaining agreement to which Allied is a party and any other Contract with a labor union or association representing any Allied Business Employee; or
(15)any employment, change of control, severance, consulting or restrictive covenant Contract with any current or former (A) officer, director or manager of Allied, (B) any Allied Business Employee (other than oral employment Contracts terminable at will without any further obligation of Allied), or (C) independent contractor;
(16)any Contract pursuant to which a consent or waiver of, or notice to, a counterparty thereto is required in connection with the consummation of the Transactions;
(17)any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any assets, rights or properties of Allied;
(18)any manufacturing Contract;
(19)any Contract relating to the distribution, marketing or advertising of any of the Allied Products;
(20)any Contract between Allied, on the one hand, and any distributors, manufacturers’ agents or selling agents, on the other hand, or pursuant to which Allied sells or distributes products or pays a commission to a Person with respect to the sale of the Allied Products;
(21)any Contract with an Allied Material Customer, other than purchase orders entered into in the ordinary course of business consistent with past practice;
(22)any Contract with an Allied Material Supplier; and
(23)any Contract which is not otherwise described in clauses (i)-(xxii) above that is material to Allied.
(ii)Allied has made available to Buyer a correct and complete copy of each Allied Material Contract. Each Contract to which Allied is a party is in full force and effect and is a legal, valid and binding obligation of Allied enforceable in accordance with its respective terms against Allied and, to the Knowledge of Allied, each other party to such Contract subject, in the case of enforceability, to the Enforceability Exception, and there is no existing default or breach by Allied under any such Contract (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) and, to the Knowledge of Allied, there is no such default or breach (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) with respect to any other party to any such Contract. There has not been any written notice to or, to the Knowledge of Allied, threat to terminate any Contract to which Allied is a party. To the Knowledge of Allied, no event has occurred which (with or without notice or lapse of time or both) permits any termination, modification or acceleration of payment, or requires any payment, under any Contract to which Allied is a party.
Section j.Litigation. Except as set forth on Section 8.10 of the Disclosure Letter, Allied is not (and has not been since the Lookback Date) a claimant or defendant in, or otherwise a party to, any Legal Proceeding or, to Knowledge of Allied, threatened Legal Proceeding against Allied or otherwise affecting or involving the Allied Business or the assets of Allied. To the Knowledge of Allied, there is no investigation or review pending or threatened by any Governmental Authority with respect to Allied or the Allied Business. There are no Orders of, or before, any Governmental Authority against Allied or under which Allied is subject to ongoing obligations.
Section k.Compliance with Laws; Permits; Anti-Corruption Laws.
(i)Allied is, and since the Lookback Date has been, in compliance in all material respects with all Laws.
(ii)Allied holds all material licenses, sublicenses, permits, general permit coverage, approvals, certificates, certifications, registrations, exemptions, variances, permissive uses, consents, and other authorizations of any nature, in each case, issued or granted by or obtained from a Governmental Authority and any renewals thereof, necessary for operation of the Allied Business (collectively, the “Allied Permits”). All of the Allied Permits are in good standing and in full force and effect. Allied is in compliance in all material respects with the terms of the Allied Permits, and there are no Legal Proceedings pending or, to the Knowledge of Allied, threatened that would reasonably be expected to result in the revocation or termination of any of the Allied Permits. No condition, fact or circumstance exists that would result in, or would be likely to result in, the revocation, limitation, nonrenewal or denial of any of the Allied Permits necessary or advisable for the lawful conduct of the Allied Business.
(iii)Since the Lookback Date, none of Allied nor any of its directors, managers, officers or employees, or to the Knowledge of Allied, any agent or other person acting on behalf of Allied has, directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, the Anti-Corruption Laws, nor (i) used any funds of Allied for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Allied, or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services. No Legal Proceeding by or before any Governmental Authority involving Allied or any of its directors, managers, officers, employees, agents or other Persons acting on their behalf, with respect to any Anti-Corruption Law is pending or, to the Knowledge of Allied, threatened, nor have any disclosures been submitted by Allied to any Governmental Authority with respect to potential violations of any Anti-Corruption Law by any such Person.
(iv)Since the Lookback Date, neither Allied nor any of its directors, managers, officers or employees, or, to the Knowledge of Allied, any agent or other Person acting on behalf of Allied has, directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, the USA PATRIOT Act or any other AML Laws applicable to it.  Neither Allied nor any of its directors, managers, officers or employees, or, to the Knowledge of Allied, any agent or other Person acting on behalf of Allied has, directly or indirectly, (i) used any funds of Allied to engage in illegal conduct under any applicable Laws, (ii) engaged in transactions intended to or having the effect of disguising the nature, location, source, ownership or control of funds, (iii) engaged in transactions involving funds that are the proceeds of unlawful activity, or (iv) engaged in a financial transaction designed in whole or in part to avoid a financial reporting requirement under any applicable Law.  No Legal Proceeding involving Allied or any of its directors, managers, officers, employees, agents or other Persons acting on their behalf, with respect to any AML Law is pending or, to the Knowledge of Allied, threatened, nor have any disclosures been submitted by Allied to any Governmental Authority with respect to potential violations of any AML Law by any such Person.
(v)Since the Lookback Date, Allied has conducted its import and export transactions in accordance with all applicable U.S. import, export and re-export Laws and controls and all other applicable import, export and re-export Laws and controls in other countries in which Allied conducts business.
Section l.Products; Recalls.
(i)Section 8.12(a) of the Disclosure Letter contains a list of all jurisdictions in which Allied has registered any of the Allied Products. Allied and the Allied Products are, and since the Lookback Date have been, in compliance in all material respects with (1) the applicable Laws administered by the EPA and any Product Laws administered by Product Authorities applicable to the Allied Products, and (2) all terms and conditions imposed in any Allied Permits granted to Allied by any of the Product Authorities. The Allied Products are, and since the Lookback Date have been, (i) properly handled, distributed and stored by Allied, and are properly advertised by Allied and fit for the use for which they are intended, (ii) of good and merchantable quality and condition, (iii) shipped in interstate commerce in accordance with the Product Laws, (iv) registered in all jurisdictions required by applicable Law, and (v) in conformity with all express and implied warranties and guaranties. To the Knowledge of Allied, the suppliers and subcontractors of Allied are compliant in all material respects with all Laws, and Allied is, and to the Knowledge of Allied, the suppliers and subcontractors of Allied are, not in breach of quality control, product safety, product integrity, facility certification or any similar obligations imposed in Contracts with third parties for the supply of the Allied Products.
(ii)Allied has made available to Buyer the standard terms and conditions of sale for all the Allied Products (containing applicable guaranty, warranty and similar indemnity provisions).  None of the Allied Products is subject to any guaranty, warranty or other indemnity beyond such standard terms and conditions of sale, except for warranties arising under applicable Laws.  None of the Allied Products is or has been found to be misbranded, packaged, labeled or advertised in a manner contrary to Law or that is, or could reasonably be construed to be, false or misleading under applicable Law.
(iii)Since the Lookback Date, Allied has not received and is not subject to, (1) any letter, notice or other written adverse communications from EPA regarding compliance with Law, or (2) any written adverse communications from other Product Authorities regarding compliance with any Law relating to the manufacture, storage, distribution, sale, safety, packaging, labeling or advertising of Allied Products; or (3) any written adverse communication or notice of violation from any consumer or individual acting in the public interest, or any attorney acting on behalf of any consumer of individual acting in the public interest. There are no claims or demands pending, or, to the Knowledge of Allied, threatened, against Allied for indemnification from any distributors or retailers regarding voluntary or mandatory recalls or market withdrawals.  Since the Lookback Date, Allied has not received written notice of, or been subject to, any claim or finding of deficiency or non-compliance, penalty, fine or sanction, request for corrective or remedial action or other compliance or enforcement action with respect to any Product Authorities, in respect of any of (i) the Allied Products, (ii) the ingredients in the Allied Products, or (iii) the facilities at which the Allied Products are manufactured, packaged, stored, or distributed. Since the Lookback Date, Allied has not received written notice of, or been subject to, (A) any notice of claim, demand letter, notice of violation, or similar communication from or on behalf of an individual, consumer, retailer or distributor, or (B) any claim for defense and/or indemnification from or on behalf of any distributor or retailer concerning any claim or allegation of personal/bodily injury, property damage, or false or misleading labeling or advertising with respect to the Allied Products.
(iv)Since the Lookback Date, Allied has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the Allied Products. To the Knowledge of Allied, there is no reason to believe that a basis for a recall or withdrawal of any of the Allied Products may be required under any Law applicable to Allied and no recall has been threatened by any Governmental Authority and no recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the Allied Products is being considered by Allied.
Section m.Title to Assets; No Other Business; Condition.
(i)Allied has good, valid and marketable title to, or a valid leasehold or license interest in, all of the property and assets of Allied (including the Allied Leased Real Property and the Allied Intellectual Property Rights), free and clear of all Liens, except Permitted Liens. Such property and assets constitutes all of the assets, rights and properties necessary and sufficient for Allied to operate the Allied Business immediately after the Closing in the same manner as conducted by Allied in the one year period prior to the Closing Date. Allied does not engage in any business other than the Allied Business.

(ii)All of the tangible properties and assets of Allied (including the building(s) and other improvements on the Allied Leased Real Property but excluding inventory) are (i) free from defects or other deficiency (whether in design or manufacture), (ii) usable in the regular and ordinary course of business consistent with past practice, (iii) in conformity with all applicable Laws and Allied Permits relating to their manufacture, use and operation, (iv) in good operating condition and repair, ordinary wear and tear excepted, (v) to the Knowledge of Allied, structurally sound, and (vi) adequate for the purposes for which such properties and assets are being used by Allied.
Section n.Real Property.
(i)Allied does not own any real property. Section 8.14(a) of the Disclosure Letter contains a correct and complete list of all real property leased (whether as landlord or tenant) or occupied by Allied, and the lessor or lessee of such property (the “Allied Leased Real Property”). Allied has a valid leasehold interest in the Allied Leased Real Property.
(ii)Neither the whole nor any portion of the Allied Leased Real Property has been condemned, requisitioned, expropriated or otherwise taken by any Governmental Authority and, to the Knowledge of Allied, no such condemnation, requisition, expropriation or taking is threatened or contemplated. There are no pending or, to the Knowledge of Allied, threatened changes to any applicable codes or zoning requirements affecting or against all, any portion of the Allied Leased Real Property. There are no (i) public improvements which have been ordered, commenced or completed and for which an assessment may be levied against the Allied Leased Real Property, or (ii) planned improvements which may result in any assessment against the Allied Leased Real Property, in each case that would result in a Liability of Allied. There is no Lien applicable to the Allied Leased Real Property that would impair the current use or the occupancy of such Allied Leased Real Property by Allied. All buildings, structures, fixtures, and appurtenances comprising part of the Allied Leased Real Property were constructed or installed in all material respects in accordance with applicable Law and are, to the Knowledge of Allied, structurally sound and in good condition and repair (normal wear and tear excepted), and do not encroach on any property owned by any other Person, and there are no violations of any Law affecting any portion of the Allied Leased Real Property, including violations of any Laws regulating building, zoning, fire, safety, environmental, traffic, flood control or health, and no notice of any such violation has been issued by any Governmental Authority.
(iii)All improvements to the Allied Leased Real Property (including mechanical, electrical and plumbing systems serving such improvements) are in good condition and repair (normal wear and tear excepted), and, to the Knowledge of Allied, such improvements are free from structural defects. There are no continuing maintenance, repair or capital improvement obligations with respect to the Allied Leased Real Property set forth in the lease for the Allied Leased Real Property that have not been satisfied by Allied. There are no improvements or additions that are required to be removed by Allied pursuant to the lease for the Allied Leased Real Property upon termination of any lease or sublease relating to the Allied Leased Real Property. There are no damages, conditions or repairs that the lessee would be obligated to repair, restore or remediate upon termination of such lease or sublease. The Allied Leased Real

Property is supplied with utilities and other services adequate for the operation of such Allied Leased Real Property, including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities. Allied has obtained all agreements or other rights from any other Person necessary to permit the lawful use and operation by Allied of the facilities located on the Allied Leased Real Property or any driveways, roads and other means of egress and ingress to and from the Allied Leased Real Property, and each such agreement or other right is in full force and effect.
(iv)There are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the Allied Leased Real Property or any portion thereof or interest therein to which Allied is a party or is otherwise bound. The Allied Leased Real Property is not shared by Allied, on the one hand, and any other Person (including another Company), on the other hand, or used for any business other than the Business. Allied has the right to quiet enjoyment of all of the Allied Leased Real Property in accordance with applicable Law. There has been no disturbance of, or challenge to, Allied’s quiet possession of any Allied Leased Real Property for the full term of any applicable lease and any renewal option related thereto.
(v)There is no pending or, to the Knowledge of Allied, threatened Legal Proceeding against or affecting the Allied Leased Real Property.
(vi)(i) No portion of the Allied Leased Real Property is located within a flood hazard area; and (ii) no portion of the Allied Leased Real Property constitutes jurisdictional wetlands under Environmental Laws.
(vii)No impact fees have been imposed, assessed or levied against the Allied Leased Real Property for which Allied is liable. To the Knowledge of Allied, no impact fees are contemplated by any Governmental Authority to be imposed, assessed or levied against the Allied Leased Real Property, and any impact fees imposed, assessed or levied upon the Allied Leased Real Property for which Allied is liable have been paid in full.
Section o.Intellectual Property.
(i)Section 8.15(a) of the Disclosure Letter contains a list including, where applicable, the filing, registration, or issuance date, application number, registration or issuance number, owner, and jurisdiction, of all (i) registrations or issuances of any Allied Intellectual Property Rights, (ii) pending applications for registration of any Allied Intellectual Property Rights, (iii) Contracts under which Allied has granted or licensed to any third party any Intellectual Property Rights and/or Allied Intellectual Property Rights, (iv) Contracts under which a third party has granted or licensed to Allied any Intellectual Property Rights, (v) Software, (vi) trade secrets, (vii) unregistered Marks, and (viii) Domain Names, in each case owned or purported to be owned by, licensed by, licensed to or used by Allied or otherwise necessary to or used in the operation of the Allied Business (categorized by type (e.g., Patents, Marks, Domain Names, Copyrights, Contracts, trade secrets and Software)) and whether such Patents, Marks, Domain Names, Copyrights, Contracts, trade secrets and Software are owned, licensed by, licensed to or used by Allied. The Allied Intellectual Property Rights listed in Section 8.15(a) of the Disclosure Letter are valid and enforceable. All required filings and fees related to the Registered Intellectual

Property owned by Allied have been timely submitted and paid to the appropriate Governmental Authority. All Registered Intellectual Property owned by Allied has been duly filed, registered or issued, as the case may be, with the appropriate Governmental Authority and has been properly maintained and renewed in accordance with all applicable Laws in all material respects. The formulas for each of the Allied Products produced by or on behalf of Allied have been recorded in written or electronic form so that Allied can produce such Allied Products after the Closing in the same manner as they were produced before the Closing and Allied has not disclosed those formulas to any Person that was not subject to an obligation of confidentiality and has otherwise taken all steps to protect the trade secret status of such formulas.
(ii)Allied owns, exclusively and beneficially, free and clear of all Liens (other than Permitted Liens), all rights, title, and interests in and to the Intellectual Property Rights owned by Allied, and has the valid right to use, free and clear of all Liens (other than Permitted Liens), all of the other Intellectual Property Rights used by Allied, and no Intellectual Property Rights owned by Allied are in the control of any Person other than Allied. No Allied Intellectual Property Right is subject to any outstanding Order or Contract restricting the use thereof by Allied or restricting the licensing thereof by Allied to any Person.
(iii)The operation of the Allied Business, as currently conducted by Allied and as conducted since the Lookback Date, and the Allied Intellectual Property Rights owned, licensed or used, by Allied, do not and since the Lookback Date have not infringed, misappropriated, diluted or otherwise violated, and have not since the Lookback Date and do not infringe, dilute, misappropriate, or otherwise violate, the Intellectual Property Rights or other rights of any Person or give rise to an obligation to render an accounting to any Person as a result of co-authorship or co-invention.
(iv)Allied has not received any written notice (including by demand letter or offer to license) alleging that the operation of the Allied Business infringes, and/or its use of any Intellectual Property Rights misappropriates or otherwise violates, the Intellectual Property Rights or any other right of any Person. To the Knowledge of Allied, no Person has infringed, misappropriated, or otherwise violated any Allied Intellectual Property Right. There is no basis for any Legal Proceeding asserting any such infringement or asserting that Allied does not have the legal right to use any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the Allied Business or that Allied unfairly competes with any Person.
(v)The execution and delivery of this Agreement and the consummation of the Transactions will not result in any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the Allied Business ceasing to be available for use in the operation of the Allied Business on terms and conditions identical to those on which such Intellectual Property Rights were used by Allied immediately prior to the Closing.
(vi)All Software used in connection with the Allied Business or otherwise residing on Allied’s computer systems is properly licensed, and Allied has not made any unlicensed copies of such Software except those permitted for archival and back-up purposes. Allied is not, nor, to the Knowledge of Allied, is any other party, in breach of or in default under any such license or other Contract, and each such license and other Contract is valid and in full force and effect.

Allied owns all licenses necessary to use the Software used in the operation of its Allied Business, to the Knowledge of Allied, without claims of infringement or other violation of rights of the owner of such Software. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such license or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
(vii)Allied has the right to use, sell, license, dispose of, sublicense, and freely assign, and has the right to bring actions for the infringement or misappropriation of, any of the Allied Intellectual Property Rights. Allied is not under any obligation to pay any royalty, license fee, or other similar consideration to any Person or to obtain any approval or consent for use of any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the Allied Business.
(viii)Any Software created or developed by Allied or on its behalf is free and clear of any defects, malware, viruses, or other malicious code. The use, sale, or licensing of any Software created or developed by Allied or on its behalf is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring (as a license condition or otherwise) Allied to disclose, assign, or license any source code or any other content associated with the any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the Allied Business.
(ix)Except as set forth on Section 8.15(i) of the Disclosure Letter, each current and former employee of Allied and any current or former independent contractor or other Person retained by Allied who, either alone or in concert with others, created or creates, developed or develops, invented or invents, discovered or discovers, derived or derives, programmed or programs, or designed or designs any of the Allied Intellectual Property Rights, has entered into a written agreement with Allied (i) presently assigning all rights in such Intellectual Property Rights to Allied, and (ii) providing that such employee, independent contractor, or other Person waives any moral rights thereto. Each current and former employee of Allied and any current or former independent contractor or other Person retained by Allied who has had access to or was provided with any material Confidential Information or trade secrets of Allied or any Confidential Information for which Allied is owed or owes a duty of confidentiality to a third Person, has entered into a written agreement with Allied containing reasonable confidentiality obligations to protect such Confidential Information or trade secrets and that are compliant in all material respects with any obligations of confidentiality owed by Allied to any applicable third Person. No former owner, Affiliate, employee, or independent contractor of Allied, or other Person, has any valid claim or right to any of the rights in the Allied Intellectual Property Rights. Allied has used and uses its reasonable efforts to diligently protect its rights in the material Intellectual Property Rights owned by Allied, including the confidential nature of all trade secrets (including any trade secrets of third parties to whom Allied owed or owes a duty of confidentiality), and there have been no acts or omissions by Allied, the result of which would be to compromise the rights of Allied in any material respect (or Buyer after the Closing Date) to apply for or enforce appropriate legal protection afforded by such Intellectual Property Rights owned by Allied in the manner in which Allied’s business is currently operated or that would result in the abandonment, dedication to the public domain, or loss of any rights in or to any such Intellectual Property Rights. Allied has not and has not been in violation of any confidentiality obligation owed to any other Person in any material respect.
(x)Allied owns or has exclusive control over all Domain Names comprising the Intellectual Property Rights owned by Allied (including all login or access credentials for any social media accounts and Domain Name registrations) and no single employee, contractor or other Person owns, maintains, or controls such login or access credentials.
(xi)Except as would not result in a material Liability to Allied, Allied has all consents, authorizations, permissions, and/or waivers necessary to use any names, images, likenesses, quotes, or other personal indicia of any Person as used by Allied, and such consents, authorizations, permissions shall survive the Closing.
Section p.Labor Relations.
(i)Allied is, and has been since the Lookback Date, in compliance in all material respects with all Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans. Allied is, and has been since the Lookback Date, in compliance in all material respects with all applicable employee visa and work permit requirements.
(ii)The employees of Allied are, and have been since the Lookback Date, properly classified under the Fair Labor Standards Act of 1938, and under any similar Law of any state applicable to such employees. Allied is not delinquent with respect to, nor has it failed to pay any of its employees, consultants or contractors for any wages due, including overtime wages, salaries, commissions, bonuses, or other compensation, of any nature whatsoever, for any services performed by them or amounts required to be reimbursed to such individuals.
(iii)(i) Allied is not a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Knowledge of Allied, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Allied Business Employee since the Lookback Date, (ii) there is, and since the Lookback Date, there has been, no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of Allied, threatened against Allied, and (iii) there are no unfair labor practice complaints pending or, to the Knowledge of Allied, threatened against Allied before any Governmental Authority.
(iv)Set forth on Section 8.16(d) of the Disclosure Letter is a correct and complete list of each Allied Business Employee and each employee’s: (i) name; (ii) title or position; (iii) whether full-time or part-time; (iv) hire date; (v) current annual base compensation or rate of pay; and (vi) current commission, bonus or other incentive-based compensation (the “Allied Employee List”).

(v)Except as set forth on Section 8.16(e) of the Disclosure Letter, the employment of each Allied Business Employee is terminable at will and Allied does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any Allied Business Employee. To the Knowledge of Allied, none of the Allied Business Employees intends to terminate his or her employment with Allied. Allied is not engaged in any material dispute or litigation with any Allied Business Employee.
(vi)Allied is not a party to any settlement agreement with a current or former director, officer, manager, employee or independent contractor that involves allegations relating to sexual harassment by a director, officer, manager, employee or independent contractor of Allied. To the Knowledge of Allied, since the Lookback Date, no allegations of sexual harassment have been made against a director, officer, manager, employee or independent contractor of Allied.
Section q.Employee Benefit Plans.
(i)Set forth on Section 8.17(a) of the Disclosure Letter is a correct and complete list of each material Allied Employee Benefit Plan in which any Allied Business Employee participates. For each Employee Benefit Plan listed on Section 8.17(a) of the Disclosure Letter, Allied has made available to Buyer: (i) the current plan document (or, in the case of a material unwritten Allied Employee Benefit Plan, a written description thereof) and all amendments thereto, (ii) the current summary plan description and summaries of material modifications, (iii) to the extent applicable, a favorable determination or opinion letter from the IRS. In addition for each Allied Employee Benefit Plan, Allied has made available to Buyer: (i) all current trust agreements, custodial agreements, investment management or investment advisory agreements, insurance contracts or other funding arrangements thereto, (ii) evidence of satisfaction of nondiscrimination testing for the most recent plan year, (iii) all pending applications or filings made by or on behalf of any Allied Employee Benefit Plan for any amnesty, voluntary compliance or similar program sponsored by any Governmental Authority and (iv) copies of material notices, letters, or other correspondence from the IRS, the Pension Benefit Guaranty Corporation, and the United States Department of Labor received since the Lookback Date.
(ii)Allied does not maintain, sponsor, or contribute to and has not maintained, sponsored, or contributed to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan. Neither Allied nor any member of the Controlled Group currently has, or has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan for which, in any case Allied would reasonably be expected to have any Liability after the Closing. The Transaction is not a transaction described in Section 4069 or 4212(c) of ERISA.
(iii)Each Allied Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on an opinion letter from the IRS or has timely applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and, to the Knowledge of Allied, no event has occurred and no conditions exist that would be expected to result in the revocation of its qualified status or the revocation any such determination letter or opinion letter.
(iv)Each Allied Employee Benefit Plan has been established, maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all Laws, including without limitation, ERISA, the Code, the Consolidated Omnibus Budget and Reconciliation Act of 1985 and the Health Insurance Portability and Accountability Act of 1996. Allied has made full and timely payment of all contributions required to be made to any Allied Employee Benefit Plan by the terms of such plan or under Law. All contributions which are required to be made by Allied to any Allied Employee Benefit Plan for any period ending prior to the Closing Date, but which are not due by the Closing Date and all benefits accrued under any unfunded Allied Employee Benefit Plan are properly accrued in the Allied Closing Net Working Capital. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Allied Employee Benefit Plans that could reasonably be expected to result in any material Liability or excise Tax under ERISA or the Code being imposed on Allied.
(v)There is no pending or, to the Knowledge of Allied, threatened, assessment, complaint or Legal Proceeding with respect to any Allied Employee Benefit Plan (other than routine claims for benefits). No Allied Employee Benefit Plan is currently the subject of an audit or examination of a Governmental Authority.
(vi)None of the Allied Employee Benefit Plans in which Allied Business Employees or former employees of Allied participate provide retiree health or welfare insurance benefits to any current or former employee (or their spouses or dependents) of Allied except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other Law.
(vii)Nothing has occurred with respect to any Allied Employee Benefit Plan that has subjected or could reasonably be expected to subject Allied, or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 or 4980H of the Code.
(viii)Each Allied Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code. Allied does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise Taxes, interest, or penalties incurred pursuant to Section 409A of the Code.
(ix)Allied is not under any obligation (express or implied) to modify any Allied Employee Benefit Plan, except as required by Law, or to establish any new Employee Benefit Plan. Each Allied Employee Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to Buyer, Allied or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(x)Neither the execution, delivery and performance by Allied of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent event), (i) entitle any Allied Business Employee or service provider of Allied to severance pay, unemployment compensation, a change of control payment, retention payment, or any other payment or benefit from Allied, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits (including funding of compensation or benefits through a trust or otherwise) due any Allied Business Employee or service provider of Allied.
Section r.Environmental Matters.
(i)Allied is, and has been since the Lookback Date, in compliance in all material respects with all applicable Environmental Laws.
(ii)Allied possesses and is in compliance in all material respects with all Environmental Permits, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Laws. With respect to any such Environmental Permits, Allied has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Allied is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any written communication regarding any material adverse change in the status or terms and conditions of the same. Allied has obtained all necessary approvals from each applicable Governmental Authority for the importation of any fertilizer or pesticide into the United States.
(iii)All Allied Products which Allied sells, distributes or otherwise causes to be entered into commerce have been labeled accurately and in accordance with all Environmental Laws and in accordance with applicable industry standards including standards of AAPFCO. Allied has obtained all required certifications with respect to any Allied Product that is labeled as “organic” including from the Organic Materials Review Institute, AAPFCO, or other from each applicable third-party or Governmental Authority, and meets all requirements with respect to any Allied Product that is labeled as “organic” pursuant to National Organic Standards or any other standard. Allied has adequate processes and systems in place and has adequately educated its personnel in a manner consistent with common industry practice, to comply with all federal, state and local Laws relating to handling and labeling of organic products, including the National Organic Standards as promulgated by the USDA. Any product which Allied imports for sale as organic has been approved by the National Organic Program of USDA’s Agricultural Marketing Service. All organic product certifications are listed on Section 8.18(c) of the Disclosure Letter, and are in full force and effect.
(iv)(i) Since the Lookback Date, no written notice of violation, order, request for information, indemnity obligation, claim, complaint or penalty has been received by Allied, and (ii) there are no Legal Proceedings pending or, to the Knowledge of Allied, threatened against Allied, in the case of each of (i) and (ii), that alleges a violation of or Liability under any Environmental Laws by Allied that has not been settled, dismissed, paid or otherwise resolved. Since the Lookback Date, there have been no regulatory compliance inspections at any Allied

Leased Real Property by any Governmental Authority that have not been resolved to the satisfaction of the applicable Governmental Authority.
(v)Allied has not received any notice from a Governmental Authority or other Person that Allied is (i) in violation of any Environmental Laws or (ii) subject to any Liability arising under Environmental Laws or any material investigation, remediation or corrective obligation relating to Allied or any Allied Leased Real Property.
(vi)There has been no Release at any Allied Leased Real Property of Hazardous Substances in violation of Environmental Laws as a result of any operations or activities of Allied or, to the Knowledge of Allied, its contractors or third party operators that would reasonably be expected to result in a Liability of Allied.
(vii)No Hazardous Substances are present at, on, in or under any Allied Leased Real Property or any real property formerly owned or leased by Allied in violation of or giving rise to a Liability of Allied under applicable Environmental Laws.
(viii)No real property currently or formerly owned, operated or leased by Allied is listed on, or has been proposed for listing on, the National Priorities List (or Comprehensive Environmental Response, Compensation and Liability Information System List) under CERCLA, or any similar state list.
(ix)Allied has made available to Buyer copies of all environmental reports, studies and assessments concerning the real property currently or formerly owned, operated or leased by Allied that are in the possession, custody or control of or readily obtainable by Allied or any of its Affiliates pertaining to any Release, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Substances.
Section s.Taxes.
(i)Allied is, and has been at all times since December 31, 2005, a validly electing S corporation (within the meaning of Section 1361(a) of the Code and any similar or analogous provisions of state or local Law).
(ii)All income and other material Tax Returns required to be filed on or before the Closing Date by Allied have been, or will be, timely filed. Such Tax Returns are, or will be, correct and complete in all material respects. All Taxes due and owing by Allied (whether or not shown on any Tax Return) have been timely paid. Allied currently is not the beneficiary of any extension of time within which to file any Tax Return.
(iii)Allied has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of Law. Allied has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as independent contractors for purposes of the Code and the Treasury Regulations.

(iv)Allied has not received any written claim from any Taxing Authority in any jurisdiction where Allied does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(v)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Allied.
(vi)The amount of Allied’s Liability for unpaid Taxes (i) did not, as of December 31, 2020, exceed the amount of reserves for Taxes (excluding reserves for deferred Taxes established to reflect differences between book and Tax income) reflected on the Audited Financial Statements and (ii) do not exceed the reserves (excluding reserves for deferred Taxes established to reflect differences between book and Tax income) set forth on the face of such Audited Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Allied in filing Tax Returns (and which reserves shall not exceed comparable amounts incurred in similar periods in prior years).
(vii)There are no ongoing examinations by Taxing Authorities of Allied.
(viii)All deficiencies asserted, or assessments made, against Allied by any Taxing Authority have been fully paid.
(ix)Allied is not a party to any Legal Proceeding, audit or examination with or by any Taxing Authority. Allied has received no written notice of any pending or threatened Legal Proceedings, audits or examinations by any Taxing Authority against Allied.
(x)Allied has made available to Buyer correct and complete copies of (i) all of the federal income Tax Returns of or relating to Allied for taxable periods ending after December 31, 2016, (ii) any state, local or foreign Tax Returns of or relating to Allied for taxable periods ending after December 31, 2016, and (iii) any audit report or statement of deficiencies assessed against, agreed to by, or with respect to Allied for all Tax periods ending after December 31, 2016.
(xi)There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Allied.
(xii)No private letter rulings, technical advice memoranda or similar Contracts or rulings have been requested, entered into or issued by any Taxing Authority with respect to Allied.
(xiii)Allied has never been a member of an affiliated, combined, consolidated or unitary group or similar group for Tax purposes. Allied has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.
(xiv)Neither Allied, Buyer nor any of their Affiliates will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable periods or portion thereof ending after the Closing Date with respect to Allied as a result of:
(1)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(2)an installment sale or open transaction occurring on or prior to the Closing Date;
(3)a prepaid amount received on or before the Closing Date;
(4)interest held by Allied in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951 of the Code;
(5)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law;
(6)intercompany transactions occurring prior to the Closing Date or any excess loss account in existence prior to the Closing Date described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law);
(7)the completed contract method of accounting or the long-term contract method of accounting, or any comparable provision of state or local, domestic or foreign, Tax Law; or
(8)any election under Section 108(i) of the Code (or similar provision of any state, local or foreign Law); or
(9)any debt instrument held prior to the Closing that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code.
(xv)Neither Allied, Buyer nor any of their Affiliates will be required to include any item of income in its taxable income under Section 951(a) or Section 951A of the Code (or any similar provision of state, local or foreign Law) with respect to Allied attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state, local or foreign Law) that is related or attributable to Allied, or the income, assets or operations of Allied, (ii) direct or indirect holding of “United States property” within the meaning of Section 956 of the Code (or any similar provision of state, local or foreign Law) that is related or attributable to Allied, or the income, assets or operations of Allied, or (iii) “global intangible low-taxed income” as defined in Section 951A of the Code, in each case, with respect to any Pre-Closing Tax Period.
(xvi)Allied is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(xvii)Except as set forth on Section 8.19(q) of the Disclosure Letter, Allied is not and has not been a party to or bound by any tax indemnity Contract, tax sharing Contract, tax allocation Contract or similar Contract.
(xviii) Allied will not be required to make a payment after the Closing as a result of an election under Section 965 of the Code made prior to the Closing
(xix)No property owned by Allied is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(xx)Set forth on Section 8.19(t) of the Disclosure Letter contains a list of all jurisdictions in which Allied currently files (or has filed in the immediately preceding taxable year) income and other material Tax Returns.
(xxi)Allied is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(xxii)Allied is not a party to any joint venture, partnership or other Contract which could be treated as a partnership for federal income Tax purposes.
(xxiii)There are no outstanding (i) powers of attorney affirmatively granted by Allied concerning any Tax matter, or (ii) Contracts entered into with any Taxing Authority that would have a continuing effect after the Closing Date.
(xxiv)Allied is in compliance with all terms and conditions of all Tax grants, credits, abatements and other similar incentives granted or made available by any Taxing Authority for the benefit of Allied and the consummation of the Transactions do not adversely affect Allied’s ability to benefit from any such Tax grant, credit, abatement or other similar incentive in any taxable period ending after the Closing Date.
(xxv)Allied has timely and properly collected all sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authority. Allied has timely and properly requested, received and retained all necessary exemption certificates, including resale certificates, and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.
(xxvi)Allied has not deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 455 or 456 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).
(xxvii)Allied does not have a permanent establishment (within the meaning of the applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized. Allied has not entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8.
(xxviii)No Section 197 intangible (within the meaning of Section 197 of the Code) of Allied will be subject to the anti-churning rules of Section 197(f)(9) of the Code or Treasury Regulations Section 1.197-2(h) as a result of the Transactions.
(xxix)Within the past three (3) years, Allied has not been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(i)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law).
(xxx)Allied is in compliance with all state unclaimed property Laws and has remitted to the appropriate states all unclaimed property in accordance with relevant state unclaimed property Laws and the priority rules established with respect thereto.
(xxxi)Allied has not (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.
For purposes of this Section 8.19, Allied shall be deemed to include any predecessor of Allied, any Person which merged, converted or was liquidated with and into Allied or any Person from which Allied incurs a Liability for Taxes as a result of transferee Liability.
The representations and warranties in this Section 8.19 shall constitute the sole and exclusive representations and warranties regarding any Tax matters relating to Allied, including any representations or warranties regarding compliance with Tax Laws, the filing of Tax Returns, liability for Taxes, the payment of any Taxes and the accrual for Taxes on any financial statements or books and records. No representation or warranty in this Section 8.19 shall be made with respect to the use or availability of any net operating loss or Tax credit in any Tax period (or portion thereof) beginning after the Closing Date.
Section t.Material Customers and Material Suppliers. Set forth on Section 8.20(a) of the Disclosure Letter is a list of the Allied Material Customers and Allied Material Suppliers. Such information was produced from the books and records of Allied and is correct and complete. Since the Lookback Date, no Allied Material Customer or Allied Material Supplier has discontinued or materially reduced, or provided written notice of its intention to discontinue or materially reduce, or to the Knowledge of Allied, intends to discontinue or material reduce, its business relationship with Allied or the Allied Business. No Allied Material Customer or Allied Material Supplier has modified the material terms of its business relationship with Allied or the Allied Business. Allied is not involved in any material dispute with any customer or supplier of Allied or the Allied Business. Except as set forth on Section 8.20(b) of the Disclosure Letter, Allied does not sell any Allied Products or sell any services directly to (i) any cannabis growers, or (ii) any distributors or retailers that sell exclusively to Persons that are cannabis growers.  None of the customers set forth on Section 8.20(b) of the Disclosure Letter is a Material Customer.

Section u.Related Party Transactions. Except as set forth on Section 8.21 of the Disclosure Letter, no owner, manager, director, officer or employee of Allied or any member of such owner’s, manager’s, director’s, officer’s or employee’s immediate family, or any Affiliate of any of the foregoing or any entity in which any such Person owns more than a five percent ownership interest (a) is or has since the Lookback Date been (i) a director, officer, manager or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Allied (other than a Person that has publicly-traded equity securities) (ii) a party to any Contract with or binding upon Allied or any of its assets, rights or properties, (iii) has any interest (real, personal, or mixed and whether tangible or intangible) in any property used in or pertaining to the Allied Business, or (iv) has engaged in any transaction or business dealings with Allied, (b) is owed any money by Allied other than for services rendered in the ordinary course of business consistent with past practice, or (c) owes any money to the Company. Except as set forth on Section 8.21 of the Disclosure Letter, there are no intercompany accounts or Contracts between Allied or any of its Affiliates, on the one hand, and any Company, on the other hand. As of the Closing, there are no Liabilities of any Company to Allied or any of its Affiliates, other than as set forth in this Agreement. Effective as of the Closing, all intercompany accounts between Allied and any of its Affiliates (other than a Company), on the one hand, and any Company, on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany account) without any Tax Liability of any Company or Buyer.
Section v.Data Security.
(i)The data, privacy and security practices of Allied have since the Lookback Date complied in all material respects with, and conformed in all material respects to, all of the (i) Allied Privacy Commitments, (ii) all Privacy Laws applicable to Allied, and (iii) Contracts to which Allied is a party or is otherwise bound. Privacy Laws include, as applicable to Allied, the California Consumer Privacy Act of 2018; the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009; the General Data Protection Regulation (Regulation (EU) 2016/679), and all member state Laws and regulations relating to privacy or data protection; and all implementing and interpretive rules and regulations promulgated under any of the foregoing. Allied has: (i) provided adequate notice and obtained any necessary consents, waivers and approvals from individuals required for the Processing of Personal Information as conducted by or for the Allied Business and required by applicable Privacy Laws and (ii) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Information to the extent required by applicable Privacy Laws (such obligations along with those contained in the Privacy Policies of Allied, collectively, “Allied Privacy Commitments”). “Allied Privacy Policies” means, collectively, Allied’s past or present, internal, employee-facing, or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information. Section 8.22(a) of the Disclosure Letter contains a listing of each such Allied Privacy Policy, and the period of time during which each such Allied Privacy Policy was or has been in effect. None of (i) the execution, delivery and performance of this Agreement, or (ii) the use by Buyer of Allied’s databases or data or other information relating to its customers, end users or data subjects in the same manner in which they are currently used by Allied will cause, constitute, or result in a breach or violation of any Privacy Laws or Allied Privacy Commitments, or any Contracts to which Allied is a party (including the terms of service entered into by users of Allied’s websites), or require the consent of or notice to any individual concerning such individual’s Personal Information. Since the Lookback Date, no disclosure or representation contained in any Allied Privacy Policy has been inaccurate, misleading, deceptive, or in violation of any Privacy Laws. There are no unsatisfied access, right-to-know, or similar requests in respect of Personal Information held by Allied, or any outstanding applications for rectification, transfer, deletion, or erasure of Personal Information. Any vendor, processor, or other third party Processing Personal Information for or on behalf of Allied (collectively, “Allied Subprocessors”) are, and since the Lookback Date have been, in compliance in all material respects with the Allied Privacy Commitments and applicable Allied Privacy Policies. Allied has taken all necessary measures to ensure that each Allied Subprocessor has complied in all material respects with its contractual obligations to Allied concerning the privacy, security, and Processing of Personal Information.
(ii)Since the Lookback Date, no Person has gained unauthorized access to or engaged in unauthorized Processing of, nor has there been any unauthorized disclosure of, (i) any Personal Information held by Allied or any other Person on Allied’s behalf; (ii) Personal Information on any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that Processes Personal Information owned or maintained by Allied or any other Persons on the behalf of Allied ((i) and (ii) collectively, a “Allied Security Breach”). Allied has, since the Lookback Date, used all commercially reasonable, and at minimum, industry-standard, controls, technologies, processes and practices to detect, identify and remediate Allied Security Breaches and provide notification in accordance with applicable Privacy Laws in the case of an Allied Security Breach, and Allied, since the Lookback Date, has required the Allied Subprocessors to do the same. No circumstance has arisen in which applicable Privacy Laws would require Allied to notify a Governmental Authority or other Person of an Allied Security Breach, and Allied has not received from any Governmental Authority or other Person any complaint, claim, investigation, notice, subpoena or other evidence of noncompliance with such Privacy Laws and/or related to any actual, alleged, or suspected Allied Security Breach, and to the Knowledge of Allied, no facts or circumstances exist that would reasonably be expected to give rise to any of the foregoing.
(iii)Allied has comprehensive disaster recovery and security plans and procedures, including a written information security program, that contain adequate and effective administrative, technical, and physical safeguards, designed to protect the continuity, confidentiality, availability, and integrity of the Allied Business, Personal Information, and the computer systems, networks and servers of Allied from failure, unauthorized use, access or other Processing, and Allied is in compliance in all material respects with such plans and procedures. Allied has comprehensive security plans that are reasonably designed to (i) identify internal and external risks to the security of any proprietary and Confidential Information of Allied and any Personal Information held or used by Allied, and (ii) implement, monitor and improve safeguards to control those risks. There have been no actual, attempted, or, to the Knowledge of Allied, threatened breaches of the security of the computer systems, networks or servers of Allied or, to the Knowledge of Allied, any of the agents, representatives or contractors of Allied, or any loss or unauthorized disclosure of Personal Information in the possession, custody, or control of

Allied or any of its employees, agents, representatives, or contractors, which required notice to any third Person or Governmental Authority and, to the Knowledge of Allied, there is no reason to expect that such a breach or any other unauthorized use, access, disclosure, or other unauthorized Processing of any Personal Information or any proprietary and Confidential Information of Allied has occurred. Since the Lookback Date, Allied has at least annually performed a security risk assessment and privacy impact assessment and obtained an independent vulnerability assessment performed by a recognized third-party audit firm, and Allied has addressed and remediated all threats or deficiencies identified in each such assessment. The computer hardware, servers, networks, and other information technology equipment or systems owned or used by Allied are reasonably sufficient for operation of the Allied Business as currently conducted. There has been no material disruption of the hardware, servers, networks, and other information technology equipment or systems owned or used by Allied.
(iv)Allied has complied in all material respects with all terms of use, terms of service, and other Contracts, guidelines, and policies relating to its use of social media platforms, sites, or services and there is no reasonable basis to believe that Allied is in violation of any such terms of use, terms of service, Contracts, guidelines, and/or policies.
(v)Since the Lookback Date, Allied has maintained cyber insurance policies that are adequate and suitable for the nature and volume of Personal Information Processed by or on behalf of Allied and its Affiliates, and that are sufficient for compliance with all applicable Privacy Laws. Section 8.22(e) of the Disclosure Letter sets forth a correct and complete list of all pending claims and claims history of Allied under such cyber insurance policies.
Section w.Insurance.
(i)Set forth on Section 8.23(a) of the Disclosure Letter is a correct and complete list of (i) all policies of insurance of Allied currently in effect (but excluding any policies of insurance related to any Employee Benefit Plan set forth on Section 8.17(a) of the Disclosure Letter) (collectively, the “Allied Insurance Policies”), including the carrier, description of coverage, limits of coverage, retention or deductible amounts, amount of annual premiums, and date of expiration with respect to each Allied Insurance Policy, and (ii) all claims in excess of $25,000 made since the Lookback Date under the Allied Insurance Policies or under any prior insurance policies that have been owned or held by Allied or under which Allied or any of its assets or properties have been covered (collectively, the “Historical Allied Insurance Policies”). None of the insurance limits under any of the Allied Insurance Policies or Historical Allied Insurance Policies have been exhausted, and there is no claim pending under any of the Allied Insurance Policies or Historical Allied Insurance Policies relating to Allied or any of its assets or properties for which coverage has been denied by the insurance company or companies providing coverage thereunder. Allied has made available to Buyer correct and complete copies of each Allied Insurance Policy.
(ii)All Allied Insurance Policies are binding, enforceable and in full force and effect and provide insurance in such amounts and against such risks as Allied reasonably has determined to be prudent, taking into account the industries in which Allied operates. Allied is not in breach or default, and Allied has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of the Allied Insurance Policies. To the Knowledge of Allied, no insurer of any Allied Insurance Policy has declared bankruptcy or been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received by Allied with respect to any Allied Insurance Policy, and no event or condition exists or has occurred that could result in cancellation of any Allied Insurance Policy prior to its scheduled expiration date.
(iii)The Allied Insurance Policies are sufficient for compliance by Allied with all requirements of Law and with the requirements of all Contracts to which Allied is a party. Allied has not been refused any insurance with respect to the Allied Business or assets of Allied. No Allied Insurance Policy provides for or is subject to any retroactive rate or premium adjustment, loss sharing arrangement or other Liability arising wholly or partially out of events arising prior to the Closing. Allied has not received any written notice from or on behalf of any insurance carrier issuing any Allied Insurance Policy that insurance rates therefor shall hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Allied Insurance Policy.
Section x.Inventory. All inventory of Allied consists of new and unused items of a quality, quantity and condition that (a) is useable and saleable in the ordinary course of business consistent with past practice, (b) is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, stale, discontinued or defective, and (c) was manufactured or acquired by Allied in the ordinary course of business consistent with past practice. The quantities of each of the categories of inventory of Allied is at a level normal and adequate for the continuation of the Allied Business in the ordinary course consistent with past practice. Allied is not in possession of any inventory not owned by Allied, including goods already sold. None of the inventory of Allied has been consigned to any Person.
Section y.Accounts Receivable. The accounts receivable of Allied represent valid obligations that arose from bona fide transactions in the ordinary course of business consistent with past practice and are collectible in full, net of any reserves reflected in the Allied Closing Net Working Capital. None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and to the Knowledge of Allied, there are no specific facts that would be likely to give rise to any such claim. The reserves shown on the Allied Financial Statements and the accounting records of Allied are adequate and calculated consistent with past practice.
Section z.COVID-19.
(i)Except as set forth on Section 8.26(a) of the Disclosure Letter, from December 31, 2019 through the Effective Date, Allied has not, in response to COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease

Control and Prevention, the World Health Organization or an industry group providing for business closures, changes to business operations, “sheltering-in-place,” curfews, quarantine, social distancing, sequester, safety or other similar restrictions that relate to or arise out of COVID-19, (i) furloughed or terminated the employment or service of any Allied Business Employee, or (ii) materially reduced the hours of any Allied Business Employee. No Legal Proceeding is pending against or, to the Knowledge of Allied, is threatened against Allied with respect to anything set forth on Section 8.26(a) of the Disclosure Letter. Allied has promptly and thoroughly investigated all occupational health and safety complaints related to COVID-19. With respect to each known occupational health and safety violation identified and related to COVID-19, Allied has taken prompt corrective action to the extent necessary to prevent further spread of COVID-19 within the workplace.
(ii)Allied is not and has never been a party to any Contract under, and has not otherwise participated in, the United States Small Business Administration’s Paycheck Protection Program created under the CARES Act or any other federal, state or local Governmental Authority’s stimulus program or economic relief plan in connection with COVID-19.
Section aa.Finders’ Fees. Except as set forth on Section 8.27 of the Disclosure Letter, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Allied, who might be entitled to any fee or commission from Allied in connection with the Transactions.
Section ab.No Additional Representations or Warranties. Except as set forth in Article 7 and Article 8 (including the related portions of the Disclosure Letter) or in any certificate delivered by any Allied Seller or Allied pursuant to this Agreement, none of any Allied Seller, Allied or any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to any Allied Seller or Allied, including any representation or warranty as to the accuracy or completeness of any information regarding Allied furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of Allied, or, to the extent waiveable, any representation or warranty arising from statute or otherwise in Law.
Article 9.
REPRESENTATIONS AND WARRANTIES REGARDING SC SELLERS
Each of the SC Sellers, severally as to himself, herself or itself, represents and warrants to Buyer as follows:
Section a.Existence and Power; Authorization; Enforceability.
(i)Such SC Seller (if such SC Seller is an entity) is duly formed, validly existing and in good standing (or its equivalent) under the Laws of its jurisdiction of formation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Such SC Seller has all requisite corporate, trust or individual, as applicable, power, authority and capacity to enter into this Agreement and the other Transaction Agreements to which such SC Seller is a party, to perform his, her or its obligations hereunder and thereunder (including transferring and delivering to Buyer valid title to the SC Shares) and to consummate the Transactions. The execution, delivery and performance by such SC Seller of this Agreement and the other Transaction Agreements to which such SC Seller is a party, and the consummation by such SC Seller of the Transactions, have been duly and validly authorized by all necessary actions (including any action by the board of directors and stockholders of such SC Seller (if not a natural Person)), and no other action on the part of such SC Seller is necessary to authorize the execution, delivery and performance by such SC Seller of this Agreement and the other Transaction Agreements to which such SC Seller is a party, and the consummation by such SC Seller of the Transactions.
(ii)This Agreement and the other Transaction Agreements to which such SC Seller is a party have been duly executed and delivered by such SC Seller, and assuming the due authorization, execution and delivery by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, this Agreement and the other Transaction Agreements to which such SC Seller is a party constitute the valid, binding and enforceable agreement of such SC Seller, subject to the Enforceability Exception.
Section b.Governmental Consents. No consents, waivers, notices, Permits or exemptions of, or other actions by, or registrations, declarations or filings with, any Governmental Authority are required by such SC Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements, nor the consummation by such SC Seller of the Transactions, other than those set forth on Section 9.02 of the Disclosure Letter (the “SC Seller Governmental Consents”).
Section c.Non-Contravention. Neither the execution, delivery and performance by such SC Seller of this Agreement or any other Transaction Agreement to which such SC Seller is a party nor the consummation by such SC Seller of the Transactions, nor compliance by such SC Seller with any of the terms or provisions of this Agreement or any other Transaction Agreement to which such SC Seller is a party (a) conflict with or violate the Organizational Documents of such SC Seller (if not a natural Person), (b) assuming receipt of the SC Seller Governmental Consents, (i) violate any Law or Order applicable to such SC Seller, or (ii) except as set forth on Section 9.03(b)(ii) of the Disclosure Letter, require any consent, waiver, notice, filing or other action by or with any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract to which such SC Seller is a party or by which its assets are bound, or (c) result in the creation or imposition of any Lien on any asset of such SC Seller or SC, except for any Permitted Liens.
Section d.Title. Such SC Seller is the sole record and beneficial owner, and has good and marketable title to, the number of SC Shares set forth opposite his, her or its name on Exhibit A, free and clear of all Liens except those imposed by applicable securities Laws. The instrument(s) of transfer delivered by such SC Seller to Buyer at the Closing will be sufficient to transfer the entire legal and beneficial ownership of the SC Shares owned by such SC Seller to

Buyer and, immediately following the Closing, Buyer will be the record and beneficial owner of such SC Shares, and have good and marketable title to such SC Shares, free and clear of all Liens except those imposed by applicable securities Laws. Such SC Seller (and including for purposes of this sentence the holdings of such SC Seller’s spouse and minor children) does not own fifty percent (50%) or more of the voting Equity Securities of SC and does not have the contractual power to designate fifty percent (50%) or more of the directors of SC. Section 9.04 of the Disclosure Letter sets forth the marital and domestic partnership status of such SC Seller, indicating whether such SC Seller is “Married (as defined in such SC Seller’s state of residence),” a “Domestic Partner (as defined in such SC Seller’s state of residence)” or “Unmarried and not a Domestic Partner”.
Section e.Finders’ Fees. Except as set forth on Section 9.05 of the Disclosure Letter, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of such SC Seller, who might be entitled to any fee or commission from SC or any other Company in connection with the Transactions.
Section f.Litigation. Such SC Seller is not a claimant or defendant in, or otherwise a party to, any Legal Proceeding or, to the Knowledge of such SC Seller, threatened Legal Proceeding against such SC Seller or otherwise affecting such SC Seller that would have or would reasonably be expected to have a Material Adverse Effect or prevent or materially impair such SC Seller’s ability to consummate the Transactions.
Section g.No Additional Representations or Warranties. Except as set forth in this Article 9 and Article 10 (including the related portions of the Disclosure Letter) or in any certificate delivered by such SC Seller or SC pursuant to this Agreement, neither such SC Seller nor SC is making any representation or warranty to Buyer, whether express or implied, with respect to such SC Seller or SC.
Article 10.
REPRESENTATIONS AND WARRANTIES REGARDING SC
Each of the SC Sellers, jointly and severally, represent and warrant to Buyer as follows:
Section a.Existence and Power; No Subsidiaries.
(i)SC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. SC has all requisite corporate power required to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted, and is duly qualified to transact business as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 10.01(a)(i) of the Disclosure Letter contains a complete and accurate list of each jurisdiction in which SC is qualified to do business as a foreign business entity. Section 10.01(a)(ii) of the Disclosure Letter contains a complete and accurate list of all assumed or fictitious names of SC used within the last five (5) years and the corresponding jurisdiction(s) in which SC has registered such assumed or fictitious names.

(ii)SC has made available to Buyer correct and complete copies of the Organizational Documents of SC. Such Organizational Documents are in full force and effect and SC is not in violation of any provisions of such Organizational Documents.
(iii)SC (i) has no Subsidiaries, and (ii) does not own, directly or indirectly, any Equity Securities of any Person.
Section b.Authorization; Enforceability.
(i)The execution, delivery and performance by SC of the Transaction Agreements to which SC is a party, and the consummation of the Transactions, are within the corporate power of SC. The execution, delivery and performance by SC of the Transaction Agreements to which SC is a party, and the consummation by SC of the Transactions, have been duly and validly authorized by all necessary actions (including any action by directors or stockholders of SC), and no other action on the part of SC is necessary to authorize the execution, delivery and performance by SC of the Transaction Agreements to which SC is a party, and the consummation by SC of the Transactions.
(ii)The Transaction Agreements to which SC is a party have been duly executed and delivered by SC, and assuming the due authorization, execution and delivery by Buyer of the Transaction Agreements to which Buyer is a party, the Transaction Agreements to which SC is a party constitute the valid, binding and enforceable agreement of SC, subject to the Enforceability Exceptions.
Section c.Governmental Consents. No consents, waivers, notices, Permits or exemptions of, or other actions by, or registrations, declarations or filings with, any Governmental Authority are required by SC in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements, nor the consummation by SC of the Transactions, other than those set forth on Section 10.03 of the Disclosure Letter (the “SC Governmental Consents”).
Section d.Non-Contravention. Neither the execution, delivery and performance by SC of the Transaction Agreements to which SC is a party nor the consummation by SC of the Transactions, nor compliance by SC with any of the terms or provisions of this Agreement or the other Transaction Agreements to which SC is a party (a) conflict with or violate the Organizational Documents of SC, (b) assuming receipt of the SC Governmental Consents, (i) violate any Law or Order applicable to SC, or (ii) except as set forth on Section 10.04(b)(ii) of the Disclosure Letter, require any consent, waiver, notice, filing or other action by or with any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract to which SC is a party or by which its assets are bound, or (c) result in the creation or imposition of any Lien on any asset of SC, except for any Permitted Liens.
Section e.Capitalization and Ownership of the SC Shares. Except for the SC Shares, there are no issued or outstanding Equity Securities of SC. The SC Shares have been duly authorized and are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the SC Sellers and are free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions (other than those imposed by securities Laws or that have been fully waived or terminated) or similar rights of any Person or applicable Law. There are no Contracts to which SC or any SC Seller is a party or by which it is bound relating to the issuance, repurchase, exchange, conversion, transfer, disposition redemption or acquisition of any Equity Securities of SC. Except pursuant to this Agreement, neither any SC Seller nor SC has granted, directly or indirectly, to any Person any right to acquire any Equity Securities of SC or any right or privilege capable of the right to acquire any Equity Securities of SC. Neither any SC Seller nor SC is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Securities of SC or any SC Seller and there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of any Equity Securities of SC.
Section f.Financial Statements.
(i)Section 10.06 of the Disclosure Letter contains correct and complete copies of (i) the unaudited financial statements of SC as of December 31, 2019, consisting of the unaudited balance sheet and the related unaudited statement of income and equity for the fiscal year ended on such date (the “SC 2019 Financial Statements”), (ii) the unaudited financial statements of SC as of December 31, 2020, consisting of the unaudited balance sheet and the related unaudited statement of income and equity for the fiscal year ended on such date (the “SC 2020 Financial Statements”), and (iii) the unaudited balance sheet of SC as of April 30, 2021 (the “Latest SC Balance Sheet”) and the related unaudited statements of income, equity and cash flows for the four-month period then ended (collectively with the Latest SC Balance Sheet, the “Most Recent SC Financial Statements”, and together with the SC 2019 Financial Statements and the SC 2020 Financial Statements, collectively, the “SC Unaudited Financial Statements”). The SC Unaudited Financial Statements have been prepared consistent with past practice of SC and fairly present the financial position and results of operations of SC as of the respective dates and for the periods referred to in such SC Unaudited Financial Statements, subject to the absence of footnote disclosures in the Most Recent SC Financial Statements.
(ii)SC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements of SC in conformity with GAAP applied on a consistent basis and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences (“SC Internal Controls”). Neither SC nor any SC Seller has identified or received notice from an independent auditor of (x) any significant deficiency or material weakness in the system of SC Internal Controls, (y) any facts, that in their totality, reasonably constitute fraud that involves SC or its management or other employees who have a role in the preparation of financial statements or the SC Internal Controls, or (z) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the SC Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, SC’s ability to record, process, summarize and report financial information.
(iii)The books and records of SC (i) are complete and correct in all material respects, and all transactions to which SC is or has been a party are accurately reflected therein, (ii) reflect all discounts, returns and allowances granted by SC with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices, (iv) form the basis of the SC Unaudited Financial Statements, and (v) reflect the assets, Liabilities, financial position, results of operations and cash flows of SC.
Section g.Absence of Certain Changes. Since January 1, 2021, (a) SC has conducted the SC Business in the ordinary course of business consistent with past practice, (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) except as set forth on Section 10.07 of the Disclosure Letter, SC has not:
(i)made any change in its (i) accounting methods, principles or practices, (ii) Tax reporting practices, or (iii) cash management practices (including with respect to accounts receivable);
(ii)(i) settled or compromised any Tax claim, audit, or assessment, (ii) made, changed or revoked any Tax election, (iii) adopted or changed any annual Tax accounting period, or method of Tax accounting, (iv) amended any Tax Return or claim for refund, or (v) consented to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes or surrendered any right or claim to refund of Taxes;
(iii)waived, compromised, canceled, terminated, abandoned, allowed to lapse, assigned or granted any rights in, allowed to expire or released any right under any Contract to which SC is a party or any SC Intellectual Property Right, or made any write-off or write-down of or made any determination to write-off or write-down any of its assets or properties, except in the ordinary course of business consistent with past practice;
(iv)terminated, modified or amended any SC Material Contract, except such terminations, modifications or amendments entered into in the ordinary course of business consistent with past practice;
(v)made any capital expenditures or commitments in excess of an aggregate of $25,000, or suffered any damages to or destruction of any tangible assets (whether or not covered by insurance), involving amounts that exceed $25,000 in the aggregate, or experienced any material changes in the amount and scope of insurance coverage;
(vi)suffered (i) any material shortages, cessation or interruption of supplies, utilities, or other services required to conduct the SC Business, or (ii) any loss of an SC Material Customer or SC Material Supplier;
(vii)incurred, assumed or paid any material Liabilities, other than in the ordinary course of business consistent with past practice, settled any dispute or Liability pending or threatened against it or any of its properties or assets, or failed to pay or discharge when due any accounts payable or other Liabilities;
(viii)commenced, settled or compromised any Legal Proceeding;
(ix)sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any material assets or properties, other than dispositions of inventory in the ordinary course of business consistent with past practice;
(x)acquired any properties or assets or entered into any other transaction, other than in the ordinary course of business consistent with past practice, or effected any merger, consolidation, recapitalization, redemption, reclassification, split or similar change in its capitalization;
(xi)amended or modified its Organizational Documents;
(xii)(A) split, combined or reclassified the SC Shares, or (B) declared, set aside or paid any dividend or other distribution;
(xiii)issued any Equity Securities to any Person;
(xiv)(i) adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or (ii) entered into any Contract providing for acceleration of payment or performance as a result of a change of control;
(xv)made (i) any change in the rate of compensation, commission, bonus or other remuneration payable, or agreed to pay, any bonus, incentive, retention or other compensation, or any change in control payment, to or in respect of any employee, or (ii) entered into any new, or amended or terminated any existing, SC Employee Benefit Plan;
(xvi)experienced a breach of SC’s information technology systems, networks, and/or services, or any unauthorized use, access, or disclosure of Personal Information in SC’s possession, custody, or control; or
(xvii)agreed to or obligated itself to do any of the foregoing.
Section h.No Undisclosed Material Liabilities. SC has no Liabilities, other than (a) Liabilities set forth on the Latest SC Balance Sheet, (b) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest SC Balance Sheet, and (c) incurred in connection with this Agreement and the Transactions.
Section i.Material Contracts.
(i)Section 10.09(a) of the Disclosure Letter sets forth a correct and complete list of the following Contracts to which SC is a party or under which SC has continuing Liabilities that fall within the following categories (collectively, the “SC Material Contracts”):
(1)any lease or sublease related to the SC Leased Real Property;

(2)any Contract (excluding any Employee Benefit Plan set forth on Section 10.17(a) of the Disclosure Letter) for the purchase of services or products providing for either (A) annual payments by SC of $50,000 or more; or (B) anticipated receipts by SC of more than $50,000 in any calendar year;
(3)any Contract that provides for indemnification by SC entered into outside of the ordinary course of business consistent with past practice;
(4)any Contract that relates to the sale of any of SC’s assets, other than in the ordinary course of business consistent with past practice;
(5)any partnership, joint venture or other similar Contract;
(6)any Contract relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which SC has continuing obligations following the Effective Date;
(7)any Contract as obligor or guarantor relating to Indebtedness;
(8)any Contract that limits, purports to limit, impedes, interferes with or restricts the ability of SC or any of its Affiliates to (A) compete with any Person in a product line or line of business, (B) operate in any geographic location, (C) engage in any line of business, or (D) solicit for employment, hire or employ any Person;
(9)any material option, license, franchise or similar Contract;
(10)any Contract that obligates SC to conduct business on an exclusive or preferential basis, that contains a “most favored nation” or similar covenant with any Person or that contains an exclusivity, requirements, “take or pay” or similar provision binding on SC;
(11)any Contract with a Governmental Authority;
(12)any Contract pursuant to which SC grants or is granted a license or right to use, or covenant not to be sued under, any Intellectual Property Rights other than (A) licenses for commercially available Software that are generally available on nondiscriminatory pricing terms which have an aggregate annual cost of $50,000 or less, and (B) non-exclusive licenses granted to, or by, SC in the ordinary course of business consistent with past practice;
(13)any Contracts between or among SC, on the one hand, and any Seller, any Affiliate of any Seller or any other Company, on the other hand, but not including any Contracts regarding any Employee Benefit Plan set forth on Section 10.17(a) of the Disclosure Letter;

(14)any collective bargaining agreement to which SC is a party and any other Contract with a labor union or association representing any SC Business Employee; or
(15)any employment, change of control, severance, consulting or restrictive covenant Contract with any current or former (A) officer, director or manager of SC, (B) any SC Business Employee (other than oral employment Contracts terminable at will without any further obligation of SC), or (C) independent contractor;
(16)any Contract pursuant to which a consent or waiver of, or notice to, a counterparty thereto is required in connection with the consummation of the Transactions;
(17)any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any assets, rights or properties of SC;
(18)any manufacturing Contract;
(19)any Contract relating to the distribution, marketing or advertising of any of the SC Products;
(20)any Contract between SC, on the one hand, and any distributors, manufacturers’ agents or selling agents, on the other hand, or pursuant to which SC sells or distributes products or pays a commission to a Person with respect to the sale of the SC Products;
(21)any Contract with an SC Material Customer, other than purchase orders entered into in the ordinary course of business consistent with past practice;
(22)any Contract with an SC Material Supplier; and
(23)any Contract which is not otherwise described in clauses (i)-(xxii) above that is material to SC.
(ii)SC has made available to Buyer a correct and complete copy of each SC Material Contract. Each Contract to which SC is a party is in full force and effect and is a legal, valid and binding obligation of SC enforceable in accordance with its respective terms against SC and, to the Knowledge of SC, each other party to such Contract subject, in the case of enforceability, to the Enforceability Exception, and there is no existing default or breach by SC under any such Contract (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) and, to the Knowledge of SC, there is no such default or breach (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) with respect to any other party to any such Contract. There has not been any written notice to or, to the Knowledge of SC, threat to terminate any Contract to which SC is a party. To the Knowledge of SC, no event has occurred which (with or without notice or lapse of time or both) permits any termination, modification or acceleration of payment, or requires any payment, under any Contract to which SC is a party.
Section j.Litigation. Except as set forth on Section 10.10 of the Disclosure Letter, SC is not (and has not been since the Lookback Date) a claimant or defendant in, or otherwise a party to, any Legal Proceeding or, to Knowledge of SC, threatened Legal Proceeding against SC or otherwise affecting or involving the SC Business or the assets of SC. To the Knowledge of SC, there is no investigation or review pending or threatened by any Governmental Authority with respect to SC or the SC Business. There are no Orders of, or before, any Governmental Authority against SC or under which SC is subject to ongoing obligations.
Section k.Compliance with Laws; Permits; Anti-Corruption Laws.
(i)SC is, and since the Lookback Date has been, in compliance in all material respects with all Laws.
(ii)SC holds all material licenses, sublicenses, permits, general permit coverage, approvals, certificates, certifications, registrations, exemptions, variances, permissive uses, consents, and other authorizations of any nature, in each case, issued or granted by or obtained from a Governmental Authority and any renewals thereof, necessary for operation of the SC Business (collectively, the “SC Permits”). All of the SC Permits are in good standing and in full force and effect. SC is in compliance in all material respects with the terms of the SC Permits, and there are no Legal Proceedings pending or, to the Knowledge of SC, threatened that would reasonably be expected to result in the revocation or termination of any of the SC Permits. No condition, fact or circumstance exists that would result in, or would be likely to result in, the revocation, limitation, nonrenewal or denial of any of the SC Permits necessary or advisable for the lawful conduct of the SC Business.
(iii)Since the Lookback Date, none of SC nor any of its directors, managers, officers or employees, or to the Knowledge of SC, any agent or other person acting on behalf of SC has, directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, the Anti-Corruption Laws, nor (i) used any funds of SC for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of SC, or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services. No Legal Proceeding by or before any Governmental Authority involving SC or any of its directors, managers, officers, employees, agents or other Persons acting on their behalf, with respect to any Anti-Corruption Law is pending or, to the Knowledge of SC, threatened, nor have any disclosures been submitted by SC to any Governmental Authority with respect to potential violations of any Anti-Corruption Law by any such Person.
(iv)Since the Lookback Date, neither SC nor any of its directors, managers, officers or employees, or, to the Knowledge of SC, any agent or other Person acting on behalf of SC has,

directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, the USA PATRIOT Act or any other AML Laws applicable to it.  Neither SC nor any of its directors, managers, officers or employees, or, to the Knowledge of SC, any agent or other Person acting on behalf of SC has, directly or indirectly, (i) used any funds of SC to engage in illegal conduct under any applicable Laws, (ii) engaged in transactions intended to or having the effect of disguising the nature, location, source, ownership or control of funds, (iii) engaged in transactions involving funds that are the proceeds of unlawful activity, or (iv) engaged in a financial transaction designed in whole or in part to avoid a financial reporting requirement under any applicable Law.  No Legal Proceeding involving SC or any of its directors, managers, officers, employees, agents or other Persons acting on their behalf, with respect to any AML Law is pending or, to the Knowledge of SC, threatened, nor have any disclosures been submitted by SC to any Governmental Authority with respect to potential violations of any AML Law by any such Person.
(v)Since the Lookback Date, SC has conducted its import and export transactions in accordance with all applicable U.S. import, export and re-export Laws and controls and all other applicable import, export and re-export Laws and controls in other countries in which SC conducts business.
Section l.Products; Recalls.
(i)Section 10.12(a) of the Disclosure Letter contains a list of all jurisdictions in which SC has registered any of the SC Products. SC and the SC Products are, and since the Lookback Date have been, in compliance in all material respects with (1) the applicable Laws administered by the EPA and any Product Laws administered by Product Authorities applicable to the SC Products, and (2) all terms and conditions imposed in any SC Permits granted to SC by any of the Product Authorities. The SC Products are, and since the Lookback Date have been, (i) properly manufactured, produced, processed, handled, distributed and stored, are not adulterated and are properly packaged, labeled and advertised and fit for the use for which they are intended, (ii) of good and merchantable quality and condition, (iii) shipped in interstate commerce in accordance with the Product Laws, (iv) registered in all jurisdictions required by applicable Law, and (v) in conformity with all express and implied warranties and guaranties. To the Knowledge of SC, the suppliers and subcontractors of SC are compliant in all material respects with all Laws, and SC is, and to the Knowledge of SC, the suppliers and subcontractors of SC are, not in breach of quality control, product safety, product integrity, facility certification or any similar obligations imposed in Contracts with third parties for the supply of the SC Products.
(ii)SC has made available to Buyer the standard terms and conditions of sale for all the SC Products (containing applicable guaranty, warranty and similar indemnity provisions).  None of the SC Products is subject to any guaranty, warranty or other indemnity beyond such standard terms and conditions of sale, except for warranties arising under applicable Laws.  None of the SC Products is or has been found to be misbranded, packaged, labeled or advertised in a manner contrary to Law or that is, or could reasonably be construed to be, false or misleading under applicable Law.

(iii)Since the Lookback Date, SC has not received and is not subject to, (1) any letter, notice or other written adverse communications from EPA regarding compliance with Law, or (2) any written adverse communications from other Product Authorities regarding compliance with any Law relating to the manufacture, storage, distribution, sale, safety, packaging, labeling or advertising of SC Products; or (3) any written adverse communication or notice of violation from any consumer or individual acting in the public interest, or any attorney acting on behalf of any consumer of individual acting in the public interest. There are no claims or demands pending, or, to the Knowledge of SC, threatened, against SC for indemnification from any distributors or retailers regarding voluntary or mandatory recalls or market withdrawals.  Since the Lookback Date, SC has not received written notice of, or been subject to, any claim or finding of deficiency or non-compliance, penalty, fine or sanction, request for corrective or remedial action or other compliance or enforcement action with respect to any Product Authorities, in respect of any of (i) the SC Products, (ii) the ingredients in the SC Products, or (iii) the facilities at which the SC Products are manufactured, packaged, stored, or distributed. Since the Lookback Date, SC has not received written notice of, or been subject to, (A) any notice of claim, demand letter, notice of violation, or similar communication from or on behalf of an individual, consumer, retailer or distributor, or (B) any claim for defense and/or indemnification from or on behalf of any distributor or retailer concerning any claim or allegation of personal/bodily injury, property damage, or false or misleading labeling or advertising with respect to the SC Products.
(iv)Since the Lookback Date, SC has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the SC Products. To the Knowledge of SC, there is no reason to believe that a basis for a recall or withdrawal of any of the SC Products may be required under any Law applicable to SC and no recall has been threatened by any Governmental Authority and no recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the SC Products is being considered by SC.
Section m.Title to Assets; No Other Business; Condition.
(i)SC has good, valid and marketable title to, or a valid leasehold or license interest in, all of the property and assets of SC (including the SC Leased Real Property and the SC Intellectual Property Rights), free and clear of all Liens, except Permitted Liens. Such property and assets constitutes all of the assets, rights and properties necessary and sufficient for SC to operate the SC Business immediately after the Closing in the same manner as conducted by SC in the one year period prior to the Closing Date. SC does not engage in any business other than the SC Business.
(ii)All of the tangible properties and assets of SC (including the building(s) and other improvements on the SC Leased Real Property but excluding inventory) are (i) free from defects or other deficiency (whether in design or manufacture), (ii) usable in the regular and ordinary course of business consistent with past practice, (iii) in conformity with all applicable Laws and SC Permits relating to their manufacture, use and operation, (iv) in good operating condition and repair, ordinary wear and tear excepted, (v) to the Knowledge of SC, structurally sound, and (vi) adequate for the purposes for which such properties and assets are being used by SC.
Section n.Real Property.
(i)SC does not own any real property. Section 10.14(a) of the Disclosure Letter contains a correct and complete list of all real property leased (whether as landlord or tenant) or occupied by SC, and the lessor or lessee of such property (the “SC Leased Real Property”). SC has a valid leasehold interest in the SC Leased Real Property.
(ii)Neither the whole nor any portion of the SC Leased Real Property has been condemned, requisitioned, expropriated or otherwise taken by any Governmental Authority and, to the Knowledge of SC, no such condemnation, requisition, expropriation or taking is threatened or contemplated. There are no pending or, to the Knowledge of SC, threatened changes to any applicable codes or zoning requirements affecting or against all, any portion of the SC Leased Real Property. There are no (i) public improvements which have been ordered, commenced or completed and for which an assessment may be levied against the SC Leased Real Property, or (ii) planned improvements which may result in any assessment against the SC Leased Real Property, in each case that would result in a Liability of SC. There is no Lien applicable to the SC Leased Real Property that would impair the current use or the occupancy of such SC Leased Real Property by SC. All buildings, structures, fixtures, and appurtenances comprising part of the SC Leased Real Property were constructed or installed in all material respects in accordance with applicable Law and are, to the Knowledge of SC, structurally sound and in good condition and repair (normal wear and tear excepted), and do not encroach on any property owned by any other Person, and there are no violations of any Law affecting any portion of the SC Leased Real Property, including violations of any Laws regulating building, zoning, fire, safety, environmental, traffic, flood control or health, and no notice of any such violation has been issued by any Governmental Authority.
(iii)All improvements to the SC Leased Real Property (including mechanical, electrical and plumbing systems serving such improvements) are in good condition and repair (normal wear and tear excepted), and, to the Knowledge of SC, such improvements are free from structural defects. There are no continuing maintenance, repair or capital improvement obligations with respect to the SC Leased Real Property set forth in the lease for the SC Leased Real Property that have not been satisfied by SC. There are no improvements or additions that are required to be removed by SC pursuant to the lease for the SC Leased Real Property upon termination of any lease or sublease relating to the SC Leased Real Property. There are no damages, conditions or repairs that the lessee would be obligated to repair, restore or remediate upon termination of such lease or sublease. The SC Leased Real Property is supplied with utilities and other services adequate for the operation of such SC Leased Real Property, including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities. SC has obtained all agreements or other rights from any other Person necessary to permit the lawful use and operation by SC of the facilities located on the SC Leased Real Property or any driveways, roads and other means of egress and ingress to and from the SC Leased Real Property, and each such agreement or other right is in full force and effect.

(iv)There are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the SC Leased Real Property or any portion thereof or interest therein to which SC is a party or is otherwise bound. The SC Leased Real Property is not shared by SC, on the one hand, and any other Person (including another Company), on the other hand, or used for any business other than the Business. SC has the right to quiet enjoyment of all of the SC Leased Real Property in accordance with applicable Law. There has been no disturbance of, or challenge to, SC’s quiet possession of any SC Leased Real Property for the full term of any applicable lease and any renewal option related thereto.
(v)There is no pending or, to the Knowledge of SC, threatened Legal Proceeding against or affecting the SC Leased Real Property.
(vi)(i) No portion of the SC Leased Real Property is located within a flood hazard area; and (ii) no portion of the SC Leased Real Property constitutes jurisdictional wetlands under Environmental Laws.
(vii)No impact fees have been imposed, assessed or levied against the SC Leased Real Property for which SC is liable. To the Knowledge of SC, no impact fees are contemplated by any Governmental Authority to be imposed, assessed or levied against the SC Leased Real Property, and any impact fees imposed, assessed or levied upon the SC Leased Real Property for which SC is liable have been paid in full.
Section o.Intellectual Property.
(i)Section 10.15(a) of the Disclosure Letter contains a list including, where applicable, the filing, registration, or issuance date, application number, registration or issuance number, owner, and jurisdiction, of all (i) registrations or issuances of any SC Intellectual Property Rights, (ii) pending applications for registration of any SC Intellectual Property Rights, (iii) Contracts under which SC has granted or licensed to any third party any Intellectual Property Rights and/or SC Intellectual Property Rights, (iv) Contracts under which a third party has granted or licensed to SC any Intellectual Property Rights, (v) Software, (vi) trade secrets, (vii) unregistered Marks, and (viii) Domain Names, in each case owned or purported to be owned by, licensed by, licensed to or used by SC or otherwise necessary to or used in the operation of the SC Business (categorized by type (e.g., Patents, Marks, Domain Names, Copyrights, Contracts, trade secrets and Software)) and whether such Patents, Marks, Domain Names, Copyrights, Contracts, trade secrets and Software are owned, licensed by, licensed to or used by SC. The SC Intellectual Property Rights listed in Section 10.15(a) of the Disclosure Letter are valid and enforceable. All required filings and fees related to the Registered Intellectual Property owned by SC have been timely submitted and paid to the appropriate Governmental Authority. All Registered Intellectual Property owned by SC has been duly filed, registered or issued, as the case may be, with the appropriate Governmental Authority and has been properly maintained and renewed in accordance with all applicable Laws in all material respects. The formulas for each of the SC Products produced by or on behalf of SC have been recorded in written or electronic form so that SC can produce such SC Products after the Closing in the same manner as they were produced before the Closing and SC has not disclosed those formulas to any Person that was not subject to an obligation of confidentiality and has otherwise taken all steps to protect the trade secret status of such formulas.
(ii)SC owns, exclusively and beneficially, free and clear of all Liens (other than Permitted Liens), all rights, title, and interests in and to the Intellectual Property Rights owned by SC, and has the valid right to use, free and clear of all Liens (other than Permitted Liens), all of the other Intellectual Property Rights used by SC, and no Intellectual Property Rights owned by SC are in the control of any Person other than SC. No SC Intellectual Property Right is subject to any outstanding Order or Contract restricting the use thereof by SC or restricting the licensing thereof by SC to any Person.
(iii)The operation of the SC Business, as currently conducted by SC and as conducted since the Lookback Date, and the SC Intellectual Property Rights owned, licensed or used, by SC, do not and since the Lookback Date have not infringed, misappropriated, diluted or otherwise violated, and have not since the Lookback Date and do not infringe, dilute, misappropriate, or otherwise violate, the Intellectual Property Rights or other rights of any Person or give rise to an obligation to render an accounting to any Person as a result of co-authorship or co-invention.
(iv)SC has not received any written notice (including by demand letter or offer to license) alleging that the operation of the SC Business infringes, and/or its use of any Intellectual Property Rights misappropriates or otherwise violates, the Intellectual Property Rights or any other right of any Person. To the Knowledge of SC, no Person has infringed, misappropriated, or otherwise violated any SC Intellectual Property Right. There is no basis for any Legal Proceeding asserting any such infringement or asserting that SC does not have the legal right to use any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the SC Business or that SC unfairly competes with any Person.
(v)The execution and delivery of this Agreement and the consummation of the Transactions will not result in any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the SC Business ceasing to be available for use in the operation of the SC Business on terms and conditions identical to those on which such Intellectual Property Rights were used by SC immediately prior to the Closing.
(vi)All Software used in connection with the SC Business or otherwise residing on SC’s computer systems is properly licensed, and SC has not made any unlicensed copies of such Software except those permitted for archival and back-up purposes. SC is not, nor, to the Knowledge of SC, is any other party, in breach of or in default under any such license or other Contract, and each such license and other Contract is valid and in full force and effect. SC owns all licenses necessary to use the Software used in the operation of its SC Business, to the Knowledge of SC, without claims of infringement or other violation of rights of the owner of such Software. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such license or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(vii)SC has the right to use, sell, license, dispose of, sublicense, and freely assign, and has the right to bring actions for the infringement or misappropriation of, any of the SC Intellectual Property Rights. SC is not under any obligation to pay any royalty, license fee, or other similar consideration to any Person or to obtain any approval or consent for use of any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the SC Business.
(viii)Any Software created or developed by SC or on its behalf is free and clear of any defects, malware, viruses, or other malicious code. The use, sale, or licensing of any Software created or developed by SC or on its behalf is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring (as a license condition or otherwise) SC to disclose, assign, or license any source code or any other content associated with the any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the SC Business.
(ix)Except as set forth on Section 10.15(i) of the Disclosure Letter, each current and former employee of SC and any current or former independent contractor or other Person retained by SC who, either alone or in concert with others, created or creates, developed or develops, invented or invents, discovered or discovers, derived or derives, programmed or programs, or designed or designs any of the SC Intellectual Property Rights, has entered into a written agreement with SC (i) presently assigning all rights in such Intellectual Property Rights to SC, and (ii) providing that such employee, independent contractor, or other Person waives any moral rights thereto. Each current and former employee of SC and any current or former independent contractor or other Person retained by SC who has had access to or was provided with any material Confidential Information or trade secrets of SC or any Confidential Information for which SC is owed or owes a duty of confidentiality to a third Person, has entered into a written agreement with SC containing reasonable confidentiality obligations to protect such Confidential Information or trade secrets and that are compliant in all material respects with any obligations of confidentiality owed by SC to any applicable third Person. No former owner, Affiliate, employee, or independent contractor of SC, or other Person, has any valid claim or right to any of the rights in the SC Intellectual Property Rights. SC has used and uses its reasonable efforts to diligently protect its rights in the material Intellectual Property Rights owned by SC, including the confidential nature of all trade secrets (including any trade secrets of third parties to whom SC owed or owes a duty of confidentiality), and there have been no acts or omissions by SC, the result of which would be to compromise the rights of SC in any material respect (or Buyer after the Closing Date) to apply for or enforce appropriate legal protection afforded by such Intellectual Property Rights owned by SC in the manner in which SC’s business is currently operated or that would result in the abandonment, dedication to the public domain, or loss of any rights in or to any such Intellectual Property Rights. SC has not and has not been in violation of any confidentiality obligation owed to any other Person in any material respect.
(x)SC owns or has exclusive control over all Domain Names comprising the Intellectual Property Rights owned by SC (including all login or access credentials for any social media accounts and Domain Name registrations) and no single employee, contractor or other Person owns, maintains, or controls such login or access credentials.

(xi)Except as would not result in a material Liability to SC, SC has all consents, authorizations, permissions, and/or waivers necessary to use any names, images, likenesses, quotes, or other personal indicia of any Person as used by SC, and such consents, authorizations, permissions shall survive the Closing.
Section p.Labor Relations.
(i)SC is, and has been since the Lookback Date, in compliance in all material respects with all Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans. SC is, and has been since the Lookback Date, in compliance in all material respects with all applicable employee visa and work permit requirements.
(ii)The employees of SC are, and have been since the Lookback Date, properly classified under the Fair Labor Standards Act of 1938, and under any similar Law of any state applicable to such employees. SC is not delinquent with respect to, nor has it failed to pay any of its employees, consultants or contractors for any wages due, including overtime wages, salaries, commissions, bonuses, or other compensation, of any nature whatsoever, for any services performed by them or amounts required to be reimbursed to such individuals.
(iii)(i) SC is not a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Knowledge of SC, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any SC Business Employee since the Lookback Date, (ii) there is, and since the Lookback Date, there has been, no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of SC, threatened against SC, and (iii) there are no unfair labor practice complaints pending or, to the Knowledge of SC, threatened against SC before any Governmental Authority.
(iv)Set forth on Section 10.16(d) of the Disclosure Letter is a correct and complete list of each SC Business Employee and each employee’s: (i) name; (ii) title or position; (iii) whether full-time or part-time; (iv) hire date; (v) current annual base compensation or rate of pay; and (vi) current commission, bonus or other incentive-based compensation (the “SC Employee List”).
(v)Except as set forth on Section 10.16(e) of the Disclosure Letter, the employment of each SC Business Employee is terminable at will and SC does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any SC Business Employee. To the Knowledge of SC, none of the SC Business Employees intends to terminate his or her employment with SC. SC is not engaged in any material dispute or litigation with any SC Business Employee.
(vi)SC is not a party to any settlement agreement with a current or former director, officer, manager, employee or independent contractor that involves allegations relating to sexual harassment by a director, officer, manager, employee or independent contractor of SC. To the

Knowledge of SC, since the Lookback Date, no allegations of sexual harassment have been made against a director, officer, manager, employee or independent contractor of SC.
Section q.Employee Benefit Plans.
(i)Set forth on Section 10.17(a) of the Disclosure Letter is a correct and complete list of each material SC Employee Benefit Plan in which any SC Business Employee participates. For each Employee Benefit Plan listed on Section 10.17(a) of the Disclosure Letter, SC has made available to Buyer: (i) the current plan document (or, in the case of a material unwritten SC Employee Benefit Plan, a written description thereof) and all amendments thereto, (ii) the current summary plan description and summaries of material modifications, (iii) to the extent applicable, a favorable determination or opinion letter from the IRS. In addition for each SC Employee Benefit Plan, SC has made available to Buyer: (i) all current trust agreements, custodial agreements, investment management or investment advisory agreements, insurance contracts or other funding arrangements thereto, (ii) evidence of satisfaction of nondiscrimination testing for the most recent plan year, (iii) all pending applications or filings made by or on behalf of any SC Employee Benefit Plan for any amnesty, voluntary compliance or similar program sponsored by any Governmental Authority and (iv) copies of material notices, letters, or other correspondence from the IRS, the Pension Benefit Guaranty Corporation, and the United States Department of Labor received since the Lookback Date.
(ii)SC does not maintain, sponsor, or contribute to and has not maintained, sponsored, or contributed to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan. Neither SC nor any member of the Controlled Group currently has, or has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan for which, in any case SC would reasonably be expected to have any Liability after the Closing. The Transaction is not a transaction described in Section 4069 or 4212(c) of ERISA.
(iii)Each SC Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on an opinion letter from the IRS or has timely applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and, to the Knowledge of SC, no event has occurred and no conditions exist that would be expected to result in the revocation of its qualified status or the revocation any such determination letter or opinion letter.
(iv)Each SC Employee Benefit Plan has been established, maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all Laws, including without limitation, ERISA, the Code, the Consolidated Omnibus Budget and Reconciliation Act of 1985 and the Health Insurance Portability and Accountability Act of 1996. SC has made full and timely payment of all contributions required to be made to any SC Employee Benefit Plan by the terms of such plan or under Law. All contributions which are required to be made by SC to any SC Employee Benefit Plan for any period ending prior to the Closing Date, but which are not due by the Closing Date and all benefits accrued under any unfunded SC Employee Benefit Plan are properly accrued in the SC Closing Net Working Capital. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the SC Employee Benefit Plans that could reasonably be expected to result in any material Liability or excise Tax under ERISA or the Code being imposed on SC.
(v)There is no pending or, to the Knowledge of SC, threatened, assessment, complaint or Legal Proceeding with respect to any SC Employee Benefit Plan (other than routine claims for benefits). No SC Employee Benefit Plan is currently the subject of an audit or examination of a Governmental Authority.
(vi)None of the SC Employee Benefit Plans in which SC Business Employees or former employees of SC participate provide retiree health or welfare insurance benefits to any current or former employee (or their spouses or dependents) of SC except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other Law.
(vii)Nothing has occurred with respect to any SC Employee Benefit Plan that has subjected or could reasonably be expected to subject SC, or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 or 4980H of the Code.
(viii)Each SC Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code. SC does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise Taxes, interest, or penalties incurred pursuant to Section 409A of the Code.
(ix)SC is not under any obligation (express or implied) to modify any SC Employee Benefit Plan, except as required by Law, or to establish any new Employee Benefit Plan. Each SC Employee Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to Buyer, SC or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.
(x)Neither the execution, delivery and performance by SC of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent event), (i) entitle any SC Business Employee or service provider of SC to severance pay, unemployment compensation, a change of control payment, retention payment, or any other payment or benefit from SC, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits (including funding of compensation or benefits through a trust or otherwise) due any SC Business Employee or service provider of SC.
Section r.Environmental Matters.
(i)SC is, and has been since the Lookback Date, in compliance in all material respects with all applicable Environmental Laws.

(ii)SC possesses and is in compliance in all material respects with all Environmental Permits, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Laws. With respect to any such Environmental Permits, SC has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and SC is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any written communication regarding any material adverse change in the status or terms and conditions of the same. SC has obtained all necessary approvals from each applicable Governmental Authority for the importation of any fertilizer or pesticide into the United States.
(iii)All SC Products which SC sells, distributes or otherwise causes to be entered into commerce have been labeled accurately and in accordance with all Environmental Laws and in accordance with applicable industry standards including standards of AAPFCO. SC has obtained all required certifications with respect to any SC Product that is labeled as “organic” including from the Organic Materials Review Institute, AAPFCO, or other from each applicable third-party or Governmental Authority, and meets all requirements with respect to any SC Product that is labeled as “organic” pursuant to National Organic Standards or any other standard. SC has adequate processes and systems in place and has adequately educated its personnel in a manner consistent with common industry practice, to comply with all federal, state and local Laws relating to handling and labeling of organic products, including the National Organic Standards as promulgated by the USDA. Any product which SC imports for sale as organic has been approved by the National Organic Program of USDA’s Agricultural Marketing Service. All organic product certifications are listed on Section 10.18(c) of the Disclosure Letter, and are in full force and effect.
(iv)(i) Since the Lookback Date, no written notice of violation, order, request for information, indemnity obligation, claim, complaint or penalty has been received by SC, and (ii) there are no Legal Proceedings pending or, to the Knowledge of SC, threatened against SC, in the case of each of (i) and (ii), that alleges a violation of or Liability under any Environmental Laws by SC that has not been settled, dismissed, paid or otherwise resolved. Since the Lookback Date, there have been no regulatory compliance inspections at any SC Leased Real Property by any Governmental Authority that have not been resolved to the satisfaction of the applicable Governmental Authority.
(v)SC has not received any notice from a Governmental Authority or other Person that SC is (i) in violation of any Environmental Laws or (ii) subject to any Liability arising under Environmental Laws or any material investigation, remediation or corrective obligation relating to SC or any SC Leased Real Property.
(vi)There has been no Release at any SC Leased Real Property of Hazardous Substances in violation of Environmental Laws as a result of any operations or activities of SC or, to the Knowledge of SC, its contractors or third party operators that would reasonably be expected to result in a Liability of SC.

(vii)No Hazardous Substances are present at, on, in or under any SC Leased Real Property or any real property formerly owned or leased by SC in violation of or giving rise to a Liability of SC under applicable Environmental Laws.
(viii)No real property currently or formerly owned, operated or leased by SC is listed on, or has been proposed for listing on, the National Priorities List (or Comprehensive Environmental Response, Compensation and Liability Information System List) under CERCLA, or any similar state list.
(ix)SC has made available to Buyer copies of all environmental reports, studies and assessments concerning the real property currently or formerly owned, operated or leased by SC that are in the possession, custody or control of or readily obtainable by SC or any of its Affiliates pertaining to any Release, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Substances.
Section s.Taxes.
(i)All income and other material Tax Returns required to be filed on or before the Closing Date by SC have been, or will be, timely filed. Such Tax Returns are, or will be, correct and complete in all material respects. All Taxes due and owing by SC (whether or not shown on any Tax Return) have been timely paid. SC currently is not the beneficiary of any extension of time within which to file any Tax Return.
(ii)SC has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of Law. SC has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as independent contractors for purposes of the Code and the Treasury Regulations.
(iii)SC has not received any written claim from any Taxing Authority in any jurisdiction where SC does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(iv)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of SC.
(v)The amount of SC’s Liability for unpaid Taxes (i) did not, as of December 31, 2020, exceed the amount of reserves for Taxes (excluding reserves for deferred Taxes established to reflect differences between book and Tax income) reflected on the SC 2020 Financial Statements and (ii) do not exceed the reserves (excluding reserves for deferred Taxes established to reflect differences between book and Tax income) set forth on the face of such SC 2020 Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SC in filing Tax Returns (and which reserves shall not exceed comparable amounts incurred in similar periods in prior years).
(vi)There are no ongoing examinations by Taxing Authorities of SC.

(vii)All deficiencies asserted, or assessments made, against SC by any Taxing Authority have been fully paid.
(viii)SC is not a party to any Legal Proceeding, audit or examination with or by any Taxing Authority. SC has received no written notice of any pending or threatened Legal Proceedings, audits or examinations by any Taxing Authority against SC.
(ix)SC has made available to Buyer correct and complete copies of (i) all of the federal income Tax Returns of or relating to SC for taxable periods ending after December 31, 2016, (ii) any state, local or foreign Tax Returns of or relating to SC for taxable periods ending after December 31, 2016, and (iii) any audit report or statement of deficiencies assessed against, agreed to by, or with respect to SC for all Tax periods ending after December 31, 2016.
(x)There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of SC.
(xi)No private letter rulings, technical advice memoranda or similar Contracts or rulings have been requested, entered into or issued by any Taxing Authority with respect to SC.
(xii)SC has never been a member of an affiliated, combined, consolidated or unitary group or similar group for Tax purposes. SC has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.
(xiii)Neither SC, Buyer nor any of their Affiliates will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable periods or portion thereof ending after the Closing Date with respect to SC as a result of:
(1)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(2)an installment sale or open transaction occurring on or prior to the Closing Date;
(3)a prepaid amount received on or before the Closing Date;
(4)interest held by SC in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951 of the Code;
(5)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law;
(6)intercompany transactions occurring prior to the Closing Date or any excess loss account in existence prior to the Closing Date described in Treasury

Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law);
(7)the completed contract method of accounting or the long-term contract method of accounting, or any comparable provision of state or local, domestic or foreign, Tax Law; or
(8)any election under Section 108(i) of the Code (or similar provision of any state, local or foreign Law); or
(9)any debt instrument held prior to the Closing that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code.
(xiv)Neither SC, Buyer nor any of their Affiliates will be required to include any item of income in its taxable income under Section 951(a) or Section 951A of the Code (or any similar provision of state, local or foreign Law) with respect to SC attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state, local or foreign Law) that is related or attributable to SC, or the income, assets or operations of SC, (ii) direct or indirect holding of “United States property” within the meaning of Section 956 of the Code (or any similar provision of state, local or foreign Law) that is related or attributable to SC, or the income, assets or operations of SC, or (iii) “global intangible low-taxed income” as defined in Section 951A of the Code, in each case, with respect to any Pre-Closing Tax Period.
(xv)SC is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(xvi)Except as set forth on Section 10.19(p) of the Disclosure Letter, SC is not and has not been a party to or bound by any tax indemnity Contract, tax sharing Contract, tax allocation Contract or similar Contract.
(xvii) SC will not be required to make a payment after the Closing as a result of an election under Section 965 of the Code made prior to the Closing
(xviii)No property owned by SC is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(xix)Set forth on Section 10.19(s) of the Disclosure Letter contains a list of all jurisdictions in which SC currently files (or has filed in the immediately preceding taxable year) income and other material Tax Returns.
(xx)SC is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(xxi)SC is not a party to any joint venture, partnership or other Contract which could be treated as a partnership for federal income Tax purposes.
(xxii)There are no outstanding (i) powers of attorney affirmatively granted by SC concerning any Tax matter, or (ii) Contracts entered into with any Taxing Authority that would have a continuing effect after the Closing Date.
(xxiii)SC is in compliance with all terms and conditions of all Tax grants, credits, abatements and other similar incentives granted or made available by any Taxing Authority for the benefit of SC and the consummation of the Transactions do not adversely affect SC’s ability to benefit from any such Tax grant, credit, abatement or other similar incentive in any taxable period ending after the Closing Date.
(xxiv)SC has timely and properly collected all sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authority. SC has timely and properly requested, received and retained all necessary exemption certificates, including resale certificates, and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.
(xxv)SC has not deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 455 or 456 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).
(xxvi)SC does not have a permanent establishment (within the meaning of the applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized. SC has not entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8.
(xxvii)No Section 197 intangible (within the meaning of Section 197 of the Code) of SC will be subject to the anti-churning rules of Section 197(f)(9) of the Code or Treasury Regulations Section 1.197-2(h) as a result of the Transactions.
(xxviii)Within the past three (3) years, SC has not been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(i)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law).
(xxix)SC is in compliance with all state unclaimed property Laws and has remitted to the appropriate states all unclaimed property in accordance with relevant state unclaimed property Laws and the priority rules established with respect thereto.
(xxx)SC has not (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

For purposes of this Section 10.19, SC shall be deemed to include any predecessor of SC, any Person which merged, converted or was liquidated with and into SC or any Person from which SC incurs a Liability for Taxes as a result of transferee Liability.
The representations and warranties in this Section 10.19 shall constitute the sole and exclusive representations and warranties regarding any Tax matters relating to SC, including any representations or warranties regarding compliance with Tax Laws, the filing of Tax Returns, liability for Taxes, the payment of any Taxes and the accrual for Taxes on any financial statements or books and records. No representation or warranty in this Section 10.19 shall be made with respect to the use or availability of any net operating loss or Tax credit in any Tax period (or portion thereof) beginning after the Closing Date.
Section t.Material Customers and Material Suppliers. Set forth on Section 10.20(a) of the Disclosure Letter is a list of the SC Material Customers and SC Material Suppliers. Such information was produced from the books and records of SC and is correct and complete. Since the Lookback Date, no SC Material Customer or SC Material Supplier has discontinued or materially reduced, or provided written notice of its intention to discontinue or materially reduce, or to the Knowledge of SC, intends to discontinue or material reduce, its business relationship with SC or the SC Business. No SC Material Customer or SC Material Supplier has modified the material terms of its business relationship with SC or the SC Business. SC is not involved in any material dispute with any customer or supplier of SC or the SC Business. Except as set forth on Section 10.20(b) of the Disclosure Letter, SC does not sell any SC Products or sell any services directly to (i) any cannabis growers, or (ii) any distributors or retailers that sell exclusively to Persons that are cannabis growers.  None of the customers set forth on Section 10.20(b) of the Disclosure Letter is a Material Customer.
Section u.Related Party Transactions. Except as set forth on Section 10.21 of the Disclosure Letter, no owner, manager, director, officer or employee of SC or any member of such owner’s, manager’s, director’s, officer’s or employee’s immediate family, or any Affiliate of any of the foregoing or any entity in which any such Person owns more than a five percent ownership interest (a) is or has since the Lookback Date been (i) a director, officer, manager or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of SC (other than a Person that has publicly-traded equity securities) (ii) a party to any Contract with or binding upon SC or any of its assets, rights or properties, (iii) has any interest (real, personal, or mixed and whether tangible or intangible) in any property used in or pertaining to the SC Business, or (iv) has engaged in any transaction or business dealings with SC, (b) is owed any money by SC other than for services rendered in the ordinary course of business consistent with past practice, or (c) owes any money to the Company. Except as set forth on Section 10.21 of the Disclosure Letter, there are no intercompany accounts or Contracts between SC or any of its Affiliates, on the one hand, and any Company, on the other hand. As of the Closing, there are no Liabilities of any Company to SC or any of its Affiliates, other than as set forth in this Agreement. Effective as of the Closing, all intercompany accounts between SC and any of its Affiliates (other than a Company), on the one hand, and any Company, on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany account) without any Tax Liability of any Company or Buyer.

Section v.Data Security.
(i)The data, privacy and security practices of SC have since the Lookback Date complied in all material respects with, and conformed in all material respects to, all of the (i) SC Privacy Commitments, (ii) all Privacy Laws applicable to SC, and (iii) Contracts to which SC is a party or is otherwise bound. Privacy Laws include, as applicable to SC, the California Consumer Privacy Act of 2018; the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009; the General Data Protection Regulation (Regulation (EU) 2016/679), and all member state Laws and regulations relating to privacy or data protection; and all implementing and interpretive rules and regulations promulgated under any of the foregoing. SC has: (i) provided adequate notice and obtained any necessary consents, waivers and approvals from individuals required for the Processing of Personal Information as conducted by or for the SC Business and required by applicable Privacy Laws and (ii) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Information to the extent required by applicable Privacy Laws (such obligations along with those contained in the Privacy Policies of SC, collectively, “SC Privacy Commitments”). “SC Privacy Policies” means, collectively, SC’s past or present, internal, employee-facing, or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information. Section 10.22(a) of the Disclosure Letter contains a listing of each such SC Privacy Policy, and the period of time during which each such SC Privacy Policy was or has been in effect. None of (i) the execution, delivery and performance of this Agreement, or (ii) the use by Buyer of SC’s databases or data or other information relating to its customers, end users or data subjects in the same manner in which they are currently used by SC will cause, constitute, or result in a breach or violation of any Privacy Laws or SC Privacy Commitments, or any Contracts to which SC is a party (including the terms of service entered into by users of SC’s websites), or require the consent of or notice to any individual concerning such individual’s Personal Information. Since the Lookback Date, no disclosure or representation contained in any SC Privacy Policy has been inaccurate, misleading, deceptive, or in violation of any Privacy Laws. There are no unsatisfied access, right-to-know, or similar requests in respect of Personal Information held by SC, or any outstanding applications for rectification, transfer, deletion, or erasure of Personal Information. Any vendor, processor, or other third party Processing Personal Information for or on behalf of SC (collectively, “SC Subprocessors”) are, and since the Lookback Date have been, in compliance in all material respects with the SC Privacy Commitments and applicable SC Privacy Policies. SC has taken all necessary measures to ensure that each SC Subprocessor has complied in all material respects with its contractual obligations to SC concerning the privacy, security, and Processing of Personal Information.
(ii)Since the Lookback Date, no Person has gained unauthorized access to or engaged in unauthorized Processing of, nor has there been any unauthorized disclosure of, (i) any Personal Information held by SC or any other Person on SC’s behalf; (ii) Personal Information on any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that Processes Personal Information owned or maintained by SC or any other Persons on the behalf of SC ((i) and (ii) collectively, a “SC Security Breach”). SC has, since the Lookback Date, used all commercially reasonable, and at minimum, industry-standard, controls, technologies, processes and practices to detect, identify and remediate SC Security Breaches and provide notification in accordance with applicable Privacy Laws in the case of an SC Security Breach, and SC, since the Lookback Date, has required the SC Subprocessors to do the same. No circumstance has arisen in which applicable Privacy Laws would require SC to notify a Governmental Authority or other Person of an SC Security Breach, and SC has not received from any Governmental Authority or other Person any complaint, claim, investigation, notice, subpoena or other evidence of noncompliance with such Privacy Laws and/or related to any actual, alleged, or suspected SC Security Breach, and to the Knowledge of SC, no facts or circumstances exist that would reasonably be expected to give rise to any of the foregoing.
(iii)SC has comprehensive disaster recovery and security plans and procedures, including a written information security program, that contain adequate and effective administrative, technical, and physical safeguards, designed to protect the continuity, confidentiality, availability, and integrity of the SC Business, Personal Information, and the computer systems, networks and servers of SC from failure, unauthorized use, access or other Processing, and SC is in compliance in all material respects with such plans and procedures. SC has comprehensive security plans that are reasonably designed to (i) identify internal and external risks to the security of any proprietary and Confidential Information of SC and any Personal Information held or used by SC, and (ii) implement, monitor and improve safeguards to control those risks. There have been no actual, attempted, or, to the Knowledge of SC, threatened breaches of the security of the computer systems, networks or servers of SC or, to the Knowledge of SC, any of the agents, representatives or contractors of SC, or any loss or unauthorized disclosure of Personal Information in the possession, custody, or control of SC or any of its employees, agents, representatives, or contractors, which required notice to any third Person or Governmental Authority and, to the Knowledge of SC, there is no reason to expect that such a breach or any other unauthorized use, access, disclosure, or other unauthorized Processing of any Personal Information or any proprietary and Confidential Information of SC has occurred. Since the Lookback Date, SC has at least annually performed a security risk assessment and privacy impact assessment and obtained an independent vulnerability assessment performed by a recognized third-party audit firm, and SC has addressed and remediated all threats or deficiencies identified in each such assessment. The computer hardware, servers, networks, and other information technology equipment or systems owned or used by SC are reasonably sufficient for operation of the SC Business as currently conducted. There has been no material disruption of the hardware, servers, networks, and other information technology equipment or systems owned or used by SC.
(iv)SC has complied in all material respects with all terms of use, terms of service, and other Contracts, guidelines, and policies relating to its use of social media platforms, sites, or services and there is no reasonable basis to believe that SC is in violation of any such terms of use, terms of service, Contracts, guidelines, and/or policies.
(v)Since the Lookback Date, SC has maintained cyber insurance policies that are adequate and suitable for the nature and volume of Personal Information Processed by or on behalf of SC and its Affiliates, and that are sufficient for compliance with all applicable Privacy Laws.

Section 10.22(e) of the Disclosure Letter sets forth a correct and complete list of all pending claims and claims history of SC under such cyber insurance policies.
Section w.Insurance.
(i)Set forth on Section 10.23(a) of the Disclosure Letter is a correct and complete list of (i) all policies of insurance of SC currently in effect (but excluding any policies of insurance related to any Employee Benefit Plan set forth on Section 10.17(a) of the Disclosure Letter) (collectively, the “SC Insurance Policies”), including the carrier, description of coverage, limits of coverage, retention or deductible amounts, amount of annual premiums, and date of expiration with respect to each SC Insurance Policy, and (ii) all claims in excess of $25,000 made since the Lookback Date under the SC Insurance Policies or under any prior insurance policies that have been owned or held by SC or under which SC or any of its assets or properties have been covered (collectively, the “Historical SC Insurance Policies”). None of the insurance limits under any of the SC Insurance Policies or Historical SC Insurance Policies have been exhausted, and there is no claim pending under any of the SC Insurance Policies or Historical SC Insurance Policies relating to SC or any of its assets or properties for which coverage has been denied by the insurance company or companies providing coverage thereunder. SC has made available to Buyer correct and complete copies of each SC Insurance Policy.
(ii)All SC Insurance Policies are binding, enforceable and in full force and effect and provide insurance in such amounts and against such risks as SC reasonably has determined to be prudent, taking into account the industries in which SC operates. SC is not in breach or default, and SC has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of the SC Insurance Policies. To the Knowledge of SC, no insurer of any SC Insurance Policy has declared bankruptcy or been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received by SC with respect to any SC Insurance Policy, and no event or condition exists or has occurred that could result in cancellation of any SC Insurance Policy prior to its scheduled expiration date.
(iii)The SC Insurance Policies are sufficient for compliance by SC with all requirements of Law and with the requirements of all Contracts to which SC is a party. SC has not been refused any insurance with respect to the SC Business or assets of SC. No SC Insurance Policy provides for or is subject to any retroactive rate or premium adjustment, loss sharing arrangement or other Liability arising wholly or partially out of events arising prior to the Closing. SC has not received any written notice from or on behalf of any insurance carrier issuing any SC Insurance Policy that insurance rates therefor shall hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any SC Insurance Policy.
Section x.Inventory. All inventory of SC consists of new and unused items of a quality, quantity and condition that (a) is useable and saleable in the ordinary course of business consistent with past practice, (b) is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, stale, discontinued or defective, and (c) was manufactured or acquired by SC in the ordinary course of business consistent with past practice. The quantities of each of the categories of inventory of SC is at a level normal and adequate for the continuation of the SC Business in the ordinary course consistent with past practice. SC is not in possession of any inventory not owned by SC, including goods already sold. None of the inventory of SC has been consigned to any Person.
Section y.Accounts Receivable. The accounts receivable of SC represent valid obligations that arose from bona fide transactions in the ordinary course of business consistent with past practice and are collectible in full, net of any reserves reflected in the SC Closing Net Working Capital. None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and to the Knowledge of SC, there are no specific facts that would be likely to give rise to any such claim. The reserves shown on the SC Unaudited Financial Statements and the accounting records of SC are adequate and calculated consistent with past practice.
Section z.COVID-19.
(i)Except as set forth on Section 10.26(a) of the Disclosure Letter, from December 31, 2019 through the Effective Date, SC has not, in response to COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or an industry group providing for business closures, changes to business operations, “sheltering-in-place,” curfews, quarantine, social distancing, sequester, safety or other similar restrictions that relate to or arise out of COVID-19, (i) furloughed or terminated the employment or service of any SC Business Employee, or (ii) materially reduced the hours of any SC Business Employee. No Legal Proceeding is pending against or, to the Knowledge of SC, is threatened against SC with respect to anything set forth on Section 10.26(a) of the Disclosure Letter. SC has promptly and thoroughly investigated all occupational health and safety complaints related to COVID-19. With respect to each known occupational health and safety violation identified and related to COVID-19, SC has taken prompt corrective action to the extent necessary to prevent further spread of COVID-19 within the workplace.
(ii)SC is not and has never been a party to any Contract under, and has not otherwise participated in, the United States Small Business Administration’s Paycheck Protection Program created under the CARES Act or any other federal, state or local Governmental Authority’s stimulus program or economic relief plan in connection with COVID-19.
Section aa.Finders’ Fees. Except as set forth on Section 10.27 of the Disclosure Letter, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of SC, who might be entitled to any fee or commission from SC in connection with the Transactions.
Section ab.No Additional Representations or Warranties. Except as set forth in Article 9 and Article 10 (including the related portions of the Disclosure Letter) or in any certificate delivered by any SC Seller or SC pursuant to this Agreement, none of any SC Seller,

SC or any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to any SC Seller or SC, including any representation or warranty as to the accuracy or completeness of any information regarding SC furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of SC, or, to the extent waiveable, any representation or warranty arising from statute or otherwise in Law.
Article 11.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Sellers as follows:
Section a.Buyer Existence and Power. Buyer is a limited liability company duly organized, validly existing and in good standing (or its equivalent) under the Laws of the State of Delaware and has all necessary limited liability company power required to carry on its business as now conducted.
Section b.Buyer Authorization and Enforceability.
(i)The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, and the consummation of the Transactions, are within the limited liability company power of Buyer. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, and the consummation by Buyer of the Transactions, have been duly and validly authorized by all necessary actions, and no other action on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, and the consummation by Buyer of the Transactions.
(ii)This Agreement and the other Transaction Agreements to which Buyer is a party have been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by each Seller and Company of this Agreement and the other Transaction Agreements to which each such Seller or Company is a party, this Agreement and the other Transaction Agreements to which Buyer is a party constitute a valid, binding and enforceable agreement of Buyer, subject, in the case of enforceability, to the Enforceability Exception.
Section c.Governmental Authorization. No consents, waivers, notices, permits or exemptions of, or other actions by, or registrations, declarations or filings with, any Governmental Authority are required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements, nor the consummation by Buyer of the Transactions.
Section d.Non-Contravention. Neither the execution, delivery and performance of this Agreement or any other Transaction Agreement by Buyer nor the consummation by Buyer of the Transactions, nor compliance by Buyer with any of the terms or provisions of this Agreement (a) conflict with or violate the Organizational Documents of Buyer, (b) (i) violate any Law, or (ii) require any consent, waiver, notice, filing or other action by or to any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract to which Buyer is a party, or (c) result in the creation or imposition of any Lien on any asset of Buyer or any Company, except for any Permitted Liens; except, in the case of each of clauses (b) and (c), that would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the Transactions.
Section e.Purchase for Investment. Buyer is purchasing the Purchased Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer acknowledges and agrees that the Purchased Shares have not been registered under the Securities Act or any state securities Laws and that the Purchased Shares may not be sold or transferred except pursuant to the registration provisions of the Securities Act and any applicable state securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state securities Laws. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment.
Section f.Litigation. Buyer is not a party to any pending or, to the Knowledge of Buyer, threatened Legal Proceeding that would reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to consummate the Transactions.
Section g.Finders’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from any Company in connection with the Transactions.
Section h.Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Businesses, results of operations, condition (financial or otherwise) and assets of the Companies. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation, review and analysis and the representations and warranties set forth in Article 3, Article 4, Article 5, Article 6, Article 7, Article 8, Article 9 and Article 10 of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Sellers, the Companies or any other Person has made any representation or warranty as to Sellers, the Companies or this Agreement, except as set forth in Article 3, Article 4, Article 5, Article 6, Article 7, Article 8, Article 9 and Article 10 of this Agreement (including the related portions of the Disclosure Schedules).
Section i.No Additional Representations or Warranties. Except as set forth in this Article 11 (including the related portions of the Disclosure Letter) or in any certificate delivered by Buyer pursuant to this Agreement, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to any Seller, any Company and their respective Representatives or, to the extent waiveable, any representation or warranty arising from statute or otherwise in Law.
Article 12.
COVENANTS
Section a.Pre-Closing Obligations.
(i)During the Pre-Closing Period, each Seller shall, and shall cause the Related Company to, (i) conduct its business in the ordinary course of business consistent with past practice, and (ii) use its Commercially Reasonable Efforts to preserve and maintain existing relations with employees, customers, contractors, distributors, vendors and other Persons with whom the Related Company has business relations.
(ii)During the Pre-Closing Period, except with the prior written consent of Buyer, each Seller shall not, and shall not permit the Related Company to, take (or omit to take) any action that, if taken (or omitted to be taken) prior to the Effective Date would have been required to be set forth on Section 4.07, Section 6.07, Section 8.07 or Section 10.07 of the Disclosure Letter.
Section b.Certain Filings. During the Pre-Closing Period, the Sellers, on the one hand, and Buyer, on the other hand, shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts to which any Company is a party, in connection with the consummation of the Transactions and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents, approvals or waivers.
Section c.Governmental Matters.
(i)During the Pre-Closing Period, subject to the terms and conditions of this Agreement, each Party will use its Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Person all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, waivers, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Person that are necessary, proper or advisable to consummate the Transactions.
(ii)Subject to applicable Law relating to the sharing of information, each Party shall (i) furnish the other Parties with copies of all documents and material correspondence (A) prepared by or on behalf of such Party for any Governmental Authority and afford the other Party opportunity to comment and participate in responding, where appropriate; and (B) received by or on behalf of such Party from any Governmental Authority, in each case in connection with any such consent, authorization, order or approval, and (ii) use Commercially Reasonable Efforts to consult with and keep the other Parties informed as to the status of such matters. Further, no Party shall, nor shall it permit any of its Representatives to, meet or engage in material conversations with any Governmental Authority or Representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless it consults with the other Parties in advance and, to the extent not precluded by Law or such Governmental Authority or exempted by this Agreement, offers the other Party the opportunity to participate in such meeting or conversation.
Section d.Access.
(i)During the Pre-Closing Period, each Seller shall, at the prior written request of Buyer and without jeopardizing the attorney-client or other similar privilege (provided, that such Seller will inform Buyer of the general nature of the document or information being withheld and reasonably cooperate with Buyer to provide such document or information in a manner that would not result in the loss or waiver of such privilege), (i) give Buyer and its Representatives reasonable access to the assets, offices and properties, and to copies of books and records, of the Related Company, (ii) furnish to Buyer and its Representatives such financial and operating data and any other information relating to the Related Company as such Persons may reasonably request, and (iii) instruct the employees, counsel and advisors of the Related Company to reasonably cooperate with Buyer in its investigation of such Related Company. Any investigation pursuant to this Section 12.04(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Related Company. All information provided or obtained pursuant to this Section 12.04(a) shall be kept confidential by Buyer and its Representatives in accordance with the NDA. The NDA shall terminate on the Closing Date unless this Agreement is terminated pursuant to Article 16, in which case the NDA shall remain in full force and effect.
(ii)For a period of four (4) years after the Closing Date, Buyer will, and will cause each Company to provide Sellers’ Representative, upon reasonable advance written notice to Buyer, with reasonable access (including the right to make, at Sellers’ Representative’s expense, photocopies thereof), during normal business hours, to the books and records of such Company for the period prior to the Closing Date to the extent necessary to enable Sellers’ Representative or each Seller to prepare financial statements, Tax Returns or for any other legitimate purpose relating to this Agreement or the Transactions. Unless otherwise consented to in writing by Sellers’ Representative, Buyer shall not, and shall cause each Company not to, for a period of four (4) years following the Closing Date, destroy or otherwise dispose of any of the books and records of such Company for any period prior to the Closing Date without first giving prior written notice to Sellers’ Representative and offering to allow Sellers’ Representative at least 60 days to review such books and records prior to such destruction or disposal and, at Sellers’ Representative’s expense, remove such books and records as Sellers’ Representative may select. Notwithstanding the foregoing, Buyer shall not be required to (A) provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or other similar privilege, or (B) provide any information in connection with any dispute or proceeding between the Parties, in which case the applicable rules of discovery shall govern.
Section e.Public Announcements. Upon execution of this Agreement, Buyer will issue a press release regarding this Agreement and the Transactions, which has been approved by Sellers’ Representative. Except for the press release referenced in the preceding sentence and as otherwise required by Law or applicable requirements of any stock exchange, prior to the Closing, no press release or public announcement related to this Agreement or the Transactions or any other announcement or communication (other than communications by any Company, Buyer or any of their respective officers, managers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of any Company or Buyer shall be issued or made without the joint approval of Buyer and Sellers’ Representative, which approval shall not be unreasonably withheld or delayed, and Buyer and Sellers’ Representative shall use reasonable efforts to agree upon the text of any such press release or public announcement prior to its release. Notwithstanding the foregoing, each Party may make announcements and communications regarding this Agreement and the Transactions consisting of information contained in and otherwise consistent with any previously issued press release or public announcement to such Party’s employees, customers, suppliers and other interested parties without the consent of the other Parties. The provisions of this Section 12.05 shall control over any contrary provisions in the NDA.
Section f.Intercompany Matters. Effective as of the Closing, except for those arrangements set forth on Section 12.06 of the Disclosure Letter, all intercompany accounts between (i) any Seller or any of their respective Affiliates, on the one hand, and any Company, on the other hand, and (ii) any Company, on the one hand, and any other Company, on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany accounts), and all Contracts between any Seller or any of their respective Affiliates, on the one hand, and any Company on the other hand, shall be terminated, in each case without further Liability or obligation of any party thereunder.
Section g.[Intentionally Omitted].
Section h.R&W Insurance Policy. As of the date hereof, Buyer has bound the R&W Insurance Policy, a true and correct copy of such R&W Insurance Policy has been delivered as of the date hereof to Sellers’ Representative. Buyer shall not, and shall not permit any other Person insured under the R&W Insurance Policy, to amend, alter or modify the R&W Insurance Policy, other than as a result of any amendment, supplement or modification to a Transaction Agreement or the giving of any consent or waiver under this Agreement, in a manner that is materially adverse to Seller (including specifically, amending the subrogation provision of the R&W Insurance Policy), without the prior written consent of Sellers’ Representative.
Section i.Employee Matters. Following the Closing Date, Buyer shall use its Commercially Reasonable Efforts to cause any employee benefit plans sponsored or maintained by Buyer or its Affiliates in which the Business Employees are eligible to participate following the Closing Date (collectively, the “Buyer Plans”) to give each Business Employee service credit for such Business Employee’s employment with any Company for purposes of vesting and eligibility to participate under each applicable Buyer Plan, as if such service had been performed with Buyer (except for benefit accrual purposes or to the extent it would result in a duplication of benefits).
Section j.Intellectual Property Rights. Each Seller acknowledges and agrees that neither such Seller nor any of its, his or her Affiliates shall have any right, title or interest in or to the Business Intellectual Property Rights after the Closing. As promptly as practicable, but in no event later than thirty (30) days, after the Closing Date, each Seller will cease using the Business Intellectual Property Rights and remove, strike over or otherwise obliterate any Business Intellectual Property Right references from all assets and other materials in the possession or control of any Seller or any of its, his or her Affiliates.
Section k.Restrictive Covenants.
(i)Each Seller recognizes and acknowledges that it, he or she has had access to Confidential Information. Each Seller acknowledges that the Confidential Information is considered by Buyer to be a unique asset, access to and knowledge of which are essential to preserve the goodwill and going business value of the Companies and their respective businesses. In recognition of this fact, each Seller agrees that, from and after the Closing Date, it, he or she will, and will cause its, his or her Affiliates to, keep confidential and not disclose to any Person any Confidential Information known to or in the possession or control of such Seller or such Affiliate and that such Seller will not, and will cause its Affiliates not to, use, misappropriate, exploit or publish any Confidential Information without the prior written consent of Buyer, (i) unless such information is generally known to the public other than as a result of breach of this Agreement by any Seller or any of its, his or her Affiliates, or (ii) except to the extent a Seller is legally obligated to disclose such information pursuant to a federal or state court order or pursuant to a subpoena or requirement of any Governmental Authority; provided such Seller gives Buyer, as promptly as practicable, prior written notice of such intended disclosure to enable Buyer to seek a protective order or otherwise prevent or restrict such disclosure, and cooperates with Buyer in connection therewith. The term “Confidential Information,” as used in this Agreement, shall mean any and all confidential, proprietary, technical, business and financial information of or concerning the Companies or the Business, including marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, records, plans, drawings, intellectual property, technical data, source and object codes, software, proprietary information, processes, systems, documents, writings, manuals, inventions, discoveries, formulae, recipes, advertising, manufacturing, sales methods and systems, pricing information, sales and profit figures, sales volume, research/development activities, customer and distributor lists, and relationships with customers, distributors, suppliers, licensees, licensors, consultants and others who have business dealings with the Companies and information with respect to various techniques, procedures, processes and methods. Confidential Information also includes confidential or proprietary information received by any Seller from third parties or otherwise subject to an obligation to maintain the confidentiality of such information.

(ii)For good and valuable consideration, and in order to protect the goodwill and Confidential Information of the Business, beginning on the Closing Date and continuing until the fifth (5th) anniversary of the Closing Date, no RCA Seller shall (whether directly or indirectly, through an Affiliate or some other Person, or in the name or on behalf of an Affiliate or some other Person) (i) anywhere in the world own, manage, operate, control, finance or participate in the ownership, management, operation, control or participate in the financing of, render financial assistance to, be connected as an officer, director, manager, employee, consultant or otherwise with, use or permit such RCA Seller’s name to be used in connection with, or develop products or services for, any Competing Business; (ii) solicit, cause, induce or attempt to cause or induce any customer, distributor, supplier, licensee, licensor, consultant or other business relation (other than any employee) of any Company to cease doing business with such Company, or to modify such Person’s relationship with such Company, or do any act which would be reasonably be likely to interfere with or result in the impairment of such Person’s relationship with such Company; or (iii) solicit for employment, cause, induce or attempt to cause or induce to leave the employ of any Company or any of its Affiliates, any Person who is then, or was within the prior twelve month period, a Business Employee or hire any such Person as an employee or consultant. Notwithstanding the foregoing, Section 12.11(b)(iii) shall not restrict any RCA Seller or any of such RCA Seller’s Affiliates from, with respect to clause (b)(iii) above, (A) soliciting or hiring any employee whose employment has been terminated by such Company or its Affiliates without cause at least six months prior to the first date of such solicitation or hiring, or (B) any general solicitation for employment (including though third party recruiters or executive search firms) not directed at such Company or any of the applicable Business Employees. Notwithstanding the foregoing, any RCA Seller’s ownership of securities of two percent (2%) or less of any class of securities of a public company shall not be considered to be a violation of such RCA Seller’s obligations under Section 12.11(b)(i). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the restrictive covenants set forth in Section 12.11(b)(i) shall not apply to the Competing Businesses of the specific RCA Sellers set forth on Section 12.11(b) of the Disclosure Letter.
(iii)If any provision of Section 12.11(a) or (b) is judged to be void or unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Section 12.11(a) or (b). In the event that any portion of Section 12.11(a) or (b) should ever be adjudicated to exceed the maximum time, geographic, service, product or other limitations permitted by Law, then such provisions shall be deemed reformed to the maximum time, geographic, service, product or other limitations permitted by Law. Each RCA Seller agrees that, in the event of a violation of Section 12.11(b), the duration of the restriction violated shall be extended by the period of time of such violation.
(iv)The covenants contained in this Section 12.11 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 12.11 would cause irreparable injury to Buyer and the Companies, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of this Section 12.11 will be inadequate and Buyer’s substantial investment in the Companies and the Business materially impaired. Accordingly, each Seller and RCA Seller, as applicable under Section 12.11(a) or Section 12.11(b), acknowledges that such Seller and RCA Seller is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to such Seller and RCA Seller in all respects. Moreover, each Seller and RCA Seller agrees and acknowledges that Buyer would not consummate the Transactions unless such Seller and RCA Seller agrees to the provisions of this Section 12.11. Each such Seller and RCA Seller hereby acknowledges and agrees that Buyer shall be entitled to an injunction, specific performance and/or other equitable relief to prevent any breach of this Section 12.11 without the necessity of proving actual damage or posting any bond (in addition to all other rights and remedies to which Buyer may be entitled in respect of any such breach).
(v)Notwithstanding anything to the contrary in this Agreement, in connection with any merger, sale, reorganization or other transfer of substantially all of the assets or equity securities of Buyer or of any Company after Closing, the restrictions set forth in this Section 12.11 may be transferred to the surviving entity or the acquirer of such assets or equity securities, without the consent of any Seller.
Section l.Resignations. On or prior to the Closing Date, each Company shall cause each director and officer of such Company to resign from such position effective as of the Closing (it being acknowledged and agreed that any such resignation shall not constitute a voluntary resignation of employment). Additionally, on or prior to the Closing Date, except as set forth on Section 12.12 of the Disclosure Letter, each Seller who is also an employee of a Company shall resign as an employee effective as of the Closing.
Section m.Spousal/Partner Consents. Simultaneously with the execution of this Agreement, each Seller which is designated as “Married” or having a “Domestic Partner” on Section 3.04, Section 5.04, Section 7.04 or Section 9.04 of the Disclosure Letter shall deliver to Buyer the consent and acknowledgement of such Seller’s spouse or domestic partner to the terms of this Agreement, including the sale of such Seller’s portion of the Purchased Shares, with such consent in the form attached hereto as Exhibit D (the “Spousal/Partner Consents”)
Section n.Further Assurances. Following the Closing, upon the reasonable request of Buyer, on the one hand, and the Sellers, on the other hand, and upon reimbursement of the other Party’s out-of-pocket expenses, any other Party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.
Section o.Exclusivity. During the Pre-Closing Period, no Seller shall, and no Seller shall permit any of its Affiliates, including any of the Companies, or Representatives to, directly or indirectly, (a) (i) initiate or continue any contact with, (ii) make, solicit, encourage or respond to any inquiries or proposals by, (iii) enter into or participate in any discussions or negotiations with, (iv) disclose, directly or indirectly, any information concerning the business or properties of the Companies or the Transactions to, or (v) afford any access to any Company’s properties, books or records to, any Person, in the case of each of clauses (i) through (v) above, in connection with any possible proposal regarding the direct or indirect sale of any portion of the Equity Securities or assets of any of the Companies (other than the sale of inventory in the ordinary course), a merger or consolidation involving any of the Companies, or any similar transaction, in each case except as contemplated by this Agreement (an “Alternative Transaction”), or (b) enter into or participate in any discussions or negotiations regarding, or accept any proposal or enter into any agreement for, an Alternative Transaction. During the Pre-Closing Period, each Seller shall, and shall cause its Affiliates and Representatives to, immediately cease all discussions and actions which violate or conflict with this Section 12.15. During the Pre-Closing Period, each Seller will promptly give Buyer written notice of any inquiry, communication or proposal regarding an Alternative Transaction (and the terms thereof) received by any of the Sellers, the Companies or any of their Representatives. The Sellers will be responsible for any breach of this “Exclusivity” Section by any of the Companies, or any of each Seller’s or each Company’s respective Representatives. The Sellers represent that neither they nor any of their respective Representatives, subsidiaries or affiliates, nor any of the Companies or any of their respective Representatives, subsidiaries or affiliates is party to or bound by any agreement or arrangement with respect to an Alternative Transaction.
Section p.Notice of Termination of Employment. Following the date of this Agreement and prior to the Closing Date, Sellers’ Representative shall promptly provide Buyer notice in writing if any officer or key employee of any Company terminates his or her employment with such Company or provides written notice to such Company that he or she will reduce his or her role or scope of duties with such Company.
Section q.Data Room.    Within three (3) Business Days after the Effective Date, Sellers’ Representative shall deliver to Buyer three compact discs or USBs (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents (including legal, financial and Tax) posted to the Data Room as of 5:01 p.m., Pacific Time on the second (2nd) Business Day prior to the Effective Date.
Article 13.
TAX MATTERS
Section a.Tax Returns.
(i)Sellers’ Representative shall cause each Company to prepare and timely file all Tax Returns required to be filed by such Company that are due on or before the Closing Date (taking into account any extensions), and timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law). Sellers’ Representative shall provide Buyer a copy of such Tax Returns for its review within a reasonable period of time prior to the date for filing.
(ii)Sellers’ Representative shall prepare, or cause to be prepared, at its own expense, all Income Tax Returns of the Companies that are first due after the Closing Date for taxable periods ending on or before the Closing Date (“Pre-Closing Tax Returns”). The Sellers’ Representative shall submit a draft of each Pre-Closing Tax Return to Buyer for Buyer’s review and approval no later than forty-five (45) days prior to the due date for such Pre-Closing Tax Return (taking into account any applicable extensions); provided, however, if the Sellers’

Representative shall fail to provide any Pre-Closing Tax Return to Buyer as set forth in this Section 13.01(b), Buyer may prepare and file such Pre-Closing Tax Returns at the expense of the applicable Sellers. No later than twenty (20) days following Buyer’s receipt of a Pre-Closing Tax Return, Buyer shall notify Sellers’ Representative in writing of any dispute with respect to the manner in which such Tax Return is prepared, or the related Tax is calculated. If written notice of a dispute is duly delivered, Buyer and Sellers’ Representative shall negotiate in good faith and use reasonable efforts to resolve such dispute. If Buyer and Sellers’ Representative are unable to resolve a dispute with respect to a Pre-Closing Tax Return within ten (10) days after receipt by Sellers’ Representative of such notice, any such dispute shall be resolved by the Accounting Expert and any determination by the Accounting Expert shall be final, conclusive and binding on the Parties; provided, however, if the due date of any such Tax Return (taking into account applicable extensions) is prior to the date that such dispute is resolved, Buyer shall be entitled to file such Tax Returns as prepared by Buyer and shall then file an amendment to such Tax Return if the Accounting Expert determines that such amendment is necessary. All Pre-Closing Tax Returns of a Company shall be prepared in a manner consistent with the past practice of such Company (except to the extent otherwise required by Law). In the event that a Company is required to pay Tax in connection with any Pre-Closing Tax Return, the applicable Seller(s) shall pay to Buyer an amount equal to all Taxes due with any Pre-Closing Tax Return of its Related Company no later than ten (10) days before the date on which Buyer or the Related Company is required to pay such Taxes. Buyer and the Sellers shall cooperate in preparing and effectuating the timely filing of Pre-Closing Tax Returns.
(iii)Other than Tax Returns for which Sellers’ Representative is responsible for preparing pursuant to Section 13.01(a) and Section 13.01(b), Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of or with respect to the Companies. Any such Tax Return required to be filed by Buyer for a Straddle Period (a “Straddle Period Tax Return”) shall be prepared on a basis consistent with the past practices of the Companies (except to the extent otherwise required by Law), and Buyer shall deliver a draft of such Tax Return that is an Income Tax Return to Sellers’ Representative for its review, comment and approval at least forty-five (45) days prior to the due date for the filing of such Straddle Period Tax Return (taking into account any applicable extensions), and a statement setting forth the amount of Tax for which the Sellers are responsible pursuant to Section 15.02(a)(ii)(C), together with any additional relevant information that Sellers’ Representative reasonably requests. No later than twenty (20) days following Sellers’ Representative’s receipt of such Straddle Period Tax Return, Sellers’ Representative shall notify Buyer in writing of any dispute with respect to the manner in which such Straddle Period Tax Return is prepared, or the related Tax is calculated. If written notice of a dispute is duly delivered, Buyer and Sellers’ Representative shall negotiate in good faith and use reasonable efforts to resolve such dispute. If Buyer and Sellers’ Representative are unable to resolve a dispute with respect to a Straddle Period Tax Return within ten (10) days after receipt by Buyer of such notice, any such dispute shall be resolved by the Accounting Expert and any determination by the Accounting Expert shall be final, conclusive and binding on the Parties; provided, however, if the due date of any such Tax Return (taking into account applicable extensions) is prior to the date that such dispute is resolved, Buyer shall be entitled to file such Tax Return as prepared by Buyer and shall then file an amendment to such Tax Return if the Accounting Expert determines that such amendment is required. The applicable Seller shall pay to Buyer the portion of the Taxes shown on such Straddle Period Tax Return of its Related Company that is allocable to the Pre-Closing Tax Period for which the Seller is responsible pursuant to Section 15.02(a)(ii)(C) no later than ten (10) days before the date on which Buyer or any Related Company is required to pay such Taxes. Nothing hereunder shall limit the right of the Companies or Buyer to file any Straddle Period Tax Return on a timely basis. To the extent permitted or required by Law, the taxable year of the Companies that includes the Closing Date shall be treated as closing on (and including) the Closing Date.
(iv)Except to the extent required by Law, neither Buyer nor any of its Affiliates shall (i) amend or revoke any Pre-Closing Tax Return or Straddle Period Tax Return of the Companies; (ii) extend or waive the applicable statute of limitations with respect to a Tax of the Companies for a Pre-Closing Tax Period; (iii) file any ruling request with any Taxing Authority that relates to Taxes or Tax Returns of any of the Companies for a Pre-Closing Tax Period; (iv) make or revoke an election on any Tax Return filed after the Closing Date for a Pre-Closing Tax Period that adversely affects the Taxes or Tax Returns of any (direct or indirect) owner of the Companies for a Pre-Closing Tax Period; or (v) initiate in writing any disclosure to, or have any discussions with, any Taxing Authority regarding entering into (or otherwise pursuing) a voluntary disclosure agreement relating to a Pre-Closing Tax Period, without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, if such action could form the basis for an indemnity claim under this Agreement or have an adverse Tax consequence to any of the Sellers.
(v)The costs, fees and expenses of the Accounting Expert incurred pursuant to this Section 13.01 shall be borne equally by Buyer, on the one hand, and the Sellers, on the other hand. The preparation and filing of any Tax Return of a Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Buyer.
Section b.Tax Covenants. Without the prior written consent of Buyer, none of the Sellers (and, prior to the Closing, the Companies, or any of their respective Affiliates and their respective Representatives) shall, to the extent it may affect, or relate to, the Companies, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer or the Companies in respect of any Post-Closing Tax Period. Each Seller agrees that Buyer is to have no Liability for any Tax resulting from any such action of any Seller, any of the Companies, or Sellers’ Representative or any of their Affiliates and agree to, jointly and severally, indemnify and hold harmless Buyer (and, after the Closing Date, the Companies) against any such Tax or reduction of any Tax asset.
Section c.Refunds and Credits. The applicable Sellers shall be entitled to any refund or credit of or against any Taxes of its Related Company for any Pre-Closing Tax Period, except to the extent such refund or credit was reflected, accrued or reserved for or otherwise taken into account, in the Final Closing Statement. Buyer shall be entitled to any refunds or credits of or against any Taxes of the Companies other than any refunds or credits to which a Seller is entitled pursuant to the foregoing sentence. Subject to Section 13.02, upon the reasonable written request of Sellers’ Representative, to the extent permitted by Law, Buyer shall cause the Companies at the sole expense of the Sellers, to file a claim for refund of any Taxes, including through the filing of an amended Tax Return, relating to the Companies for any tax period ending on or before the Closing Date. The Parties shall cooperate, and cause their Affiliates to cooperate, with respect to any such refund request or in any such claim for refund. Buyer, on the one hand, and the Sellers, on the other hand, shall, and shall cause their Affiliates to, pay to the other Party the portion of any such refund or credit of Taxes to which such other Party is entitled under this Section 13.03, (i) in the case of a refund, within ten (10) days after such refund is received or (ii) in the case of a credit, within ten (10) days after such credit is allowed or applied against other Tax Liability; provided, however, that if any portion of such refund or credit is subsequently disallowed by any Taxing Authority, then amounts previously paid hereunder in respect thereof shall be promptly reimbursed by the payee to the payor. Any refund or credit received or realized with respect to Taxes attributable to any of the Companies for a Straddle Period shall be equitably apportioned between Buyer and the applicable Seller(s) in a manner consistent with the principles set forth in Section 13.04.
Section d.Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the amount of any Taxes based on or measured by income, gain, profits, receipts, employment, social security, payroll, sales, use, or other transaction-based Taxes of a Company for the portion of the Straddle Period ending on the Closing Date shall be determined based on a closing of the books as of the end of the Closing Date, and the amount of other Taxes of a Company for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period and the balance of such Taxes shall be attributable to the portion of the Straddle Period beginning after the Closing Date.
Section e.Transfer Taxes. All excise, sales, use, registration, stamp, recording, documentary, conveyancing, franchise property, transfer, value added and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) arising from the Transactions shall be paid fifty percent (50%) by Buyer, and fifty percent (50%) by the applicable Seller. The Party required by Law to file Tax Returns with respect to such Transfer Taxes shall do so in the time and manner prescribed by Law. The applicable Party shall provide the other with evidence reasonably satisfactory to such other Party that such Transfer Taxes have been paid, or if the Transactions are exempt from Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption.
Section f.Termination of Existing Tax Sharing Agreements. Notwithstanding anything in this Agreement to the contrary, any and all Liabilities, obligations or other rights between a Seller and such Seller’s Affiliates, on the one hand, and a Company, on the other hand, under any and all Tax sharing, indemnity or similar agreements (whether written or not) other than this Agreement shall cease and be terminated as of the Closing Date as to all past, present or future taxable periods. After such date no Company shall have any further rights or Liabilities under any such agreements.

Section g.Tax Contests.
(i)If written notice of a Tax audit or claim is received from any Taxing Authority involving a Company which, if successful, might result in an indemnity payment pursuant to Section 15.02(a)(ii)(C) (a “Tax Claim”), the indemnified party receiving such notice shall promptly notify the indemnifying party in writing of such Tax Claim (and provide copies of any documents received from the Taxing Authority in respect of such claim); provided that the failure to provide such notice shall not relieve the indemnifying party of its indemnification obligations hereunder except to the extent the indemnifying party is actually prejudiced. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.
(ii)Sellers’ Representative shall have the right to control, at its own cost and expense, any Tax Claim involving the Companies for any taxable period ending on or before the Closing Date; provided, however, that (i) Sellers’ Representative shall have provided Buyer with written notice electing to control such Tax Claim within ten (10) days after receiving written notice from Buyer or its Affiliates of such Tax Claim, (ii) Buyer shall have the right to participate in any such Tax Claim, (iii) Sellers’ Representative shall provide Buyer with a timely and reasonably detailed account of each stage of such Tax Claim, and (iv) neither Sellers’ Representative nor any Seller nor any of its Affiliates shall settle, compromise, appeal any adverse determination in or abandon any such Tax Claim without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that Buyer may control and contest any Tax Claim for which Sellers’ Representative would otherwise have the right to control under this Section 13.07(b) if Sellers’ Representative has not provided timely written notice to Buyer that it elects to control such Tax Claim pursuant to this Section 13.07(b) or fails to use Commercially Reasonable Efforts to actively control such Tax Claim; provided, however, that (A) Sellers’ Representative shall have the right to participate in any such Tax Claim at its own cost and expense, (B) Buyer shall provide Sellers’ Representative with a timely and reasonably detailed account of each stage of such Tax Claim, and (C) Buyer shall not settle, compromise, appeal any adverse determination in or abandon any such Tax Claim without obtaining the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
(iii)Buyer shall control any Tax Claim involving a Company for any Straddle Period; provided, however, that (A) Sellers’ Representative shall have the right, at its sole cost and expense, to participate in any such Tax Claim, (B) Buyer shall provide Sellers’ Representative with a timely and reasonably detailed account of each stage of such Tax Claim, and (C) in the event that such Tax Claim would reasonably be expected to have an adverse effect on a Seller or any of its Affiliates, Buyer shall not settle, compromise, appeal any adverse determination in or abandon any such Tax Claim without obtaining the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
(iv)To the extent of any conflict between this Section 13.07 and Article 15, this Section 13.07 shall govern with respect to any Tax Claim.

Section h.Cooperation on Tax Matters. Buyer shall, and shall cause its Affiliates, and the Sellers and Sellers’ Representative shall, and shall cause each of their Affiliates, to cooperate fully, as and to the extent reasonably requested by the other Party or its applicable Affiliate, in connection with the preparation and filing of any Tax Return, and any Legal Proceeding, Tax Claim, audit or examination with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, examination, Tax Claim or Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall, and shall cause its Affiliates, and the Sellers and Sellers’ Representative shall, and shall cause each of their Affiliates, to (i) retain all books and records with respect to Tax matters pertinent to the Companies for the Pre-Closing Tax Periods until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority and (ii) use Commercially Reasonable Efforts to provide the other Party with at least 30 days’ prior written notice before destroying any such books and records, during which period the Party receiving the notice can elect to take possession, at its own expense, of such books and records. If there is any determination that H&G, HW or Allied is or was not a valid S corporation as described in Section 1361 of the Code during any period prior to the Closing Date where it purported to be an S Corporation, then the Sellers’ Representative and each Seller of the applicable Company shall (and shall cause its Affiliates to) cooperate with such Company and the Buyer, and the applicable Company and Buyer shall (and shall cause its Affiliates to) cooperate with the Sellers’ Representative and such Seller, to obtain from the IRS a waiver of the invalidity or terminating event.
Section i.Purchase Price Adjustment. Any payments made pursuant to Section 2.06, this Article 13 or Article 15 (including payments received under the R&W Insurance Policy or Tax Indemnity Insurance Policy) shall be treated as an adjustment to the H&G Purchase Price, HW Purchase Price, Allied Purchase Price or SC Purchase Price, as applicable, for income Tax purposes, to the extent permitted by applicable Law.
Section j.Tax Elections. Buyer shall not make an election under Section 336(e) or 338 of the Code with respect to the Transactions.
Section k.Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 13 shall survive for the full period of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days.
Article 14.
CONDITIONS TO CLOSING
Section a.Conditions to Closing.
(i)The obligations of Buyer and the Sellers to consummate the Closing are subject to the satisfaction of the condition there shall not be in force any Order, or any Law adopted after the Effective Date, enjoining, prohibiting or rendering illegal the consummation of the Transactions.

(ii)The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Buyer in writing in whole or in part to the extent permitted by Law):
(1)(A) the Seller Fundamental Warranties shall be correct and complete in all respects when made and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be correct and complete in all respects at and as of such date, and (B) the representations and warranties set forth in Article 3 through Article 10, other than the Seller Fundamental Warranties, qualified as to Material Adverse Effect or as to materiality shall be correct and complete in all respects and that are not so qualified shall be correct and complete in all material respects, when made and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be correct and complete at and as of such date;
(2)the covenants and agreements of each Seller and each Company to be performed on or prior to the Closing shall have been performed in all material respects;
(3)since the Effective Date, no Material Adverse Effect with respect to any Company shall have occurred;
(4)Buyer shall have received at the Closing a certificate from each Company dated the Closing Date and signed by an executive officer of such Company to the effect that the conditions in the foregoing clauses (i), (ii) and (iii), as applicable to such Company and the Sellers of such Company have been satisfied (each, a “Closing Certificate” and collectively, the “Closing Certificates”);
(5)Buyer shall have received at or prior to Closing the third party consents, waivers and approvals set forth on Section 14.01(b)(v) of the Disclosure Letter;
(6)Buyer shall have received from the Tax Indemnity Insurer confirmation that the Tax Indemnity Insurance Policy is in full force and effect, subject to payment of the aggregate costs and expenses of obtaining such policy by Buyer and the Sellers in accordance with this Agreement; and
(7)each Seller shall have delivered, or caused the delivery of, all the certificates, instruments, agreements and other documents required to be delivered to Buyer pursuant to Section 2.05(a) of this Agreement.
(iii)The obligation of the Sellers to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Sellers’ Representative in writing in whole or in part to the extent permitted by Law):

(1)(A) the Buyer Fundamental Warranties shall be correct and complete in all respects when made and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be correct and complete in all respects at and as of such date, and (B) the representations and warranties of Buyer set forth in Article 11, other than the Buyer Fundamental Warranties, qualified as to Material Adverse Effect or as to materiality shall be correct and complete in all respects and that are not so qualified shall be correct and complete in all material respects, when made and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be correct and complete at and as of such date;
(2)the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been performed in all material respects;
(3)the Sellers shall have received at the Closing a certificate dated the Closing Date and signed by an executive officer of Buyer to the effect that the conditions in the foregoing clauses (i) and (ii) have been satisfied (the “Buyer Closing Certificate”); and
(4)Buyer shall have delivered, or caused the delivery of, all the certificates, instruments, agreements and other documents required to be delivered to the Sellers pursuant to Section 2.05(c) of this Agreement.
Article 15.
SURVIVAL; INDEMNIFICATION
Section a.Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of 18 months following the Closing Date; except that the representations and warranties contained in Sections 3.01, 3.03(a), (b)(i) and (c), 3.04, 3.05, 4.01, 4.02, 4.04(a), (b)(i) and (c), 4.05, 4.13(a), 4.19, 4.27, 4.28, 5.01, 5.03(a), (b)(i) and (c), 5.04, 5.05, 6.01, 6.02, 6.04(a), (b)(i) and (c), 6.05, 6.13(a), 6.19, 6.27, 6.28, 7.01, 7.03(a), (b)(i) and (c), 7.04, 7.05, 8.01, 8.02, 8.04(a), (b)(i) and (c), 8.05, 8.13(a), 8.19, 8.27, 8.28, 9.01, 9.03(a), (b)(i) and (c), 9.04, 9.05, 10.01, 10.02, 10.04(a), (b)(i) and (c), 10.05, 10.13(a), 10.19, 10.27, and 10.28 (the “Seller Fundamental Warranties”), and in Section 11.01, Section 11.02, Section 11.05 and Section 11.07 (the “Buyer Fundamental Warranties” and together with the Seller Fundamental Warranties, the “Fundamental Warranties”) shall survive the Closing Date until the six year anniversary of the Closing Date or, in the case of Section 4.19, Section 6.19, Section 8.19 and Section 10.19 until the expiration of the applicable statute of limitations, plus in each case sixty (60) days. All covenants and agreements of the Parties contained in this Agreement that are to be performed prior to Closing shall terminate upon Closing. All covenants and agreements of the Parties contained in this Agreement that are to be performed after the Closing shall survive until performed (and in the case of Section 12.14, forever) unless such covenant or agreement specifies a term, in which event such covenant or agreement shall survive for such specified term plus sixty (60) days. Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the breach shall have been given to the Party against whom such indemnity may be sought prior to such time and such claim shall survive until finally resolved.
Section b.Indemnification.
(i)Effective at and after the Closing,
(1)the Sellers (including of each Related Company and all other Companies) hereby, jointly and severally, indemnify and hold harmless Buyer, its Affiliates and their respective owners, officers, directors, managers, employees, agents, advisors and other Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages arising out of, resulting from or relating to (i) any misrepresentation in or breach of any of the representations or warranties of any Seller contained in Article 3, Article 4, Article 5, Article 6, Article 7, Article 8, Article 9 or Article 10, or in the certificates delivered by the Sellers at Closing pursuant to Section 14.01(b)(iv), or (ii) any breach of, or failure to perform, the covenant set forth in the first sentence of Section 17.12(h), in each case except for the Seller Fundamental Warranties.
(2)the Sellers of each Related Company hereby, jointly together with all other Sellers of such Related Company (but excluding the Sellers of any other Company as a Seller of such other Company) and severally, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Damages arising out of, resulting from or relating to:
(a)any misrepresentation in or breach of any of the Seller Fundamental Warranties contained in Article 4 (as to such Sellers who are H&G Sellers), Article 6 (as to such Sellers who are HW Sellers), Article 8 (as to such Sellers who are Allied Sellers), and Article 10 (as to such Sellers who are SC Sellers), in each case except for representations and warranties that are not Seller Fundamental Warranties;
(b)any Indebtedness or Transaction Expenses of such Related Company that have not been paid, except to the extent such Indebtedness, or Transaction Expenses were taken into account in calculating any adjustment to the Purchase Price of such Related Company pursuant to Section 2.06;
(c)except to the extent included in the Closing Net Working Capital of such Related Company, (i) all Taxes of such Seller, (ii) all Taxes associated with the Transactions (other than Transfer Taxes for which Buyer is responsible under Section 13.05), (iii) all Taxes of such Related Company attributable to any Pre-Closing Tax Period (including the portion of a Straddle Period ending on the Closing Date), (iv) all Taxes of any member of an affiliated, combined or unitary group of which such Related Company is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations (or any analogous or similar state, local or foreign Law) attributable to a Pre-Closing Tax Period, (v)

any and all Taxes of any Person (other than such Related Company) imposed on such Related Company arising under principles of transferee or successor Liability, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date, and (vi) Transfer Taxes for which the Sellers are responsible under Section 13.05; and
(d)any breach of, or failure to perform, any covenant or agreement of such Related Company contained in this Agreement.
(3)each Seller hereby, severally, and not jointly with any other Seller, indemnifies and holds harmless the Buyer Indemnified Parties from and against any and all Damages arising out of, resulting from or relating to:
(a)any misrepresentation in or breach of any of the Seller Fundamental Warranties contained in Article 3 (as to a Seller who is an H&G Seller), Article 5 (as to a Seller who is an HW Seller), Article 7 (as to a Seller who is an Allied Seller), or Article 9 (as to a Seller who is an SC Seller), in each case except for representations and warranties that are not Seller Fundamental Warranties made by such Seller; and
(b)any breach of, or failure to perform, any covenant or agreement of such Seller contained in this Agreement.
(ii)Effective at and after the Closing, Buyer hereby indemnifies and holds harmless the Sellers, their Affiliates and their respective owners, officers, directors, managers, employees, agents, advisors and other Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Damages arising out of, resulting from or relating to:
(1)any misrepresentation or breach of any of the representations or warranties of Buyer contained in Article 11 of this Agreement or in the certificate delivered by Buyer at Closing pursuant to Section 14.01(c)(iii) of this Agreement; and
(2)any breach of, or failure to perform, any covenant or agreement of Buyer contained in this Agreement.
(iii)Any indemnification pursuant to this Section 15.02 shall be subject to the procedures and limitations set forth in Section 15.03, Section 15.04, Section 15.05, Section 15.06 and Section 15.07.
Section c.Limitations of Liabilities. The Party (including its Affiliates) making a claim under this Article 15 is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article 15 is referred to as the “Indemnifying Party.” The indemnification provided for in Section 15.02 shall be subject to the following limitations:
(i)No Seller shall be liable to any Buyer Indemnified Party for indemnification under Section 15.02(a)(i) until the aggregate amount of all Damages payable by any or all Sellers in respect of indemnification under Section 15.02(a)(i), Section 15.02(a)(ii)(A) and Section

15.02(a)(iii)(A) exceeds an amount equal to $625,000.00 (the “Deductible”), in which event the Sellers shall only be required to pay or be liable for Damages in excess of the Deductible; provided, however, that in no event shall the Sellers’ aggregate Liability under Section 15.02(a)(i) exceed $625,000.00 (the “Cap”). For the avoidance of doubt, neither the Deductible nor the Cap shall apply to any indemnification claim made by any Buyer Indemnified Party: (i) under Section 15.02(a)(ii)(A) or Section 15.02(a)(iii)(A), or (ii) arising out of, resulting from or relating to any Fraud by any Seller.
(ii)No Seller shall be liable to any Buyer Indemnified Party for indemnification under Section 15.02(a)(ii)(A), Section 15.02(a)(ii)(B), Section 15.02(a)(ii)(C), or Section 15.02(a)(iii)(A) in an aggregate amount greater than the amount of the Purchase Price received by such Seller; provided, however, that this Section 15.03(b) shall not apply to any indemnification claim made by any Buyer Indemnified Party arising out of, resulting from or relating to any Fraud by any Seller.
(iii)Buyer shall not be liable to any Seller Indemnified Party for indemnification under Section 15.02(b)(i) until the aggregate amount of all Damages in respect of indemnification under Section 15.02(b)(i) exceeds an amount equal to the Deductible, in which event Buyer shall only be required to pay or be liable for Damages in excess of the Deductible; provided, however, that in no event shall Buyer’s aggregate Liability under Section 15.02(b)(i) exceed $625,000.00 (the “Buyer Cap”). For the avoidance of doubt, neither the Deductible nor the Buyer Cap shall apply to any indemnification claim made by any Seller Indemnified Party arising out of, resulting from or relating to: (i) any misrepresentation or breach of any Buyer Fundamental Warranty, or (ii) any Fraud by Buyer.
(iv)Buyer shall not be liable to any Seller Indemnified Party for indemnification under Section 15.02(b)(i) for a misrepresentation or breach of any Buyer Fundamental Warranty in an aggregate amount greater than the Purchase Price; provided, however, that this Section 15.03(d) shall not apply to any indemnification claim made by any Seller Indemnified Party arising out of, resulting from or relating to any Fraud by Buyer.
(v)For purposes of (i) determining whether a misrepresentation or breach of a representation or warranty has occurred pursuant to this Agreement and (ii) calculating the amount of Damages arising from a misrepresentation or breach of any representation or warranty for which an Indemnified Party is entitled to indemnification under this Agreement, each representation and warranty contained in this Agreement and in any certificate delivered pursuant to Section 14.01(b)(iv) and Section 14.01(c)(iii) shall be read without giving effect to any qualification that is based on materiality, including the words “material”, “Material Adverse Effect”, “in any material respect” and other uses of the word “material” (and shall be treated as if such words were deleted from such representation or warranty).
(vi)Notwithstanding anything in this Agreement to the contrary, no Indemnified Party will be entitled to indemnification under this Article 15 to the extent such indemnification would duplicate or overlap with any recovery pursuant to Section 15.07.
Section d.Third Party Claim Procedures.

(i)The Indemnified Party agrees to give prompt notice in writing to the Indemnifying Party of the assertion of any claim or the commencement of any Legal Proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under this Article 15. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.
(ii)In connection with the defense of any Third Party Claim, the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within fifteen (15) days after receipt of a claim notice from the Indemnified Party relating to a Third Party Claim in respect of which indemnity may be sought under this Article 15 to, subject to the limitations set forth in Section 15.03, control and appoint lead counsel for such defense (so long as such lead counsel is reasonably acceptable to the Indemnified Party), in each case at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall have the right to assume the defense only if (i) the Third Party Claim seeks (and continues to seek) solely monetary damages, (ii) the reasonably expected amount of Damages with respect to such Third Party Claim would not exceed the maximum indemnification obligation of the Indemnifying Party with respect to such Third Party Claim (after giving effect to expected coverage under the R&W Insurance Policy or Tax Indemnity Insurance Policy, as applicable), (iii) the Indemnifying Party expressly agrees in writing to be fully responsible for all Damages (subject to the limits in this Article 15) relating to such Third Party Claim, (iv) the Third Party Claim does not relate to or arise in connection with any criminal or quasi criminal proceeding, allegation or investigation, (v) such Third Party Claim does not relate to or involve a claim asserted directly by or on behalf of a Person that is a material customer, supplier or employee of any Company, and (vi) the Indemnified Party is not seeking recovery under the R&W Insurance Policy or the Tax Indemnity Insurance Policy, as applicable, with respect to such Third Party Claim (the conditions set forth in clauses (i) through (vi) are, collectively, the “Litigation Conditions”).
(iii)If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 15.04:
(1)the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if (A) the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all Liabilities with respect to such Third Party Claim, (B) the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, (C) the settlement contains any statement as to, or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party, or (D) the settlement may reasonably be expected to have an adverse effect on the business of the Indemnified Party;
(2)the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose;

provided, however, if the named parties to the Legal Proceeding include both the Indemnifying Party and the Indemnified Party and there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have one counsel for the Indemnifying Party and the Indemnified Party, the expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party; and
(3)if (A) any of the Litigation Conditions ceases to be met or (B) the Indemnifying Party fails to diligently defend such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all costs and expenses paid or incurred in connection with such defense, subject to the limits in this Article 15.
(iv)If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 15.04, the Indemnified Party may defend, and shall have the right to settle, such Third Party Claim, with the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).
(v)Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
Section e.Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 15.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party. The Indemnifying Party shall promptly, by written notice to the Indemnified Party, either (i) concede Liability in whole as to the amount claimed in the claim notice, (ii) deny Liability in whole as to the amount claimed in the claim notice, or (iii) concede Liability in part and deny Liability in part the amount claimed in the claim notice. If the Indemnifying Party does not respond within 30 days after its receipt of the claim notice, the Indemnifying Party shall be deemed to have rejected such claim. Following the Indemnified Party’s response notice in which Liability is not conceded in whole or the Indemnifying Party’s express or deemed rejection of such claim for indemnification, the Parties shall proceed in good faith to negotiate a resolution of such dispute. If such dispute is not resolved through negotiations or the Indemnifying Party does not respond, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 17.10.
Section f.Calculation of Damages.
(i)The amount of any Damages payable under Section 15.02 by the Indemnifying Party shall be reduced by the amount actually recovered by the Indemnified Party under applicable insurance policies (other than the R&W Insurance Policy and the Tax Indemnity Insurance

Policy) less any collection or recovery costs and expenses (including deductibles and co-insurance) incurred by such Person in order to collect insurance proceeds and less increases in premiums attributable to such Damages. If the Indemnified Party receives any amounts under such applicable insurance policies subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount of the relevant insurance payment, less any collection or recovery costs and expenses (including deductibles and co-insurance) incurred by such Person in order to collect insurance proceeds and less increases in premiums attributable to such Damages.
(ii)The Indemnifying Party shall not be liable under Section 15.02 for any Damages to the extent included in the calculation of the Purchase Price adjustment under Section 2.06.
(iii)Each Indemnified Party shall use its Commercially Reasonable Efforts to mitigate any Damages for which such Indemnified Party seeks indemnification under this Agreement to the extent required by Law.
(iv)Notwithstanding anything in this Agreement to the contrary, after the Closing, no Seller Indemnified Party shall seek or be entitled to advancement, indemnification, contribution or other recovery of any kind from any Related Company (including by reason of the fact that he, she or it was an officer, director, manager, member, employee, or agent of such Related Company or was serving at the request of such Related Company as a partner, trustee, director, officer, employee, or agent of another entity) for any actions or omissions of such Person prior to Closing with respect to any matter for which such Person is required to indemnify any Buyer Indemnified Party under this Article 15.
Section g.Method of Payment for Damages.
(i)With respect to claims for indemnification made pursuant to Section 15.02(a)(i), the Buyer Indemnified Parties (i) shall look first to the Indemnity Escrow Amount (without regard to the Company with respect to which the Damages arose, resulted from or related to or the portion of the Indemnity Escrow Amount that was paid by any Company) pursuant to the terms of the Escrow Agreement, and (ii) thereafter shall only have recourse against the R&W Insurance Policy for all amounts in excess of the Indemnity Escrow Amount subject to the limitations set forth in this Article 15.
(ii)With respect to claims for indemnification made pursuant to Section 15.02(a)(ii)(A) or Section 15.02(a)(iii)(A), the Buyer Indemnified Parties (i) shall look first to the Sellers and the Indemnity Escrow Amount pursuant to the terms of the Escrow Agreement, up to the amount of the self-insured retention under the R&W Insurance Policy, (ii) shall look second, to the extent the R&W Insurance Policy provides coverage, up to an amount equal to the policy limit under the R&W Insurance Policy, and (iii) thereafter, to the extent that the R&W Insurance Policy does not fully cover the Damages (either because no coverage is available under such policy or there is insufficient insurance available under such policy), shall have recourse against the Sellers subject to the limitations set forth in this Article 15.

(iii)With respect to claims for indemnification made pursuant to Section 15.02(a)(ii)(C) which reasonably would be expected to be covered by the Tax Indemnity Insurance Policy as written, the Buyer Indemnified Parties (i) shall, with respect to a Company, look first to the Sellers of such Related Company up to the amount of the self-insured retention under the Tax Indemnity Insurance Policy, (ii) shall look second, to the Tax Indemnity Insurance Policy up to an amount equal to the policy limit under the Tax Indemnity Insurance Policy, and (iii) thereafter, to the extent that the Tax Indemnity Policy does not fully cover the Damages (either because no coverage is available under such policy or there is insufficient insurance available under such policy), shall have recourse against the Sellers of such Related Company subject to the limitations set forth in this Article 15. Buyer agrees that if it makes a claim under the Tax Indemnity Insurance Policy pursuant to item (ii) above which is not paid in full, upon the written request of the Sellers’ Representative, Buyer will assign to the Sellers’ Representative or the applicable Sellers its right under the Tax Indemnity Insurance Policy with respect to such unpaid claim upon Buyer’s receipt from the applicable Sellers of the amount of such unpaid claim.
(iv)Upon the determination of any Damages for which the Sellers are obligated to indemnify the Buyer Indemnified Parties: (i) if such Damages shall be reimbursed from the Indemnity Escrow Amount, Buyer and Sellers’ Representative shall, within three (3) Business Days of such determination, execute and deliver to the Escrow Agent a joint written instruction to disburse the amount of such Damages to the applicable Buyer Indemnified Parties (to an account specified by Buyer to Sellers’ Representative) by wire transfer of immediately available funds; and (ii) if such Damages are to be reimbursed from one or more Sellers, such Sellers shall, within three (3) Business Days of such determination, pay such amount to the applicable Buyer Indemnified Parties (to an account specified by Buyer to Sellers’ Representative) by wire transfer of immediately available funds.
(v)Upon the determination of any Damages for which the Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to this Article 15, Buyer shall, within three (3) Business Days of such determination, pay such amount to the Sellers’ Representative Bank Account by wire transfer of immediately available funds.
(vi)Following the date that is eighteen (18) months after the Closing Date, the Sellers’ Representative shall prepare and the Buyer and the Sellers’ Representative shall sign joint written instructions to the Escrow Agent pursuant to the terms of the Escrow Agreement to release to the Sellers’ Representative the amount of the Indemnity Escrow Amount then being held by the Escrow Agent, less the aggregate amount claimed to satisfy all asserted but unresolved indemnification claims of the Buyer Indemnified Parties as of such date.
Section h.R&W Insurance. Nothing in this Article 15 shall be deemed to limit any rights of Buyer and its Affiliates as against the R&W Insurer under the R&W Insurance Policy. The Buyer Indemnified Parties shall be entitled to make a claim for indemnification under, and subject to the limitations in, this Article 15 concurrently with seeking recovery from any insurance (including the R&W Insurance Policy).
Section i.Tax Indemnity Insurance. Nothing in this Article 15 shall be deemed to limit any rights of Buyer and its Affiliates as against the Tax Indemnity Insurer under the Tax

Indemnity Insurance Policy. The Buyer Indemnified Parties shall be entitled to make a claim for indemnification under, and subject to the limitations in, this Article 15 concurrently with seeking recovery from any insurance (including the Tax Indemnity Insurance Policy).
Section j.Release. Effective upon the Closing, each Seller, on behalf of itself, himself or herself and on behalf of each of its, his or her past, present and/or future Representatives or Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties”), hereby irrevocably, unconditionally and fully and forever releases and discharges Buyer and each Company and each of the foregoing’s respective past, present and/or future Representatives or Affiliates, and any owner, heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Released Parties”) of and from any and all Legal Proceedings, causes of action, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), Losses, Liabilities and claims and demands whatsoever, whether known or unknown, matured or unmatured, existing or claimed to exist, fixed or contingent, suspected or unsuspected, and whether or not concealed or hidden for any reason, both at Law and in equity and whether arising out of a statute, Contract, tort or otherwise that any of the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any Company or any actions taken or failed to be taken by any of the Buyer Released Parties in any capacity related to any Company or ownership of Equity Securities of any Company, in each case, occurring or arising on or prior to the Closing Date; provided, however, that nothing contained in this Section 15.10 shall waive, discharge or release (i) the Buyer from its Liabilities under this Agreement or any other Transaction Agreement, or (ii) any Seller from its Liabilities under any contribution agreement entered into simultaneously with the Closing by and among the Sellers with regard to the allocation of and contribution to the Liabilities of the Sellers under this Agreement. Each Seller has been made aware of, and understands, the provisions of California Civil Code Section 1542 (“Section 1542”), which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Seller expressly, knowingly, and intentionally waives any and all rights, benefits, and protections of Section 1542 and of any other state or federal Law or common law principle limiting the scope of a general release.
Section k.Exclusivity. Except as otherwise set forth in this Agreement (including Section 2.06 and Section 17.13) or for Fraud, Buyer, on the one hand, and each Seller, on the other hand, hereby acknowledge and agree that after the Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement shall be pursuant to the indemnification provisions set forth in this Article 15. Except as otherwise set forth in this Agreement and for Fraud, each Party waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement it may have against the other Parties, except pursuant to the indemnification provisions set forth in this Article 15. Nothing in this Section 15.11 shall limit any Party’s right to seek and obtain any equitable relief to which any Party shall be entitled pursuant to Section 17.13 or to seek any remedy on account of Fraud.
Article 16.
TERMINATION
Section a.Termination.
(i)This Agreement may be terminated at any time prior to the Closing:
(1)by mutual written agreement of Sellers’ Representative and Buyer;
(2)by either Sellers’ Representative or Buyer, if the Closing has not occurred before July 2, 2021 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 16.01(a)(ii) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time;
(3)by either Sellers’ Representative or Buyer, if the Closing would violate any non-appealable final Order of any Governmental Authority;
(4)by Buyer, if there is any material breach of any representation, warranty, covenant or agreement on the part of any Seller set forth in this Agreement, such that the conditions in Section 14.01(b)(i) or Section 14.01(b)(ii) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by such Seller, then, for a period of up to 15 days after receipt by Sellers’ Representative of written notice from Buyer of such breach (the “Seller Cure Period”) such termination shall not be effective and the End Date shall be automatically revised to be the later of the End Date and the first (1st) Business Day following the end of the Seller Cure Period, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period; or
(5)by Sellers’ Representative, if there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions in Section 14.01(c)(i) or Section 14.01(c)(ii) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer, then, for a period of up to 15 days after receipt by Buyer of written notice from Sellers’ Representative of such breach (the “Buyer Cure Period”) such termination shall not be effective and the End Date shall automatically be revised to be the later of the End Date and the first (1st) Business Day following the end of the Buyer Cure Period, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period.

(ii)The Party desiring to terminate this Agreement pursuant to Section 16.01(a)(ii), Section 16.01(a)(iii), Section 16.01(a)(iv) or Section 16.01(a)(v) shall give written notice of such termination to the other Parties.
Section b.Effect of Termination. If this Agreement is terminated as permitted by Section 16.01, this Agreement shall forthwith become null and void and have no effect, without any Liability of any Party (or any Affiliate or Representative of such Party) to the other Party or Parties, as applicable; provided, that (a) the agreements contained in Section 1.01, this Section 16.02 and Article 17 (other than Section 17.02) shall survive the termination of this Agreement, and (b) no such termination shall relieve any Party of any Liability for any Fraud or any claim by a Party that another Party willfully and intentionally breached the terms of this Agreement; provided, further, that a failure of (i) Buyer to consummate the Closing at a time when all of the conditions to Closing set forth in Section 14.01(b) have been satisfied or waived shall be deemed to be an intentional and willful breach by Buyer of the terms of this Agreement, and (ii) any Seller to consummate the Closing at a time when all of the conditions to Closing set forth in Section 14.01(c) have been satisfied or waived shall be deemed to be an intentional and willful breach by such Seller of the terms of this Agreement
Article 17.
MISCELLANEOUS
Section a.Notices. All notices, requests and other communications to any Party shall be in writing and are effective (a) when delivered personally; (b) on the next Business Day if sent by an overnight courier with confirmation of receipt; (c) if by email, upon confirmation of receipt by the recipient sent to the email address of the sender; or (d) on the fifth (5th) Business Day after mailing by certified or registered mail, return receipt requested, postage prepaid, and shall be given:
if to Buyer to:
House & Garden Holdings, LLC
290 Canal Road
Fairless Hills, PA 19030
Attention: Eric Ceresnie, SVP Corporate Development & Finance
Email: ericc@hydrofarm.com
with a copy to:

Cozen O’Connor
One Liberty Place
1650 Market Street, Suite 2800
Philadelphia, Pennsylvania 19103
Attention: Larry P. Laubach
Email: llaubach@cozen.com

if to any Seller to:
Steven Muller
686 Lincoln Highway
Zephyr Cove, NV 89448
Email: cynhnj@gmail.com

with a copy to:
Dentons Durham Jones Pinegar P.C.
111 South Main Street, Suite 2400
Salt Lake City, UT 84111
Attention: N. Todd Leishman
Email: todd.leishman@dentons.com
or to such other address as such Party may hereafter specify to the other Parties in accordance with the provisions of this Section 17.01.
Section b.Disclosure Letter and Exhibits. Subject to the provisions of this Section 17.02, the Disclosure Letter and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any matter that is disclosed in one section or subsection of the Disclosure Letter shall apply to such specified section or subsection of this Agreement and to any other section or subsection of the Disclosure Letter to the extent its relevance to such other section is reasonably apparent from the face of such disclosure. The Parties acknowledge that the disclosure by a Seller of any matter in the Disclosure Letter shall not be deemed to constitute an acknowledgment by such Seller that the matter is required to be disclosed by the terms of this Agreement or as a basis for interpreting the terms “Material Adverse Effect,” “material,” “materially,” “materiality” or any other similar definition in this Agreement. Section or subsection references used throughout the Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express description of the Sections as set forth in this Agreement. Nothing contained in the Disclosure Letter should be construed as an admission of Liability or responsibility of any Party to any third party in connection with any pending or threatened Legal Proceeding or otherwise.
Section c.Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Buyer, in the case of an assignment, delegation or transfer by Sellers’ Representative or any Seller, or of Sellers’ Representative, in the case of an assignment, delegation or transfer by Buyer; provided, that Buyer may, without the prior written consent of Sellers’ Representative, assign any of its rights or obligations under this Agreement (a) to one or more Affiliates of Buyer, or (b) for collateral security purposes to any source of financing to Buyer, but no such assignment shall relieve Buyer of any of its obligations under this Agreement. Any purported assignment not permitted under this Section 17.03 shall be null and void. No assignment relieves the assigning Party of any obligation under this Agreement.
Section d.Entire Agreement. This Agreement, together with the Exhibits, the Disclosure Letter, the other Transaction Agreements and the NDA, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous promises, agreements and understandings, both oral and written, between Buyer, on the one hand, and Sellers and the Companies, on the other hand, with respect to the subject matter hereof, including that certain letter of intent dated February 11, 2021, as amended, among the Companies and Buyer.
Section e.Amendment and Waiver.
(i)Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Buyer and Sellers’ Representative, or in the case of a waiver, by the Party against whom the waiver is to be effective.
(ii)No failure or delay by any Party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(iii)Except as otherwise expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section f.Costs. Except as otherwise provided in this Agreement, all costs and expenses, including fees and disbursements of legal counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party (including its Affiliates) incurring such cost or expense; provided, however, all such costs and expenses incurred by any Company or any Seller on or prior to the Closing shall be paid by the Sellers as a Transaction Expense.
Section g.Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible, and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section h.Third Party Rights. Except for Section 12.08, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or Liabilities hereunder upon any Person, other than the Parties and their respective successors and permitted assigns.
Section i.Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, and by each Party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Signatures transmitted electronically (including a .pdf file sent by email or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), have the same effect as physical delivery of original signatures.
Section j.Jurisdiction. The Parties agree that, except as set forth in Section 2.06 and Section 11.01(c), any Legal Proceeding (whether based in Contract, tort or Law) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions, including the negotiation, execution and performance of this Agreement, shall be brought exclusively in the state or federal courts located in the County of San Francisco in the State of California, so long as one of such courts shall have subject matter jurisdiction over such Legal Proceeding, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees that service of process on such Party as provided in Section 17.01 shall be deemed effective service of process on such Party.
Section k.Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California applicable to agreements made and to be performed entirely in that state, without regard to the conflicts of Law rules of such state or any other jurisdiction that would cause the application of the Law of any other jurisdiction.
Section l.Sellers’ Representative.
(i)Each Seller hereby irrevocably appoints Steven Muller as the Sellers’ Representative as the sole agent of the Sellers to act on behalf of the Sellers regarding any matter relating to or arising after the Effective Date under this Agreement, including for the purposes of: (i) receiving any payments due from Buyer that are required under the terms of this Agreement to be paid to the Sellers and distributing such payments to the Sellers, as applicable, in accordance with this Agreement; (ii) taking any action on behalf of the Sellers, or any individual Seller, that may be necessary or desirable, as determined by the Sellers’ Representative in its sole discretion, in connection with the indemnification provisions set forth in Article 15 and any amendment of this

Agreement in accordance with Section 17.05; (iii) accepting notices on behalf of the Sellers in accordance with Section 17.01; (iv) executing and delivering, on behalf of the Sellers, or any individual Seller, any notices, documents or certificates to be executed by the Sellers, or any individual Seller, after the Closing in connection with this Agreement or the Transactions; and (v) granting any consent or approval on behalf of the Sellers, or any individual Seller, under this Agreement after the Closing. The Sellers’ Representative shall act as the agent for each Seller and shall have authority to bind each Seller in accordance with this Agreement.
(ii)The Sellers’ Representative shall be entitled to retain counsel and to incur such costs and expenses as the Sellers’ Representative deems to be necessary or appropriate in the performance of its obligations under this Agreement. The Sellers’ Representative shall be reimbursed for all such costs and expenses (including reasonable attorneys’ fees, costs and expenses) by the Sellers.
(iii)Buyer may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by Sellers’ Representative in accordance with the terms of this Agreement in connection with this Agreement and the Transactions. Buyer is entitled to deal exclusively with Sellers’ Representative on all matters relating to this Agreement and the Transactions in accordance with the terms of this Agreement. Any action taken or not taken or decisions, communications or writings made, given or executed by Sellers’ Representative, for or on behalf of any Seller, in accordance with the terms of this Agreement shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Seller, as provided in this Section 17.12. Any notice or communication delivered by Buyer to Sellers’ Representative pursuant to the terms of this Agreement shall be deemed to have been delivered to all Sellers. Buyer shall be entitled to disregard any decisions, communications or writings made, given or executed by any Seller in connection with this Agreement and the Transactions unless the same is made, given or executed by Sellers’ Representative.
(iv)Each Seller hereby appoints Sellers’ Representative as such Seller’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, to make such decisions and take such other actions in connection with this Agreement and the Transactions as provided in this Section 17.12, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Agreement and the Transactions as provided in this Section 17.12 as fully to all intents and purposes as such might or could do in person.
(v)Other than as set forth in this Section 17.12, Sellers’ Representative shall have no Liabilities, duties or responsibilities, and no implied covenants, functions, responsibilities, duties (including any fiduciary duty), obligations or Liabilities on behalf of any Seller shall otherwise exist against Sellers’ Representative. Except for fraud, criminal activity or willful misconduct on its part, Sellers’ Representative shall have no Liability to any Seller under this Agreement for any act or omission by Sellers’ Representative on behalf of any Seller in accordance with the terms of this Agreement.

(vi)All of the immunities and powers granted to Sellers’ Representative under this Agreement shall survive the Closing or any termination of this Agreement. The grant of authority provided in this Agreement is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, dissolution, winding up or liquidation of any of the Sellers.
(vii)Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall have no Liability to any Person, including any Seller, in respect of any action taken or not taken by Sellers’ Representative in accordance with the terms of this Agreement or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by Sellers’ Representative in accordance with the terms of this Agreement, including any failure of Sellers’ Representative to distribute, or to distribute or sub divide in the correct amounts, any payments made to Sellers’ Representative by Buyer for distribution to or among the Sellers or any other Person. When Buyer has made such a payment to Sellers’ Representative for distribution to or among the Sellers or any other Person, such payment shall constitute a complete discharge of the relevant payment obligation of Buyer.
(viii)If Sellers’ Representative (i) dies or terminates its legal existence (if not an individual), (ii) becomes legally incapacitated or (iii) resigns from his, her or its position as Sellers’ Representative, then the Sellers shall, as promptly as practicable thereafter, appoint a replacement Sellers’ Representative, which replacement Sellers’ Representative shall, if he, she or it is a Person other than a Seller, be reasonably acceptable to Buyer. Such appointment shall be effective upon acceptance of such appointment by the replacement Sellers’ Representative and, thereafter, the replacement Sellers’ Representative shall be deemed to be Sellers’ Representative for all purposes of this Agreement. Any obligation of Buyer to take any action in respect of Sellers’ Representative shall be suspended during any period that the position of Sellers’ Representative is vacant.
Section m.Specific Performance. The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for specific performance relief is that it contests the existence of a breach or threatened breach of this Agreement.
Section n.Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
Section o.Representation Post-Closing. Each Seller and each Company hereby acknowledges that Dentons Durham Jones Pinegar P.C. (“DDJP”) has served as counsel to the

Companies (and not the Sellers) in connection with the negotiation, preparation, execution and delivery of, and the Closing under, this Agreement and the consummation of the Transactions, and following the Closing and the consummation of the Transactions, each of the Parties agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that DDJP may serve to the extent then permitted under applicable ethical rules and subject to any then required waivers of actual or potential conflicts of interest as counsel to the Sellers in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the other Transaction Agreements (including claims for indemnification, disputes relating to post-closing adjustments, and disputes involving other Transaction Agreements), and each of Buyer, on the one hand (for itself and, after Closing, on behalf of the Companies), and the Sellers, on the other hand, consents to such representation and waives any conflict of interest arising from such representation, and each of the Parties shall cause any Affiliate that it controls to consent to waive any conflict of interest arising from such representation as provided in this sentence. Buyer, for itself and for its Representatives (and after the Closing, for the Companies), acknowledges and agrees that all communications on or prior to the Closing between the Companies, or any of them, and DDJP as they relate exclusively to the negotiation, preparation, execution or delivery of, and Closing under, this Agreement that, immediately prior to the Closing, would be deemed to be privileged communications of the Companies and their counsel and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising after the Closing under or in connection with this Agreement or any other Transaction Agreement shall continue after the Closing for all purposes to be privileged communications between the Sellers and such counsel, and neither Buyer nor any Person purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Companies (or any of them), and not the Sellers. In addition, Buyer will not, and will cause each of its Affiliates (including following the Closing, the Companies) not to, use any attorney-client communication referred to in the preceding sentence remaining in the records of the Companies or any of them in a manner that may be adverse to the Sellers or any of their Affiliates (excluding, after the Closing, the Companies). Upon and after the Closing, the Companies shall cease to have any attorney-client relationship with DDJP, unless and to the extent DDJP is specifically engaged in writing by a Company to represent such Company after the Closing and either such engagement involves no conflict of interest with respect to the Sellers, or the Sellers consent in writing at the time to such engagement. Any such representation of the Companies or any of them by DDJP after the Closing will not affect the provisions of this Section 17.15.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized Representatives as of the day and year first above written.
BUYER:

HOUSE & GARDEN HOLDINGS, LLC

By: /s/ William Toler
Name: William Toler
Title: Chief Executive Officer

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

COMPANIES:
HOUSE & GARDEN, INC.

By: /s/ Cynthia Mogus
Name: Cynthia Mogus
Title: President
HUMBOLDT WHOLESALE, INC.

By: /s/ Eric Weems
Name: Eric Weems
Title: President
ALLIED IMPORTS & LOGISTICS, INC.

By: /s/ Cynthia Mogus
Name: Cynthia Mogus
Title: President and Chief Executive Officer
SOUTH COAST HORTICULTURAL SUPPLY, INC.

By: /s/ Marc Havran
Name: Marc Havran
Title: President

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

H&G SELLERS:

/s/ CYNTHIA MOGUS
CYNTHIA MOGUS

/s/ MICHAEL TODD KENT
MICHAEL TODD KENT

/s/ ERIC WEEMS
ERIC WEEMS

/s/ STEVE GIEDER
STEVE GIEDER

/s/ ALICIA WEEMS
ALICIA WEEMS

/s/ JEFF CAMBRA
JEFF CAMBRA

/s/ MARC HAVRAN
MARC HAVRAN

/s/ MARY KEEHN
MARY KEEHN

/s/ MELANIE KENT
MELANIE KENT

/s/ MICHAEL BRAMLETT
MICHAEL BRAMLETT

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

/s/ RYAN ACOSTA
RYAN ACOSTA

/s/ NICHOLAS HALFACRE
NICHOLAS HALFACRE

/s/ CRYSTAL GALCZAK
CRYSTAL GALCZAK

/s/ MALORIE MCCURDY
MALORIE MCCURDY

/s/ MATTHEW A. FISTONICH
MATTHEW A. FISTONICH

/s/ CLIFTON W. ERWIN
CLIFTON W. ERWIN

/s/ ANTHONY BOTTOLI
ANTHONY BOTTOLI

/s/ JONAH MESRITZ
JONAH MESRITZ

THE SALONER TRUST DATED JULY 17, 2008

By: /s/ Craig Saloner
Name: Craig Saloner
Title: Co-Trustee

By: /s/ Amy R. Saloner
Name: Amy R. Saloner
Title: Co-Trustee

/s/ RONALD P. ELVIDGE
RONALD P. ELVIDGE
SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

/s/ ROBERT FIGAS
ROBERT FIGAS
SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

HW SELLERS:

/s/ CYNTHIA MOGUS
CYNTHIA MOGUS

/s/ ERIC WEEMS
ERIC WEEMS

/s/ STEVE GIEDER
STEVE GIEDER

/s/ ALICIA WEEMS
ALICIA WEEMS

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

ALLIED SELLERS:

/s/ CYNTHIA MOGUS
CYNTHIA MOGUS

/s/ MICHAEL TODD KENT
MICHAEL TODD KENT

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

SC SELLERS:

/s/ CYNTHIA MOGUS
CYNTHIA MOGUS

/s/ MICHAEL TODD KENT
MICHAEL TODD KENT

/s/ MARC HAVRAN
MARC HAVRAN

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

SELLERS’ REPRESENTATIVE:

/s/ STEVEN MULLER
STEVEN MULLER
SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXHIBIT A

Capitalization and Percentage Interests

EXHIBIT B
Form of Escrow Agreement

EXHIBIT C
FORM OF SPOUSAL/DOMESTIC PARTNER CONSENT AND ACKNOWLEDGEMENT
This Spousal/Domestic Partner Consent and Acknowledgement is entered into by [], a [California][Nevada] resident.
Capitalized terms shall have the meaning set forth in that certain Stock Purchase Agreement, dated as of May 21, 2021 (the “SPA”), by and among House & Garden Holdings, LLC, a Delaware limited liability company (“Buyer”), House & Garden, Inc., a Nevada corporation (“H&G”), Humboldt Wholesale, Inc., a California corporation (“HW”), Allied Imports & Logistics, Inc., a California corporation (“Allied”), South Coast Horticultural Supply, Inc., a California corporation (“SC”), the stockholders of H&G, the shareholders of HW, the shareholders of Allied, the shareholders of SC and Steven Muller, an individual resident of the State of Nevada, as sellers’ representative.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:
As [spouse][domestic partner] to [__________________], I acknowledge that I have been provided with and have carefully read the SPA and that I fully understand its contents. I am aware that, by the provisions of the SPA, my [spouse][domestic partner] has agreed, inter alia, to (a) sell the Purchased Shares owned of record or beneficially by (i) my [spouse][domestic partner] or (ii) my [spouse][domestic partner] and me in the transaction described in the SPA and (b) indemnify, defend, and hold harmless Buyer under those circumstances described in the SPA. I am aware, and I understand, that included in such sale of the Purchased Shares is any interest that I have, may now have, or in the future have or may have, in such Purchased Shares (including, without limitation, any right or interest by operation of the Laws of the State of [California][Nevada] regarding marital property, or by operation of any other Law) and the interest of any of my heirs, legatees, legal representatives or other transferees.
I consent to and approve the provisions of the SPA and any documents or agreements related thereto, and agree that such Purchased Shares and my interest therein are being sold pursuant to the provisions of the SPA and any documents or agreements related thereto. I have not pledged or encumbered any interest I may have in such Purchased Shares. I acknowledge and agree that such Purchased Shares shall be restricted by, and that I shall be bound by and subject to the terms and conditions of, the SPA and any documents or agreements related thereto. I further agree that I will take no action at any time to hinder or prohibit the operation of the SPA and any documents or agreements related thereto as to such Purchased Shares or any interest that I or my heirs, legatees, legal representatives or other transferees have or may have therein. Further, if relevant, I direct the personal representative of my estate to comply promptly with all of the provisions of the SPA and any documents or agreements related thereto. This consent and acknowledgement shall be binding on my heirs, legatees, legal representatives or other transferees. I agree to execute and deliver such documents as may be necessary to carry out the intent of the SPA and this consent and acknowledgement. I hereby agree that my [spouse][domestic partner] may enter into any amendment, waiver, consent or modification of the SPA without any further signature, acknowledgement, agreement or consent on my part or notice to me.
I ACKNOWLEDGE THAT I WAS ADVISED THAT I MAY BE REPRESENTED BY AN ATTORNEY OF MY OWN CHOOSING WITH RESPECT TO THIS SPOUSAL/DOMESTIC PARTNER CONSENT AND THE DOCUMENTS DESCRIBED HEREINABOVE, AND EITHER DID SO OR ELECTED NOT TO DO SO OF MY OWN FREE WILL AND NOT BECAUSE OF THE UNDUE INFLUENCE OF ANY PERSON WHOMSOEVER.

Dated:________________________     __________________________________
                         Name:

Disclosure Letter to the Stock Purchase Agreement

Section 1.01(a)	Net Working Capital
Section 1.01(b)	Target Net Working Capital
Section 1.01(c)	Indebtedness
Section 2.05(b)(vii)	Estoppel Certificates
Section 3.02	H&G Seller Governmental Consents
Section 3.03(b)(ii)	Non-Contravention – H&G Sellers
Section 3.04	Marital and Domestic Partnership Status – H&G Sellers
Section 3.05	Finders’ Fees – H&G Sellers
Section 4.01(a)(i)	Organization and Qualification – H&G
Section 4.01(a)(ii)	Fictitious Names – H&G
Section 4.03	H&G Governmental Consents
Section 4.04(b)(ii)	Non-Contravention – H&G
Section 4.06(a)	H&G Financial Statements
Section 4.07	Absence of Certain Changes
Section 4.09(a)	H&G Material Contracts
Section 4.10	Litigation
Section 4.12(a)	Products; Jurisdictions
Section 4.14(a)	H&G Leased Real Property
Section 4.15(a)	Intellectual Property
Section 4.15(i)	H&G Intellectual Property Right Assignments
Section 4.16(d)	H&G Employee List
Section 4.16(e)	At-Will Employment
Section 4.17(a)	H&G Employee Benefit Plans
Section 4.17(d)	Benefit Plan Compliance
Section 4.18(c)	Organic Product Certifications
Section 4.19(q)	Tax Agreements
Section 4.19(t)	H&G Tax Jurisdictions
Section 4.20(a)	H&G Material Customers and H&G Material Suppliers
Section 4.20(b)	H&G Cannabis Customers
Section 4.21	Related Party Transactions
Section 4.22(a)	H&G Privacy Policies
Section 4.22(e)	H&G Cyber Insurance Claims
Section 4.23(a)	H&G Insurance Policies
Section 4.26(a)	COVID-19
Section 4.27	Finders’ Fees – H&G
Section 5.02	HW Seller Governmental Consents
Section 5.03(b)(ii)	Non-Contravention – HW Sellers

Section 5.04	Marital and Domestic Partnership Status – HW Sellers
Section 5.05	Finders’ Fees – HW Sellers
Section 6.01(a)(i)	Organization and Qualification
Section 6.01(a)(ii)	Fictitious Names – HW
Section 6.03	HW Government Consents
Section 6.04(b)(ii)	Non-Contravention - HW
Section 6.06(a)	HW Financial Statements
Section 6.07	Absence of Certain Changes
Section 6.09(a)	HW Material Contracts
Section 6.10	Litigation
Section 6.12(a)	Products; Jurisdictions
Section 6.14(a)	HW Leased Real Property
Section 6.15(a)	Intellectual Property
Section 6.15(i)	HW Intellectual Property Right Assignments
Section 6.16(d)	HW Employee List
Section 6.16(e)	At-Will Employment
Section 6.17(a)	HW Employee Benefit Plans
Section 6.17(d)	Benefit Plan Compliance
Section 6.18(c)	Organic Product Certifications
Section 6.19(q)	Tax Agreements
Section 6.19(t)	HW Tax Jurisdictions
Section 6.20(a)	HW Material Customers and HW Material Suppliers
Section 6.21	Related Party Transactions
Section 6.20(b)	HW Cannabis Customers
Section 6.22(a)	Privacy Policy
Section 6.22(e)	Cyber Insurance Claims
Section 6.23(a)	Insurance
Section 6.26(a)	COVID-19
Section 6.27	Finders’ Fees - HW
Section 7.02	Allied Seller Government Consents
Section 7.03(b)(ii)	Non-Contravention – Allied Sellers
Section 7.04	Marital and Domestic Partnership Status – Allied Sellers
Section 7.05	Finders’ Fees – Allied Sellers
Section 8.01(a)(i)	Organization and Qualification
Section 8.01(a)(ii)	Fictitious Names - Allied
Section 8.03	Allied Government Consents
Section 8.04(b)(ii)	Non-Contravention - Allied
Section 8.06(a)	Allied Financial Statements
Section 8.07	Absence of Certain Changes
Section 8.09(a)	Material Contracts
Section 8.10	Litigation

Section 8.12(a)	Products; Jurisdictions
Section 8.14(a)	Leased Real Property
Section 8.15(a)	Intellectual Property
Section 8.15(i)	Allied Intellectual Property Right Assignments
Section 8.16(d)	Business Employees
Section 8.16(e)	At-Will Employment
Section 8.17(a)	Employee Benefit Plans
Section 8.18(c)	Organic Product Certifications
Section 8.19(q)	Tax Agreements
Section 8.19(t)	Allied Tax Jurisdictions
Section 8.20(a)	Allied Material Customers and Allied Material Suppliers
Section 8.21	Related Party Transactions
Section 8.20(b)	Allied Cannabis Customers
Section 8.22(a)	Privacy Policy
Section 8.22(e)	Allied Cyber Insurance Claims
Section 8.23(a)	Insurance
Section 8.26(a)	COVID-19
Section 9.02	SC Seller Government Consents
Section 9.03(b)(ii)	Non-Contravention – SC Sellers
Section 9.04	Marital and Domestic Partnership Status – SC Sellers
Section 9.05	Finders’ Fees – SC Sellers
Section 10.01(a)(i)	Organization and Qualification
Section 10.01(a)(ii)	Fictitious Names - SC
Section 10.03	SC Government Consents
Section 10.04(b)(ii)	Non-Contravention - SC
Section 10.06(a)	SC Unaudited Financial Statements
Section 10.07	Absence of Certain Changes
Section 10.09(a)	Material Contracts
Section 10.10	Litigation
Section 10.12(a)	Products
Section 10.14(a)	SC Leased Real Property
Section 10.15(a)	Intellectual Property
Section 10.15(i)	SC Intellectual Property Right Assignments
Section 10.16(d)	Business Employees
Section 10.16(e)	At-Will Employment
Section 10.17(a)	Employee Benefit Plans
Section 10.18(c)	Organic Product Certifications
Section 10.19(q)	Tax Agreements
Section 10.19(t)	SC Tax Jurisdictions
Section 10.20(a)	SC Material Customers and SC Material Suppliers
Section 10.20(b)	SC Cannabis Customers

Section 10.21	Related Party Transactions
Section 10.22(a)	Privacy Policy
Section 10.22(e)	SC Cyber Insurance Claims
Section 10.23(a)	Insurance
Section 10.26(a)	COVID-19
Section 10.27	Finders’ Fees – SC
Section 12.06	Intercompany Matters
Section 12.11(b)	Restrictive Covenants
Section 12.12	Resignations
Section 14.01(b)(v)	Required Third Party Consents